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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS BRIDGEPOINT EDUCATION, INC. AND SUBSIDIARIES

As filed with the Securities and Exchange Commission on September 4, 2009

Registration No. 333-161549

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	8221	59-3551629
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

13500 Evening Creek Drive North, Suite 600
San Diego, CA 92128
(858) 668-2586
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Andrew S. Clark
CEO and President
Bridgepoint Education, Inc.
13500 Evening Creek Drive North, Suite 600
San Diego, CA 92128
(858) 668-2586
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Jeffrey D. Saper, Esq. Martin J. Waters, Esq. Wilson Sonsini Goodrich & Rosati, PC 12235 El Camino Real Suite 200 San Diego, CA 92130-3002 Telephone: (858) 350-2300 Facsimile: (858) 350-2399	Kris F. Heinzelman, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019-1000 Telephone: (212) 474-1000 Facsimile: (212) 474-3700

                Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

                If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

                The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission of which this prospectus forms a part is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated September 4, 2009

11,000,000 Shares

Bridgepoint Education, Inc.

Common Stock

              The selling stockholders are selling 11,000,000 shares of our common stock under this prospectus. We will not receive any proceeds from the sale of shares by the selling stockholders.

              Our common stock is quoted on the New York Stock Exchange under the symbol "BPI." The last reported sale price of our common stock as reported on the New York Stock Exchange on September 3, 2009 was $18.23 per share.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to selling stockholders, before expenses	$	$

              The selling stockholders have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to 1,650,000 additional shares of common stock at the public offering price, less the underwriting discounts and commissions, to cover overallotments, if any.

              We expect that delivery of the shares of common stock will be made on or about                        , 2009.

              See "Risk Factors" beginning on page 12 to read about risks that you should consider before buying shares of our common stock.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

BofA Merrill Lynch	J.P.Morgan

The date of this prospectus is                        , 2009

              You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

PROSPECTUS SUMMARY

              This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus, including the consolidated financial statements. You should carefully consider, among other things, the matters discussed in "Risk Factors." Except where the context otherwise requires or where otherwise indicated, (i) the terms "we," "us," "our" and "Bridgepoint" refer to Bridgepoint Education, Inc. and its consolidated subsidiaries, including Ashford University and the University of the Rockies and (ii) the term "Warburg Pincus" refers to Warburg Pincus Private Equity VIII, L.P.

Overview

              We are a regionally accredited provider of postsecondary education services. We offer associate's, bachelor's, master's and doctoral programs in the disciplines of business, education, psychology, social sciences and health sciences.

              We deliver our programs online as well as at our traditional campuses located in Clinton, Iowa and Colorado Springs, Colorado. As of June 30, 2009, we offered approximately 1,000 courses, 50 degree programs and 110 specializations and concentrations. We had 45,504 students enrolled in our institutions as of June 30, 2009, 99% of whom were attending classes exclusively online.

              We have designed our offerings to have four key characteristics that we believe are important to students:

  •
  Affordability—our tuition and fees fall within Title IV loan limits;

  •
  Transferability—our universities accept a high level of prior credits;

  •
  Accessibility—our online delivery model makes our offerings accessible to a broad segment of the population; and

  •
  Heritage—our institutions' histories as traditional universities provide a sense of familiarity, a connection to a student community and a campus-based experience for both online and ground students.

We believe these characteristics create an attractive and differentiated value proposition for our students. In addition, we believe this value proposition expands our overall addressable market by enabling potential students to overcome the challenges associated with cost, transferability of credits and accessibility—factors that frequently discourage individuals from pursuing a postsecondary degree.

              We are committed to providing a high-quality educational experience to our students. We have a comprehensive curriculum development process, and we employ qualified faculty members with significant academic and practitioner credentials. We conduct ongoing faculty and student assessment processes and provide a broad array of student services. Our ability to offer a quality experience at an affordable price is supported by our efficient operating model, which enables us to deliver our programs, as well as market, recruit and retain students, in a cost-effective manner.

              We have experienced significant growth in enrollment, revenue and operating income since our acquisition of Ashford University in March 2005. We intend to pursue growth in a manner that continues to emphasize a quality educational experience and that satisfies regulatory requirements. At June 30, 2009, our enrollment was 45,504, an increase of 101.3%, over our enrollment as of June 30, 2008. At June 30, 2009, our ground enrollment was 498, as compared to 312 in March 2005, reflecting our commitment to invest in further developing our traditional campus heritage. For the year ended December 31, 2008 and the six months ended June 30, 2009, our revenue was $218.3 million and $195.2 million, representing increases of 154.7% and 119.6% over the same periods in the prior year, respectively. For the year ended December 31, 2008, our operating income was $33.4 million, as compared to $4.0 million for the prior year. For the six months ended June 30, 2009, our operating income was $9.0 million, as compared to $14.6 million for the six months ended June 30, 2008. Our operating income for the six months ended June 30, 2009 includes the impact of an expense of $11.1 million (of which $10.6 million was a non-cash expense) related to the settlement of a stockholder dispute in the first quarter of 2009 and a non-cash expense of $30.4 million related to the acceleration of exit options in the second quarter of 2009. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability—Acceleration of Exit Options" and "Management's Discussion and Analysis of Financial Condition and Results of Operation—Factors Affecting Comparability—Settlement of Stockholder Dispute."

Our History

              In January 2004, our principal investor, Warburg Pincus, and our CEO and President, Andrew Clark, as well as several other members of our current executive management team, launched Bridgepoint Education, Inc. Together, they developed a business plan to provide individuals previously discouraged from pursuing an education due to cost, the inability to transfer credits or difficulty in completing an education while meeting personal and professional commitments, the opportunity to pursue a quality education from a trusted institution. The business plan incorporated our management team's experience with other online and campus-based postsecondary providers and sought to employ processes and technologies that would enhance both the quality of the offering and the efficiency with which it could be delivered.

              In March 2005, we acquired the assets of The Franciscan University of the Prairies, located in Clinton, Iowa, and renamed it Ashford University. Founded in 1918 by the Sisters of St. Francis, a non-profit organization, The Franciscan University of the Prairies originally provided postsecondary education to individuals seeking to become teachers and later expanded to offer a broader portfolio of programs. In September 2007, we also acquired the assets of the Colorado School of Professional Psychology, a non-profit institution founded in 1998 and located in Colorado Springs, Colorado, and renamed it the University of the Rockies. The University of the Rockies offers master's and doctoral programs primarily in psychology.

              The majority of our current executive management team was in place at the time we acquired Ashford University. As a result, we were able to begin implementing processes and technologies to prepare for the launch of an online educational offering designed to serve a large student population immediately after the acquisition. Since March 2005, we have launched 30 programs and numerous specializations and concentrations, as well as initiated our formal military and corporate channel development efforts. We have also made investments in enhancing and expanding our campus-based operations as part of our commitment to continuing to invest in developing our traditional campus heritage.

Our Market Opportunity

              The postsecondary education market in the United States represents a large, growing opportunity. Based on a March 2009 report by the U.S. Department of Education's National Center for Education Statistics, or NCES, revenue of postsecondary degree-granting educational institutions exceeded $410 billion in the 2005-2006 academic year. In the same report, the number of students enrolled in postsecondary institutions was 18.2 million in 2007 and is projected to grow to 20.1 million by 2017.

              Online postsecondary enrollment is growing at a rate well in excess of the growth rate of overall postsecondary enrollment. According to Eduventures, LLC, or Eduventures, an education consulting and research firm, online postsecondary enrollment increased from 0.4 million to 1.7 million between 2002 and 2007, representing a compound annual growth rate of 32.0%. We believe the rapid growth in online postsecondary enrollment has been driven by a number of factors, including:

  •
  the greater convenience and flexibility that online programs offer as compared to ground programs;

  •
  the increased acceptance of online programs as an effective educational medium by students, academics and employers; and

  •
  the broader potential student base, including working adults, that can be reached through the use of online delivery.

              We expect continued growth in postsecondary education based on a number of factors. According to a December 2007 report from the U.S. Bureau of Labor Statistics, or BLS, occupations requiring a bachelor's or master's degree are expected to grow 17% and 19%, respectively, between 2006 and 2016, or nearly double the growth rate BLS has projected for occupations that do not require a postsecondary degree. Further, according to data published by the NCES, the 2007 median incomes for individuals 25 years or older with a bachelor's, master's and doctoral degree were 67%, 100% and 167% higher, respectively, than for a high school graduate (or equivalent) of the same age with no college education.

              Although obtaining a postsecondary education has significant benefits, many prospective students are discouraged from pursuing, and ultimately completing, an undergraduate or graduate degree program. According to a March 2009 NCES report, 67% of all individuals 25 years or older in the United States who have obtained a high school degree, or over 112 million individuals, have not completed a bachelor's degree or higher. We believe this is due to a number of factors, including:

  •
  High tuition costs.  According to a March 2009 NCES report, tuition prices have increased at a compound annual growth rate of 7.4% and 7.2% for public and private institutions, respectively, over the past three decades, well in excess of the rate of inflation during this period. Many students are unable to afford such tuition prices and, as a result, elect not to pursue a postsecondary education.

  •
  Restrictions on credit transferability.  According to a March 2009 NCES report, over 33 million individuals 25 years or older in the United States have completed some postsecondary education coursework but have not obtained a degree. These individuals typically seek to transfer credits for previously completed coursework when they re-enroll in a postsecondary degree program. However, institutions often do not allow new students to obtain full credit for prior coursework, forcing them to incur incremental expense and to commit additional time to complete a program.

  •
  Personal and professional commitments.  Many postsecondary students, particularly working adults, must balance other personal and professional commitments while pursuing an education. As a result, these students often require significant scheduling flexibility, as well as an online delivery platform, to obtain the flexibility they require to complete a program.

  •
  Inadequate community support network.  Students often seek, and in many cases require, a sense of student community and the associated support network to successfully complete their coursework. For some institutions, particularly those with limited direct interaction between students, these factors can be difficult to establish.

              We believe postsecondary institutions that effectively address these challenges not only access a broader segment of the overall postsecondary market, but also have the potential to expand the market opportunity and to include individuals who previously were discouraged from pursuing a postsecondary education.

Our Competitive Strengths

              We believe that we have the following competitive strengths:

              Attractive, differentiated value proposition for students.    We have designed our educational model to provide our students with a superior value proposition relative to other educational alternatives in the market. We believe our model allows us to attract more students, as well as to target a broader segment of the overall population. Our value proposition is based on the following:

  •
  Affordable tuition.  We structure the tuition and fees for our programs to be below Title IV loan limits, permitting students who do not otherwise have the financial means to pursue an education the ability to gain access to our programs.

  •
  High transferability of credits.  Based on our research, we believe we are one of six postsecondary education institutions in the United States, and the only for-profit provider, that accepts up to 99 transfer credits for a bachelor's degree program. Based on a recent review of our enrolled students, over 76% transferred in credits and 54% of those who transferred in credits transferred in 50 credits or more.

  •
  Accessible educational model.  Our online delivery model, weekly start dates and commitment to affordability and the transferability of credits make our programs highly accessible.

  •
  Heritage as a traditional university with a campus-based student community.  We believe that a strong sense of community and the familiarity associated with a traditional campus environment are important to recruiting and retaining students and differentiate us from many other online providers.

              Commitment to academic quality.    We are committed to providing our students with a rigorous and rewarding academic experience, which gives them the knowledge and experience necessary to be contributors, educators and leaders in their chosen professions. We seek to maintain a high level of quality in our curriculum, faculty and student support services. In the past five student satisfaction surveys we have conducted, 97% indicated they would recommend Ashford University to others seeking a degree.

              Cost-efficient, scalable operating model.    We have designed our operating model to be cost-efficient, allowing us to offer a quality educational experience at an affordable tuition rate while still generating attractive operating margins. Additionally, we have developed our operating model to be scalable and to support a much larger student population than is currently enrolled.

              Experienced management team and strong corporate culture.    Our management team possesses extensive experience in postsecondary education, in many cases with other large online postsecondary providers. Andrew Clark, our CEO and President, served in senior management positions at such institutions for 12 years prior to joining us and has significant experience with online education businesses. Additionally, our executive management team has been critical to establishing and maintaining our corporate culture, which is based on four core values: integrity, ethics, service and accountability.

Our Growth Strategies

              We intend to pursue the following growth strategies:

              Focus on high-demand disciplines and degree programs.    We seek to offer programs in disciplines in which there is strong demand for education and significant opportunity for employment. Based on a March 2009 NCES report, programs in our disciplines represent 69% of total bachelor's degrees conferred by all postsecondary institutions in 2006-2007.

              Increase enrollment in our existing programs through investment in marketing, recruiting and retention.    We have invested significant resources in developing processes and implementing technologies that allow us to effectively identify, recruit and retain qualified students. We intend to continue to invest in marketing, recruiting and retention and to expand our enrollment advisor workforce to increase enrollment in our existing programs.

              Expand our portfolio of programs, specializations and concentrations.    We intend to continue to expand our academic offerings to attract a broader portion of the overall market. In addition to adding new programs in high-demand disciplines, we intend to enhance our programs through the addition of specializations and concentrations.

              Further develop strategic relationships in the military and corporate channels.    We intend to broaden our relationships with military and corporate employers, as well as seek additional relationships in these channels. Through our dedicated channel development teams, we are able to cost-effectively target specific segments of the market as well as better understand the needs of students in these segments.

              Deliver measurable academic outcomes and a positive student experience.    We are committed to offering an educational solution that supports measurable academic outcomes, thereby allowing our students to increase their probability of success in their chosen profession, while ensuring a positive student experience. We believe our combination of measurable outcomes and a positive experience is important to helping students persist through graduation.

Risk Factors

              Our business is subject to numerous risks. See "Risk Factors" beginning on page 12. In particular, our business would be adversely affected if:

  •
  we fail to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements and accrediting agency requirements, which regulatory framework is subject to significant revisions from time to time;

  •
  we are unable to continue to develop awareness among, to recruit or to retain students;

  •
  competition in the postsecondary education market negatively impacts our market share, recruiting cost or tuition rates;

  •
  we experience damage to our reputation, or other adverse effects, in connection with any compliance audit, regulatory action, negative publicity or service disruption;

  •
  we are unable to attract or retain the personnel needed to sustain and grow our business;

  •
  we are unable to develop new programs or expand our existing programs in a timely and cost-effective manner;

  •
  adverse economic or other developments negatively impact demand in our core disciplines or the availability or cost of Title IV or other funding; or

  •
  we are impacted by the other risks described in "Risk Factors."

Corporate Information

              We were incorporated in Delaware in May 1999 under the name TeleUniversity, Inc. Our principal executive offices are located at 13500 Evening Creek Drive North, Suite 600, San Diego, California 92128, and our telephone number is (858) 668-2586. Our website is located at www.bridgepointeducation.com. The information on, or accessible through, our website does not constitute part of, and is not incorporated into, this prospectus.

Accreditation

              Ashford University and the University of the Rockies are accredited by the Higher Learning Commission of the North Central Association of Colleges and Schools, 30 N. LaSalle, Suite 2400, Chicago, Illinois 60602-2504, whose telephone number is (312) 263-0456. The Higher Learning Commission's website is located at www.ncahlc.org. The information on, or accessible through, the website of the Higher Learning Commission and the North Central Association of Colleges and Schools does not constitute part of, and is not incorporated into, this prospectus.

Industry Data

              We use market data and industry forecasts and projections throughout this prospectus, which we have obtained from market research, publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and on the preparers' experience in the industry as of the time they were prepared, and there is no assurance that any of the projected numbers will be reached. Similarly, we believe that the surveys and market research others have completed are reliable, but we have not independently verified their findings.

Recent Regulatory Developments

              In June 2009, the U.S. Department of Education held three public hearings focused on developing new Title IV regulations, including those related to:

  •
  satisfactory academic progress;

  •
  incentive compensation paid by institutions to persons or entities engaged in student recruiting or admission activities;

  •
  gainful employment in a recognized occupation;

  •
  state authorization as a component of institutional eligibility;

  •
  the definition of a credit hour for purposes of determining program eligibility status;

  •
  verification of information included on student aid applications; and

  •
  the definition of a high school diploma as a condition of receiving federal student aid.

              The U.S. Department of Education has stated that it plans to convene negotiated rulemaking sessions in the fall of 2009 with the objective of developing regulations to address these and other issues raised at the public hearings. Additionally, the U.S. Department of Education is in the process of issuing new regulations to implement the amendments made to the Higher Education Act by the Higher Education Opportunity Act enacted in August 2008. The new regulations will emerge from five negotiated rulemaking sessions, which were conducted and concluded earlier this year, and will cover a broad range of topics including the "90/10 rule," "cohort default rates" and other matters. For more information about the 90/10 rule and cohort default rates, see "Regulation—Regulation of Federal Student Financial Aid Programs." The first four sets of new regulations were published in proposed form, the last of which was published on August 21, 2009. We expect the one remaining set of new regulations to be published in proposed form in the near future. The proposed regulations are subject to notice and comments from the public and are expected to be issued in final form no later than November 1, 2009. We are closely monitoring any policy or regulatory changes resulting from these rulemaking sessions which could impact our institutions and our business.

              In July 2009, the House Committee on Education and Labor passed the Student Aid and Fiscal Responsibility Act of 2009, H.R. 3221. This legislation, which was designed to address the goals outlined by the budget of the Obama Administration, would amend the Higher Education Act to prohibit new federally guaranteed loans from being made under the Federal Family Education Loan Program (the "FFEL Program"), beginning on July 1, 2010, at which time all new federal education loans would be originated through the Federal Direct Loan Program. The legislation would also, among other matters, provide for automatic increases in the maximum amount of the Federal Pell Grant for which a student would be eligible (subject to appropriations), create a new Federal Direct Perkins Loan program (to replace the current Perkins loan program) and provide relief to for-profit institutions by amending the 90/10 rule to (i) extend to July 2012 the ability of for-profit institutions to exclude from their Title IV revenues the additional $2,000 per student in certain annual federal student loan amounts that became available in June 2008, (ii) exclude from the 90/10 rule calculation for the period July 1, 2010 through July 1, 2012 the revenue received from loans disbursed under the Federal Direct Perkins Loan program, (iii) extend from two consecutive years to three consecutive years the period for which for-profit institutions must derive no more than 90% of their revenues from the Title IV programs before losing eligibility under the 90/10 rule and (iv) give for-profit institutions two years (as opposed to one) of non-compliance with the 90/10 rule before they would be moved into provisional eligibility status. The Student Aid and Fiscal Responsibility Act of 2009 has not been passed by Congress and is subject to further review and amendment. If the legislation passes, our institutions would be required to certify loans through the Federal Direct Loan Program, for which we are eligible to participate, rather than through the FFEL Program. We expect to be able to fully transition from the FFEL Program to the Federal Direct Loan Program by the proposed July 1, 2010 phase-out date, if necessary.

The Offering

Common stock to be offered by selling stockholders	11,000,000 shares
Common stock outstanding immediately after this offering	shares
Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.
Overallotment option

The selling stockholders have granted the underwriters a 30-day option to purchase from the selling stockholders from time to time up to an additional 1,650,000 of our shares of common stock to cover overallotments.

Risk Factors	For a discussion of the factors you should consider in evaluating a purchase of our stock, see "Risk Factors" beginning on page 12.
NYSE symbol	BPI

              The number of shares of our common stock shown above to be outstanding after this offering is based on 53,333,361 shares outstanding as of August 15, 2009 and includes                      shares of common stock to be issued upon the exercise by selling stockholders of options and warrants at the closing of this offering. This number of shares of common stock after this offering excludes:

  •
  shares of common stock issuable upon the exercise of outstanding stock options, with a weighted average exercise price of $                        per share;

  •
  shares of common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $                        per share;

  •
  3,384,988 shares of common stock available for future issuance under our 2009 Stock Incentive Plan as of August 15, 2009; and

  •
  994,276 shares of common stock available for future issuance under our employee stock purchase plan as of August 15, 2009.

              Except as otherwise indicated in this prospectus, information in this prospectus assumes the underwriters' overallotment option will not be exercised to purchase additional shares in the offering.

Summary Consolidated Financial and Other Data

              The following tables present our summary consolidated financial and other data. You should read this information together with our consolidated financial statements, which are included elsewhere in this prospectus, and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The summary consolidated statement of operations data for the years ended December 31, 2006, 2007 and 2008, and the summary consolidated balance sheet data as of December 31, 2007 and 2008, have been derived from our audited annual consolidated financial statements, which are included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 31, 2006, has been derived from our audited annual consolidated financial statements, which are not included in this prospectus. The summary consolidated statements of operations data for the six months ended June 30, 2008 and 2009 and the summary consolidated balance sheet data as of June 30, 2009 have been derived from our unaudited interim condensed consolidated financial statements, which are included elsewhere in this prospectus. We have prepared the unaudited interim condensed consolidated financial statements on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for such period. Results for the six months ended June 30, 2009 are not necessarily indicative of results expected for the full year. Historical results are not necessarily indicative of the results to be expected for future periods.

	Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue	$28,619	$85,709	$218,290	$88,890	$195,183
Costs and expenses:
Instructional costs and services	12,510	29,837	62,822	25,682	50,491
Marketing and promotional	12,214	35,997	81,036	33,432	68,760
General and administrative(1)	8,704	15,892	41,012	15,135	66,976

Total costs and expenses	33,428	81,726	184,870	74,249	186,227

Operating income (loss)	(4,809)	3,983	33,420	14,641	8,956
Interest income	(10)	(12)	(322)	(91)	(270)
Interest expense	351	544	240	183	154

Income (loss) before income taxes	(5,150)	3,451	33,502	14,549	9,072
Income tax expense	—	164	7,071	2,522	3,925

Net income (loss)	(5,150)	3,287	26,431	12,027	5,147

Accretion of preferred dividends(2)	1,718	1,856	2,006	1,002	645

Net income available (loss attributable) to common stockholders	$(6,868)	$1,431	$24,425	$11,025	$4,502

Earnings (loss) per common share(3)
Basic	$(2.15)	$0.01	$0.38	$0.17	$0.08
Diluted	$(2.15)	$0.01	$0.16	$0.08	$0.07
Shares used in computing earnings (loss) per common share(3)
Basic	3,197	3,311	3,335	3,335	24,938
Diluted	3,197	4,446	7,757	7,403	30,280

	As of December 31,
				As of June 30, 2009
	2006	2007	2008
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$54	$7,351	$56,483	$111,864
Total assets	17,091	39,057	129,246	230,707
Total indebtedness (including short-term indebtedness)	4,193	5,673	684	584
Redeemable convertible preferred stock	23,200	25,056	27,062	—
Total stockholders' equity (deficit)	(21,692)	(20,143)	6,109	83,412

	Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
	(In thousands, except enrollment data)
Consolidated Other Data:
Capital expenditures	$1,381	$3,571	$15,884	$1,849	$12,015
Depreciation and amortization	735	1,236	2,452	975	2,467
EBITDA (unaudited)(4)	(4,074)	5,219	35,872	15,616	11,423
Cash flows provided by (used in):
Operating activities	(1,082)	10,367	70,748	23,221	76,511
Investing activities	(1,373)	(2,936)	(16,550)	(2,515)	(23,540)
Financing activities	346	(134)	(5,066)	(2,959)	2,410
Period end enrollment (unaudited)(5):
Online	4,111	12,104	30,921	22,201	45,006
Ground	360	519	637	406	498

Total	4,471	12,623	31,558	22,607	45,504

(1)
In the fourth quarter of 2008, we recorded stock-based compensation expense of $1.6 million related to the modification of a stock award held by a director. See Note 15, "Related Party Transactions—Director Agreement," to our annual consolidated financial statements, which are included elsewhere in this prospectus.

(2)
The holders of Series A Convertible Preferred Stock earn preferred dividends, accreting at the rate of 8% per year, compounding annually. See Note 10 "Redeemable Convertible Preferred Stock (Series A Convertible Preferred Stock)," to our annual consolidated financial statements and Note 2, "Summary of Significant Accounting Policies," to our interim condensed consolidated financial statements, which are both included elsewhere in this prospectus.

(3)
All basic and diluted earnings (loss) per share and average shares outstanding information for all periods presented have been adjusted to reflect the 1-for-4.5 reverse stock split. See Note 19, "Subsequent Events—Reverse Stock Split," to our annual consolidated financial statements, which are included elsewhere in this prospectus. For more information regarding earnings per share calculations, see Note 9, "Earnings Per Share," to our annual consolidated financial statements, which are included elsewhere in this prospectus.

(4)
EBITDA is defined as net income (loss) plus interest expense, less interest income, plus income tax expense and plus depreciation and amortization. However, EBITDA is not a recognized measurement under accounting principles generally accepted in the United States of America, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income, operating income or any other performance measure presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

  We believe EBITDA is useful to investors in evaluating our operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization. Depreciation and amortization can vary depending on accounting methods and the book value of assets. We believe EBITDA presents a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets have been acquired.

  Our management uses EBITDA:

  •
  as a measurement of operating performance, because it assists us in comparing our performance on a consistent basis, as it removes depreciation, amortization, interest and taxes; and

  •
  in presentations to our board of directors to enable our board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with results of other companies in our industry.

              The following table provides a reconciliation of net income (loss) to EBITDA (unaudited):

	Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
	(In thousands)
Net income (loss)	$(5,150)	$3,287	$26,431	$12,027	$5,147
Plus: interest expense	351	544	240	183	154
Less: interest income	(10)	(12)	(322)	(91)	(270)
Plus: income tax expense	—	164	7,071	2,522	3,925
Plus: depreciation and amortization	735	1,236	2,452	975	2,467

EBITDA	$(4,074)	$5,219	$35,872	$15,616	$11,423

    EBITDA for the six months ended June 30, 2009 includes expenses related to (i) the settlement of the stockholder dispute in the first quarter of 2009, an expense of $11.1 million (of which $10.6 million was a non-cash expense) and (ii) the acceleration of exit options in the second quarter of 2009, a non-cash expense of $30.4 million.

(5)
We define enrollments as the number of active students on the last day of the financial reporting period. A student is considered an active student if he or she has attended a class within the prior 30 days unless the student has graduated or has provided us with a notice of withdrawal.

RISK FACTORS

              Investing in our common stock involves risk. Before making an investment in our common stock, you should carefully consider the following risks, as well as the other information contained in this prospectus, including our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risks described below are those which we believe are the material risks we face. Any of the risks described below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us or not believed by us to be material could also impact us.

Risks Related to the Extensive Regulation of Our Business

If our institutions fail to comply with extensive regulatory requirements, we could face monetary liabilities or penalties, restrictions on our operations or growth or loss of access to federal loans and grants for our students on which we are substantially dependent.

              In the years ended December 31, 2007 and 2008, Ashford University derived 83.9% and 86.8%, respectively, and the University of the Rockies derived 61.9% and 80.8%, respectively, of their respective revenues (in each case calculated on a cash basis in accordance with applicable U.S. Department of Education regulations) from federal student financial aid programs, referred to in this prospectus as Title IV programs, administered by the U.S. Department of Education. To participate in Title IV programs, a school must be legally authorized to operate in the state in which it is physically located, accredited by an accrediting agency recognized by the Secretary of the U.S. Department of Education as a reliable indicator of educational quality and certified as an eligible institution by the U.S. Department of Education. See "Regulation." As a result, we are subject to extensive regulation by state education agencies, our accrediting agency and the U.S. Department of Education. These regulatory requirements cover many aspects of our operations, including our educational programs, facilities, instructional and administrative staff, administrative procedures, marketing, recruiting, financial operations and financial condition. These regulatory requirements can also affect our ability to acquire or open additional schools, to add new or expand existing educational programs, to change our corporate structure or ownership and to make other substantive changes. The state education agencies, our accrediting agency and the U.S. Department of Education periodically revise their requirements and modify their interpretations of existing requirements.

              If one of our institutions fails to comply with any of these regulatory requirements, the U.S. Department of Education can impose sanctions on such institution including:

  •
  transferring the institution to the heightened cash monitoring level two method of payment or to the reimbursement method of payment, which would adversely affect the timing of the institution's receipt of Title IV funds;

  •
  requiring the institution to post a letter of credit in favor of the U.S. Department of Education as a condition for continued Title IV certification;

  •
  imposing monetary liability against the institution in an amount equal to any funds determined to have been improperly disbursed;

  •
  initiating proceedings to impose a fine or to limit, suspend or terminate the institution's participation in Title IV programs;

  •
  taking emergency action to suspend the institution's participation in Title IV programs without prior notice or a prior opportunity for a hearing;

  •
  failing to grant the institution's application for renewal of its certification to participate in Title IV programs; or

  •
  referring a matter for possible civil or criminal investigation.

              In addition, the agencies that guarantee Title IV private lender loans for our students could initiate proceedings to limit, suspend or terminate our ability to obtain guarantees of our students' loans through that agency. If sanctions were imposed resulting in a substantial curtailment or termination of our participation in Title IV programs, our enrollments, revenues and results of operations would be materially adversely affected. Additionally, if administrative proceedings were initiated alleging regulatory violations, or seeking to impose any such sanctions, or if a third party were to initiate judicial proceedings alleging such violations, the mere existence of such proceedings could damage our reputation. We cannot predict with certainty how all of these regulatory requirements will be applied or whether we will be able to comply with all of the requirements. We have described some of the most significant regulatory risks that apply to us in the following paragraphs.

              Because we operate in a highly regulated industry, we are also subject to compliance reviews and claims of non-compliance and lawsuits by government agencies, regulatory agencies and third parties, including claims brought by third parties on behalf of the federal government under the federal False Claims Act. If the results of these reviews or proceedings are unfavorable to us or if we are unable to defend successfully against such lawsuits or claims, we may be required to pay money damages or be subject to fines, limitations, loss of Title IV funding, injunctions or other penalties. Even if we adequately address issues raised by an agency review or successfully defend a lawsuit or claim, we may have to divert significant financial and management resources from our ongoing business operations to address issues raised by those reviews or to defend against those lawsuits or claims. Claims and lawsuits brought against us may damage our reputation or adversely affect our stock price, even if such claims and lawsuits are eventually determined to be without merit.

We must periodically seek recertification to participate in Title IV programs and may, in certain circumstances, be subject to review by the U.S. Department of Education prior to seeking recertification.

              An institution that is certified to participate in Title IV programs must periodically seek recertification from the U.S. Department of Education to continue participating in such programs, including when it undergoes a change of control as defined by the U.S. Department of Education. Our current provisional certification for Ashford University is scheduled to expire on June 30, 2011. Our current provisional certification for the University of the Rockies is scheduled to expire on September 30, 2010. The U.S. Department of Education may also review our schools' continued certification to participate in Title IV programs if we undergo a change of control. In addition, the U.S. Department of Education may take emergency action to suspend an institution's certification without advance notice if it determines the institution is violating Title IV requirements and determines that immediate action is necessary to prevent misuse of Title IV funds. If the U.S. Department of Education did not renew or if it withdrew our schools' certifications to participate in Title IV programs, our students would no longer be able to receive Title IV funds, which would have a material adverse effect on our enrollment, revenues and results of operations.

Congress may change the eligibility standards or reduce funding for Title IV programs.

              The Higher Education Act, which is the federal law that governs Title IV programs, must be periodically reauthorized by Congress, typically every five to six years. The Higher Education Act was most recently reauthorized in August 2008, continuing Title IV programs through at least September 30, 2014. In addition, Congress must determine funding levels for Title IV programs on an annual basis and can change the laws governing Title IV programs at any time. Political and budgetary concerns significantly affect Title IV programs. Because a significant percentage of our revenue is derived from Title IV programs, any action by Congress that significantly reduces Title IV program funding, or reduces our ability or the ability of our students to participate in Title IV programs, would have a material adverse effect on our enrollment, revenues and results of operations. Congressional action could also require us to modify our practices in ways that could increase our administrative and regulatory costs.

Our failure to maintain institutional accreditation would result in a loss of eligibility to participate in Title IV programs.

              An institution must be accredited by an accrediting agency recognized by the U.S. Department of Education in order to participate in Title IV programs. Each of our schools is accredited by the Higher Learning Commission of the North Central Association of Colleges and Schools, which is recognized by the U.S. Department of Education as a reliable authority regarding the quality of education and training provided by the institutions it accredits. Ashford University was reaccredited by the Higher Learning Commission in 2006 for a term of ten years, and the University of the Rockies was reaccredited by the Higher Learning Commission in 2008 for a term of seven years. The Higher Learning Commission has scheduled a visit for Ashford University for the 2009-2010 academic year to focus on (a) institutional finances, (b) effectiveness and outcomes of current experiential learning formats and transfer credit and (c) the impact on the Clinton campus of campus-based programs offered online. The Higher Learning Commission has scheduled Ashford University for a comprehensive evaluation during the 2016-2017 academic year in connection with the next regularly scheduled accreditation renewal process. The Higher Learning Commission has scheduled the University of the Rockies for a comprehensive evaluation during the 2015-2016 academic year in connection with the next regularly scheduled accreditation renewal process.

              In addition, in connection with (i) the Higher Learning Commission's determination that our initial public offering constituted a change of control under its standards and (ii) the approval of the change requests submitted by Ashford University and the University of the Rockies to proceed with the initial public offering, the Higher Learning Commission has scheduled an on-site focused visit to each of Ashford University and the University of the Rockies, to occur in November 2009, to verify that the respective institutions continue to meet the Higher Learning Commission's requirements. The Higher Learning Commission has postponed consideration of a request by the University of the Rockies for approval of three new graduate programs until completion of the on-site visit and formal acceptance of the visiting team's recommendations by the Higher Learning Commission.

              To remain accredited, our institutions must continuously meet accreditation standards relating to, among other things, performance, governance, institutional integrity, educational quality, faculty, administrative capability, resources and financial stability. If either of our institutions fails to satisfy any of the Higher Learning Commission's standards, it could lose its accreditation. Loss of accreditation would denigrate the value of our institutions' educational programs and would cause them to lose their eligibility to participate in Title IV programs, which would have a material adverse effect on our enrollments, revenues and results of operations.

If one of our schools does not maintain necessary state authorization, it may not operate or participate in Title IV programs.

              To participate in Title IV programs, a school must be authorized by the relevant education agency of the state in which it is physically located.

  •
  Ashford University is located in the State of Iowa and is exempt from having to register as a postsecondary school in the State of Iowa. Such exemption may be lost or withdrawn if Ashford University fails to comply with requirements under Iowa law for continued exemption.

  •
  The University of the Rockies is located in the State of Colorado and is authorized by the Colorado Commission on Higher Education. Such authorization may be lost or withdrawn if the University of the Rockies fails to submit renewal applications and other required submissions to the state in a timely manner or if the University of the Rockies fails to comply with requirements under Colorado statutes and rules for continued authorization.

              Loss of state authorization by one of our schools in the state in which it is physically located would terminate our ability to provide educational services through such school, as well as make such school ineligible to participate in Title IV programs, which would have a material adverse effect on our enrollments, revenues and results of operations.

The U.S. Department of Education's Office of Inspector General has conducted a compliance audit of Ashford University and has preliminarily advised us of certain areas of noncompliance.

              The U.S. Department of Education's Office of Inspector General, or OIG, is responsible for promoting the effectiveness and integrity of the U.S. Department of Education's programs and operations. With respect to educational institutions that participate in Title IV programs, the OIG conducts its work primarily through an audit services division and an investigation services division. The audit services division typically conducts general audits of schools to assess their administration of federal funds in accordance with applicable rules and regulations. The investigation services division typically conducts focused investigations of particular allegations of fraud, abuse or other wrongdoing against schools by third parties, such as a lawsuit filed under seal pursuant to the federal False Claims Act.

              The OIG's audit services division commenced a compliance audit of Ashford University in May 2008, covering the period March 10, 2005 through June 30, 2009. The scope of the audit covered Ashford University's administration of Title IV program funds, including compliance with regulations governing institutional and student eligibility, awards and disbursements of Title IV program funds, verification of awards, returns of unearned funds and compensation of financial aid and recruiting personnel. On September 2, 2009, the OIG notified Ashford University of its completion of field work and informed us that its tentative findings include certain instances of noncompliance with provisions of the Higher Education Act and regulations governing Ashford University's administration of Title IV programs. Specifically, the OIG preliminarily identified the following areas of noncompliance:

  •
  compensation policies and practices with respect to enrollment advisors;

  •
  calculation of returns of Title IV program funds;

  •
  timeliness of returns of Title IV program funds;

  •
  student authorizations to retain credit balances;

  •
  disbursements of unearned Title IV program funds; and

  •
  maintenance of supporting documentation for students' leaves of absence.

              The OIG's findings are preliminary and remain under review by the staff of the OIG. While we believe Ashford University operates in substantial compliance with the regulations of the U.S. Department of Education which are applicable to the areas under review, due to the preliminary nature of the OIG's findings, we cannot predict the extent of the OIG's ultimate findings. However, we expect that the OIG's draft report will assert findings of noncompliance and if such findings are included in the OIG's final report could result in recommendations that the U.S. Department of Education's Office of Federal Student Aid impose fines on Ashford University and require Ashford University to take corrective action.

              The OIG expects to issue its findings in a draft audit report at the end of September 2009, and Ashford University will then have thirty days to submit responses to the OIG's tentative findings. After the OIG has considered our responses, the OIG will issue a final audit report, which will contain the OIG's final findings and any recommendations to the Office of Federal Student Aid based on those findings. If the OIG identifies instances of noncompliance in its final audit report, the Office of Federal Student Aid would determine what action to take, if any. Such action could include requiring Ashford University to modify its Title IV administration procedures or its practices with respect to the compensation of its enrollment advisors, assessing a monetary liability for the return of Title IV program funds or the commencement of an administrative action to impose potentially significant fines or to limit, suspend or terminate Ashford University's Title IV participation. In the event that the office of Federal Student Aid assessed any monetary liabilities or commenced an administrative action, Ashford University would pursue fully its administrative remedies. Because of the ongoing nature of the OIG audit, we cannot predict the ultimate extent of the draft or final audit findings or the potential liability or remedial actions that might result. Such findings and related remedial action may have a material adverse impact on our reputation in the industry, our cash flows and results of operations, our ability to recruit students and our business. The possible effects of a finding of a regulatory violation (including refunds, fines, penalties and limitations, conditions, suspension or termination of our participation in the Title IV programs) are described more fully in "Regulation—Regulation of Federal Student Financial Aid Programs—Potential effect of regulatory noncompliance."

The failure of our schools to demonstrate financial responsibility may result in a loss of eligibility to participate in Title IV programs or require the posting of a letter of credit in order to maintain eligibility to participate in Title IV programs.

              To participate in Title IV programs, an eligible institution must, among other things, satisfy specific measures of financial responsibility prescribed by the U.S. Department of Education or post a letter of credit in favor of the U.S. Department of Education and possibly accept other conditions to the institution's participation in Title IV programs. The measures of financial responsibility include a minimum composite score of 1.5. The composite score is derived from the institution's or its parent's audited, fiscal-year-end financial statements and is calculated annually by the U.S. Department of Education for each participating institution. If such composite score does not meet or exceed 1.5, the U.S. Department of Education may require the institution to post a letter of credit in favor of the U.S. Department of Education and possibly accept other conditions on its participation in Title IV programs.

              For the year ended December 31, 2007, Ashford University did not meet the composite score standard prescribed by the U.S. Department of Education and was required to post a letter of credit in favor of the U.S. Department of Education equal to 10% of total Title IV funds received in 2007, to accept provisional certification to participate in Title IV programs and to conform to the requirements of the heightened cash monitoring level one method of payment. Under the heightened cash monitoring level one method of payment, an institution may not draw down Title IV funds until such funds are disbursed to students. Ashford University posted the required letter of credit in the amount of $12.1 million, which was scheduled to remain in effect through September 30, 2009.

              In August 2009, the U.S. Department of Education notified us that Ashford University received a composite score of 1.6 for the fiscal year ended December 31, 2008, which satisfied the composite score requirement of the financial responsibility test under Title IV for such year. Accordingly, Ashford University was released from the requirement to post a letter of credit in favor of the U.S. Department of Education and the requirement to conform to the regulations of the heightened cash monitoring level one method of payment.

              For the fiscal year ended July 31, 2007, the University of the Rockies did not meet the composite score standard prescribed by the U.S. Department of Education and was required to post a letter of credit in favor of the U.S. Department of Education equal to 30% of total Title IV funds received in the fiscal year ending July 31, 2007, to accept provisional certification to participate in Title IV programs and to conform to the regulations of heightened cash monitoring level one method of payment. The University of the Rockies has posted the required letter of credit in the amount of $0.7 million, which was scheduled to remain in effect through June 30, 2009.

              In July 2009, the U.S. Department of Education notified the Company that the University of the Rockies received a composite score of 1.7 for the fiscal year ended December 31, 2008, which satisfied the composite score requirement of the financial responsibility test under Title IV for such year. Accordingly, the University of the Rockies was released from the requirement to post a letter of credit in favor of the U.S. Department of Education and the requirement to conform to the regulations of the heightened cash monitoring level one method of payment.

The failure of our schools to demonstrate administrative capability may result in a loss of eligibility to participate in Title IV programs.

              U.S. Department of Education regulations specify extensive criteria by which an institution must establish that it has the requisite administrative capability to participate in Title IV programs. To meet the administrative capability standards, an institution must, among other things:

  •
  comply with all applicable Title IV program requirements;

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  have an adequate number of qualified personnel to administer Title IV programs;

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  have acceptable standards for measuring the satisfactory academic progress of its students;

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  have various procedures in place for awarding, disbursing and safeguarding Title IV funds and for maintaining required records;

  •
  administer Title IV programs with adequate checks and balances in its system of internal control over financial reporting;

  •
  not be, and not have any principal or affiliate who is, debarred or suspended from federal contracting or engaging in activity that is cause for debarment or suspension;

  •
  provide financial aid counseling to its students;

  •
  refer to the OIG any credible information indicating that any student, parent, employee, third-party servicer or other agent of the institution has engaged in any fraud or other illegal conduct involving Title IV programs;

  •
  submit all required reports and financial statements in a timely manner; and

  •
  not otherwise appear to lack administrative capability.

              If an institution fails to satisfy any of these criteria or comply with any other U.S. Department of Education regulations, the U.S. Department of Education may impose sanctions including:

  •
  transferring the institution to the heightened cash monitoring level two method of payment or to the reimbursement method of payment, which would adversely affect the timing of the institution's receipt of Title IV funds;

  •
  requiring the institution to post a letter of credit in favor of the U.S. Department of Education as a condition for continued Title IV certification;

  •
  imposing a monetary liability against the institution in an amount equal to any funds determined to have been improperly disbursed;

  •
  initiating proceedings to impose a fine or to limit, suspend or terminate the institution's participation in Title IV programs;

  •
  taking emergency action to suspend the institution's participation in Title IV programs without prior notice or a prior opportunity for a hearing;

  •
  failing to approve the institution's application for renewal of its certification to participate in Title IV programs; or

  •
  referring a matter for possible civil or criminal investigation.

              If we are found not to have satisfied the U.S. Department of Education's administrative capability requirements, we could be limited in our access to, or lose, Title IV program funding, which would have a material adverse effect on our enrollments, revenues and results of operations.

We are subject to sanctions if we fail to correctly calculate and return Title IV program funds in a timely manner for students who withdraw before completing their educational program.

              An institution participating in Title IV programs must correctly calculate the amount of unearned Title IV program funds that have been disbursed to students who withdraw from their educational programs before completion and must return those unearned funds in a timely manner, generally within 45 days of the date the school determines that the student has withdrawn. Under U.S. Department of Education regulations, failure to make timely returns of Title IV program funds for 5% or more of students sampled on the institution's annual compliance audit in either of its two most recently completed fiscal years can result in an institution's having to post a letter of credit in an amount equal to 25% of its prior year returns of Title IV program funds. If unearned funds are not properly calculated and returned in a timely manner, an institution is also subject to monetary liabilities or an action to impose a fine or to limit, suspend or terminate its participation in Title IV programs.

              For the year ended December 31, 2007, Ashford University exceeded the 5% threshold for late refunds sampled due to human error. As a result, the institution was subject to the requirement to post a letter of credit in favor of the U.S. Department of Education equal to 25% of the total refunds in 2007. Ashford University notified the U.S. Department of Education of its intention to post this letter of credit, but was advised by the U.S. Department of Education that such posting was unnecessary because we had already posted a letter of credit due to our failure to meet the composite score standard, which letter of credit was in excess of the amount required for late refunds. Although we have taken steps to reduce late refunds, we cannot ensure that such steps will be sufficient to address this issue.

Our schools may be sanctioned or subject to lawsuits if they pay impermissible commissions, bonuses or other incentive payments to individuals involved in certain recruiting, admissions or financial aid awarding activities.

              An institution that participates in Title IV programs may not provide any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruitment, admissions or financial aid awarding activity. Although the U.S. Department of Education's regulations set forth 12 "safe harbors" which describe compensation arrangements that do not violate the incentive compensation rule, including the payment and adjustment of salaries and bonuses under certain conditions, the law and regulations do not establish clear criteria for compliance in all circumstances, and the U.S. Department of Education no longer reviews and approves compensation plans prior to their implementation. If one of our institutions were to violate the incentive compensation rule, it would be subject to monetary liabilities or to administrative action to impose a fine or to limit, suspend or terminate its eligibility to participate in Title IV programs, which would have a material adverse effect on our enrollments, revenues and results of operations.

              Additionally, several of our competitors have been faced with lawsuits brought by current or former employees pursuant to the federal False Claims Act, alleging violations of the incentive compensation rule. Defending a False Claims Act lawsuit could be costly and could divert management's time and attention from our business, regardless of whether the claim has merit. The adverse resolution of such a lawsuit could lead to monetary liability, including treble damages and attorneys' fees, and other sanctions, which could have a material adverse effect on our business, results of operations and financial condition.

We may lose our eligibility to participate in Title IV programs if the percentage of our revenue derived from those programs is too high.

              Pursuant to a provision of the Higher Education Act, as reauthorized in August 2008, a for-profit institution loses its eligibility to participate in Title IV programs if the institution derives more than 90% of its revenues (calculated on a cash basis in accordance with applicable U.S. Department of Education regulations) from Title IV funds for two consecutive fiscal years, commencing with the institution's first fiscal year that ends after the new law's effective date of August 14, 2008. This rule is commonly referred to as the "90/10 rule." Any institution that violates the 90/10 rule becomes ineligible to participate in Title IV programs for at least two fiscal years. In addition, an institution whose rate exceeds 90% for any single year will be placed on provisional certification and may be subject to other enforcement measures. We are currently assessing what impact, if any, the U.S. Department of Education's revised formula and other changes in federal law will have on our 90/10 calculation.

              In the years ended December 31, 2007 and 2008, Ashford University derived 83.9% and 86.8%, respectively, and the University of the Rockies derived 61.9% and 80.8%, respectively, of their respective revenues (calculated on a cash basis in accordance with applicable U.S. Department of Education regulations) from Title IV funds. In connection with the change by the University of the Rockies to a December 31 fiscal year end date, the U.S. Department of Education required the University of the Rockies to calculate its compliance with the 90/10 rule for the fiscal year ending July 31, 2008 and for the five-month period ending December 31, 2008, and those percentages were 74.3% and 80.8%, respectively. Ineligibility to participate in Title IV programs would have a material adverse effect on our enrollments, revenues and results of operations. Recent changes in federal law which increased Title IV grant and loan limits, and any additional increases in the future, may result in an increase in the revenues we receive from Title IV programs, which could make it more difficult for us to satisfy the 90/10 rule. A provision in the rule allows institutions to exclude (for three years) from their Title IV revenues the additional $2,000 per student in certain annual federal student loan amounts that became available starting in July 2008. Following this period, it is unclear if this revenue will be excluded, and it could therefore impact our ability to satisfy the 90/10 rule.

We may lose our eligibility to participate in Title IV programs if our student loan default rates are too high.

              For each federal fiscal year, the U.S. Department of Education calculates a rate of student defaults for each educational institution which is known as a "cohort default rate." An institution may lose its eligibility to participate in some or all Title IV programs if, for each of the three most recent federal fiscal years, 25% or more of its students who became subject to a repayment obligation in that federal fiscal year defaulted on such obligation by the end of the following federal fiscal year. In addition, an institution may lose its eligibility to participate in some or all Title IV programs if its cohort default rate exceeds 40% in the most recent federal fiscal year for which default rates have been calculated by the U.S. Department of Education. Ashford University's cohort default rates for the 2004, 2005 and 2006 federal fiscal years, the three most recent years for which information is available, were 2.4%, 4.1% and 4.1%, respectively. The cohort default rates for the University of the Rockies for the 2004, 2005 and 2006 federal fiscal years, the three most recent years for which information is available, were 5.5%, 0% and 0%, respectively. The draft cohort default rate for Ashford University for the 2007 federal fiscal year is 13.2%. The draft cohort default rate for University of the Rockies for the 2007 federal fiscal year is 0%. These rates are subject to change prior to the issuance of the U.S. Department of Education's final report.

              Because Ashford University's draft cohort default rate for the 2007 federal fiscal year exceeds 10%, it would no longer be exempt from the 30-day disbursement delay rule for first-year, first-time undergraduate student borrowers once the official rate is published by the U.S. Department of Education (if the official rate is equal to or greater than 10%), which is expected to take place in September 2009. The loss of this exemption would result in a delay in Ashford University receiving Title IV funds for such students and, accordingly, would negatively affect our cash flows, to the extent we would have otherwise been able to receive such funds sooner.

              The August 2008 reauthorization of the Higher Education Act includes significant revisions to the requirements concerning cohort default rates. Under the revised law, the period for which students'

defaults on their loans are included in the calculation of an institution's cohort default rate has been extended by one additional year, which is expected to increase the cohort default rates for most institutions. That change will be effective with the calculation of institutions' cohort default rates for the federal fiscal year ending September 30, 2009, which rates are expected to be calculated and issued by the U.S. Department of Education in 2012. The U.S. Department of Education will not impose sanctions based on rates calculated under this new methodology until three consecutive years of rates have been calculated, which is expected to occur in 2014. Until that time, the U.S. Department of Education will continue to calculate rates under the old calculation method and impose sanctions based on those rates. The revised law also increases the threshold for ending an institution's participation in the relevant Title IV programs from 25% to 30%, effective in the federal fiscal year 2012. Ineligibility to participate in Title IV programs would have a material adverse effect on our enrollments, revenues and results of operations.

Our failure to comply with regulations of various states could preclude us from recruiting or enrolling students in those states.

              Various states impose regulatory requirements on educational institutions operating within their boundaries. Several states have sought to assert jurisdiction over online educational institutions that have no physical location or other presence in the state but that offer educational services to students who reside in the state or that advertise to or recruit prospective students in the state. State regulatory requirements for online education are inconsistent between states and are not well developed in many jurisdictions. As such, these requirements are subject to change and in some instances are unclear or are left to the discretion of state employees or agents. Our changing business and the constantly changing regulatory environment require us to regularly evaluate our state regulatory compliance activities. If we are found not to be in compliance and a state seeks to restrict one or more of our business activities within that state, we may not be able to recruit students from that state and may have to cease recruiting or enrolling students in that state.

              Although the only state authorizations required for Ashford University and the University of the Rockies to participate in Title IV programs are the exemption for Ashford University in the State of Iowa and the University of the Rockies' authorization from the Colorado Commission of Higher Education, the loss of licensure or authorization in other states, or the assertion by other states that licensure is required within their states, could prohibit us from recruiting or enrolling students in those states.

If a substantial number of our students cannot secure Title IV loans as a result of decreased lender participation in Title IV programs or if lenders increase the costs or reduce the benefits associated with the Title IV loans they provide, we could be materially adversely affected.

              The cumulative impact of recent regulatory and market developments has caused some lenders, including some lenders that have previously provided Title IV loans to our students, to cease providing Title IV loans to students. Other lenders have reduced the benefits and increased the fees associated with the Title IV loans they do provide. In addition, the new regulatory refinements may result in higher administrative costs for schools, including us. If the costs of Title IV loans increase or if availability decreases, some students may decide not to enroll in a postsecondary institution, which could have a material adverse effect on our enrollments, revenues and results of operations. In May 2008, new federal legislation was enacted to attempt to ensure that all eligible students will be able to obtain Title IV loans in the future and that a sufficient number of lenders will continue to provide Title IV loans. Among other things, the new legislation:

  •
  authorizes the U.S. Department of Education to purchase Title IV loans from lenders, thereby providing capital to the lenders to enable them to continue making Title IV loans to students; and

  •
  permits the U.S. Department of Education to designate institutions eligible to participate in a "lender of last resort" program, under which federally recognized student loan guaranty agencies will be required to make Title IV loans to all otherwise eligible students at those institutions.

We cannot predict whether this legislation will be effective in ensuring students' access to Title IV funding through private lenders.

              In July 2009, the House Committee on Education and Labor passed the Student Aid and Fiscal Responsibility Act of 2009, H.R. 3221. This legislation, which was designed to address the goals outlined by the budget of the Obama Administration, would amend the Higher Education Act to prohibit new federally guaranteed loans from being made under the Federal Family Education Loan Program (the "FFEL Program"), beginning on July 1, 2010, at which time all new federal education loans would be originated through the Federal Direct Loan Program. The legislation has not been passed by Congress and is subject to further review and amendment. If the proposal passes, our institutions would be required to certify loans through the Federal Direct Loan Program (for which we are eligible to participate) rather than through the FFEL Program. The elimination of the FFEL Program would also end the student loan subsidies and guarantees available to private lenders under the FFEL Program and would discourage such lenders from making student loans in the future. A reduction in the number of private lenders willing to provide loans to our students could have a material adverse effect on our enrollments, revenues and results of operations.

If regulators do not approve or if they delay their approval of transactions involving a change of control of our company, our ability to participate in Title IV programs may be impaired.

              If we or either of our institutions undergoes a change of control under the standards of applicable state education agencies, the Higher Learning Commission or the U.S. Department of Education, we must seek the approval of each such regulatory agency. A failure by us or one of our institutions to reestablish its state authorization, Higher Learning Commission accreditation or U.S. Department of Education certification, as applicable, following a change of control could result in a suspension or loss of operating authority or the ability to participate in Title IV programs, which would have a material adverse effect on our enrollments, revenues and results of operations.

              The U.S. Department of Education and most state and accrediting agencies require institutions of higher education to report or obtain approval of certain changes of control and changes in other aspects of institutional organization or operations. Transactions or events that constitute a change of control may include significant acquisitions or dispositions of an institution's common stock and significant changes in the composition of an institution's board. The types of thresholds for such reporting and approval vary among the states and among accrediting agencies. The Higher Learning Commission issued amended policies in June 2009 which, among other provisions, provide that a disposition of stock by a holder that reduces the holder's ownership below 25% of the outstanding stock of a publicly traded company is a change of control requiring the prior approval of the Higher Learning Commission. The amended policies also provide that a sale of more than 10% and less than 25% of the outstanding common stock of a publicly traded company must be reported to the staff of the Higher Learning Commission, which may determine in some cases that such sale requires prior approval, or additional monitoring, by the Higher Learning Commission. The U.S. Department of Education regulations provide that a change of control occurs for a publicly traded corporation if either (i) a person acquires such ownership and control of the corporation so that the corporation is required to file a current report on Form 8-K with the SEC disclosing a change of control, or (ii) the corporation's largest stockholder who owns at least 25% of the total outstanding voting stock of the corporation, ceases to own at least 25% of such stock or ceases to be the largest stockholder. A significant purchase or disposition of our voting stock, including a disposition of voting stock by Warburg Pincus, could be determined by the U.S. Department of Education to be a change of control under this standard. In such event, the regulatory procedures applicable to a change in ownership and control would have to be followed in connection with the transaction. Similarly if such a disposition were deemed a change of control by the Higher Learning Commission or applicable state educational licensing agency, any required regulatory notifications and approvals would have to be made or obtained.

              After giving effect to this offering, we expect Warburg Pincus' beneficial ownership of our common stock to decrease from 64.9% to            %, or            % in the event the underwriters exercise their overallotment option in full. The U.S. Department of Education confirmed that our initial public offering did not constitute a change of control under its regulations. This offering also will not constitute a change of control under U.S. Department of Education regulations. The Higher Learning Commission determined that our initial public offering constituted a change of control under its standards. The Higher Learning Commission approved Ashford University's and the University of the Rockies' applications seeking permission to proceed with the initial public offering and informed us that the Higher Learning Commission would conduct separate on-site focused visits to both institutions within six months following our initial public offering to verify their compliance with the Higher Learning Commission's requirements. These site visits are scheduled to occur in November 2009. Pursuant to the HLC's June 2009 amended policies, we provided the staff of the Higher Learning Commission with the requisite notification of this offering and its impact on Warburg Pincus' beneficial ownership of our common stock, and requested confirmation that pre-approval of this offering is not required. On September 3, 2009, we received a letter from the Higher Learning Commission confirming that it will not need to provide prior review or approval of this offering.

We cannot offer new programs, expand our physical operations into certain states or acquire additional schools if such actions are not approved in a timely fashion by the applicable regulatory agencies, and we may have to repay Title IV funds disbursed to students enrolled in any such programs, states or acquired schools if we do not obtain prior approval.

              Our expansion efforts include offering new educational programs, some of which may require regulatory approval. In addition, we may increase our physical operations in additional states and seek to acquire additional schools. If we are unable to obtain the necessary approvals for such new programs, operations or acquisitions from the U.S. Department of Education, the Higher Learning Commission or any applicable state education agency or other accrediting agency, or if we are unable to obtain such approvals in a timely manner, our ability to consummate the planned actions and provide Title IV funds to any affected students would be impaired, which could have a material adverse effect on our expansion plans. If we were to determine erroneously that any such action did not need approval or had all required approvals, we could be liable for repayment of the Title IV program funds provided to students in that program or at that location.

Our regulatory environment and our reputation may be negatively influenced by the actions of other postsecondary institutions.

              In recent years, regulatory investigations and civil litigation have been commenced against several postsecondary educational institutions. These investigations and lawsuits have alleged, among other things, deceptive trade practices and non-compliance with U.S. Department of Education regulations. These allegations have attracted adverse media coverage and have been the subject of federal and state legislative hearings. Although the media, regulatory and legislative focus has been primarily on the allegations made against these specific companies, broader allegations against the overall postsecondary sector may negatively impact public perceptions of postsecondary educational institutions, including Ashford University and the University of the Rockies. Such allegations could result in increased scrutiny and regulation by the U.S. Department of Education, Congress, accrediting bodies, state legislatures or other governmental authorities on all postsecondary institutions, including us.

Risks Related to Our Business

Our financial performance depends on our ability to continue to develop awareness among, to recruit and to retain students.

              Building awareness among potential students of Ashford University and the University of the Rockies and the programs we offer is critical to our ability to attract prospective students. It is also critical to our success that we convert these prospective students to enrolled students in a cost-effective manner and that these enrolled students remain active in our programs. Some of the factors that could prevent us from successfully recruiting and retaining students in our programs include:

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  the emergence of more and better competitors;

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  factors related to our marketing efforts, including the costs of Internet advertising and broad-based branding campaigns;

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  performance problems with our online systems;

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  failure to maintain accreditation and eligibility for Title IV programs;

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  student dissatisfaction with our services and programs;

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  a decrease in the perceived or actual economic benefits that students derive from our programs;

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  adverse publicity regarding us or online or postsecondary education generally;

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  price reductions by competitors that we are unwilling or unable to match; and

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  a decline in the acceptance of online education.

Strong competition in the postsecondary education market, especially in the online education market, could decrease our market share, increase our cost of recruiting students and put downward pressure on our tuition rates.

              Postsecondary education is highly competitive. We compete with traditional public and private two- and four-year colleges as well as with other postsecondary schools. Traditional colleges and universities may offer programs similar to ours at lower tuition levels as a result of government subsidies, government and foundation grants, tax-deductible contributions and other financial sources not available to for-profit postsecondary institutions. In addition, some of our competitors, including both traditional colleges and universities, have substantially greater brand recognition and financial and other resources than we have, which may enable them to compete more effectively for potential students. We also expect to face increased competition as a result of new entrants to the online education market, including traditional colleges and universities that had not previously offered online education programs.

              We may not be able to compete successfully against current or future competitors and may face competitive pressures that could adversely affect our business. We may be required to reduce our tuition or increase spending in order to retain or to attract students or to pursue new market opportunities. We may also face increased competition in maintaining and developing new marketing relationships with corporations, particularly as corporations become more selective as to which online universities they will encourage their employees to attend and from which they will hire prospective employees.

System disruptions and vulnerability from security risks to our technology infrastructure could impact our ability to generate revenue and could damage the reputation of our institutions.

              The performance and reliability of our technology infrastructure is critical to our reputation and to our ability to attract and retain students. We license the software and related hosting and maintenance services for our online platform from Blackboard, Inc. and the software and related maintenance services for our student information system from Campus Management Corp., both of whom are third-party software and service providers. Additionally, we develop and utilize proprietary software, primarily for our customer relationship management, or CRM, system. Any system error or failure, or a sudden and significant increase in bandwidth usage, could result in the unavailability of systems to us or our students.

              Our computer networks may also be vulnerable to unauthorized access, computer hackers, computer viruses and other security problems. A user who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in operations. As a result, we may be required to expend significant resources to protect against this threat. Although we continually monitor the security of our technology infrastructure, we cannot assure you that these efforts will protect our computer networks against the threat of security breaches.

We may not be able to retain our key personnel or hire and retain the personnel we need to sustain and grow our business.

              Our success depends largely on the skills, efforts and motivations of our executive officers, who generally have significant experience with our company and within the education industry. Due to the nature of our business, we face significant competition in attracting and retaining personnel who possess the skill sets we seek. In addition, key personnel may leave us and may subsequently compete against us. We do not carry life insurance on our key personnel for our benefit. The loss of the services of any of our key personnel, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could impair our ability to sustain and grow our business. In addition, because we operate in a highly competitive industry, our hiring of qualified executives or other personnel may cause us or such persons to be subject to lawsuits alleging misappropriation of trade secrets, improper solicitation of employees or other claims.

If we are unable to hire and to continue to develop new and existing employees responsible for student recruitment, the effectiveness of our student recruiting efforts would be adversely affected.

              To support our planned enrollment and revenue growth, we intend to (i) hire, develop and train a significant number of additional employees responsible for student recruitment and (ii) retain and continue to develop and train our current student recruitment personnel. Our ability to develop and maintain a strong student recruiting function may be affected by a number of factors, including our ability to integrate and motivate our enrollment advisors, our ability to effectively train our enrollment advisors, the length of time it takes new enrollment advisors to become productive, regulatory restrictions on the method of compensating enrollment advisors and the competition in hiring and retaining enrollment advisors.

We have identified material weaknesses in our internal control over financial reporting which, if not remediated, could cause us to fail to timely and accurately report our financial results or prevent fraud, result in restatements of our consolidated financial statements and could subject our stock to delisting. As a consequence, stockholders could lose confidence in our financial reporting and our stock price could suffer.

              In connection with the preparation of our consolidated financial statements included elsewhere in this prospectus, as well as certain previously issued financial statements, we concluded that there were material weaknesses in our internal control over financial reporting. A material weakness is a control deficiency, or combination of deficiencies, that results in more than a remote likelihood that a material misstatement of our financial statements would not be prevented or detected on a timely basis by our employees in the normal course of performing their assigned functions. In particular, we concluded that we did not have:

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  a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the selection and application of GAAP, performance of supervisory review and analysis and application of sufficient analysis on significant contracts, judgments and estimates; or

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  effective controls over the selection, application and monitoring of accounting policies related to redeemable convertible preferred stock, earnings per share, leasing transactions, stock based compensation, revenue recognition and purchase accounting to ensure that such transactions were accounted for in conformity with GAAP.

              We restated our consolidated financial statements for the years ended December 31, 2005, 2006 and 2007 in large part due to these inadequate internal controls. In addition, in the preparation of our interim condensed consolidated financial statements for first quarter of 2009, we discovered an overstatement of potentially dilutive shares and therefore an understatement of our diluted earnings per common share for the year ended December 31, 2008. These matters were determined to be immaterial and have been corrected in the financial information contained in this prospectus.

              As a public company, we are required to file annual and quarterly reports containing our consolidated financial statements and are subject to the requirements and standards set by the Securities and Exchange Commission (SEC), the Public Company Accounting Oversight Board (PCAOB) and the New York Stock Exchange (NYSE). If we fail to remediate our material weaknesses or to otherwise develop and maintain adequate internal control over financial reporting, we could fail to timely and accurately report our financial results or prevent fraud, have to restate our financial statements or have our stock delisted. Any such failure could also adversely affect the results of periodic management evaluations regarding the effectiveness of our internal control over financial reporting that will be required when the SEC's rules under Section 404 of the Sarbanes-Oxley Act of 2002 become applicable to us beginning with our annual report on Form 10-K for the year ending December 31, 2010. As a result, stockholders could lose confidence in our financial reporting and our stock price could suffer.

              Although we have taken certain steps to begin to remediate these material weaknesses, as described under "Management's Discussion and Analysis—Internal Control over Financial Reporting—Material Weakness," we cannot assure you that such steps will remediate the material weaknesses we have identified or be effective in preventing significant deficiencies or material weaknesses in our internal control over financial reporting in the future.

A decline in the overall growth of enrollment in postsecondary institutions, or in the number of students seeking degrees online or in our core disciplines, could cause us to experience lower enrollment at our schools.

              We have experienced significant growth since we acquired Ashford University in 2005. However, while we have continued to achieve growth in revenues and enrollment year-over-year, these growth rates have declined in recent periods and are expected to continue to decline in the future. According to a March 2009 report from the National Center for Education Statistics, enrollment in degree-granting, postsecondary institutions is projected to grow 10.0% over the ten-year period ending in the fall of 2017 to 20.1 million. This growth is slower than the 25.8% increase reported in the prior ten-year period ended in the fall of 2007, when enrollment increased from 14.5 million in 1997 to 18.2 million in 2007. Similarly, a 2008 study by Eduventures, LLC, projects a compound annual growth rate of 12.5% in online postsecondary enrollment over the five-year period ending fall 2013 representing an aggregate increase in online enrollment of 1.5 million. This rate of growth is slower than the 25.3% compound annual growth rate for the prior five-year period ended in fall 2008, when online enrollment increased by an aggregate of 1.3 million. In addition, according to a March 2008 report from the Western Interstate Commission for Higher Education, the number of high school graduates that are eligible to enroll in degree-granting, postsecondary institutions is expected to peak at 3.3 million for the class of 2008 and decline by 150,000 for the class of 2014. In order to maintain current growth rates, we will need to attract a larger percentage of students in existing markets and expand our markets by creating new academic programs. In addition, if job growth in the fields related to our core disciplines is weaker than expected, fewer students may seek the types of degrees that we offer.

Our success depends in part on our ability to update and expand the content of existing programs and to develop new programs, concentrations and specializations on a timely basis and in a cost-effective manner.

              The updates and expansions of our existing programs and the development of new programs, concentrations and specializations may not be accepted by existing or prospective students or employers. If we do not adequately respond to changes in market requirements, our business will be adversely affected. Even if we are able to develop acceptable new programs, we may not be able to introduce these new programs as quickly as students require or as quickly as our competitors introduce competing programs. To offer a new academic program, we may be required to obtain appropriate federal, state and accrediting agency approvals, which may be conditioned or delayed in a manner that could significantly affect our growth plans. In addition, to be eligible for federal student financial aid programs, a new academic program may need to be approved by the U.S. Department of Education.

              Establishing new academic programs or modifying existing programs requires us to make investments in management and capital expenditures, incur marketing expenses and reallocate other resources. We may have limited experience with the programs in new disciplines and may need to modify our systems and strategy or enter into arrangements with other educational institutions to provide new programs effectively and profitably. If we are unable to increase enrollment in new programs, offer new programs in a cost-effective manner or are otherwise unable to manage effectively the operations of newly established academic programs, our revenues and results of operations could be adversely affected.

Our failure to keep pace with changing market needs could harm our ability to attract students.

              Our success depends to a large extent on the willingness of employers to hire, promote or increase the pay of our graduates. Increasingly, employers demand that their new employees possess appropriate technical and analytical skills and also appropriate interpersonal skills, such as communication and teamwork. These skills can evolve rapidly in a changing economic and technological environment. Accordingly, it is important that our educational programs evolve in response to those economic and technological changes.

              The expansion of existing academic programs and the development of new programs may not be accepted by current or prospective students or by the employers of our graduates. Even if we develop acceptable new programs, we may not be able to begin offering those new programs in a timely fashion or as quickly as our competitors offer similar programs. If we are unable to adequately respond to changes in market requirements due to regulatory or financial constraints, unusually rapid technological changes or other factors, the rates at which our graduates obtain jobs in their fields of study could suffer, our ability to attract and retain students could be impaired and our business could be adversely affected.

We are subject to laws and regulations as a result of our collection and use of personal information, and any violations of such laws or regulations, or any breach, theft or loss of such information, could adversely affect us.

              Possession and use of personal information in our operations subjects us to risks and costs that could harm our business. We collect, use and retain large amounts of personal information regarding our applicants, students, faculty, staff and their families, including social security numbers, tax return information, personal and family financial data and credit card numbers. We also collect and maintain personal information about our employees in the ordinary course of our business. Our services can be accessed globally through the Internet. Therefore, we may be subject to the application of national privacy laws in countries outside the United States from which applicants and students access our services. Such privacy laws could impose conditions that limit the way we market and provide our services. Our computer networks and the networks of certain of our vendors that hold and manage confidential information on our behalf may be vulnerable to unauthorized access, employee theft or misuse, computer hackers, computer viruses and other security threats. Confidential information may also inadvertently become available to third parties when we integrate systems or migrate data to our servers following an acquisition of a school or in connection with periodic hardware or software upgrades. Due to the sensitive nature of the personal information stored on our servers, our networks may be targeted by hackers seeking to access this data. A user who circumvents security measures could misappropriate sensitive information or cause interruptions or malfunctions in our operations. Although we use security and business controls to limit access and use of personal information, a third party may be able to circumvent those security and business controls, which could result in a breach of student or employee privacy. In addition, errors in the storage, use or transmission of personal information could result in a breach of privacy for current or prospective students or employees. Possession and use of personal information in our operations also subjects us to legislative and regulatory burdens that could require notification of data breaches and could restrict our use of personal information, and a violation of any laws or regulations relating to the collection or use of personal information could result in the imposition of fines against us. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches. A major breach, theft or loss of personal information regarding our students and their families or our employees that is held by us or our vendors, or a violation of laws or regulations relating to the same, could have a material adverse effect on our reputation and could result in further regulation and oversight by federal and state authorities and increased costs of compliance.

An increase in interest rates could adversely affect our ability to attract and retain students.

              For the years ended December 31, 2007 and 2008, Ashford University derived 83.9% and 86.8%, respectively, of its revenues (calculated on a cash basis in accordance with applicable U.S. Department of Education regulations) from Title IV programs. For the years ended December 31, 2007 and 2008, the University of the Rockies derived 61.9% and 80.8%, respectively, of its revenues (calculated on a cash basis in accordance with applicable U.S. Department of Education regulations) from Title IV programs. Additionally, some of our students finance their education through private loans that are not part of Title IV programs. Interest rates have reached relatively low levels in recent years, creating a favorable borrowing environment for students. However, if Congress increases interest rates on Title IV loans, or if private loan interest rates rise, our students would have to pay higher interest rates on their loans. Any future increase in interest rates will result in a corresponding increase in educational costs to our existing and prospective students. Higher interest rates could also contribute to higher default rates with respect to our students' repayment of their education loans. Higher default rates may in turn adversely impact our eligibility to participate in some or all Title IV programs, which would have a material adverse effect on our enrollments, revenues and results of operations.

We operate in a highly competitive market with rapid technological change, and we may not have the resources needed to compete successfully.

              Online education is a highly competitive market that is characterized by rapid changes in students' technological requirements and expectations and evolving market standards. Our competitors vary in size and organization, and we compete for students with traditional public and private two- and four-year colleges and universities and other postsecondary schools, including those that offer online educational programs. Each of these competitors may develop platforms or other technologies that allow for greater levels of interactivity between faculty and students or that are otherwise superior to the platform and technology we use, and these differences may affect our ability to recruit and retain students. We may not have the resources necessary to acquire or compete with technologies being developed by our competitors, which may render our online delivery format less competitive or obsolete.

Our growth may place a strain on our resources.

              We have experienced significant growth since we acquired Ashford University in 2005. The growth that we have experienced in the past, as well as any further growth that we experience, may place a significant strain on our resources and increase demands on our management information and reporting systems and financial management controls. If we are unable to manage our growth effectively while maintaining appropriate internal controls, we may experience operating inefficiencies that could increase our costs.

We rely on exclusive proprietary rights and intellectual property that may not be adequately protected under current laws, and we may encounter disputes from time to time relating to our use of intellectual property of third parties.

              Our success depends in part on our ability to protect our proprietary rights. We rely on a combination of copyrights, trademarks, service marks, trade secrets, domain names and agreements to protect our proprietary rights. We rely on service mark and trademark protection in the United States and select foreign jurisdictions to protect our rights to the marks "Ashford," "Ashford University," "Bridgepoint," "Classline" and "Smart Track" as well as distinctive logos and other marks associated with our services. We rely on agreements under which we obtain rights to use course content developed by faculty members and other third-party content experts. We cannot assure you that these measures will be adequate, that we have secured, or will be able to secure, appropriate protections for all of our proprietary rights in the United States or select foreign jurisdictions or that third parties will not infringe upon or violate our proprietary rights. Despite our efforts to protect these rights, unauthorized third parties may attempt to duplicate or copy the proprietary aspects of our curricula, online resource material and other content. Our management's attention may be diverted by these attempts, and we may need to use funds in litigation to protect our proprietary rights against any infringement or violation.

              We may encounter disputes from time to time over rights and obligations concerning intellectual property, and we may not prevail in these disputes. In certain instances, we may not have obtained sufficient rights in the content of a course. Third parties may raise a claim against us alleging an infringement or violation of the intellectual property of that third party. Some third party intellectual property rights may be extremely broad, and it may not be possible for us to conduct our operations in such a way as to avoid those intellectual property rights. Any such intellectual property claim could subject us to costly litigation and impose a significant strain on our financial resources and management personnel regardless of whether such claim has merit. Our insurance may not cover potential claims of this type adequately or at all, and we may be required to alter the content of our classes or pay monetary damages, which may be significant.

We may incur liability for the unauthorized duplication or distribution of class materials posted online for class discussions.

              In some instances our faculty members or our students may post various articles or other third-party content on class discussion boards. We may incur liability for the unauthorized duplication or distribution of this material posted online for class discussions. Third parties may raise claims against us for the unauthorized duplication of this material. Any such claims could subject us to costly litigation and could impose a significant strain on our financial resources and management personnel regardless of whether the claims have merit. Our general liability insurance may not cover potential claims of this type adequately or at all, and we may be required to alter the content of our courses or pay monetary damages.

Our student enrollment and revenues could decrease if the government tuition assistance offered to military personnel is reduced or eliminated, if scholarships which we offer to military personnel are reduced or eliminated or if our relationships with military bases deteriorate.

              As of June 30, 2009, 17.2% of our students were affiliated with the military, some of whom are eligible to receive tuition assistance from the government, which they may use to pursue postsecondary degrees. If governmental tuition assistance programs to active duty members of the military are reduced or eliminated or if our relationships with any military base deteriorates, our enrollment could suffer. Additionally, we provide scholarships to students who were affiliated with the military. If we reduce or eliminate our scholarships, our enrollment by military personnel may suffer. In addition, if we increase our scholarships, our per student revenue from military affiliated personnel will decline.

Our expenses may cause us to incur operating losses if we are unsuccessful in achieving growth.

              Our spending is based, in significant part, on our estimates of future revenue and is largely fixed in the short term. As a result, we may be unable to adjust our spending in a timely manner if our revenue falls short of our expectations. Accordingly, any significant shortfall in revenues in relation to our expectations would have an immediate and material adverse effect on our profitability. In addition, as our business grows, we anticipate increasing our operating expenses to expand our program offerings, marketing initiatives and administrative organization. Any such expansion could cause material losses to the extent we do not generate additional revenues sufficient to cover those expenses.

Seasonal and other fluctuations in our results of operations could adversely affect the trading price of our common stock.

              Although not apparent in our results of operations due to our rapid rate of growth, our operations are generally subject to seasonal trends. As our growth rate declines we expect to experience seasonal fluctuations in results of operations as a result of changes in the level of student enrollment. While we enroll students throughout the year, first and fourth quarter new enrollments and revenue generally are lower than other quarters due to the holiday break in December and January. We generally experience a seasonal increase in new enrollments in August and September of each year when most other colleges and universities begin their fall semesters. These fluctuations may cause volatility in or have an adverse effect on the market price of our stock.

We have a limited operating history. Accordingly, our historical and recent financial and business results may not necessarily be representative of what such results will be in the future.

              We have a limited operating history on which you can evaluate our business strategy, our financial results and trends in our business. As a result, our historical results and trends, including enrollments, cohort default rates and bad debt expense, may not be indicative of our future results. Also, until recently we have been operating in a favorable economic environment and have not experienced how our business might be affected by economic downturns, such as the recent deterioration in the U.S. economy. We are subject to risks and uncertainties that are not typically encountered by companies that have longer operating histories or that are in more mature businesses. Therefore, our recent operating history may not be representative of our business going forward, and we may not be able to sustain our recent profitability.

Government regulations relating to the Internet could increase our cost of doing business, affect our ability to grow or otherwise have a material adverse effect on our business.

              The increasing popularity and use of the Internet and other online services has led and may lead to the adoption of new laws and regulatory practices in the United States or in foreign countries and to new interpretations of existing laws and regulations. These new laws and interpretations may relate to issues such as online privacy, copyrights, trademarks and service marks, sales taxes, fair business practices and the requirement that online education institutions qualify to do business as foreign corporations or be licensed in one or more jurisdictions where they have no physical location or other presence. New laws, regulations or interpretations related to doing business over the Internet could increase our costs and materially and adversely affect our enrollments.

We use third-party software for our online platform, and if the provider of that software was to cease to do business or was acquired by a competitor, we may have difficulty maintaining the software required for our online platform or updating it for future technological changes.

              We use the Blackboard Academic Suite, provided by Blackboard, Inc., a third-party software and service provider, for our online platform. This suite provides an online learning management system and provides for the storage, management and delivery of course content. The suite also includes collaborative spaces for student communication and participation with other students and faculty as well as grade and attendance management for faculty and assessment capabilities to assist us in maintaining quality. We rely on Blackboard for administrative support and hosting of the system. If Blackboard ceased to operate or was unable or unwilling to continue to provide us with services or upgrades on a timely basis, we may have difficulty maintaining the software required for our online platform or updating it for future technological changes.

We may incur significant costs complying with the Americans with Disabilities Act and with similar laws.

              Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. For example, the Fair Housing Amendments Act of 1988, or FHAA, requires apartment properties first occupied after March 13, 1990, to be accessible to the handicapped. We have not conducted an audit or investigation of all of our properties to determine our compliance with present requirements. Noncompliance with the ADA or FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature. We cannot predict the ultimate amount of the cost of compliance with the ADA, FHAA or other legislation.

Our failure to comply with environmental laws and regulations governing our activities could result in financial penalties and other costs.

              We use hazardous materials at our ground campuses and generate small quantities of waste, such as used oil, antifreeze, paint, car batteries and laboratory materials. As a result, we are subject to a variety of environmental laws and regulations governing, among other things, the use, storage and disposal of solid and hazardous substances and waste and the clean-up of contamination at our facilities or off-site locations to which we send or have sent waste for disposal. If we do not maintain compliance with any of these laws and regulations, or are responsible for a spill or release of hazardous materials, we could incur significant costs for clean-up, damages and fines or penalties.

Our failure to obtain additional capital in the future could adversely affect our ability to grow.

              We believe that cash flow from operations will be adequate to fund our current operating and growth plans for the foreseeable future. However, we may need additional financing in order to finance our continued growth, particularly if we pursue any acquisitions. The amount, timing and terms of such additional financing will vary principally depending on the timing and size of new program offerings, the timing and size of acquisitions we may seek to consummate and the amount of cash flows from our operations. To the extent that we require additional financing in the future, such financing may not be available on terms acceptable to us or at all and, consequently, we may not be able to fully implement our growth strategy.

If we are not able to integrate acquired institutions, our business could be harmed.

              From time to time, we may pursue acquisitions of other institutions. Integrating acquired operations into our business involves significant risks and uncertainties, including:

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  inability to maintain uniform standards, controls, policies and procedures;

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  distraction of management's attention from normal business operations during the integration process;

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  inability to obtain, or delay in obtaining, approval of the acquisition from the necessary regulatory agencies, or the imposition of operating restrictions or a letter of credit requirement on us or on the acquired school by any of those regulatory agencies;

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  expenses associated with the integration efforts; and

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  unidentified issues not discovered in our due diligence process, including legal contingencies.

A protracted economic slowdown and rising unemployment could harm our business.

              We believe that many students pursue postsecondary education to be more competitive in the job market. However, a protracted economic slowdown could increase unemployment and diminish job prospects generally. Diminished job prospects and heightened financial worries could affect the willingness of students to incur loans to pay for postsecondary education and to pursue postsecondary education in general. As a result, our enrollment could suffer.

              In addition, many of our students borrow Title IV loans to pay for tuition, fees and other expenses. A protracted economic slowdown could negatively impact our students' ability to repay those loans which would negatively impact our cohort default rate. See "Risk Factors—Risks Related to the Extensive Regulation of Our Business—We may lose eligibility to participate in Title IV programs if our student loan default rates are too high."

              Our students also are frequently able to borrow Title IV loans in excess of their tuition and fees. The excess is received by the students as a stipend. However, if a student withdraws, we must return any unearned Title IV funds including stipends. A protracted economic slowdown could negatively impact our students' ability to repay those stipends. As a result, the amount of Title IV funds we would have to return without reimbursement from students (and our bad debt expense) could increase, and our results could suffer.

If we become involved in litigation or other legal proceedings, we could incur significant defense costs and losses in the event of adverse outcomes.

              From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not at this time a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our corporate headquarters are located in a high brush fire danger area and near major earthquake fault lines.

              Our corporate headquarters are located in San Diego, California in a high brush fire danger area and near major earthquake fault lines. We could be materially and adversely affected in the event of a brush fire or major earthquake, either of which could significantly disrupt our business.

Risk Related to Our Common Stock

The price of our common stock has fluctuated significantly and you could lose all or part of your investment.

              Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock has fluctuated in the past, and there is no assurance it will not continue to fluctuate significantly for various reasons, which include:

  •
  our quarterly or annual earnings or those of other companies in our industry;

  •
  the public's reaction to our press releases, our other public announcements and our filings with the SEC;

  •
  changes in earnings estimates or recommendations by research analysts who track our common stock or the stocks of other companies in our industry;

  •
  seasonal variations in our student enrollment;

  •
  new laws or regulations or new interpretations of laws or regulations applicable to our business, or new reports or proposals of governmental bodies relating to our industry, including a report of the United States Government Accountability Office with respect to the education sector, which report is expected to be issued in mid-September, 2009;

  •
  changes in our enrollment or in the growth rate of our enrollment;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  litigation involving our company or investigations or audits by regulators into the operations of our company or our competitors;

  •
  sales of common stock by our directors, executive officers and significant stockholders; and

  •
  changes in general conditions in the United States and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events.

              In addition, in recent months, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. Changes may occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company.

If securities or industry analysts change their recommendations regarding our stock adversely or if our operating results do not meet their expectations, our stock price could decline.

              The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

As a public company, we are subject to additional financial and other reporting and corporate governance requirements that can be difficult for us to satisfy and may divert management attention from our business.

              As a public company, we are required to file with the SEC annual and quarterly information and other reports pursuant to the Exchange Act. We are required to ensure that we have the ability to prepare financial statements that comply with SEC reporting requirements on a timely basis. We are also subject to other reporting and corporate governance requirements, including the listing standards of the NYSE and certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which impose significant compliance obligations upon us. Specifically, we are required to:

  •
  prepare and distribute periodic reports and other stockholder communications in compliance with our obligations under the federal securities laws and NYSE rules;

  •
  create or expand the roles and duties of our board of directors and committees of the board;

  •
  institute compliance and internal audit functions that are more comprehensive;

  •
  evaluate and maintain our system of internal control over financial reporting, and report on management's assessment thereof, in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the PCAOB;

  •
  involve and retain outside legal counsel and accountants in connection with the activities listed above;

  •
  enhance our investor relations function; and

  •
  maintain internal policies, including those relating to disclosure controls and procedures.

              As a public company we are required to commit significant resources and management oversight to the above-listed requirements which causes us to incur significant costs and which places a strain on our systems and resources. As a result, our management's attention might be diverted from other business concerns. In addition, we might not be successful in implementing these requirements.

              In particular, our internal control over financial reporting does not currently meet the standards set forth in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. The adequacy of our internal control over financial reporting must be assessed by management for each year commencing with the year ending December 31, 2010. We do not currently have comprehensive documentation of our internal control over financial reporting, nor do we document or test our compliance with these controls on a periodic basis in accordance with Section 404 of the Sarbanes-Oxley Act.

              We have not tested our internal control over financial reporting in accordance with Section 404 and, due to our lack of documentation, such a test would not be possible to perform at this time. If we are unable to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to report on the adequacy of our internal control over financial reporting. If we are unable to maintain adequate internal control over financial reporting, we may be unable to report our financial information on a timely basis and may suffer adverse regulatory consequences or violations of NYSE listing standards. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements.

Sales of outstanding shares of our stock into the market in the future could cause the market price of our stock to drop significantly, even if our business is doing well.

              Immediately following this offering, we estimate that                        shares of our common stock will be outstanding based on 53,333,361 shares outstanding as of August 15, 2009 and assuming the issuance of a total of                    shares upon the exercise by selling stockholders of options and warrants at the closing of this offering. Of these shares,                        will be freely tradable, without restriction, in the public market immediately after the closing of this offering.

              In connection with our initial public offering, our directors, executive officers and certain security holders entered into "lock-up" agreements with the underwriters of that offering, in which they agreed to refrain from selling their shares for a period of 180 days after April 14, 2009, subject to certain extensions. Approximately                        shares will remain subject to these lock-up agreements related to our initial public offering immediately after the closing of this offering. Additionally, the selling stockholders in this offering and our officers and directors have entered into separate lock-up agreements with the underwriters of this offering, in which they have agreed to refrain from selling their shares for a period of 90 days after the date of this prospectus, subject to certain extensions. After the lock-up period expires with respect to our initial public offering,                     outstanding shares will be eligible for sale in the public market without restriction. After the lock-up period expires with respect to this offering, (i) an additional                        outstanding shares will be eligible for sale in the public market without restriction and (ii) an additional                        outstanding shares will be eligible for sale in the public market subject to volume and other limitations under Rule 144 under the Securities Act of 1933,                        of which are currently held by directors, executive officers and other affiliates.

              If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the applicable lock-up period expires, the trading price of our common stock could decline. The managing underwriters in our initial public offering and this offering may, in their sole discretion, permit our directors, officers, employees and security holders who are subject to the contractual lock-up to sell shares prior to the expiration of the lock-up agreements.

              In addition, immediately after the closing of this offering, there will be                        shares underlying options and                        shares underlying warrants that were issued and outstanding, and we will have an aggregate of                        shares of common stock reserved for future issuance under our equity incentive plans as of such date. These shares will become eligible for sale in the public market to the extent permitted by the provisions of various option and warrant agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our stock could decline.

              On May 13, 2009, we filed a registration statement on Form S-8 (File No. 333-159220) under the Securities Act covering an aggregate of 15,277,668 shares of common stock reserved for issuance under our equity incentive plans. Accordingly, the shares of common stock issuable upon the exercise of options or otherwise under our equity incentive plans are available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and subject to the lock-up agreements described above.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

              Our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, shares that may be issued to satisfy our obligations under our incentive plans or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, likely would result in your interest in us being subject to the prior rights of holders of that preferred stock.

Our principal stockholder has significant influence over matters requiring stockholder approval and access to our management.

              As of August 15, 2009, Warburg Pincus beneficially owned 64.9% of our outstanding common stock on an as if converted basis. Immediately after the closing of this offering, Warburg Pincus will beneficially own            % of our outstanding common stock, or            % if the overallotment option is exercised in full. Accordingly, following the offering Warburg Pincus will be able to exercise significant influence over the election of our directors, amendments to our certificate of incorporation and bylaws and other actions requiring the vote or consent of our stockholders, including mergers, going private transactions and other extraordinary transactions. The ownership position of Warburg Pincus may have the effect of delaying, deterring or preventing a change of control or a change in the composition of our board of directors.

              In connection with this offering Warburg Pincus has entered into a lock-up agreement with the underwriters of this offering, in which Warburg Pincus agreed to refrain from selling its shares for a period of 90 days after this offering, subject to certain extensions. However, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. may, in their sole discretion, permit Warburg Pincus to sell shares prior to the expiration of the lock-up agreement.

              Additionally, in February 2009, we entered into a nominating agreement with Warburg Pincus. Under the nominating agreement, as long as Warburg Pincus beneficially owns at least 15% of the outstanding shares of common stock, we will, subject to our fiduciary obligations, nominate and recommend to our stockholders that two individuals designated by Warburg Pincus be elected to the board. Additionally, if Warburg Pincus beneficially owns less than 15% but more than 5% of the outstanding shares of common stock, we will, subject to our fiduciary obligations, nominate and recommend to our stockholders that one individual designated by Warburg Pincus be elected to the board. Two directors affiliated with Warburg Pincus, Patrick T. Hackett and Adarsh Sarma, currently serve on our board of directors.

We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

              We do not expect to pay dividends on shares of our common stock in the foreseeable future and we intend to use cash to grow our business. Consequently, your only opportunity to achieve a positive return on your investment in us will be if the market price of our common stock appreciates.

Provisions in our certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a change of control of our company or changes in our management and, therefore, may depress the trading price of our stock.

              Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

  •
  authorize the issuance of "blank check" preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

  •
  provide for a classified board of directors (three classes);

  •
  provide that stockholders may only remove directors for cause;

  •
  provide that any vacancy on our board of directors, including a vacancy resulting from an increase in the size of the board, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum;

  •
  provide that a special meeting of stockholders may only be called by our board of directors or by our chief executive officer;

  •
  provide that action by written consent of the stockholders may be taken only if the board of directors first approves such action, except that if Warburg Pincus holds at least 50% of our outstanding capital stock on a fully diluted basis, whenever the vote of stockholders is required at a meeting for any corporate action, the meeting and vote of stockholders may be dispensed with, and the action taken without such meeting and vote, if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at the meeting of stockholders; provided that, notwithstanding the foregoing, we will hold an annual meeting of stockholders in accordance with NYSE rules, for so long as our shares are listed on the NYSE, and as otherwise required by the bylaws;

  •
  provide that the board of directors is expressly authorized to make, alter or repeal our bylaws; and

  •
  establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

              Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested" stockholder for a period of three years following the date on which the stockholder became an "interested" stockholder.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus contains "forward-looking statements," which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of financial resources. These forward-looking statements include, without limitation, statements regarding:

  •
  proposed new programs;

  •
  expectations that regulatory developments or other matters will not have a material adverse effect on our enrollments, financial position, results of operations and our liquidity;

  •
  projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance;

  •
  our ability to utilize commercial financing, lines of credit and term debt for the purpose of expansion of our online business infrastructure and to expand and improve our ground campuses;

  •
  our ability to continue to transfer credits from other institutions;

  •
  our ability to maintain and improve the quality of our education;

  •
  management of future growth and scalability;

  •
  development of military and corporate channels;

  •
  management's goals and objectives; and

  •
  other similar matters that are not historical facts.

              Words such as "may," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar expressions, as well as statements in the future tense, identify forward-looking statements.

              Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

  •
  our ability to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, Internet regulations, state laws and regulatory requirements and accrediting agency requirements, which regulatory framework is subject to significant revisions from time to time;

  •
  our ability to continue to develop awareness among, to recruit and to retain students;

  •
  competition in the postsecondary education market and its potential impact on our market share, recruiting cost and tuition rates;

  •
  reputational and other risks related to potential compliance audits, regulatory actions, negative publicity or service disruptions;

  •
  our ability to attract and retain the personnel needed to sustain and grow our business without straining existing resources;

  •
  our ability to develop new programs or expand our existing programs, or integrate acquired businesses, in a timely and cost-effective manner;

  •
  our ability to protect of our intellectual property and risks related to the intellectual property rights of others;

  •
  economic or other developments potentially impacting demand in our core disciplines or the availability or cost of Title IV or other funding; and

  •
  the other factors discussed under "Risk Factors."

              Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

              We will not receive any proceeds from the sale of our common shares by the selling stockholders.

PRICE RANGE OF COMMON STOCK

              Our common stock has been listed on the New York Stock Exchange under the symbol "BPI" since it began trading on April 15, 2009. Shares sold in our initial public offering on April 15, 2009 were priced at $10.50 per share. The following table sets forth, for the time periods indicated, the high and low sale prices of our common stock as reported on the New York Stock Exchange.

2009	High	Low
Second Quarter (beginning April 15, 2009)	$17.15	$9.56
Third Quarter (through September 3, 2009)	$21.90	$14.90

              On September 3, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $18.23 per share.

              As of August 15, 2009, there were 53,333,361 shares of our common stock outstanding held by approximately 31 stockholders of record, including the Depository Trust Company, which holds shares on behalf of an indeterminate number of beneficial owners.

DIVIDEND POLICY

              We currently intend to retain any future earnings and do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, any contractual restrictions and such other factors as our board of directors may deem appropriate.

 CAPITALIZATION

              The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2009.

              You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and our consolidated financial statements, which are included elsewhere in this prospectus.

As of June 30, 2009
(In thousands, except shares and par value)
Cash and cash equivalents	$111,864

Total indebtedness (including short-term and long-term leases and notes payable)	$584

Stockholders' equity:
Undesignated preferred stock: $0.01 par value; 20,000,000 shares authorized, no shares issued and outstanding
Common stock: $0.01 par value; 300,000,000 shares authorized, 53,140,874 shares issued and outstanding	531
Additional paid-in capital	74,006
Retained earnings	8,875

Total stockholders' equity	83,412

Total capitalization	$83,996

              Our cash and cash equivalents and our capitalization will be increased as a result of this offering to the extent that selling stockholders need to exercise options and warrants to obtain the shares of common stock they are selling in this offering. The aggregate cash proceeds to us as a result of such exercise are estimated to be $            and the number of shares of common stock outstanding is estimated to increase by            shares.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

              You should read the following selected consolidated financial and other data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, which are included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2006, 2007 and 2008, and the selected consolidated balance sheet data as of December 31, 2007 and 2008, have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The selected consolidated statement of operations data for the year ended December 31, 2005 and the selected consolidated balance sheet data as of December 31, 2006 have been derived from our audited consolidated financial statements, which are not included in this prospectus. The selected consolidated statements of operations data for the six months ended June 30, 2008 and 2009 and the selected consolidated balance sheet data as of June 30, 2009 have been derived from our unaudited interim condensed consolidated financial statements, which are included elsewhere in this prospectus. The selected consolidated statements of operations data for the year ended December 31, 2004, and the selected consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from our unaudited consolidated financial statements, which are not included in this prospectus. We have prepared the unaudited interim condensed consolidated financial statements on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for such period. Results for the six months ended June 30, 2009 are not necessarily indicative of results expected for the full year. Historical results are not necessarily indicative of the results to be expected for future periods.

              Because we did not acquire Ashford University and the University of the Rockies until 2005 and 2007, respectively, the financial and other data for 2004 primarily reflect the programs we provided to community college students in cooperation with a postsecondary college in the Connecticut state college system.

	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue	$1,240	$7,951	$28,619	$85,709	$218,290	$88,890	$195,183
Costs and expenses:
Instructional costs and services	1,387	5,498	12,510	29,837	62,822	25,682	50,491
Marketing and promotional	2,254	4,078	12,214	35,997	81,036	33,432	68,760
General and administrative(1)	2,550	6,190	8,704	15,892	41,012	15,135	66,976

Total costs and expenses	6,191	15,766	33,428	81,726	184,870	74,249	186,227

Operating income (loss)	(4,951)	(7,815)	(4,809)	3,983	33,420	14,641	8,956
Interest income	—	(38)	(10)	(12)	(322)	(91)	(270)
Interest expense	—	228	351	544	240	183	154

Income (loss) before income taxes	(4,951)	(8,005)	(5,150)	3,451	33,502	14,549	9,072
Income tax expense	—	—	—	164	7,071	2,522	3,925

Net income (loss)	(4,951)	(8,005)	(5,150)	3,287	26,431	12,027	5,147

Accretion of preferred dividends(2)	343	1,344	1,718	1,856	2,006	1,002	645
Deemed dividend on redeemable convertible preferred stock(3)	1,948	11,162	—	—	—	—	—

Net income available (loss attributable) to common stockholders	$(7,242)	$(20,511)	$(6,868)	$1,431	$24,425	$11,025	$4,502

	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(In thousands, except per share data)
Earnings (loss) per common share(4)
Basic	$(2.31)	$(6.53)	$(2.15)	$0.01	$0.38	$0.17	$0.08
Diluted	$(2.31)	$(6.53)	$(2.15)	$0.01	$0.16	$0.08	$0.07
Shares used in computing earnings (loss) per common share(4)
Basic	3,139	3,140	3,197	3,311	3,335	3,335	24,938
Diluted	3,139	3,140	3,197	4,446	7,757	7,403	30,280

	As of December 31,
						As of June 30, 2009
	2004	2005	2006	2007	2008
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,570	$2,163	$54	$7,351	$56,483	$111,864
Total assets	4,506	14,749	17,091	39,057	129,246	230,707
Total indebtedness (including short-term indebtedness)	125	3,779	4,193	5,673	684	584
Redeemable convertible preferred stock	9,526	21,482	23,200	25,056	27,062	—
Total stockholders' equity (deficit)	(5,855)	(15,197)	(21,692)	(20,143)	6,109	83,412

	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(In thousands, except enrollment data)
Consolidated Other Data:
Capital expenditures	$261	$323	$1,381	$3,571	$15,884	$1,849	$12,015
Depreciation and amortization	47	494	735	1,236	2,452	975	2,467
EBITDA (unaudited)(5)	(4,904)	(7,321)	(4,074)	5,219	35,872	15,616	11,423
Cash flows provided by (used in):
Operating activities	(5,214)	(7,244)	(1,082)	10,367	70,748	23,221	76,511
Investing activities	(261)	(8,020)	(1,373)	(2,936)	(16,550)	(2,515)	(23,540)
Financing activities	7,467	13,857	346	(134)	(5,066)	(2,959)	2,410
Period end enrollment (unaudited)(6):
Online	202	729	4,111	12,104	30,921	22,201	45,006
Ground	126	334	360	519	637	406	498

Total	328	1,063	4,471	12,623	31,558	22,607	45,504

(1)
In the fourth quarter of 2008, we recorded stock-based compensation expense of $1.6 million related to the modification of a stock award held by a director. See Note 15, "Related Party Transactions—Director Agreement," to our annual consolidated financial statements, which are included elsewhere in this prospectus.

(2)
The holders of Series A Convertible Preferred Stock earn preferred dividends, accreting at the rate of 8% per year, compounding annually. See Note 10 and Note 7, "Redeemable Convertible Preferred Stock (Series A Convertible Preferred Stock)," to our annual and interim condensed consolidated financial statements, respectively, which are included elsewhere in this prospectus.

(3)
We recorded a deemed dividend of $1.9 million and $11.2 million in the years ended December 31, 2004 and 2005, respectively, for the beneficial conversion feature in our Series A Convertible Preferred Stock. See Note 10 and Note 7, "Redeemable Convertible Preferred Stock (Series A Convertible Preferred

  Stock)," to our annual and interim condensed consolidated financial statements, respectively, which are included elsewhere in this prospectus.

(4)
All basic and diluted earnings (loss) per share and average shares outstanding information for all periods presented have been adjusted to reflect the 1-for-4.5 reverse stock split. See Note 19, "Subsequent Events—Reverse Stock Split," to our annual consolidated financial statements, which are included elsewhere in this prospectus. For more information regarding earnings per share calculations, see Note 9, "Earnings Per Share," to our consolidated annual financial statements, which are included elsewhere in this prospectus.

(5)
EBITDA is defined as net income (loss) plus interest expense, less interest income, plus income tax expense and plus depreciation and amortization. However, EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income, operating income or any other performance measure presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

We believe EBITDA is useful to investors in evaluating our operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization. Depreciation and amortization can vary depending on accounting methods and the book value of assets. We believe EBITDA presents a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets have been acquired.

Our management uses EBITDA:

  •
  as a measurement of operating performance, because it assists us in comparing our performance on a consistent basis, as it removes depreciation, amortization, interest and taxes; and

  •
  in presentations to our board of directors to enable our board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with results of other companies in our industry.

                The following table provides a reconciliation of net income (loss) to EBITDA (unaudited):

	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(In thousands)
Net income (loss)	$(4,951)	$(8,005)	$(5,150)	$3,287	$26,431	$12,027	$5,147
Plus: interest expense	—	228	351	544	240	183	154
Less: interest income	—	(38)	(10)	(12)	(322)	(91)	(270)
Plus: income tax expense	—	—	—	164	7,071	2,522	3,925
Plus: depreciation and amortization	47	494	735	1,236	2,452	975	2,467

EBITDA	$(4,904)	$(7,321)	$(4,074)	$5,219	$35,872	$15,616	$11,423

    EBITDA for the six months ended June 30, 2009 includes expenses related to (i) the settlement of the stockholder dispute in the first quarter of 2009, an expense of $11.1 million (of which $10.6 million was a non-cash expense) and (ii) the acceleration of exit options in the second quarter of 2009, a non-cash expense of $30.4 million.

(6)
We define enrollments as the number of active students on the last day of the financial reporting period. A student is considered an active student if he or she has attended a class within the prior 30 days unless the student has graduated or has provided us with notice of withdrawal.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

              The following discussion should be read in conjunction with our consolidated financial statements, which are included elsewhere in this prospectus. In addition to historical information, this discussion includes forward-looking information that involves risks and assumptions which could cause actual results to differ materially from management's expectations. See "Risk Factors" and "Special Note Regarding Forward-Looking Information."

Overview

Background

              We are a regionally accredited provider of postsecondary education services. We offer associate's, bachelor's, master's and doctoral programs in the disciplines of business, education, psychology, social sciences and health sciences.

              We deliver programs online as well as at our traditional campuses located in Clinton, Iowa and Colorado Springs, Colorado. As of June 30, 2009, we offered approximately 1,000 courses, 50 degree programs and 110 specializations and concentrations. We had 45,504 students enrolled in our institutions as of June 30, 2009, 99% of whom were attending classes exclusively online.

              In March 2005, we acquired the assets of The Franciscan University of the Prairies, located in Clinton, Iowa, and renamed it Ashford University. In September 2007, we acquired the assets of the Colorado School of Professional Psychology, located in Colorado Springs, Colorado, and renamed it the University of the Rockies. See "Business—Our History" for more information about these acquisitions.

Key Financial Metrics

Revenue

              Revenue consists principally of tuition, technology fees and other miscellaneous fees and is shown net of any refunds and scholarships. Factors affecting our revenue include: (i) the number of students who enroll and who remain enrolled in our courses; (ii) our degree and program mix; (iii) changes in our tuition rates; and (iv) the amount of the scholarships that we offer. Tuition is reduced by the amount of scholarships we award to our students.

Enrollments

              We define enrollments as the number of active students on the last day of the financial reporting period. A student is considered an active student if he or she has attended a class within the prior 30 days unless the student has graduated or has provided us with a notice of withdrawal. Enrollments are a function of the number of continuing students at the beginning of each period and new enrollments during the period, which are offset by students who either graduated or withdrew during the period. Our online courses are typically five or six weeks in length and have weekly start dates through the year, with the exception of a two week break during the holiday period in late December and early January. Our campus-based courses have one start per semester with two semesters per year.

Costs and expenses

              Instructional costs and services.    Instructional costs and services consist primarily of costs related to the administration and delivery of our educational programs. This expense category includes compensation for faculty and administrative personnel, costs associated with online faculty, curriculum and new program development costs, bad debt expense, financial aid processing costs, technology license costs and costs associated with other support groups that provide service directly to the students. Instructional costs and services also include an allocation of facility and depreciation costs.

              Marketing and promotional.    Marketing and promotional expenses include compensation of personnel engaged in marketing and recruitment, as well as costs associated with purchasing leads and producing marketing materials. Our marketing and promotional expenses are generally affected by the cost of advertising media and leads, the efficiency of our marketing and recruiting efforts, salaries and benefits for our enrollment personnel and expenditures on advertising initiatives for new and existing academic programs. Advertising costs are expensed as incurred. We also incur immediate expenses in connection with new enrollment advisors while these individuals undergo training. Enrollment advisors typically do not achieve anticipated full productivity until four to six months after their dates of hire. Marketing and promotional costs also include an allocation of facility and depreciation costs.

              General and administrative.    General and administrative expenses include compensation of employees engaged in corporate management, finance, human resources, information technology, compliance and other corporate functions. General and administrative expenses also include professional services fees, travel and entertainment expenses and an allocation of facility and depreciation costs.

              Interest income.    Interest income consists of interest on investments.

              Interest expense.    Interest expense consists primarily of interest charges on our capital lease obligations and on the outstanding balances of our notes payable and line of credit and related fees.

Factors Affecting Comparability

              We believe the following factors have had, or can be expected to have, a significant effect on the comparability of recent or future results of operations:

Public company expenses

              As a public company, we are obligated to file with the SEC annual and quarterly information and other reports that are specified in Section 13 of the Securities and Exchange Act of 1934, as amended. We are required to ensure that we have the ability to prepare financial statements that comply with SEC reporting requirements on a timely basis. We are also subject to other reporting and corporate governance requirements, including the listing standards of the NYSE and certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which impose significant compliance obligations upon us. Specifically, we are required to:

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  prepare and distribute periodic reports and other stockholder communications in compliance with our obligations under the federal securities laws and NYSE rules;

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  create or expand the roles and duties of our board of directors and committees of the board;

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  institute compliance and internal audit functions that are more comprehensive;

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  evaluate and maintain our system of internal control over financial reporting, and report on management's assessment thereof, in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the PCAOB;

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  involve and retain outside legal counsel and accountants in connection with the activities listed above;

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  enhance our investor relations function; and

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  establish new internal policies, including those relating to disclosure controls and procedures.

              We estimate that our incremental annual costs associated with being a publicly traded company will be between $2.5 million and $4.0 million. In addition, we estimate that we will incur approximately $1.0 million in expenses related to this offering.

Stock-based compensation

              We expect to incur increased non-cash, stock-based compensation expense in connection with existing and future issuances under our equity incentive plans.

Acceleration of exit options

              On March 28, 2009, our board of directors amended the exit options for certain members of our management team (10 individuals) to add an additional vesting condition so that the number of shares underlying the options that would not have vested upon the closing of our initial public offering, under the original terms of the options, would vest in full upon the closing of such offering. This additional vesting condition constituted a modification under SFAS 123R. Accordingly, to the extent the exit option vested under the original vesting conditions, the original grant date fair value was recorded on the vesting date; and to the extent each exit option vested under the additional vesting condition, the modification date fair value would be recorded on the vesting date.

              The compensation expense that was recorded for the exit options during the second quarter of 2009 was $30.4 million in the aggregate ($0.1 million related to the portion of the exit options vesting under the original vesting conditions and $30.3 million related to the portion of the exit options vesting under the additional vesting condition), which was based upon the sale by Warburg Pincus of 20.8% of its ownership of our common stock (as-converted) in our initial public offering. The incremental compensation cost resulting from the modification was a non-cash expense of $30.0 million. Such compensation expense was allocated to the expense category in which the optionee's regular compensation is recorded.

Settlement of stockholder dispute

              In February 2009, certain holders of common stock and warrants to purchase common stock asserted various claims against us, our directors and officers and Warburg Pincus regarding amendments to our certificate of incorporation made in connection with financings in 2005 and certain stock options we granted to our employees. The claimants represented 90% of the holders of common stock and 59% of the shares of common stock subject to warrants outstanding, in each case as of July 27, 2005. In March 2009, we reached a settlement with the claimants regarding these claims and recorded a total expense of $11.1 million related to the settlement during the three months ended March 31, 2009, of which $10.6 million was a non-cash expense. After settling with the claimants, we notified the other holders of common stock and other holders of warrants to purchase shares of common stock, in each case as of July 27, 2005, regarding these claims, the settlement terms and their ability to participate in the settlement. In April 2009, we reached settlement with all of the remaining holders of the common stock and of the shares subject to warrants outstanding, in each case as of July 27, 2005, at which time we ceased to be a potential obligor related to the claims asserted by these security holders. No additional expense was recorded in connection with this further settlement.

Seasonality

              Although not apparent in our results of operations due to our rapid rate of growth, our operations are generally subject to seasonal trends. As our growth rate declines we expect to experience seasonal fluctuations in results of operations as a result of changes in the level of student enrollment. While we enroll students throughout the year, first and fourth quarter new enrollments and revenue are generally lower than that in other quarters due to the holiday break in December and January. We generally experience a seasonal increase in new enrollments in August and September of each year when most other colleges and universities begin their fall semesters.

Internal Control Over Financial Reporting

Overview

              Effective internal control over financial reporting is necessary for us to provide reliable annual and quarterly financial reports and to prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results and financial condition could be materially misstated and our reputation could be significantly harmed.

              As a public company, we are required to file annual and quarterly reports containing our consolidated financial statements and are subject to the requirements and standards set by the SEC, PCAOB and the NYSE. Commencing with the year ending December 31, 2010, we must perform system and process evaluations and testing of our internal control over financial reporting to allow us to report on the effectiveness of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act.

Material weaknesses

              In connection with the preparation of our consolidated financial statements included elsewhere in this prospectus, we concluded that there were matters that constituted material weaknesses in our internal control over financial reporting. A material weakness is a control deficiency, or combination of deficiencies, that results in more than a remote likelihood that a material misstatement of our consolidated financial statements would not be prevented or detected on a timely basis by our employees in the normal course of performing their assigned functions. In particular, we have concluded that we did not have:

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  a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the selection and application of GAAP, performance of supervisory review and analysis and application of sufficient analysis on significant contracts, judgments and estimates; or

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  effective controls over the selection, application and monitoring of accounting policies related to redeemable convertible preferred stock, earnings per share, leasing transactions and stock based compensation to ensure that such transactions were accounted for in conformity with GAAP.

              We restated our consolidated financial statements for the years ended December 31, 2005, 2006 and 2007 in large part due to these inadequate internal controls. In addition, in the preparation of our interim condensed consolidated financial statements for first quarter of 2009, we discovered an overstatement of potentially dilutive shares and therefore an understatement of our diluted earnings per common share for the year ended December 31, 2008. We concluded that these matters were immaterial and have been corrected in the financial information contained in this prospectus.

              We are committed to remediating the control deficiencies that constitute the material weaknesses by implementing changes to our internal control over financial reporting. Our Chief Financial Officer is responsible for implementing changes and improvements in the internal control over financial reporting and for remediating the control deficiencies that gave rise to the material weaknesses. We have implemented a number of significant changes and improvements in our internal control over financial reporting during the third and fourth quarters of 2008 and first half of 2009, specifically:

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  hiring key personnel, including a corporate controller, a director of internal audit, a director of financial reporting, a director of financial planning, a manager of financial reporting, a financial reporting accountant, a manager of internal audit, and an assistant controller, as well as certain consultants in each case with experience managing and working in the corporate accounting department of a publicly traded company;

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  making process changes in the financial reporting area, including additional oversight and review; and

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  conducting training of our accounting staff for purposes of enabling them to recognize and properly account for transactions of the type described above.

              Management plans to implement further process changes and conduct further training during the second half of 2009. We cannot assure you that the measures we have taken to date and plan to take will remediate the material weaknesses we have identified.

Critical Accounting Policies and Use of Estimates

              The discussion of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses. On an ongoing basis, we evaluate our estimates and assumptions, including those related to revenue, bad debts, long-lived assets, income taxes and stock-based compensation. These estimates are based on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results of our analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and the impact of such differences may be material to our consolidated financial statements.

              Critical accounting policies are those policies that, in management's view, are most important in the portrayal of our financial condition and results of operations. The footnotes to the consolidated financial statements also include disclosure of significant accounting policies. The methods, estimates and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our financial statements. These critical accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. Our most critical accounting policies and estimates include those involved in the recognition of revenue, allowance for doubtful accounts, impairment of goodwill and intangible assets, provision for income taxes and accounting for stock based compensation. Those critical accounting policies and estimates that require the most significant judgment are discussed further below.

Revenue recognition

              We recognize revenue when earned in accordance with Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition, and Emerging Issues Task Force, or EITF, 00-21, Accounting for Revenue Arrangements with Multiple Deliverables.

              The majority of our revenue comes from tuition revenue and is shown net of scholarships and expected refunds. Tuition revenue is recognized on a straight-line basis over the applicable period of instruction. Our online students generally enroll in a program that encompasses a series of five- to six-week courses that are taken consecutively over the length of a program. Students are billed on a course-by-course basis when first attending a class. Our traditional ground campus students enroll in a program that encompasses a series of 16-week courses. These students are billed at the beginning of each semester.

              Deferred revenue represents tuition, fees and other student payments and unpaid amounts due less amounts recognized as revenue. We recognize an account receivable and corresponding deferred revenue for the full amount of course tuition when a student first attends class. Payments that are received either directly from the student or from the student's source of funding that are in excess of amounts billed are recognized as student deposits.

              If a student withdraws from a program prior to certain dates, they are entitled to a refund of certain portions of their tuition, depending on the date they last attended a class. If an online student drops a class and the student's last date of attendance was in the first week of class, the student receives a full refund of the tuition for that class. If an online student drops a class and the last date of attendance was in the second week of the class, the student receives a refund of 50% of the tuition for that class. If an online student drops a class and the student's last date of attendance was after the second week of the class, the student is not entitled to a refund. We monitor student attendance in online courses through activity in the online program associated with that course. After two weeks have passed without attendance in a class by the student, the student is presumed to have dropped the course as of the last date of attendance, and the student's tuition is automatically refunded to the extent the student is entitled to a refund based on the schedule above. We estimate expected refunds based on historical refund rates by analogy to Statement of Financial Standards, or SFAS, No. 48, Revenue Recognition When Right of Return Exists, as permitted by SAB Topic 13, Revenue Recognition, and record a provision to reduce revenue to the amount that is not expected to be refunded. Refunds issued by us for services that have been provided in a prior period have not historically been material. Future changes in the rate of student withdrawals may result in a change to expected refunds and would be accounted for prospectively as a change in estimate.

              We also recognize revenue from technology fees that are one-time start up fees charged to each new undergraduate online student. Technology fee revenue is recognized ratably over the average expected term of a student. The average expected term of the student is estimated each quarter based upon historical student duration of attendance and qualitative factors as deemed necessary. A significant change in the composition of our student body could result in a change in the time period over which these technology fees are amortized.

Allowance for doubtful accounts

              We maintain an allowance for doubtful accounts for estimated losses resulting from students' inability to pay us for services performed, or for inability of students to repay excess funds received for stipends. Bad debt expense is recorded as a component of instructional costs and services. We calculate the allowance for doubtful accounts based on our historical collection experience and changes in the economic environment. We also consider other factors such as the age of the receivable, the type of receivable and the students' active or inactive enrollment status. Certain variables require management judgment and include inherent uncertainties such as the likelihood of future student attendance and students' ability to qualify for Title IV eligibility. Variations in these factors from our historical experience may impact future estimates of the collectibility of accounts receivable and may cause actual losses due to write-offs of uncollectible accounts to differ from past estimates.

Impairments of long-lived assets

              We account for long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We assess potential impairment to our long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors we consider important which could cause us to assess potential impairment include significant changes in the manner of our use of the acquired assets or the strategy for our overall business and significant negative industry or economic trends. An impairment loss is recorded when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and an expense to operating results.

              We use various assumptions in determining undiscounted cash flows expected to result from the use and eventual disposition of the asset, including assumptions regarding revenue growth rates, operating costs, certain capital additions, assumed discount rates, disposition or terminal value and other economic factors. These variables require management judgment and include inherent uncertainties such as continuing acceptance of our value proposition by prospective students, our ability to manage operating costs and the impact of changes in the economy on our business. A variation in the assumptions used could lead to a different conclusion regarding the realizability of an asset and, thus, could have a significant effect on our conclusions regarding whether an asset is impaired and the amount of impairment loss recorded in the consolidated financial statements.

Income taxes

              We utilize the liability method of accounting for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes. Significant judgments are required in determining the consolidated provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax settlement is uncertain. As a result, we recognize tax liabilities based on estimates of whether additional taxes and interest will be due. These tax liabilities are recognized when, despite our belief that our tax return positions are supportable, we believe that it is more likely than not those positions may not be fully sustained upon review by tax authorities. We believe that our accruals for tax liabilities are adequate for all open audit years based on our assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. To the extent that the final tax outcome of these matters differs from our expectations, such differences will impact income tax expense in the period in which such determination is made.

              We adopted Financial Accounting Standards Board, or FASB, Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48, on January 1, 2008, which prescribes a recognition threshold and measurement process for recording in our consolidated financial statements uncertain tax positions taken, or expected to be taken, in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The standard requires us to accrue for the estimated amount of taxes for uncertain tax positions if it is more likely than not that we would be required to pay such additional taxes. An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained.

              We are required to file income tax returns in the United States and in various state income tax jurisdictions. The preparation of these income tax returns requires us to interpret the applicable tax laws and regulations in effect in such jurisdictions, which could affect the amount of tax paid by us. The income tax returns, however, are subject to audits by the various federal and state taxing authorities. As part of these reviews, the taxing authorities may disagree with respect to our tax positions. The ultimate resolution of these tax positions is often uncertain until the audit is complete and any disagreements are resolved. As required under FIN 48, we therefore record an amount for our estimate of the additional tax liability, including interest and penalties, for any uncertain tax positions taken or expected to be taken in an income tax return. We review and update the accrual for uncertain tax positions as more definitive information becomes available from taxing authorities, completion of tax audits and expiration of statutes of limitations.

              The adoption of FIN 48 had no material effect on our consolidated financial statements and did not result in the recording of uncertain tax position liabilities. However, we subsequently increased our accrual for uncertain tax benefits in 2008 and 2009.

              In addition to estimates inherent in the recognition of current taxes payable, we estimate the likelihood that we will be able to recover our deferred tax assets each reporting period. Realization of our deferred tax assets is dependent upon future taxable income. To the extent we believe it is more-likely-than-not that some portion or all of our net deferred tax assets will not be realized, we establish a valuation allowance recorded against deferred tax assets. Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, we consider all available evidence including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. We released the entire valuation allowance on deferred tax assets as of December 31, 2008 based on our belief that it is more likely than not that our net deferred tax assets will be realized in future periods.

Stock-based compensation

              We grant options to purchase our common stock to certain employees and directors under our equity incentive plans. The benefits provided under these plans are share-based payments subject to the provisions of revised SFAS No. 123, Share-Based Payments, or SFAS 123R. Effective January 1, 2006, we adopted the provisions of SFAS 123R. SFAS 123R, which is a revision of SFAS 123, Accounting for Stock-Based Compensation, replaces our previous accounting for share-based awards under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123R requires all share-based payments to employees, including grants of stock options and the compensatory elements of employee stock purchase plans, to be recorded in our consolidated statement of income based upon their fair values.

              Under the fair value recognition provisions of SFAS 123R, stock-based compensation cost is measured at the grant date fair value of the award and is expensed over the vesting period. We estimate the fair value of stock options awards on the grant date using the Black-Scholes option pricing model. Determining the fair value of stock-based awards at the grant date under this model requires judgment, including estimating our volatility, employee stock option exercise behaviors and forfeiture rates. The assumptions used in calculating the fair value of stock-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment.

              Our computation of expected term was calculated using the simplified method, as permitted by SAB No. 107, Share-Based Payment, and SAB No. 110, Share-Based Payment. The risk-free interest rate is based on the United States Treasury yield of those maturities that are consistent with the expected term of the stock option in effect on the grant date of the award. Dividend rates are based upon historical dividend trends and expected future dividends. As we have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future, a zero dividend rate is assumed in our calculation. Because our stock has not been publicly traded for a significant period of time and we had no substantial historical data on the volatility of our stock as of June 30, 2009, our expected volatility is estimated by analyzing the historical volatility of comparable public companies, which we refer to as guideline companies. In evaluating the comparability of the guideline companies, we consider factors such as industry, stage of life cycle, size and financial leverage.

              The amount of stock-based compensation expense we recognize during a period is based on the portion of the awards that are ultimately expected to vest. We estimate option forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The effect of changes of the estimates to the inputs to the Black-Scholes option pricing model, such as estimated life or volatility, would not have a material impact to our consolidated financial statements.

              Our board of directors grants options with an exercise price that equals or exceeds the closing price of our common stock, as reported by the New York Stock Exchange, on the date of grant.

Results of Operations

              The following table sets forth our consolidated statements of income data as a percentage of revenue for each of the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Costs and expenses
Instructional cost and services	43.7	34.8	28.8	28.9	25.9
Marketing and promotional	42.7	42.0	37.1	37.6	35.2
General and administrative	30.4	18.6	18.8	17.0	34.3

Total operating expenses	116.8	95.4	84.7	83.5	95.4

Operating income (loss)	(16.8)	4.6	15.3	16.5	4.6
Interest income	—	—	(0.1)	(0.1)	(0.1)
Interest expense	1.2	0.6	0.1	0.2	0.1

Income (loss) before income taxes	(18.0)	4.0	15.3	16.4	4.6
Income tax expense	—	0.2	3.2	2.9	2.0

Net income (loss)	(18.0)%	3.8%	12.1%	13.5%	2.6%

              We have experienced significant growth in enrollments, revenue and operating income as well as improvement in liquidity since our acquisition of Ashford University in March 2005. We continue to grow in response to the increasing demand in the market for higher education. We believe our enrollment and revenue growth has been driven primarily by (i) our significant investment in enrollment advisors and online advertising which commenced immediately upon our acquisition of Ashford University and (ii) students' acceptance of our value proposition. Our significant growth in operating income is a result of leveraging our fixed costs with increased revenue.

              Through 2008 and the first half of 2009, we have seen enrollments and revenue continue to increase even though general economic conditions have deteriorated. During 2008 and the first half of 2009, we did not see any unfavorable impact from the decline in general economic conditions on our liquidity, capital resources or results of operations. While we cannot guarantee that these trends will continue, we believe that the performance of our company, as well as the performance of other for-profit education providers generally, has been resilient in the current economic downturn due to (i) the continued availability of Title IV funds to finance student tuition payments, (ii) increased demand for postsecondary education resulting from a deteriorating labor market, (iii) lower advertising costs and (iv) decreased turnover in enrollment advisors and other personnel. To meet the challenges of the current economy, we plan to continue to invest significantly in enrollment advisors and online advertising, which actions we expect will result in our enrollments and operating income continuing to grow, though perhaps not at the same rate as in the past.

              We expect certain expenses to have a significant effect on the comparability of recent and future results of operations. In particular, our operating results have been adversely impacted by the recording of expenses related to (i) the settlement of the stockholder dispute in the first quarter of 2009, an expense of $11.1 million (of which $10.6 million was a non-cash expense), (ii) the acceleration of exit options in the second quarter of 2009, a non-cash expense of $30.4 million, and (iii) expenses related to this offering, which we expect to be approximately $1.0 million. See "Factors Affecting Comparability" above. In addition, we estimate that our incremental annual costs associated with being a publicly traded company will be between $2.5 million and $4.0 million per year.

    Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

              Revenue.    Our revenue for the six months ended June 30, 2009 was $195.2 million, representing an increase of $106.3 million, or 119.6%, as compared to revenue of $88.9 million for the six months ended June 30, 2008. This increase was primarily due to enrollment growth of 101.3%, from 22,607 students at June 30, 2008 to 45,504 students at June 30, 2009. Enrollment growth is driven by various factors including the students' acceptance of our value proposition, the quality of lead generation efforts, the number of enrollment advisors and our ability to retain existing students. In addition to the increase in student enrollment, the revenue increase was also positively impacted by the 5% tuition increase effective April 1, 2009 and the decision to move to a single credit hour price for all Ashford undergraduate students. The tuition increase and the move to a single credit hour price accounted for approximately 3.4% and 6.8%, respectively, of the revenue increase between periods. These increases were partially offset by an increase in institutional scholarships of $8.4 million, or 263.1%, between periods.

              Instructional costs and services expenses.    Our instructional costs and services expenses for the six months ended June 30, 2009 were $50.5 million, representing an increase of $24.8 million, or 96.6%, as compared to instructional costs and services expenses of $25.7 million for the six months ended June 30, 2008. This increase was primarily due to an increase in educational support services and increases in instructional costs as a result of the increase in enrollments, as well as a $2.1 million charge related to the instructional costs and services portion of the acceleration of exit options that occurred in the second quarter of 2009. Our instructional costs and services expenses as a percentage of revenue decreased by 3.0% to 25.9% for the six months ended June 30, 2009, as compared to 28.9% for the six months ended June 30, 2008. This decrease in 2009 was driven by improvements in our variable cost structure due to ongoing work on process improvements, including more efficient course scheduling and use of faculty, offset partially by the exit option charge. Bad debt as a percentage of revenue was 4.7% for the six months ended June 30, 2009 as compared to 6.0% for the six months ended June 30, 2008, primarily due to the procedural improvements in the processing of receivables.

              Marketing and promotional expenses.    Our marketing and promotional expenses for the six months ended June 30, 2009 were $68.8 million, representing an increase of $35.4 million, or 105.7%, as compared to marketing and promotional expenses of $33.4 million for the six months ended June 30, 2008. This increase was driven by greater spending in targeted marketing and online media and an increase in recruitment and marketing staffing, as well as a $5.0 million charge related to the marketing and promotional portion of the acceleration of exit options that occurred in the second quarter of 2009. Our marketing and promotional expenses as a percentage of revenue decreased by 2.4% to 35.2% for the six months ended June 30, 2009, from 37.6% for the six months ended June 30, 2008, primarily due to improvements in our variable cost structure as they relate to advertising.

              General and administrative expenses.    Our general and administrative expenses for the six months ended June 30, 2009 were $67.0 million, representing an increase of $51.9 million, or 342.5%, as compared to general and administrative expenses of $15.1 million for the six months ended June 30, 2008. This increase was primarily attributable to (i) an $11.1 million charge related to the stockholder settlement in the first quarter of 2009 and (ii) a $23.3 million charge related to the general and administrative portion of the acceleration of exit options that occurred in the second quarter of 2009, as well as increased wages of $7.3 million, increased rent of $6.0 million, increased legal and accounting expenses of $2.7 million, increased travel of $0.7 million and other costs of $0.8 million. Our general and administrative expenses as a percentage of revenue increased by 17.3% to 34.3% for the six months ended June 30, 2009, from 17.0% for the six months ended June 30, 2008, primarily due to the increased costs noted above.

              Other income (expense), net.    Other income was $0.1 million for the six months ended June 30, 2009, as compared to other expense of $0.1 million for the six months ended June 30, 2008,

representing a change of $0.2 million. The increase was principally due to increased levels of interest income on higher average cash balances.

              Income tax expense.    We recognized tax expense for the six months ended June 30, 2009 and 2008 of $3.9 million and $2.5 million, at effective tax rates of 43.3% and 17.3%, respectively. The increase in our effective tax rate in 2009 as compared to 2008 was primarily due to (i) an increase in our FIN 48 liability in 2009 and (ii) a nonrecurring benefit related to the release in 2008 of the valuation allowance existing at December 31, 2007. The higher effective tax also reflects the fact that the $11.1 million stockholder settlement charge recorded in the first quarter of 2009 is only partially deductible for tax purposes.

              Net income.    Net income was $5.1 million for the six months ended June 30, 2009, compared to net income of $12.0 million for the six months ended June 30, 2008, a decrease of $6.9 million, as a result of the factors discussed above.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

              Revenue.    Our revenue for 2008 was $218.3 million, an increase of $132.6 million, or 154.7%, as compared to $85.7 million for 2007. Our revenue growth was primarily attributed to enrollment growth. Enrollment growth is driven by various factors including prospective students' acceptance of our value proposition, the quality of lead generation efforts, the number of enrollment advisors and our ability to retain existing students. To a lesser extent, the growth is due to increases in the average tuition per student as a result of tuition price increases, partially offset by an increase in institutional scholarships of $9.5 million. Student enrollment as of December 31, 2008, was 31,558, an increase of 18,935, or 150.0%, compared to 12,623 as of December 31, 2007.

              Instructional costs and services.    Our instructional costs and services for 2008 were $62.8 million, an increase of $33.0 million, or 110.5%, as compared to $29.8 million for 2007. This increase was primarily due to increases in instructional compensation costs of $17.6 million to meet the needs of a 150.0% increase in student enrollment, as well as related increases in financial aid processing costs of $2.7 million, facilities costs of $1.0 million, license fees of $1.3 million, bad debt expense of $8.7 million and other costs of $1.7 million. Instructional costs and services decreased, as a percentage of revenue, to 28.8% for 2008, as compared to 34.8% for 2007. The decrease, as a percentage of revenue, is primarily due to certain scalable fixed costs which relate primarily to the online environment (such as the student services and financial aid personnel, software license fees and online program development costs) being spread over increased enrollment and increased revenue. Such decrease was offset by the increase in our bad debt expense, as a percentage of revenue, to 6.2% for 2008, from 5.5% for 2007. The increase in bad debt expense, as a percentage of revenue, resulted, in part, from increased stipends due to greater availability of Title IV funds per student. Because a portion of our allowance for doubtful accounts is a result of the students' inability to repay excess funds received for stipends when they withdraw from their course of study, our bad debt expense increased. Additionally, the general deterioration of economic conditions negatively impacted our students' ability to pay for services provided.

              Marketing and promotional.    Our marketing and promotional expenses for 2008 were $81.0 million, an increase of $45.0 million, or 125.1%, as compared to $36.0 million for 2007. The increase was primarily due to increases in compensation costs of $26.1 million, advertising expenses of $12.0 million, facilities expenses of $3.5 million and promotional conferences and other costs of $3.4 million. Of these increased costs, annual conference costs of $1.0 million and new facility costs of $0.8 million were incurred in the fourth quarter of 2008. This increase in compensation and advertising spending is expected to continue as we grow our enrollment advisor base and increase our lead generation efforts to support those advisors. Our marketing and promotional expenses, as a percentage of revenue, decreased to 37.1% for 2008 from 42.0% for 2007. The decrease is primarily due to operating leverage associated with compensation costs and advertising costs.

              General and administrative.    Our general and administrative expenses for 2008 were $41.0 million, an increase of $25.1 million, or 158.1%, as compared to $15.9 million for 2007. The increase was primarily due to increases in compensation costs of $14.8 million, professional fees of $3.7 million, office supplies and phone expense of $2.1 million, facilities costs of $3.5 million and travel and conference costs of $0.6 million and other administrative costs of $0.4 million. Of these increased costs, we recorded (i) stock-based compensation expense of $1.6 million related to the modification of a director's stock award and (ii) new facility costs of $0.3 million in the fourth quarter of 2008. Our general and administrative expenses, as a percentage of revenue, increased slightly to 18.8% for 2008 from 18.6% for 2007.

              Interest income.    Our interest income for 2008 was $0.3 million, an increase of $0.3 million from less than $0.1 million for 2007, as a result of increased levels of cash and cash equivalents.

              Interest expense.    Our interest expense for 2008 was $0.2 million, a decrease of $0.3 million from $0.5 million for 2007. The decrease was primarily due to reductions in borrowings.

              Income tax expense.    Income tax expense for 2008 was $7.1 million, an increase of $6.9 million from $0.2 million for 2007. This increase was primarily attributable to increased income before income taxes as well as net operating loss carryforwards that completely eliminated regular taxable income in 2007 and only partially offset the income in 2008. This increase in tax expense was partially offset by release of the valuation allowance that existed at December 31, 2007. In 2008, we reversed our valuation allowance of $7.3 million that was recognized at December 31, 2007, based on our belief that it is more likely than not that our net deferred tax assets will be realized in future periods. As a result, our effective income tax rate increased to 21.1% from 4.8%.

              Net income.    Our net income for 2008 was $26.4 million, an increase of $23.1 million, as compared to net income of $3.3 million for 2007, due to the factors discussed above.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

              Revenue.    Our revenue for 2007 was $85.7 million, an increase of $57.1 million, or 199.5%, as compared to $28.6 million for 2006. The increase was primarily due to increased student enrollment, partially offset by an increase in institutional scholarships of $2.5 million. Student enrollment as of December 31, 2007, was 12,623, an increase of 8,152, or 182.3%, compared to 4,471 as of December 31, 2006.

              Instructional costs and services.    Our instructional costs and services expenses for 2007 were $29.8 million, an increase of $17.3 million, or 138.5%, as compared to $12.5 million for 2006. The increase was primarily due to increases in instructional compensation costs of $8.4 million to meet the needs of a 182.3% increase in student enrollment financial aid processing fees of $1.8 million and license fees of $1.0 million. Bad debt expense increased to $4.7 million for 2007 from $1.0 million for 2006 as a result of a proportional increase in revenue. The change in allowance for doubtful accounts in 2007 includes $4.7 million of bad debt expense, net of bad debt write-offs of $0.6 million. As a percentage of revenue, instructional costs and services decreased to 34.8% for 2007 as compared to 43.7% for 2006. The decrease, as a percentage of revenue, is primarily due to operating leverage associated with instructional compensation costs, partially offset by an increase in our bad debt expense, as a percentage of revenue, to 5.5% for 2007 from 3.4% for 2006. The increase in bad debt expense, as a percentage of revenue, resulted from increased receivables due to a greater availability of Title IV funds per student.

              Marketing and promotional.    Our marketing and promotional expenses for 2007 were $36.0 million, an increase of $23.8 million, or 194.7%, as compared to $12.2 million for 2006. The increase was primarily due to increases in compensation of $10.9 million and advertising expenses of $10.0 million. Our marketing and promotional expenses, as a percentage of revenue, decreased to 42.0% for 2007, from 42.7% for 2006. The decrease, as a percentage of revenue, was primarily due to operating leverage in compensation costs.

              General and administrative.    Our general and administrative expenses for 2007 were $15.9 million, an increase of $7.2 million, or 82.6%, as compared to $8.7 million for 2006. The increase was primarily due to increases in compensation costs of $4.1 million, professional fees of $0.8 million and travel costs of $0.6 million. Our general and administrative expenses, as a percentage of revenue, decreased to 18.6% for 2007 from 30.4% for 2006, primarily due to operating leverage associated with compensation costs and miscellaneous other expenses.

              Interest income.    Interest income for 2007 and 2006 was less than $0.1 million.

              Interest expense.    Interest expense for 2007 was $0.5 million, an increase of $0.2 million, or 55.0%, from $0.3 million for 2006, as a result of increased borrowings.

              Income tax expense.    Income tax expense for 2007 was $0.2 million primarily due to federal and state alternative minimum tax. There was no income tax provision for 2006 due to our net operating losses incurred in the current and prior years.

              Net income.    Our net income for 2007 was $3.3 million, an increase of $8.4 million as compared to a net loss of $5.2 million for 2006, due to the factors discussed above.

Quarterly Results

              The following tables set forth certain unaudited financial and operating data for each quarter during 2007 and 2008 and the first two quarters of 2009. We believe that the information reflects all adjustments, which include only normal and recurring adjustments, necessary to present fairly the information below. Basic and diluted earnings per share are computed independently for each of the quarters presented. Therefore, the sum of quarterly basic and diluted per share information may not equal annual basic and diluted earnings per share.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except enrollment and per share data)
2007
Revenue	$13,749	$16,607	$24,202	$31,151
Costs and expenses:
Instructional costs and services	5,282	6,114	7,758	10,683
Marketing and promotional	6,280	8,562	9,690	11,465
General and administrative	2,952	3,176	3,375	6,389

Total costs and expenses	14,514	17,852	20,823	28,537

Operating income (loss)	(765)	(1,245)	3,379	2,614
Interest income	(1)	—	—	(11)
Interest expense	120	110	102	212

Income (loss) before income taxes	(884)	(1,355)	3,277	2,413
Income tax expense (benefit)	(42)	(64)	156	114

Net income (loss)	$(842)	$(1,291)	$3,121	$2,299

Earnings per common share:
Basic	$(0.40)	$(0.53)	$0.03	$0.02

Diluted	$(0.40)	$(0.53)	$0.02	$0.01

Period end enrollment:
Online	6,440	8,365	12,117	12,104
Ground	416	301	599	519

Total:	6,856	8,666	12,716	12,623

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(1)
	(In thousands, except enrollment and per share data)
2008
Revenue	$38,948	$49,942	$60,277	$69,123
Costs and expenses:
Instructional costs and services	12,948	12,734	16,368	20,772
Marketing and promotional	15,063	18,369	21,058	26,546
General and administrative	7,210	7,925	11,191	14,686

Total costs and expenses	35,221	39,028	48,617	62,004

Operating income (loss)	3,727	10,914	11,660	7,119
Interest income	(32)	(59)	(104)	(127)
Interest expense	86	97	14	43

Income (loss) before income taxes	3,673	10,876	11,750	7,203
Income tax expense (benefit)	(309)	2,831	2,999	1,550

Net income (loss)	$3,982	$8,045	$8,751	$5,653

Earnings per common share:
Basic	$0.05	$0.14	$0.16	$0.10

Diluted	$0.03	$0.06	$0.07	$0.04

Period end enrollment:
Online	18,918	22,201	29,786	30,921
Ground	591	406	761	637

Total:	19,509	22,607	30,547	31,558

(1)
Operating income decreased to $7.1 million in the fourth quarter of 2008 from $11.7 million in the third quarter of 2008 in part due to the following events that occurred in the fourth quarter of 2008: (i) a one-time stock-based compensation expense of $1.6 million related to the modification of a stock award held by a director; (ii) a one-time compensation expense of $1.9 million related to special overachievement bonuses awarded to our management team, which our compensation committee does not expect to award in the future; and (iii) $1.0 million in annual conference costs, which costs are recurring in nature but historically occur only in the fourth quarter. The fourth quarter of 2008 also contained 12 weeks, as compared to the third quarter of 2008 which contained 13 weeks.

	First Quarter	Second Quarter
	(In thousands, except enrollment and per share data)
2009
Revenue	$84,275	$110,908
Costs and expenses:
Instructional costs and services	22,134	28,357
Marketing and promotional	29,106	39,655
General and administrative	25,882	41,093

Total costs and expenses	77,122	109,105

Operating income	7,153	1,803
Interest income	(130)	(140)
Interest expense	58	96

Income before income taxes	7,225	1,847
Income tax expense	3,338	587

Net income	$3,887	$1,260

Earnings per common share:
Basic	$0.07	$0.02

Diluted	$0.03	$0.02

Period end enrollment:
Online	41,278	45,006
Ground	747	498

Total:	42,025	45,504

Liquidity and Capital Resources

    Liquidity

              We financed our operating activities and capital expenditures during 2006 primarily through proceeds from the prior issuances of shares of Series A Convertible Preferred Stock and from borrowings. We financed our operating activities and capital expenditures during 2007 and 2008 and during the six months ended June 30, 2009 primarily through cash provided by operating activities. We realized net proceeds from our initial public offering in April 2009 of $28.8 million, of which $27.7 million was used to pay the accreted value of the Series A Convertible Preferred Stock upon the optional conversion of all outstanding shares of such preferred stock at the closing of our initial public offering. Our cash and cash equivalents were $0.1 million, $7.4 million, $56.5 million and $111.9 million at December 31, 2006, 2007 and 2008 and June 30, 2009, respectively. Our restricted cash was $0.7 million at June 30, 2009 and December 31, 2008. At June 30, 2009, we had marketable securities of $10.0 million.

    Credit Agreement

              We have a credit agreement, which we refer to as the Credit Agreement, with Comerica Bank which provides for a maximum amount of borrowing under a revolving credit facility of $15.0 million, with a letter of credit sub-limit of $15.0 million. The Credit Agreement also provides for an equipment line of credit not to exceed $0.2 million. As of June 30, 2009, we used the availability under the revolving credit facility to issue letters of credit aggregating $14.3 million. We had no borrowings outstanding under the revolving credit facility as of June 30, 2009.

              Under the Credit Agreement, we are subject to certain limitations including restrictions on our ability to incur additional debt, make certain investments or acquisitions and enter into certain merger and consolidation transactions, among other restrictions. The Credit Agreement also contains a material adverse change clause, and we are required to maintain compliance with a minimum tangible net worth financial covenant. As of June 30, 2009 and December 31, 2008, we were in compliance with all financial covenants in our Credit Agreement. If we fail to comply with any of the covenants or experience a material adverse change, the lenders could elect to prevent us from borrowing or issuing letters of credit and declare the indebtedness to be immediately due and payable.

    Title IV funding

              A significant portion of our revenue is derived from tuition funded by Title IV programs. As such, the timing of disbursements under Title IV programs is based on federal regulations and our ability to successfully and timely arrange financial aid for our students. Title IV funds are generally provided in multiple disbursements before we earn a significant portion of tuition and fees and incur related expenses over the period of instruction. Students must apply for new loans and grants each academic year. These factors, together with the timing of our students beginning their programs, affect our operating cash flow.

              Based on the financial statements for the fiscal year ended December 31, 2007, Ashford University and the University of the Rockies did not satisfy the composite score requirement of the financial responsibility test, which institutions must satisfy in order to participate in Title IV programs. As a result, (i) Ashford University posted a letter of credit in favor of the U.S. Department of Education in the amount of $12.1 million, which was scheduled to remain in effect through September 30, 2009, and (ii) the University of the Rockies posted a letter of credit in favor of the U.S. Department of Education in the amount of $0.7 million, which was scheduled to remain in effect through June 30, 2009. In July 2009, the U.S. Department of Education notified us that the University of the Rockies received a composite score of 1.7 for the fiscal year ended December 31, 2008, and the University of the Rockies was released from the requirement to post a letter of credit. In August 2009, the U.S. Department of Education notified us that Ashford University received a composite score of 1.6 for the fiscal year ended December 31, 2008, and Ashford University was released from the requirement to post a letter of credit.

              To help comply with the 90/10 rule in the future, we are exploring a number of options to increase the amount of revenues our institutions derive from non-Title IV sources. For example, we are considering a program for the University of the Rockies in which the institution would provide direct loans to students. If this program is implemented, we expect initially that the total number of students receiving these loans during 2009 would be approximately 125 and the total amount of the loans would be approximately $1.5 million. We have no current plans to implement a similar program for Ashford University.

    Operating activities

              Net cash provided by operating activities was $76.5 million and $23.2 million for the six months ended June 30, 2009 and 2008, respectively. The increase from 2008 to 2009 was primarily due to an increase in net income (excluding the non-cash charges related to the stockholder settlement and the acceleration of exit options) and $42.7 million of deferred revenue related to our overall growth and timing of receivables. We expect to continue to generate cash from our operations for the foreseeable future.

              Net cash provided by operating activities for 2008 was $70.7 million, primarily due to our increased net income of $26.4 million and increased Title IV disbursements in excess of amounts charged to students of $50.6 million. Net cash provided by operating activities for 2007 was $10.4 million, primarily due to our increased net income. Net cash used in operating activities for 2006 was $1.1 million, primarily due to our net loss of $5.2 million.

    Investing activities

              Net cash used in investing activities was $23.5 million and $2.5 million for the six months ended June 30, 2009 and 2008, respectively. Capital expenditures were $12.0 million and $1.8 million for the six months ended June 30, 2009 and 2008, respectively. The increase in 2009 is primarily related to the purchase of property and equipment and leasehold improvements relating to a facility for which we began rental payments in the first quarter of 2009. We will continue to invest in computer equipment and office furniture and fixtures to support our increasing employee headcounts.

              During the second quarter of 2009, we purchased $10.0 million of marketable securities. We manage our excess cash pursuant to the quantitative and qualitative operational guidelines of our cash investment policy. Our cash investment policy, which was adopted by our audit committee and our board of directors in May 2009 and is managed by our chief financial officer, has the following primary objectives (in order of priority): preserving principal, meeting our liquidity needs, minimizing market and credit risk and providing after-tax returns. Under the policy's guidelines, we invest our excess cash exclusively in high-quality, short-term, U.S. dollar-denominated financial instruments. For a discussion of the measures we use to mitigate the exposure of our cash investments to market risk, credit risk and interest rate risk, see "Quantitative and Qualitative Disclosures About Market Risk."

              Net cash used in investing activities was $1.4 million, $2.9 million and $16.6 million for 2006, 2007 and 2008, respectively. Our cash used in investing activities is primarily related to the purchase of property and equipment and leasehold improvements. A majority of our historical capital expenditures are related to the establishment of our initial infrastructure to support our online operations and to improve our ground campus. Capital expenditures were $1.4 million, $3.6 million and $15.9 million for 2006, 2007 and 2008, respectively. Our planned capital expenditures for the second half of 2009 are approximately $10.0 million.

    Financing activities

              Net cash provided by financing activities was $2.4 million for the six months ended June 30, 2009 and used in financing was $3.0 million for the six months ended June 30, 2008. During the six months ended June 30, 2009, net cash provided by financing activities was generated primarily from the net proceeds of our initial public offering, after deducting underwriting discounts and commissions and offering expenses ($28.8 million), offset by the payment of the accreted value of the Series A Convertible Preferred Stock ($27.7 million) upon the optional conversion of all outstanding shares of Series A Convertible Preferred Stock into common stock at the closing of our initial public offering.

              Net cash provided by (used in) financing activities was $0.3 million, $(0.1) million and $(5.1) million for 2006, 2007 and 2008, respectively. Net cash used in financing activities for 2008 was primarily due to repayments of borrowing of $4.9 million.

              We expect to continue to utilize commercial financing, lines of credit and term debt for the purpose of expansion of our online business infrastructure and to expand and improve our ground campuses in Clinton, Iowa and Colorado Springs, Colorado. Based on our current level of operations and anticipated growth in enrollments, we believe that our cash flow from operations, existing cash and cash equivalents and other sources of liquidity will provide adequate funds for ongoing operations, planned capital expenditures and working capital requirements for at least the next 12 months.

    Significant Cash and Contractual Obligations

              The following table sets forth, as of December 31, 2008, certain significant cash obligations that will affect our future liquidity:

	Payments Due by Period
	Total	Less than 1 Year	Years 2 - 3	Years 4 - 5	More than 5 Years
	(In thousands)
Long term debt(1)	$234	$74	$160	$—	$—
Capital lease obligations(2)	486	179	236	71	—
Operating lease obligations(2)	246,176	13,450	41,809	48,541	142,376
Uncertain tax positions(3)	2,740	—	2,740	—	—

Total	$249,636	$13,703	$44,945	$48,612	$142,376

(1)
See Note 7, "Notes Payable and Long-Term Debt," to our annual consolidated financial statements, which are included elsewhere in this prospectus.

(2)
See Note 8, "Lease Obligations," to our annual consolidated financial statements, which are included elsewhere in this prospectus.

(3)
See Note 13, "Income Taxes," to our annual consolidated financial statements, which are included elsewhere in this prospectus.

Off-Balance Sheet Arrangements

              We have no off-balance sheet arrangements.

Segment Information

              We operate in one reportable segment as a single educational delivery operation using a core infrastructure that serves the curriculum and educational delivery needs of both our ground and online students regardless of geography. Our chief operating decision maker, our CEO and President, manages our operations as a whole, and no expense or operating income information is evaluated by our chief operating decision maker on any component level.

Recent Accounting Pronouncements

              For recent accounting pronouncements, see Note 2, "Summary of Significant Accounting Policies—Recent Accounting Pronouncements," to the interim condensed consolidated financial statements, which are included elsewhere in this prospectus.

Quantitative and Qualitative Disclosure About Market Risk

Market and credit risk

              Pursuant to our cash investment policy (adopted in May 2009), we attempt to mitigate the exposure of our cash investments to market and credit risk by (i) diversifying concentration risk to ensure that we are not overly concentrated in a limited number of financial institutions, (ii) monitoring and managing the risks associated with the national banking and credit markets, (iii) investing in U.S. dollar-denominated assets and instruments only, (iv) diversifying account structures so that we maintain a decentralized account portfolio with numerous stable, highly-rated and liquid financial institutions and (v) ensuring that our investment procedures maintain a defined and specific scope such that we will not invest in higher-risk investment accounts, including long-term corporate bonds, financial swaps or derivative and corporate equities. Accordingly, under the guidelines of the policy, we invest our excess cash exclusively in high-quality, short-term, U.S. dollar-denominated financial instruments. All of our marketable securities as of June 30, 2009 were certificates of deposit at financial institutions that maintain a rating of A1 or P1 or higher.

              Despite the investment risk mitigation strategies we employ, we may incur investment losses as a result of unusual and unpredictable market developments, and we may experience reduced investment earnings if the yields on investments deemed to be low risk remain low or decline further in this time of economic uncertainty. In addition, unusual and unpredictable market developments may also create liquidity challenges for certain of the assets in our investment portfolio.

              We have no derivative financial instruments or derivative commodity instruments.

Interest rate risk

              All of our capital lease obligations are fixed rate instruments and are not subject to fluctuations in interest rates. However, to the extent we borrow funds under the Credit Agreement, we would be subject to fluctuations in interest rates. As of June 30, 2009, we had no borrowings under the Credit Agreement.

              Our future investment income may fall short of expectations due to changes in interest rates. At June 30, 2009, a 10% increase or decrease in interest rates would not have a material impact on our future earnings, fair value, or cash flows related to investments in cash equivalents or interest earning marketable securities.

Related Party Transactions

              Ryan Craig, one of our directors, entered into an agreement with Warburg Pincus, our principal investor, in August 2004 to serve on our board of directors and as a consultant to us in 2004 on behalf of Warburg Pincus. Under this agreement, Warburg Pincus agreed to compensate Mr. Craig from its equity ownership in us upon a liquidity event, which was deemed not to be probable when the agreement was signed. This agreement was amended in December 2008. See Note 15, "Related Party Transactions—Director Agreement," to our consolidated financial statements, which are included elsewhere in this prospectus. For his services as a Warburg Pincus representative to our board of directors from August 2004 to August 2008, Mr. Craig earned the right to receive 44,114 shares of our common stock from Warburg Pincus. In his role as an independent consultant to us in 2004, Mr. Craig earned the right to receive 67,962 shares of our common stock from Warburg Pincus. For these services, Mr. Craig received an aggregate amount of 112,076 shares of common stock in January 2009. Based on the fair value of our common stock on December 31, 2008, we recorded stock-based compensation expense of $1.6 million for the fair value of those shares in the fourth quarter of 2008.

              In November 2003, Warburg Pincus loaned $75,000 to Andrew Clark to finance Mr. Clark's purchase of 75,000 shares of Series A Convertible Preferred Stock from us. In connection with such loan, Mr. Clark entered into a Secured Recourse Promissory Note and Pledge Agreement with Warburg Pincus which provided that the principal amount due under the note would accrue simple interest at a rate of 8% per year until November 26, 2005, the maturity date, after which time interest would accrue at a penalty rate of 16% per year, compounded monthly. The loan was secured by 75,000 shares of Series A Convertible Preferred Stock held by Mr. Clark. Mr. Clark repaid the loan in full on March 10, 2009, at which time the amount due under the note was $146,740 (including accrued interest of $71,740).

              In 2004, Warburg Pincus entered into a guarantee in favor of a postsecondary college in the Connecticut state college system pursuant to which Warburg Pincus agreed to guarantee certain of our obligations. See "Certain Relationships and Related Transactions—Warburg Pincus Guarantee." Additionally, in 2007, we entered into a line of credit with Warburg Pincus. See "Certain Relationships and Related Transactions—Line of Credit with Warburg Pincus." As of December 31, 2007, all amounts borrowed under the line of credit were repaid and the line of credit was cancelled.

              Our current certificate of incorporation and bylaws, as well as the certificate of incorporation and bylaws that will be in effect upon the closing of this offering, require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with each of our directors and executive officers. See "Certain Relationships and Related Transactions—Indemnification Agreements."

BUSINESS

Overview

              We are a regionally accredited provider of postsecondary education services. We offer associate's, bachelor's, master's and doctoral programs in the disciplines of business, education, psychology, social sciences and health sciences.

              We deliver our programs online as well as at our traditional campuses located in Clinton, Iowa and Colorado Springs, Colorado. As of June 30, 2009, we offered approximately 1,000 courses and 50 degree programs and 110 specializations and concentrations. We had 45,504 students enrolled in our institutions as of June 30, 2009, 99% of whom were attending classes exclusively online.

              We have designed our offerings to have four key characteristics that we believe are important to students:

  •
  Affordability—our tuition and fees fall within Title IV loan limits;

  •
  Transferability—our universities accept a high level of prior credits;

  •
  Accessibility—our delivery model makes our education services accessible to a broad segment of the population; and

  •
  Heritage—our institutions' respective histories as traditional universities provide a sense of familiarity, a connection to a student community and a campus-based experience for both online and ground students.

              We believe these characteristics create an attractive and differentiated value proposition for our students. In addition, we believe this value proposition expands our overall addressable market by enabling potential students to overcome the challenges associated with cost, transferability of credits and accessibility—factors that frequently discourage individuals from pursuing a postsecondary degree.

              We are committed to providing a high-quality educational experience to our students. We have a comprehensive curriculum development process, and we employ qualified faculty members with significant academic and practitioner credentials. We conduct ongoing faculty and student assessment processes and provide a broad array of student services. Our ability to offer a quality experience at an affordable price is supported by our efficient operating model, which enables us to deliver our programs, as well as market, recruit and retain students, in a cost-effective manner.

              We have experienced significant growth in enrollment, revenue and operating income since our acquisition of Ashford University in March 2005. At December 31, 2008 and June 30, 2009, our enrollment was 31,558 and 45,504, respectively, an increase of 150.0% and 101.3% over our enrollment as of December 31, 2007 and June 30, 2008, respectively. At June 30, 2009, our ground enrollment was 498, as compared to 312 in March 2005, reflecting our commitment to invest in further developing our traditional campus heritage. For the year ended December 31, 2008 and the six months ended June 30, 2009, our revenue was $218.3 million and $195.2 million, respectively, an increase of 154.7% and 119.6%, respectively, over the same periods for the prior years. For the year ended December 31, 2008 and the six months ended June 30, 2009, our operating income was $33.4 million and $9.0 million, respectively, as compared to $4.0 million and $14.6 million, respectively, for the same periods in the prior years. We intend to pursue growth in a manner that continues to emphasize a quality educational experience and that satisfies regulatory requirements.

Our History

              In January 2004, our principal investor, Warburg Pincus, and our CEO and President, Andrew Clark, as well as several other members of our current executive management team, launched Bridgepoint Education, Inc. to establish a differentiated postsecondary education provider. They developed a business plan to provide individuals previously discouraged from pursuing an education due to cost, the inability to transfer credits or difficulty in completing an education while meeting personal and professional commitments, the opportunity to pursue a quality education from a trusted institution. The business plan incorporated our management team's experience with other online and campus-based postsecondary providers and sought to employ processes and technologies that would enhance both the quality of the offering and the efficiency with which it could be delivered. As the foundation for this plan, we sought out opportunities to acquire a traditional university with a history of providing quality education to its students and with a rich heritage of student community.

              In March 2005, we acquired the assets of The Franciscan University of the Prairies, located in Clinton, Iowa, and renamed it Ashford University. Founded in 1918 by the Sisters of St. Francis, a non-profit organization, The Franciscan University of the Prairies originally provided postsecondary education to individuals seeking to become teachers and later expanded to offer a broader portfolio of programs. The university obtained regional accreditation in 1950 from the Higher Learning Commission. At the time of the acquisition, the university had 332 students, 20 of whom were enrolled in the university's first online program, which launched in January 2005.

              The majority of our current executive management team was in place at the time we acquired Ashford University. As a result, we were able to begin implementing processes and technologies to prepare for the launch of an online education offering to serve a large student population immediately after the acquisition. In spring 2005, we introduced several new online programs through Ashford University, including four bachelor's and two master's programs. Since then, we have continued to introduce new online programs. At present, we offer 1 associate's program and approximately, 20 bachelor's programs and 6 master's programs, online, including numerous specializations and concentrations within these programs. During this same period, we also invested in enhancing and expanding the campus' physical infrastructure. In 2006, Ashford University received re-accreditation from the Higher Learning Commission through 2016. In 2007, we formally launched our military and corporate channel development efforts and, as a result, expanded our relationships with military and corporate employers through which we seek to recruit students.

              In September 2007, we acquired the assets of the Colorado School of Professional Psychology, located in Colorado Springs, Colorado, and renamed it the University of the Rockies. Founded as a non-profit institution in 1998 by faculty from Chapman University, the school offers master's and doctoral programs primarily in psychology. At the time of the acquisition, the school had 75 students and did not offer any online courses or programs. In October 2008, through the University of the Rockies, we launched one online master's program with two specializations and our first online doctoral program. Originally accredited in 2003 for a period of five years by the Higher Learning Commission, the University of the Rockies received re-accreditation from the Higher Learning Commission in 2008 for a period of seven years.

Our Market Opportunity

              The postsecondary education market in the United States represents a large, growing opportunity. Based on a March 2009 report by the NCES, revenue of postsecondary degree-granting educational institutions exceeded $410 billion in the 2005-2006 academic year. In the same report, the number of students enrolled in postsecondary institutions was 18.2 million in 2007 and is projected to grow to 20.1 million by 2017.

              Within the postsecondary education market, enrollments at private for-profit institutions have grown at a higher rate than enrollments at not-for-profit postsecondary institutions. According to a March 2009 NCES report, from 1997 to 2007, private for-profit enrollments grew at a compound annual growth rate of 13.7% compared to compound annual growth rates of 1.9% and 1.8% for public and private not-for-profit enrollments, respectively. We believe this growth is due to the ability of for-profit providers to assess marketplace demand, to quickly adapt program offerings, to scale their operations to serve a growing student population, to provide strong customer service and to offer a high-quality education.

              Online postsecondary enrollment is growing at a rate well in excess of the growth rate of overall postsecondary enrollment. According to Eduventures, online postsecondary enrollment increased from 0.4 million to 1.7 million between 2002 and 2007, representing a compound annual growth rate of 32.0%. By comparison, according to a March 2009 NCES report, enrollment in overall postsecondary programs increased at a projected compound annual growth rate of 1.9% during the same period. We believe the rapid growth in online postsecondary enrollment has been driven by a number of factors, including:

  •
  the greater convenience and flexibility that online programs offer as compared to ground programs;

  •
  the increased acceptance of online programs as an effective educational medium by students, academics and employers; and

  •
  the broader potential student base, including working adults, that can be reached through the use of online delivery.

              We expect continued growth in postsecondary education based on a number of factors, including (i) an increase in the number of occupations that require a bachelor's or a master's degree and (ii) the higher compensation that individuals with postsecondary degrees typically earn as compared to those without a degree. According to a December 2007 report from the BLS, occupations requiring a bachelor's or master's degree are expected to grow 17% and 19%, respectively, between 2006 and 2016, or nearly double the growth rate BLS has projected for occupations that do not require a postsecondary degree. Further, individuals with postsecondary degrees are generally able to achieve higher compensation than those without a degree. According to data published by the NCES, the 2007 median incomes for individuals 25 years or older with a bachelor's, master's and doctoral degree were 67%, 100% and 167% higher, respectively, than for a high school graduate (or equivalent) of the same age with no college education.

              Although obtaining a postsecondary education has significant benefits, many prospective students are discouraged from pursuing, and ultimately completing, an undergraduate or graduate degree program. According to a March 2009 NCES report, 67% of all individuals 25 or older in the United States who have obtained a high school degree, or over 112 million individuals, have not completed a bachelor's degree or higher. We believe this is due to a number of factors, including:

  •
  High tuition costs.  According to a March 2009 NCES report, tuition prices have increased at a compound annual growth rate of 7.4% and 7.2% for public and private institutions, respectively, over the past three decades, well in excess of the rate of inflation during this period. As a result, according to the NCES, average tuition prices at public and private institutions during the 2007-2008 academic year, were 83% and 65% greater, respectively, as compared to tuition prices during the 1997-1998 academic year. Many students are not able to afford such tuition prices and, as a result, elect not to pursue an education.

  •
  Restrictions on credit transferability.  According to a March 2009 NCES report, over 33 million individuals 25 years or older in the United States have completed some postsecondary education coursework but have not obtained a degree. These individuals typically seek to transfer credits for previously completed coursework when they re-enroll in a postsecondary degree program. However, institutions often do not allow new students to obtain full credit for prior coursework, forcing them to incur incremental expense and to commit additional time to complete a program. Further, the willingness of accrediting agencies to sanction credit transferability depends, in part, on the extent to which it is consistent with an institution's mission.

  •
  Personal and professional commitments.  Many postsecondary students, particularly working adults, must balance other personal and professional commitments while pursuing an education. As a result, these students often require significant scheduling flexibility, both with daily coursework and with start and end dates for any particular course, to be able to complete a program. Additionally, attending courses in person, rather than online, can present an obstacle for some individuals given the time and expense required to commute to campus.

  •
  Inadequate community support network.  Students often seek, and in many cases require, a sense of student community and the associated support network to successfully complete their coursework, particularly in a rigorous academic environment. For some institutions, particularly those with limited direct interaction between students, these factors can be difficult to establish.

              We believe postsecondary institutions that effectively address these challenges not only access a broader segment of the overall postsecondary market, but also have the potential to expand the market opportunity and to include individuals who previously were discouraged from pursuing a postsecondary education.

Our Competitive Strengths

              We believe that we have the following competitive strengths:

Attractive, differentiated value proposition for students

              We have designed our educational model to provide our students with a superior value proposition relative to other educational alternatives in the market. We believe our model allows us to attract more students, as well as to target a broader segment of the overall population. Our value proposition is based on the following:

  •
  Affordable tuition.  We structure the tuition and fees for our programs to be below Title IV loan limits, permitting students who do not otherwise have the financial means to pursue an education the ability to gain access to our programs. We believe that removing the financial burden of obtaining incremental private loans, or making significant cash tuition payments while pursuing a postsecondary education, not only permits more students to access our programs but also enables students to focus more on their coursework and on program completion while in school. We also recognize that private loans are increasingly difficult to obtain, which can prevent academically qualified students from pursuing an education at institutions with higher tuition and fees.

  •
  High transferability of credits.  Based on our research, we believe we are one of six postsecondary education institutions in the United States, and the only for-profit provider, that accepts up to 99 transfer credits for a bachelor's degree program. Many adult students have completed some postsecondary education and have credits which they would like to transfer to a new degree program, but are often prevented from doing so, thereby increasing the time and expense incurred to earn a degree. This situation is common among military personnel who, as of June 30, 2009, comprised 17.2% of our total enrollment. We believe students should receive credit for their prior work and, as such, we have worked closely with our accrediting agencies to obtain the right to accept a high level of transfer credits. Based on a recent review of our fully admitted undergraduate students, over 76% transferred in credits and 54% of those who transferred in credits transferred in 50 credits or more.

  •
  Accessible educational model.  Our online delivery model, weekly start dates and commitment to affordability and the transferability of credits make our programs highly accessible. Our online platform has been designed to deliver a quality educational experience while offering the flexibility and convenience that many students, particularly working adults, require. As of June 30, 2009, 99% of our students were taking classes exclusively online. Our weekly starts provide students with significant flexibility to structure their course schedule around their other personal and professional commitments.

  •
  Heritage as a traditional university with a campus-based student community.  We believe that a strong sense of community and the familiarity associated with a traditional campus environment are important to recruiting and retaining students and differentiate us from many other online providers. We encourage our online students to follow activities on our campuses, including our 15 NAIA athletic teams, our student clubs and our student projects with our campuses' local communities. Additionally, all online student activity, including completing coursework and seeking support services, is initiated through each university's homepage, which also highlights campus activities, including athletic and social events. As a result, students have the opportunity to become more connected to their fellow students and to develop a stronger connection with our institutions. Additionally, we hold graduation ceremonies at our Ashford University campus for online and ground students. In the May 2009 graduation, 85% of the students participating in the ceremony were graduating from online programs.

Commitment to academic quality

              We are committed to providing our students with a rigorous and rewarding academic experience, which gives them the knowledge and experience necessary to be contributors, educators and leaders in their chosen professions. We seek to maintain a high level of quality in our curriculum, faculty and student support services, all of which contribute to the overall student experience. Our curriculum is reviewed annually to ensure that content is refined and updated as necessary. Our faculty members have over seven years of instructional experience on average, and all hold graduate degrees in their respective fields of instruction and typically have relevant practitioner experience. We provide extensive student support services, including academic, administrative and technology support, to help maximize the success of our students. Additionally, we monitor the success of our educational delivery processes through periodic faculty and student assessments. We believe our commitment to quality is evident in the satisfaction and demonstrated proficiency of our students, which we measure at the completion of every course. In a spring 2009 survey we conducted, in which over 1,700 Ashford students responded, 96% indicated they would recommend Ashford University to others seeking a degree.

Cost-efficient, scalable operating model

              We have designed our operating model to be cost-efficient, allowing us to offer a quality educational experience at an affordable tuition rate while still generating attractive operating margins. Our management team has relied upon its significant experience with other online education models to develop processes and employ technology to enhance the efficiency and scalability of our business model. Our processes and related technologies allow us to efficiently meet our students' instructional support services needs and to execute our marketing, recruiting and retention strategy. These processes and related technologies enable our management team to operate the business effectively and to identify areas for opportunity to refine the model further. Additionally, we have developed our operating model to be scalable and to support a much larger student population than is currently enrolled.

Experienced management team and strong corporate culture

              Our management team possesses extensive experience in postsecondary education, in many cases with other large online postsecondary providers. Andrew Clark, our CEO and President, served in senior management positions at such institutions for 12 years prior to joining us and has significant experience with online education businesses. The other members of our executive management team, most of whom have been with us since our launch of Bridgepoint Education, Inc., also bring a combination of academic, operational, technological and financial expertise that we believe has been critical to our success. The continuity of our executive management team demonstrates the strong relationship between functional areas within our business and the team's belief in the potential of our business model. Additionally, our executive management team has been critical to establishing and maintaining our corporate culture during our rapid growth. Our culture is based on four core values: integrity, ethics, service and accountability. We believe these values (i) have allowed us to create an environment that makes us a sought-after employer for professionals within our industry and (ii) have contributed to the strong relationships we maintain with each of our regulatory and accrediting agencies.

Our Growth Strategies

              We intend to pursue the following growth strategies:

Focus on high-demand disciplines and degree programs

              We seek to offer programs in disciplines in which there is strong demand for education and significant opportunity for employment. Our current program portfolio includes offerings at the associate's, bachelor's, master's and doctoral levels in the disciplines of business, education, psychology, social sciences and health sciences. We follow a defined process for identifying new degree program opportunities which incorporates student, faculty and market feedback, as well as macro trends in the relevant disciplines, to evaluate the expected level of demand for a new program prior to developing the content and marketing it to potential students. Based on a March 2009 NCES report, programs in our disciplines represent 69% of total bachelor's degrees conferred by all postsecondary institutions in 2006-2007.

Increase enrollment in our existing programs through investment in marketing, recruiting and retention

              We have invested significant resources in developing processes and implementing technologies that allow us to effectively identify, recruit and retain qualified students. We intend to continue to invest in marketing, recruiting and retention and to expand our enrollment advisor workforce to increase enrollment in our existing programs. Our proprietary CRM system and related processes allow us to effectively pursue potential new students that have expressed an interest in a postsecondary program. Additionally, our superior value proposition allows us to differentiate our educational offering to potential students. Once a student enrolls in our programs, we provide consistent, ongoing support to assist the student in acclimating to the online environment and to address challenges that arise in order to increase the likelihood that the student will persist through graduation. We also intend to continue to develop our brand recognition through targeted marketing efforts to students and employers.

Expand our portfolio of programs, specializations and concentrations

              We intend to continue to expand our academic offerings to attract a broader portion of the overall market. In addition to adding new programs in high-demand disciplines, we intend to enhance our programs through the addition of more specializations and concentrations. Specializations and concentrations are used to create an offering that is tailored to the specific objectives of a target student population and therefore is more attractive to potential students interested in a particular program. As a result, the addition of specializations and concentrations represents a cost-effective way both to expand our target market and to further enhance the differentiation of our programs in that market. Additionally, we intend to expand our portfolio of master's and doctoral degree programs, consistent with our commitment to a quality academic offering, and to pursue graduate students because we believe they represent an attractive segment of the population.

Further develop strategic relationships in the military and corporate channels

              We intend to broaden our relationships with military and corporate employers, as well as seek additional relationships in these channels. Through our dedicated channel development teams, we are able to cost-effectively target specific segments of the market as well as better understand the needs of students in these segments so that we can design programs that more closely meet their needs. We believe our value proposition is attractive to potential students in these markets. In the military segment, individuals may frequently change locations or may seek to complete a program intermittently over the course of several years. In the corporate channel, employers value our traditional campus heritage, while our affordability allows employer tuition reimbursement to be used more efficiently.

Deliver measurable academic outcomes and a positive student experience

              We are committed to offering an educational solution that supports measurable academic outcomes, thereby allowing our students to increase their probability of success in their chosen profession. We use a comprehensive course development program and ongoing assessments to define the desired outcomes for a course, to design the course to deliver these outcomes and to measure each student's progress towards achieving these outcomes as they progress through a course. Our online platform supports this objective as we are able to monitor each student's action in an online course. Additionally, our students benefit from the strong sense of community that exists from being associated with a traditional campus and student community, including the related student activities. We believe our combination of measurable outcomes and a positive experience is important to helping students persist through graduation.

Approach to Academic Quality

Rigorous curricula

              We are committed to offering academically rigorous curricula, which provide students the knowledge and skills necessary to be successful in their respective professions. Our curricula are developed to ensure a consistent, high-quality learning experience for all students. Faculty and subject matter experts design our curricula to emphasize the requisite professional knowledge and skills that our students will need following graduation. Our programs and curricula are continuously monitored and undergo regular reviews to ensure their quality, efficacy and relevance.

Qualified faculty

              Our faculty members have over seven years of instructional experience on average, and all hold graduate degrees in their respective fields of instruction and typically have relevant practitioner experience. As of June 30, 2009, 94.5% of our faculty teaching graduate courses, at Ashford University, and 100% at University of the Rockies, have earned doctoral degrees. Faculty members participate in ongoing professional development as well as regional face-to-face meetings designed to ensure appropriate levels of faculty engagement and student learning.

Consistent delivery

              We use standard curricula, texts and syllabi each time a given course is taught to ensure consistency in delivery. The course sequences we offer are standardized in a given program to enable consistent delivery. Courses have clear, consistent objectives which enable us to measure learning outcomes every time a course is given. Additionally, standard course student assessment materials are used to guarantee a consistent approach. Our uniform content, course objectives, assessment process and course sequences allow us to consistently deliver our programs to a large student population.

Effective student services

              Each student is provided a dedicated support team to assist such student in pursuing academic objectives. Financial aid and student services personnel help each new student evaluate financial service options and provide assistance in reviewing prior credits and planning scheduled classes. Each student is also assigned a teaching assistant at the beginning of matriculation to serve as a personal writing coach and is offered access to writing skills assistance, tutoring services and library resources.

Academic assessment and oversight

              An academic leadership team and board provide oversight to ensure the academic integrity of all program offerings. Academic quality is measured and assessed by our faculty and monitored by our instructional specialists and assessment staff. In order to measure the efficacy of our programs, we have implemented a technologically-enabled assessment model that allows for continuous assessment, thoughtful review and revision of courses when necessary. Faculty performance is routinely reviewed by our instructional specialists to assess the quality of the student learning experience.

Surveys

              We use internal and external surveys to monitor the quality of our academic programs and student experience. In the past five student satisfaction surveys we have conducted, 97% indicated they would recommend Ashford University to others seeking a degree. Additionally, in Ashford University's 2009 alumni survey which we conducted, 99% of alumni participating in the survey felt their education prepared them for their current jobs, and more than 90% said that they were satisfied with their respective experiences at Ashford University.

              In the Noel-Levitz Student Satisfaction Survey administered in the spring of 2009, a survey conducted by an external source, Ashford University outperformed the national average in overall student satisfaction, and also with respect to questions in such survey which measure whether students would recommend the university to others seeking their degrees.

Accreditation

              Both of our institutions are accredited by the Higher Learning Commission of the North Central Association of Colleges and Schools. Our continuing accreditations are a testament to the quality of our academic programs.

              Furthermore, the Higher Learning Commission requested that we submit our self-studies to be used as a model for peer institutions to follow at the annual meeting of the Higher Learning Commission. We also have three faculty members serving as consultant evaluators for the Higher Learning Commission and have two faculty members chosen to serve as HLC Assessment Mentors.

              Ashford University was originally accredited in 1950 and received its most recent ten-year reaccreditation in 2006. The University of the Rockies was originally accredited in 2003 for five years and received a seven-year reaccreditation in 2008.

Curricula and Scheduling

              As of June 30, 2009, we offered approximately 50 degree programs and 110 specializations and concentrations. Specializations comprise a select number of courses offered by us within an existing program which supplement that program's required courses. Specializations, which encompass endorsements, also include a select number of courses designed to meet certain state requirements, specifically in education coursework. Concentrations comprise a select number of courses offered by us which focus on one area of study within the program. We offer the following programs, specializations and concentrations through Ashford University's three colleges: the College of Business and Professional Studies; the College of Education; and the College of Arts and Sciences; and through the University of the Rockies' two schools: the School of Organizational Leadership and the School of Professional Psychology.

(Ashford University)

College	Degree Program	Specialization (S) Concentration (C) Endorsement (E)
Arts & Sciences	Bachelor of Arts Degrees Communication Studies English & Communication
Communications (C) English/Language Arts (C) Literature (C) English-Literature Arts 5-12 (E)
Environmental Studies Health Care Administration Health Care Studies History
Political Science and Government (S)
Liberal Arts Natural Science
Biology 5-12 (E) Chemistry 5-12 (E) General Science 5-12 (E)
Political Science and Government Psychology Social and Criminal Justice
Corrections Management (S) Forensics (S) Homeland Security (S) Security Management (S)
Social Science
Education (C)
History (S)
Health and Human
    Services Management (C)
History (C)
Human Services (C)
Psychology (C)
Sociology (C)
American History 5-12 (E)
Psychology 5-12 (E)
Sociology 5-12 (E)
World History 5-12 (E)
Sociology Visual Arts
Bachelor of Science Degrees
Biology Clinical Cytotechnology Clinical Laboratory Science Computer Science and Mathematics
Computer Science (C) Mathematics (C) Education (C) Mathematics 5-12 (E)
Health Science Health Science Administration Natural Science Nuclear Medicine Technology
Bachelor of Applied Science Degree Health Care Administration
Master of Arts Degree Health Care Administration

College	Degree Program	Specialization (S) Concentration (C) Endorsement (E)
Business and Professional Studies	Associate of Arts Degree Business
Bachelor of Arts Degrees Accounting
Public Administration (S)
Professional Accounting Business Administration
Business Economics (S)
Entrepreneurship (S)
Finance (C, S)
Human Resources
    Management (S)
Information Systems (S)
International Management (S)
Marketing (C, S)
Operations Management (S)
Project Management (S)
Business Economics Business Information Systems Computer Graphic Design
Animation (C) Print Media (C) Web Design (C)
Organizational Management Public Administration
Sports and Recreation Management (S)
Public Relations and Marketing Sports and Recreation Management
Bachelor of Applied Science Degrees Accounting Computer Computer Graphic Design
Animation (C) Print Media (C) Web Design (C)
Management
Master of Arts Degree Organizational Management
Master of Business Administration Degree
Finance (C)
Global Management (C)
Human Resources
    Management (C)
Information Systems (C)
Marketing (C)
Organizational
    Leadership (C)
Entrepreneurship (C)
Health Care
    Administration (C)
Project Management (C)
Supply Chain
    Management (C)
Public Administration (C)
Master of Public Administration Degree

(University of the Rockies)

College	Degree Program	Specialization (S) Concentration (C) Endorsement (E)
Education	Bachelor of Arts Degrees Business Education
Business-All 5-12 (E)
Early Childhood Education Early Childhood Education Administration Education (non-licensure) Elementary Education
Coaching K-12 (E)
Early Childhood Pre K-K (E)
English-Language Arts
    K-8 (E)
Instructional Specialist I
    K-8 (E)
Mathematics K-8 (E)
Middle School 5-8 (E)
Reading K-8 (E)
Science Basic K-8 (E)
Social Science-History
    K-8 (E)
Social Science-Social Studies
K-8 (E)
Physical Education
PE K-12 (E)
Master of Arts Degree Education
Assessment and
    Measurement (S)
Culturally Responsive
    Education (S)
Curriculum and
    Instruction (S)
Distance Learning (S)
Early Childhood
    Education (S)
Educational Technology
    Leadership (S)
English Language
    Learner (S)
Higher Education (S)
Teacher Leader (S)
Teaching and Learning with Technology
Organizational Leadership	Master of Arts Degree Psychology
Business Psychology (S)
Criminology and Justice
    Studies (S)
Evaluation, Research, and
    Measurement (S)
Executive Coaching (S)
Health and Wellness
    Psychology (S)
Mediation and Conflict
    Resolution (S)
Mental Health
    Administration (S)
Non-Profit Management (S)
Organizational Consulting (S)
Organizational Leadership (S)

College	Degree Program	Specialization (S) Concentration (C) Endorsement (E)
Doctor of Psychology Degree
Business Psychology (S)
Criminology and Justice
    Studies (S)
Evaluation, Research, and
    Measurement (S)
Executive Coaching (S)
Health and Wellness
    Psychology (S)
Mediation and Conflict
    Resolution (S)
Mental Health
    Administration (S)
Non-Profit Management (S)
Organizational Consulting (S)
Organizational Leadership (S)
Professional Psychology	Master of Arts Degree Psychology
General Psychology (S) Marriage and Family Therapy (S) Professional Counselor (S) Sports and Performance Psychology (S)
Doctor of Psychology Degree
Sports and Performance
    Psychology (S)
Clinical (S)
Child and Adolescent
    Therapy (C)
Eating Disorders (C)
Existential-Humanistic
    Psychology (C)
Forensics (C)
Health Psychology (C)
Marriage and Family
    Therapy (C)
Neuropsychology (C)
Organizational Consulting (C)
Spirituality (C)
Trauma (C)

              Online courses are offered with weekly start dates throughout the year except for two weeks in late December and early January. Courses typically run five to six weeks, and all courses are offered in an asynchronous format, so students can complete their coursework as their schedule permits. Online students typically enroll in one course at a time. This focused approach to learning allows the student to engage fully in each course.

              Ground courses typically run 16 weeks and have two start dates per year for semesters beginning in January and September. Undergraduate ground students can enroll in up to six concurrent courses at a time and typically enroll in at least four courses in a given semester.

              Doctoral students, both online and ground, are required to participate in periodic seminars located on campus as well as compose and defend a dissertation on an approved topic.

              Total credits required to obtain a degree are consistent for online and campus programs. An associate's degree requires 61 credits, a bachelor's degree requires 120 credits, a master's degree typically requires a minimum of 33 additional credits and a doctoral degree typically requires a minimum of 60 additional credits.

Program Development

              Potential new programs, specializations and concentrations are determined based on proposals submitted by faculty and staff and on an assessment of overall market demand. Our faculty and academic leadership work in collaboration with our marketing team to research and select new programs that are expected to have strong market demand and that can be developed at a reasonable cost. Programs are reviewed by the appropriate college and must also receive approval through the normal governance process at the relevant institution.

              Once a program is selected for development, a subject matter expert is assigned to work with our curriculum development staff to define measurable program objectives. Each course in a program is designed to include learning activities that address the program objectives and assess learning outcomes. A new program is reviewed for approval by the dean of the applicable college, the office of the provost and the chief academic officer of the institution prior to launching with students. Following the approval, the programs are conformed to the standards of our online learning management system, and the marketing department creates a marketing plan for the program. In most cases, the time frame to identify, develop and approve a new program is approximately six months.

Assessment

              Each institution has developed and implemented a comprehensive assessment plan focused on student learning and effective teaching. The plans measure learning outcomes at the course, program and institutional levels. Learning outcomes are unique to each institution and demonstrate the skills that graduates should be able to demonstrate upon completion of their respective program. With the assistance of our dedicated assessment team, our faculty routinely evaluates and revises courses and learning resources based upon outcomes and institutional research data. Using direct and indirect measurements, student performance is assessed on an ongoing basis to ensure student success. Both Ashford University and the University of the Rockies have been accepted into the Higher Learning Commission Assessment Academy which promotes a continuous improvement cycle in the area of assessment.

              In addition to course and program assessments, our faculty's performance is continuously assessed by our instructional specialists and by results of student surveys at the completion of each course. The results of all of our assessment practices are reviewed by an assessment team, and, based on their conclusions, recommendations may be made to add or modify our programs.

Faculty

              Faculty members are selected based upon academic credentials, prior teaching experience and on performance in faculty orientation and in the classroom. Currently, we have over 1,780 adjunct faculty members (individuals that have taught a course for us in the last 12 months) and over 60 full-time campus faculty members. All of our faculty members have earned a graduate degree, and of the faculty members teaching graduate courses, 94.5% at Ashford University and 100% at University of the Rockies have earned doctoral degrees.

              All faculty members participate in an extensive initial interview and orientation. Online faculty candidates must participate in three weeks of online training to understand the instructional design of our courses, our online platform and teaching expectations. The online environment that we use to train and evaluate candidates is designed to replicate the learning experience of our students, as well as provide a platform for the candidates to demonstrate their competence as an instructor.

              Ongoing professional development is also provided to support and assist all faculty members in continually enhancing the quality of instruction provided to our students. Our instructional specialists are a team of faculty members who assess the performance of and provide feedback to our online faculty to ensure quality and consistent delivery across all of our programs. Our instructional specialists evaluate online faculty on their ability to:

  •
  inspire an atmosphere of sincerity and encouragement;

  •
  establish trust among the community of students;

  •
  establish clear expectations and outcomes that maintain academic standards;

  •
  respond promptly to students and provide needed expertise;

  •
  provide constructive criticism;

  •
  advance written communication skills; and

  •
  motivate and engage students in active and positive dialogue.

              We believe our instructional specialists serve a critical role in allowing us to deliver a quality education to our students.

              We believe that supporting faculty in classroom duties as well as in their professional development is an integral component to the success of our students. We place significant emphasis on supporting and rewarding faculty for quality teaching and have implemented programs designed to provide necessary faculty support. We employ faculty mentors to acclimate new instructors to our online platform and instructional model, and we employ teaching assistants to assist faculty members in certain online undergraduate courses. Faculty members are encouraged to be active in their field by presenting at national conferences, conducting research, writing and joining professional organizations. Additionally, faculty members may earn formal recognition for excellence such as earning acceptance into the Ashford University Provost's Circle or Teaching Academy or by receiving formal faculty recognition awards.

              We believe providing a supportive community for our faculty is critical to the success of our institutions. Accordingly, we foster a sense of community among our online and our campus faculty through both in-person gatherings as well as online community building. We hold regional faculty meetings two to four times per year where all of our online faculty from a specific region are invited to gather to discuss experiences, best practices and effective teaching approaches. Additionally, we publish newsletters and maintain a faculty website to facilitate professional development and intra-faculty communication and exchange of ideas.

Student Support Services

              To promote academic success, support new students and enhance persistence, we offer a broad array of services that assist students at our institutions. A majority of our student support services are accessible online, permitting convenient student access. Our service infrastructure includes academic, administrative, technology and library services.

Academic

              Students enrolling in an undergraduate program are given access to teaching assistants who serve as personal writing coaches and provide feedback and guidance on academic matters. Additionally, every student is offered unlimited access to Smarthinking, an online tutoring service for writing, math, statistics and accounting. We also offer students access to an online writing center that utilizes a virtual writing tutor and provides sample essays, an automated reference generator and tutorials on utilizing our online library. For students with disabilities, we provide appropriate educational accommodations through our disability support services team.

Administrative

              We offer students access to our administrative services telephonically, as well as via the Internet. We believe online accessibility provides the convenience and self-service capabilities that our students value. Each student is assigned an enrollment advisor, a financial services advisor and an academic advisor who work together as a team and serve as a student's main point of contact. Financial service advisors work with enrollment advisors to ensure that the student is financially prepared to pursue their degree. Academic advisors work with the student to evaluate any past credits they have earned, to plan their degree path and to schedule their classes.

Technology

              We provide online technology support to assist our students and faculty with technology-related issues. Our internal technology support team is available from 8:00 am Eastern time to 10:00 pm Eastern time. In addition, we provide our students with support 24 hours per day, seven days per week to address common issues such as password resets and questions related to our learning management system.

Library

              We provide access to online and ground libraries containing materials to assist students and faculty with research and instruction. Our libraries satisfy the criteria established by the Higher Learning Commission for us to offer undergraduate, master's and doctoral degree programs.

Campus Operations

              Ashford University is located on 17 acres in Clinton, Iowa. Since our acquisition of Ashford University in March 2005, we have invested in enhancing and expanding the physical infrastructure of the campus, which currently includes seven buildings used for academic, athletic, administrative and social activities. Ground enrollments at Ashford University were 363 as of June 30, 2009, reflecting the lower level of enrollment during the summer months.

              The University of the Rockies is located in Colorado Springs, Colorado. We have begun to implement a plan to further enhance the infrastructure of the University of the Rockies and to increase the ground enrollment at this institution.

              We believe that the continued growth of our ground enrollment, our commitment to academic quality, student athletics and social activities and community involvement by students at our campuses will continue to contribute to the heritage of the institutions. As a result, we intend to continue to seek opportunities to invest in developing our campus operations.

Marketing, Recruiting and Retention

Marketing

              We develop and participate in various marketing activities to generate leads for prospective students and to build the Ashford University and University of the Rockies brands. For our online student population, we target working adults, many of whom have already completed some postsecondary courses and are seeking an accessible, affordable education from a quality institution. For our campus student population, we target traditional college students, typically between the ages of 18 and 24.

              Our leads are primarily generated from online sources. Our main source of leads is third party online lead aggregators. Typically, our contracts with online lead aggregators are for a period of 30 days, which provides us with significant flexibility to add or remove vendors on short notice. We also purchase key words from search providers to generate online leads directly, rather than acquiring them through lead aggregators. Additionally, we have an in-house team focused on generating online leads through search engine optimization techniques. In select instances, primarily for potential ground students, we utilize print, television and radio media campaigns as well as direct mail to generate leads.

              We use print media as well as trade show appearances to enhance the brand equity of Ashford University and the University of the Rockies. These campaigns are designed to increase awareness among potential students, differentiate us from other postsecondary education providers, start dialogues between our enrollment advisors and potential students, motivate existing students to re-register and encourage referrals from existing students.

              Our military and corporate channel relationships are developed and managed by our channel development teams. Our military development specialists and corporate liaisons work with representatives in these organizations to demonstrate the quality, impact and value that our programs can provide to individuals in the organizations as well as to the organizations themselves. We also attend trade shows and conferences to communicate our value proposition to potential channel partners.

              Military relationships.    We offer scholarships to all members of the military, including active duty members, veterans, national guard members, reservists, civilian employees of the Department of Defense and immediate family members of active duty personnel. In July 2009, in conjunction with the 2009 Supplemental Appropriations Bill which extends the G.I. Bill benefits to the children of fallen soldiers, we also began offering scholarships to the children of military personnel who lost their lives while serving their country. Additionally, we announced in July 2009 that our institutions will participate in the G.I. Bill's Yellow Ribbon Education Enhancement Program which allows colleges and universities to enter into dollar-for-dollar matching agreements with the federal government to pay veterans' educational costs above those covered by the base G.I. Bill benefit. As of June 30, 2009, 17.2% of our students were affiliated with the military.

              In May 2009, the U.S. Army selected Ashford University for participation as a Letter-of-Instruction school in the GoArmyEd program, beginning on October 1, 2009. We believe this selection will help facilitate the process by which active-duty soldiers may apply for courses through Ashford University, which will have a direct link to the GoArmyEd web site. In July 2009, the U.S. Coast Guard selected Ashford University to become a SOCCOAST-4 member. As a result, upon completion of a peer review of its courses, Ashford University will join more than 40 other colleges and universities in the SOCCOAST-4 degree network in offering bachelor degree programs to Coast Guard students, their adult family members and Coast Guard civilian personnel. We plan to capitalize on these developments to expand our educational offerings to military personnel.

              Corporate relationships.    We develop corporate relationships to offer our programs to employees of large companies. Based on these relationships, corporations make information about Ashford University and the University of the Rockies available to their employees. In addition to our current corporate liaisons, we have launched a national corporate team to focus exclusively on partnering with corporations to address their respective company education initiatives and education reimbursement programs. In related actions, in June 2009, we announced the launch of Ashford University's Auto Industry Grant Program which is designed to help currently-employed and certain laid-off General Motors, Chrysler and Ford employees by reducing the university's regular undergraduate price per credit hour by 30% for these persons.

Recruiting

              We employ a team structure in our recruiting operations. Each team consists of enrollment advisors, academic advisors and financial service advisors. Our teams provide a single point of contact and facilitate all aspects of enrollment and integration of a prospective student into a program of study. Our team structure promotes internal accountability among employees involved in identifying, recruiting, enrolling and retaining new students.

              All leads are managed through our proprietary CRM system. Our CRM system directs a lead for a prospective student to a recruiting team and assigns an enrollment advisor within that team to serve as the primary liaison for that prospective student. Once contact with the prospective student is established, our enrollment advisors, along with the academic and financial service advisors, begin an assessment process to determine if our program offerings match the student's needs and objectives. Additionally, our enrollment advisors communicate other criteria, including expected duration and cost of our programs, to prospective students. Through our proprietary systems, our enrollment advisors are able to generate a comparison of tuition levels across our competitors in order for prospective students to make more informed decisions.

              Each enrollment advisor undergoes a comprehensive training program that addresses financial aid options, our value proposition, our academic offerings and the regulatory environment in which we operate, including the restrictions that regulations impose on the recruitment process. We place significant emphasis on regulatory requirements and promote an environment of strict compliance. An enrollment advisor typically does not achieve full productivity until four to six months after the advisor's date of hire.

              As of December 31, 2007 and 2008 and June 30, 2009, we employed 479, 749 and 905 enrollment advisors, respectively. As of June 30, 2009, we also employed 47 military development specialists and corporate liaisons.

Retention

              Providing a superior learning experience to every student is a key component in retaining students at our institutions. We feel that our team-based approach to recruitment and the robust student services we provide enhance retention because of each student's interaction with their contact in the team and the accountability inherent in the team architecture. We also incorporate a systematic approach to contacting students at key milestones during their enrollment, providing encouragement and highlighting their progress. Additional contact points include quarterly updates on the school and campus life. Academic advisors are measured on their ability to retain their assigned students and regularly work with at-risk students who have not attended their most recent class or who have not ordered books. These frequent personal interactions between academic advisors and students are a key component to our retention strategy. Additionally, we employ a retention committee that monitors performance metrics and other key data to analyze student retention rates and causes and potential risks for student drops. Also, our ombudsman department serves as a neutral third party for students to raise any concerns or complaints. Such concerns and complaints are then elevated to the appropriate department so we may proactively address any issues potentially impacting retention.

Admissions

              Our admission process is designed to offer access to prospective students who seek the benefits of a postsecondary education. Ashford University undergraduate students may qualify in various ways, including by having a high school diploma or a General Education Development equivalent. Graduate level students at Ashford University and the University of the Rockies are required to have an undergraduate degree from an accredited college and may be required to have a minimum grade point average or meet other criteria to qualify for admission to certain programs.

Enrollment

              We define enrollments as the number of active students on the last day of the financial reporting period. A student is considered an active student if he or she has attended a class within the prior 30 days unless the student has graduated or provided us with a notice of withdrawal.

              As of June 30, 2009, 71% of our online students were female, 40% have identified themselves as minorities and the average age of our online students was 35. We have online students from all 50 states.

              The following summarizes our enrollments as of December 31, 2007 and 2008 and June 30, 2009:

	December 31, 2007		December 31, 2008		June 30, 2009
Doctoral	60	0.5%	113	0.3%	280	0.6%
Master's	905	7.2	2,266	7.2	3,973	8.7
Bachelor's	11,071	87.7	26,340	83.5	36,323	79.8
Associate's	533	4.2	2,699	8.6	4,739	10.4
Other*	54	0.4	140	0.4	189	0.5

Total	12,623	100.0%	31,558	100.0%	45,504	100.0%

Online	12,104	95.9%	30,921	98.0%	45,006	98.9%
Ground	519	4.1	637	2.0	498	1.1

Total	12,623	100.0%	31,558	100.0%	45,504	100.0%

*
Includes students who are taking one or more courses with us, but have not declared that they are pursuing a specific degree.

Tuition and Fees

              The price of our courses varies based upon the number of credits per course (with most courses representing three credits), the degree level of the program and the discipline. For the 2009-10 academic year (which began on July 1, 2009), our price per credit is $354 for undergraduate online courses and ranges from $463 to $840 for graduate online courses. Based on these per credit prices, our prices for a three-credit course are $1,062 for undergraduate online courses and range from $1,389 to $2,520 for graduate online courses. For the 2009-2010 academic year, we charge a fixed $7,860 "block tuition" for undergraduate ground students taking between 12 and 18 credits per semester, with an additional $458 per credit for credits in excess of 18. Total credits required to obtain a degree are consistent for online and ground programs: an associate's degree requires 61 credits; a bachelor's degree requires 120 credits; a master's degree typically requires a minimum of 33 additional credits; and a doctoral degree typically requires a minimum of 60 additional credits.

              Revenue realized from tuition is reduced by the amount of scholarships we award to our students. For the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, revenue was reduced by $2.7 million, $5.3 million, $14.7 million and $16.4 million, respectively, as a result of institutional scholarships that we awarded to our students.

              Tuition prices for students in our online programs increased by an average of 2.1% for our 2008-2009 academic year as compared to an average increase of 11.6% for our 2007-2008 academic year. Tuition increases have not historically been, and may not in the future be, consistent across our programs due to market conditions and differences in operating costs of individual programs. Tuition for our traditional ground programs did not increase for our 2008-2009 academic year, as compared to an increase of 3.0% for the prior academic year.

Student Financing

              We have engaged Affiliated Computer Services, Inc., or ACS, to provide call center and transactional processing services for the financial aid student populations at Ashford University and the University of the Rockies, including services related to disbursement eligibility review and Title IV fund returns. We believe our engagement of ACS centralizes these processing services to improve student financing outcomes, and enhances our efforts to comply with Title IV rules and regulations. If our engagement with ACS were terminated, we would handle these processing services in-house.

              Our students finance their education through a combination of the following financing options:

Title IV Programs

              If a student attends any institution certified as eligible by the U.S. Department of Education and meets applicable student eligibility standards, that student may receive grants and loans to fund their education under programs provided for by Title IV of the Higher Education Act, which we refer to as Title IV. Some of this aid is based on need, which is generally defined as the difference between the tuition levels the student and his or her family can reasonably afford and the cost of attending the eligible institution. An institution participating in Title IV programs must ensure that all program funds are accounted for and disbursed properly. To continue receiving program funds, students must demonstrate satisfactory academic progress toward the completion of their program of study.

              In the years ended December 31, 2007 and 2008, Ashford University derived 83.9% and 86.8%, respectively, and the University of the Rockies derived 61.9% and 80.8%, respectively, of their respective revenues (in each case calculated on a cash basis in accordance with applicable U.S. Department of Education regulations) from Title IV programs administered by the U.S. Department of Education.

              FFEL.    Under the Federal Family Education Loan (FFEL) Program, banks and other lending institutions make loans to students. The FFEL Program includes the Federal Stafford Loan Program, the Federal PLUS Program (which provides loans to graduate students, as well as parents of dependent undergraduate students) and the Federal Consolidation Loan Program. If a student defaults on a FFEL loan, payment to the lender is guaranteed by a federally recognized guaranty agency, which is then reimbursed by the U.S. Department of Education. Students who demonstrate financial need may qualify for a subsidized Stafford loan. With a subsidized Stafford loan, the federal government pays the interest on the loan while the student is in school and during grace periods and any approved periods of deferment, until the student's obligation to repay the loan begins. Unsubsidized Stafford loans are not based on financial need, and are available to students who do not quality for a subsidized Stafford loan, or in some cases, in addition to a subsidized Stafford loan. Loan funds are paid to us, and we in turn credit the student's account for tuition and fees and disburse any amounts in excess of tuition and fees to the student.

              Effective July 1, 2008, under the Federal Stafford Loan Program, a dependent undergraduate student can borrow up to $5,500 for the first academic year, $6,500 for the second academic year and $7,500 for each of the third and fourth academic years. Students classified as independent, and dependent students whose parents have been denied a PLUS loan for undergraduate students, can obtain up to an additional $4,000 for each of the first and second academic years and an additional $5,000 for each of the third and fourth academic years. Students enrolled in graduate programs can borrow up to $20,500 per academic year.

              Recent proposed legislation would prohibit new federally-guaranteed loans from being made under the FFEL Program commencing July 1, 2010; instead, such loans would be required to be made under the Federal Direct Loan Program, which is described below. For more information, see "Regulation—Regulation of Federal Student Financial Aid Programs."

              Pell.    Under the Pell Program, the U.S. Department of Education makes grants to undergraduate students who demonstrate financial need. Effective July 1, 2008, the maximum annual grant a student can receive under the Pell Program is $4,731. Under the August 2008 reauthorization of the Higher Education Act, students are able for the first time to receive Pell Grant funds for attendance on a year-round basis, and can potentially receive more in a given year than the traditionally defined maximum annual amount. For the July 1, 2009 through June 30, 2010 award year, the maximum Pell Grant award will be $5,350. Under the August 2008 reauthorization of the Higher Education Act, effective July 1, 2009, students are able for the first time to receive Pell Grant funds for attendance on a year-round basis and can potentially receive more in a given year than the traditionally defined maximum amount. Recent proposed legislation would also provide for automatic increases in the maximum amount of Pell Grant for which a student would be eligible, subject to federal appropriations.

              Federal Direct Loan Program.    We are eligible to participate in the Federal Direct Loan Program, under which the U.S. Department of Education, rather than a private lender, lends to students. The types of loans, the maximum annual loan amounts and other terms of the loans made under the Federal Direct Loan Program are similar to those for loans made under the FFEL Program. We have not yet participated in this program; however, recent proposed legislation would require all federal education loans to be originated through the Federal Direct Loan Program commencing July 1, 2010, in which case our institutions would be required to certify loans through that program moving forward. For more information, see "Regulation—Regulation of Federal Student Financial Aid Programs."

              Federal Work Study Program.    Under the Federal Work Study Program, federal funds are made available to pay up to 75% of the cost of part-time employment of eligible students, based on their financial need to perform work for the school or for off-campus public or non-profit organizations.

Military and other governmental financial aid

              Some of our students also receive financial support from military and other government financial aid programs. In the years ended December 30, 2007 and 2008, Ashford University derived 1.9% and 2.2%, respectively, and the University of the Rockies derived 1.3% and 0.0%, respectively, of their respective revenues (in each case calculated on a cash basis in accordance with applicable U.S. Department of Education regulations) from military and other governmental financial aid sources.

Cash pay and corporate reimbursement

              Some students pay a portion or all of their tuition with cash. In some instances, these payments are reimbursable to the student or directly to us, by the student's employer under a corporate tuition reimbursement program. In the years ended December 31, 2007 and 2008, Ashford University derived 12.9% and 9.8%, respectively, and the University of the Rockies derived 36.8% and 19.2%, respectively, of their respective revenues (in each case calculated on a cash basis in accordance with applicable U.S. Department of Education regulations) from cash pay and other corporate reimbursement.

Private loans

              Some students use private loans to assist with the financing of their tuition. Due to our affordable value proposition, our students generally have limited need for private loans. In the years ended December 31, 2007 and 2008, Ashford University derived 1.9% and 1.2%, respectively, and the University of the Rockies derived 0.0% and 0.0%, respectively, of their respective revenues (in each case calculated on a cash basis in accordance with applicable U.S. Department of Education regulations) from private loans.

Technology

              We have created a scalable technology system that is secure, reliable and redundant and permits our courses and support services to be offered online.

Online course delivery and management

              We use the Blackboard Academic Suite, provided by Blackboard Inc., a third-party software and services provider, for our online platform. The suite provides an online learning management system and provides for the storage, management and delivery of course content. The suite includes collaborative spaces for student communication and participation with other students and faculty as well as grade and attendance management for faculty, and assessment capabilities to assist us in maintaining quality. Blackboard hosts the software for us in its data center to allow us to efficiently scale the applications to meet the needs of our growing student population. Access to our systems is provided through our student portals, an extension of our individual university websites. These portals are dynamic destinations for students to securely access personal information and services and also serve as vehicles for student communications, activities and student support services.

Internal administration

              We employ a proprietary customer relations management, or CRM, system for lead management, document management, workflow, analytics and reporting. Our CRM suite enables rapid response to new leads. We believe our CRM system is able to support the needs of our business for the foreseeable future. We also utilize an online application portal to accept, integrate and process student applications.

              We utilize CampusVue, a student information system provided by Campus Management Corp., to manage student data (including grades, attendance, status and financial aid) and to generate periodic management reports. This system interfaces with our learning management system.

Infrastructure

              Our core infrastructure and servers are located in a secure data center at our corporate headquarters. All of our servers are on a scalable and redundant meshed network. All systems and their associated data are included in a backup and recovery plan. We currently use industry standard servers and related equipment. We also have a disaster recovery plan in place.

Student Community and Activities

Athletics

              Our athletic teams at Ashford University compete as members of the Midwest Collegiate Conference and the National Association of Intercollegiate Athletics (NAIA). We field teams as the Ashford University Saints in men's baseball, basketball, cross-country, golf, soccer and track and field, and in women's basketball, cross-country, golf, soccer, softball, track and field and volleyball.

Student organizations and activities

              Our students have the ability to participate in a wide range of social and recreational activities and organizations, including Ashford University's student-run newspaper and interest groups ranging from choir and fine arts to cheerleading. Additionally, we periodically have influential corporate, political and academic leaders on campus to speak to students on a variety of topical issues.

Graduation

              Every December and May, Ashford University holds a ceremony on campus for students graduating from our campus and online programs. In May 2009, we hosted approximately 1,500 family members and guests of 425 attending graduates; and in December 2008, we hosted approximately 1,100 family members and guests of 221 attending graduates. Of the students in attendance in May 2009 and December 2008, approximately 360 and 153, respectively, were graduating from online programs. We believe the opportunity to attend a traditional graduation ceremony on campus is an important component to recognizing our online students for their achievements. It also provides online students with the opportunity to further develop their connection to us and to our broader student population.

Employees

              As of June 30, 2009, we had over 1,840 faculty members, consisting of over 1,780 adjunct faculty and over 60 full-time campus faculty. Our adjunct faculty are part-time employees.

              We engage our adjunct faculty on a course-by-course basis. Adjunct faculty are compensated a fixed amount per course, which varies among faculty members based on each individual's experience and background. In addition to teaching assignments, adjunct faculty may also be asked to serve on student committees, such as comprehensive examination and dissertation committees, or assist with course development.

              As of June 30, 2009, we also employed over 2,300 non-faculty staff in university services, academic advising and academic support, enrollment services, university administration, financial aid, information technology, human resources, corporate accounting, finance and other administrative functions. None of our employees is a party to any collective bargaining or similar agreement with us.

Competition

              The postsecondary education market is highly fragmented and competitive, with no private or public institution enjoying a significant market share. We compete primarily with public and private degree-granting regionally accredited colleges and universities. Our competitors include the University of Phoenix, Kaplan University and other private and public universities and community colleges. Many of these colleges and universities enroll working adults in addition to traditional 18 to 24 year-old students. In addition, many of those colleges and universities offer a variety of distance education and online initiatives.

              We believe that the competitive factors in the postsecondary education market include the following:

  •
  relevant, practical and accredited program offerings;

  •
  convenient, flexible and dependable access to programs and classes;

  •
  program costs;

  •
  reputation of the college or university among students and employers;

  •
  relative marketing and selling effectiveness;

  •
  regulatory approvals;

  •
  qualified and experienced faculty;

  •
  level of student support services; and

  •
  the time necessary to earn a degree.

              We expect to face increased competition as a result of new entrants to the online education market, including traditional colleges and universities that had not previously offered online education programs.

Intellectual Property

              Intellectual property is important to our business. We rely on a combination of copyrights, trademarks, service marks, trade secrets, domain names and agreements with third parties to protect our proprietary rights. In many instances, our course content is produced for us by faculty and other content experts under work-for-hire agreements pursuant to which we own the course content in return for a fixed development fee. In certain limited cases, we license course content from third parties on a royalty fee basis.

              We have trademark and service mark registrations and pending applications in the U.S. and select foreign jurisdictions. We also own domain name rights to www.ashford.com, www.ashford.edu, www.ashforduniversity.edu, www.rockies.edu and www.universityoftherockies.com, as well as other words and phrases important to our business.

Properties

              Corporate headquarters.    Our corporate headquarters in San Diego, California, where we house enrollment services, student support services and corporate functions, occupy an aggregate of 310,300 square feet pursuant to leases that expire in 2017 and 2018. We also lease 248,000 square feet in a separate location in San Diego under a lease that expires in 2019, which premises house additional enrollment services, student support services and corporate functions. Additionally, we lease 36,700 square feet under a lease that expires in 2014 in Clinton, Iowa to complement our California enrollment services and student services functions.

              Campus facilities.    We own campus facilities of 286,000 square feet in Clinton, Iowa for Ashford University and we lease 31,500 square feet in Colorado Springs, Colorado for the University of the Rockies campus under a lease that expires in 2015.

              We believe our existing facilities are adequate for current requirements and that additional space can be obtained on commercially reasonable terms to meet future requirements.

Environmental Matters

              We believe our facilities are substantially in compliance with federal, state and local laws and regulations that have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment. Compliance with these laws and regulations has not had, and is not expected to have, a material effect on our capital expenditures, earnings or competitive position.

Legal Proceedings

              From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not at this time a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material adverse effect on our business, financial condition or results of operations.

              In February 2009, certain holders of common stock and warrants to purchase common stock asserted various claims against us, our directors and officers and Warburg Pincus based primarily on allegations of breach of fiduciary duty and violations of corporate governance requirements involving amendments to our certificate of incorporation made in connection with financings in 2005 and by certain stock options granted by us to our employees. On March 29, 2009, we reached a settlement with the claimants regarding these claims. The terms of the settlement were approved by our board of directors upon the recommendation of a special committee comprised of independent directors not affiliated with Warburg Pincus. The settlement did not constitute an admission of guilt or liability on our part or on the part of Warburg Pincus or any of our officers or directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Factors Affecting Comparability—Settlement of Stockholder Dispute."

REGULATION

              Ashford University and the University of the Rockies are accredited institutions of higher education that participate in federal student financial aid programs and, as a result, are subject to extensive regulation by a variety of agencies. These agencies include the agency that accredits our institutions, thereby providing an independent assessment of educational quality; the U.S. Department of Education, which administers the federal student aid programs relied upon by many of our students to help finance their educations; and state education licensing authorities, which provide legal authority to deliver educational programs and to grant degrees and other credentials in states where our campuses are physically located. The laws, regulations and standards of these agencies address the vast majority of our operations.

              Our institutions are accredited by the Higher Learning Commission of the North Central Association of Colleges and Schools. The Higher Learning Commission is one of six regional accrediting agencies recognized by the U.S. Department of Education for colleges and universities in the United States. Accreditation is a non-governmental process through which an institution submits to qualitative review by an organization of peer institutions based on the standards of the accrediting agency and the mission of the institution. The Higher Learning Commission reviews and evaluates many aspects of an institution's operations, primarily related to educational quality and effectiveness.

              We are also subject to regulation by the U.S. Department of Education due to our participation in federal student financial aid programs authorized by Title IV of the Higher Education Act of 1965, as amended, which we refer to in this prospectus as Title IV programs. Title IV programs include (i) subsidized and unsubsidized loans to students and their parents by private lenders which are guaranteed by the federal government, (ii) similar loans provided directly by the federal government, (iii) grants to students with demonstrated financial need and (iv) federal subsidies for a school's part-time employment of eligible students. To participate in Title IV programs, a school must obtain and maintain authorization by the state education agency or agencies where it is physically located, be accredited by an accrediting agency recognized by the U.S. Department of Education and be certified by the U.S. Department of Education as an eligible institution. Certification by the U.S. Department of Education carries with it an extensive set of regulations.

              Our institutions are also subject to regulation by educational licensing authorities in states where our institutions are physically located or conduct certain operations. State authorization, or exemption from it, in the states where a school is physically located is also a prerequisite for eligibility to participate in Title IV programs.

              We plan and implement our activities to comply with the standards of these regulatory agencies. We employ a full-time vice president of compliance who is responsible for regulatory matters relevant to student financial aid programs and reports to our General Counsel. Our CEO and President, Chief Financial Officer, Chief Academic Officer, Chief Administrative Officer and General Counsel also provide oversight designed to ensure that we meet the requirements of our regulated operating environment.

Accreditation

              Ashford University and the University of the Rockies have been institutionally accredited since 1950 and 2003, respectively, by the Higher Learning Commission. The Higher Learning Commission is one of six regional accrediting agencies that accredits colleges and universities in the United States. Most traditional, public and private non-profit, degree-granting colleges and universities are accredited by one of these six agencies. Accreditation by the Higher Learning Commission is recognized by the U.S. Department of Education as a reliable indicator of educational quality. Accreditation is a private, non-governmental process for evaluating the quality of an educational institution and its programs and an institution's effectiveness in carrying out its mission in areas including integrity, student performance, curriculum, educational effectiveness, faculty, physical resources, administrative capability and resources, financial stability and governance. To be recognized by the U.S. Department of Education, an accrediting agency, among other things, must adopt specific standards to be maintained by educational institutions, conduct peer-review evaluations of institutions' compliance with those standards, monitor compliance through periodic institutional reporting and the periodic renewal process and publicly designate those institutions that meet the agency's criteria. An accredited school is subject to periodic review by its accrediting agency to determine whether it continues to meet the performance, integrity, quality and other standards required for accreditation. An institution that is determined not to meet the standards of accreditation may have its accreditation revoked or not renewed.

              The Higher Learning Commission renewed Ashford University's accreditation in 2006 for the maximum period of ten years. The renewal followed a review process, including a change in ownership review resulting from our acquisition of the university in 2005, as well as a comprehensive evaluation in connection with the regularly scheduled renewal process following the university's previous ten-year grant of accreditation in 1995. In connection with this renewal, the Higher Learning Commission also approved (i) the university's online delivery of all programs already approved for campus-based offering, without seeking any further approval, (ii) an additional graduate degree (the Master of Arts in Organizational Management) in both campus-based and online delivery modalities and (iii) the university's awarding of up to 99 credits to students from transfer sources, including both credits earned at other educational institutions and through assessments of college-level learning experiences acquired outside the traditional university classroom. The Higher Learning Commission also directed the university to submit progress reports in June 2007 and June 2008 regarding success in meeting its enrollment, revenue and expense projections and in making capital improvements at the Iowa campus. Those reports were timely filed and the university was notified in October 2008 that no further financial reporting is required. The Higher Learning Commission has scheduled a visit to Ashford University's campus for the 2009-2010 academic year, which will focus on a review of (a) institutional finances, (b) effectiveness and outcomes of current experiential learning formats and transfer of credit and (c) the impact on the Clinton campus of campus-based programs offered online. The Commission has scheduled the university for a comprehensive evaluation during the 2016-2017 academic year in connection with the next regularly scheduled accreditation renewal process.

              The University of the Rockies' initial grant of accreditation from the Higher Learning Commission was in 2003, for a period of five years. Its accreditation was renewed by the Higher Learning Commission in 2008 for a period of seven years. The renewal followed a review process, including a change of ownership review resulting from our acquisition of the university in 2007, as well as a comprehensive evaluation in connection with the regularly scheduled renewal process following the university's previous five year grant of accreditation in 2003. The university has been scheduled to report to the Higher Learning Commission by May 31, 2011, concerning student learning assessments and institutional planning. The Higher Learning Commission has scheduled the university for a comprehensive evaluation during the 2015-2016 academic year in connection with the next regularly scheduled accreditation renewal process.

              In addition, the Higher Learning Commission has scheduled an on-site focused visit to each of Ashford University and the University of the Rockies within six months following our initial public offering to verify that the institutions continue to meet Higher Learning Commission requirements. The Higher Learning Commission has postponed consideration of a request by the University of the Rockies for approval of three new graduate programs until completion of the on-site visit and formal acceptance of the visiting team's recommendations by the Higher Learning Commission.

              Our accreditation by the Higher Learning Commission is important to our institutions for the following reasons:

  •
  it establishes comprehensive criteria designed to promote educational quality and effectiveness;

  •
  it represents a public acknowledgement by a recognized independent agency of the quality and effectiveness of our institutions and their programs;

  •
  it facilitates the transferability of educational credits when our students transfer to or apply for graduate school at other regionally accredited colleges and universities; and

  •
  the U.S. Department of Education relies on accreditation as an indicator of educational quality and effectiveness in determining a school's eligibility to participate in Title IV programs, as do certain corporate and government sponsors in connection with tuition reimbursement and other student aid programs.

              We believe that regional accreditation is viewed favorably by certain students when choosing a school, by other schools when evaluating transfer and graduate school applications and by certain employers when evaluating the credentials of candidates for employment.

              In addition, by approving Ashford University's offerings of approved campus-based programs through online delivery modalities and by approving increased transfer credit allowance and prior learning assessments, accreditation by the Higher Learning Commission supports our mission of serving students by providing innovative online programs and allowing student accessibility through increased transfer of credit for prior traditional and non-traditional learning.

Regulation of Federal Student Financial Aid Programs

              To be eligible to participate in Title IV programs, an institution must comply with the Higher Education Act and regulations thereunder that are administered by the U.S. Department of Education. Among other things, the law and regulations require that an institution (i) be licensed or authorized to offer its educational programs by the states in which it is physically located, (ii) maintain institutional accreditation by an accrediting agency recognized for such purposes by the U.S. Department of Education and (iii) be certified to participate in Title IV programs by the U.S. Department of Education. Our institutions' participation in Title IV programs subjects us to extensive oversight and review pursuant to regulations promulgated by the U.S. Department of Education. Those regulations are subject from time to time to revision and amendment by the U.S. Department of Education. The U.S. Department's interpretation of its regulations likewise is subject to change. As a result, it is difficult to predict how Title IV program requirements will be applied in all circumstances.

Congressional action

              Congress must reauthorize the Higher Education Act on a periodic basis, usually every five to six years. It was reauthorized most recently in August 2008, extending Title IV programs through September 2014. The 2008 reauthorization revised a number of requirements governing Title IV programs, including provisions concerning the relationship between an institution and its students' private Title IV lenders, an institution's maximum permissible student loan default rates and the maximum percentage of revenue that an institution may derive from Title IV programs. In addition, Congress enacted legislation in 2007 that reduced interest rates on certain Title IV loans and reduced government subsidies to private lenders that participate in Title IV programs. In May 2008, Congress enacted additional legislation increasing by $2,000 the maximum annual loan for which students are eligible and aimed at ensuring that a sufficient number of private lenders will continue to provide Title IV loans to all eligible students seeking to obtain them.

              In addition, Congress determines the funding levels for Title IV programs annually through the budget and appropriations process.

              In July 2009, the House Committee on Education and Labor passed the Student Aid and Fiscal Responsibility Act of 2009, H.R. 3221. This legislation, which was designed to address the goals outlined by the budget of the Obama Administration, would amend the Higher Education Act to prohibit new federally guaranteed loans from being made under the Federal Family Education Loan, or FFEL, Program, beginning on July 1, 2010, at which time all new federal education loans would be originated through the Federal Direct Loan Program. The legislation would also, among other matters, provide for automatic increases in the maximum amount of the Federal Pell Grant for which a student would be eligible (subject to appropriations), create a new Federal Direct Perkins Loan Program (to replace the current Perkins Loan Program) and provide relief to for-profit institutions by amending the 90/10 rule to (i) extend to July 2012 the ability of for profit institutions to exclude from their Title IV revenues the additional $2,000 per student in certain annual federal student loan amounts that became available in June 2008, (ii) exclude from the 90/10 rule calculation for the period July 1, 2010 through July 1, 2012 the revenue received from loans disbursed under the Federal Direct Perkins Loan Program, (iii) give for profit institutions three years (as opposed to two) to come into compliance with the 90/10 rule and (iv) give for-profit institutions two years (as opposed to one) of non compliance with the 90/10 rule before they would be moved into provisional eligibility status. The Student Aid and Fiscal Responsibility Act of 2009 has not been passed by Congress and is subject to further review and amendment. If the legislation passes, our institutions would be required to certify loans through the Federal Direct Loan Program, for which we are eligible to participate, rather than through the FFEL Program. We expect to be able to fully transition from the FFEL Program to the Federal Direct Loan Program by the proposed July 1, 2010 phase out date, if necessary.

U.S. Department of Education development of new regulations

              In June 2009, the U.S. Department of Education held three public hearings focused on developing new Title IV regulations, including those related to satisfactory academic progress, incentive compensation paid by institutions to persons or entities engaged in student recruiting or admission activities, gainful employment in a recognized occupation, state authorization as a component of institutional eligibility, the definition of a credit hour for purposes of determining program eligibility status, verification of information included on student aid applications and the definition of a high school diploma as a condition of receiving federal student aid. The U.S. Department of Education has stated that it plans to convene negotiated rulemaking sessions in the fall of 2009 with the objective of developing regulations to address these and other issues raised at the public hearings. Additionally, the U.S. Department of Education is in the process of issuing new regulations to implement the amendments made to the Higher Education Act by the Higher Education Opportunity Act enacted in August 2008. The new regulations will emerge from five negotiated rulemaking sessions conducted and concluded earlier this year and will cover a broad range of topics including the 90/10 rule, cohort default rates and other matters. The first four sets of new regulations were published in proposed form on July 23, 2009, July 28, 2009, August 6, 2009, and August 21, 2009, respectively. We expect the remaining one set of new regulations to be published in proposed form in the near future. We are closely monitoring any policy or regulatory changes resulting from these rulemaking sessions which could impact our institutions and our business.

Certification procedures; provisional certification

              The U.S. Department of Education certifies institutions to participate in Title IV programs for a fixed period of time, typically three years for a provisionally certified institution and six years in most other instances. The terms and conditions of an institution's participation in Title IV programs, including any special terms and conditions by virtue of a provisional certification, are set forth in a program participation agreement entered into between the U.S. Department of Education and the institution.

              The U.S. Department of Education automatically places an institution on provisional certification status when the institution is certified for the first time or when it undergoes a change in ownership. The U.S. Department of Education may also place an institution on provisional certification status under other circumstances, including if the institution fails to satisfy certain standards of financial responsibility or administrative capability. Students attending a provisionally certified institution are eligible to receive Title IV program funds to the same extent as if the institution's certification were not provisional. During a period of provisional certification, however, an institution must comply with any additional conditions imposed by the U.S. Department of Education and must seek and obtain the U.S. Department of Education's advance approval before adding a new location. In addition, the U.S. Department of Education may more closely review an institution that is provisionally certified if it applies for renewal of certification or approval to add an educational program, acquire another school or seek to make other significant changes. If the U.S. Department of Education determines that a provisionally certified institution is unable to meet its responsibilities under its program participation agreement, the U.S. Department of Education may seek to revoke the institution's certification to participate in Title IV programs without advance notice and without the same rights to due process in contesting the revocation as are afforded to institutions whose certification is not provisional.

              The U.S. Department of Education issued Ashford University's program participation agreement in December 2008. Because Ashford University's composite score for the year ended December 31, 2007 was 0.6 and did not meet the 1.5 standard prescribed by the U.S. Department of Education (see "Regulation of Federal Student Financial Aid Programs—Financial responsibility"), the institution was placed on provisional certification status and required to post a letter of credit in favor of the U.S. Department of Education equal to 10% of total Title IV funds received in 2007 and to receive certain Title IV funds under the heightened cash monitoring level one method of payment (pursuant to which an institution may not receive Title IV funds before disbursing them to students) rather than under the advance method of payment (pursuant to which an institution may receive Title IV program funds before disbursing them to students).

              In August 2009, the U.S. Department of Education notified us that Ashford University received a composite score of 1.6 for the fiscal year ended December 31, 2008, which satisfied the composite score requirement of the financial responsibility test under Title IV for such year. Accordingly, Ashford University was released from the requirement to post a letter of credit in favor of the U.S. Department of Education and the requirement to conform to the regulations of the heightened cash monitoring level one method of payment.

              The U.S. Department of Education issued the University of the Rockies' current program participation agreement in September 2007, following the change in ownership that occurred in connection with its September 2007 acquisition. Because of the change in ownership, the institution was placed on provisional certification status for a period of three years. The University of the Rockies' participation in Title IV programs was also conditioned on its having in place a letter of credit in favor of the U.S. Department of Education and on its receiving certain Title IV funds under the heightened cash monitoring level one method of payment.

              In July 2009, the U.S. Department of Education notified us that the University of the Rockies received a composite score of 1.7 for the fiscal year ended December 31, 2008, which satisfied the composite score requirement of the financial responsibility test under Title IV for such year. Accordingly, the University of the Rockies was released from the requirement to post a letter of credit in favor of the U.S. Department of Education and the requirement to conform to the regulations of the heightened cash monitoring level one method of payment.

              We do not currently have plans to establish new locations, acquire other schools or make other significant changes in our operations. In addition, we do not currently have plans to initiate new educational programs that would require approval of the U.S. Department of Education. Accordingly, we do not believe that the provisional certification of our institutions has had or will have a material impact on our day-to-day operations.

              An institution is required to apply for a renewal of its certification no later than three months before a scheduled expiration of certification. Our current provisional certification for Ashford University is scheduled to expire on June 30, 2011. Our current provisional certification for the University of the Rockies is scheduled to expire on September 30, 2010.

Compliance reviews and reports

              In addition to reviews in connection with periodic renewals of certification to participate in Title IV programs, our institutions are subject to announced and unannounced compliance reviews and audits by various external agencies, including the U.S. Department of Education, its Office of Inspector General (OIG), state licensing agencies, agencies that guarantee private lender Title IV program loans, the U.S. Department of Veterans Affairs and the Higher Learning Commission. In addition, as part of the U.S. Department of Education's ongoing monitoring of institutions' administration of Title IV programs, the Higher Education Act requires institutions to submit to the U.S. Department of Education an annual Title IV compliance audit conducted by an independent registered public accounting firm. In addition, to enable the U.S. Department of Education to make a determination of an institution's financial responsibility, each institution must annually submit audited financial statements prepared in accordance with GAAP and U.S. Department of Education regulations.

Audit by Office of the Inspector General

              The U.S. Department of Education's Office of Inspector General, or OIG, is responsible for promoting the effectiveness and integrity of the U.S. Department of Education's programs and operations. With respect to educational institutions that participate in Title IV programs, the OIG conducts its work primarily through an audit services division and an investigation services division. The audit services division typically conducts general audits of schools to assess their administration of federal funds in accordance with applicable rules and regulations. The investigation services division typically conducts focused investigations of particular allegations of fraud, abuse or other wrongdoing against schools by third parties, such as a lawsuit filed under seal pursuant to the federal False Claims Act.

              The OIG's audit services division commenced a compliance audit of Ashford University in May 2008, covering the period March 10, 2005 through June 30, 2009. The scope of the audit covered Ashford University's administration of Title IV program funds, including compliance with regulations governing institutional and student eligibility, awards and disbursements of Title IV program funds, verification of awards, returns of unearned funds and compensation of financial aid and recruiting personnel. On September 2, 2009, the OIG notified Ashford University of its completion of field work and informed us that its tentative findings include certain instances of noncompliance with provisions of the Higher Education Act and regulations governing Ashford University's administration of Title IV programs. Specifically, the OIG preliminarily identified the following areas of noncompliance:

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  compensation policies and practices with respect to enrollment advisors;

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  calculation of returns of Title IV program funds;

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  timeliness of returns of Title IV program funds;

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  student authorizations to retain credit balances;

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  disbursements of unearned Title IV program funds; and

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  maintenance of supporting documentation for students' leaves of absence.

              The OIG's findings are preliminary and remain under review by the staff of the OIG. While we believe Ashford University operates in substantial compliance with the regulations of the U.S. Department of Education which are applicable to the areas under review, due to the preliminary nature of the OIG's findings, we cannot predict the extent of the OIG's ultimate findings. However, we expect that the OIG's draft report will assert findings of noncompliance and if such findings are included in OIG's final report could result in recommendations that the U.S. Department of Education's Office of Federal Student Aid impose fines on Ashford University and require Ashford University to take corrective action.

              The OIG expects to issue its findings in a draft audit report at the end of September, 2009, and Ashford University will then have thirty days to submit responses to the OIG's draft audit report. After the OIG has considered our responses, the OIG will issue a final audit report, which will contain the OIG's final findings and any recommendations to the Office of Federal Student Aid based on those findings. If the OIG identifies instances of noncompliance in its final audit report, the Office of Federal Student Aid would determine what action to take, if any. Such action could include requiring Ashford University to modify its Title IV administration procedures or its practices with respect to the compensation of its enrollment advisors, assessing a monetary liability for the return of Title IV program funds or the commencement of an administrative action to impose potentially significant fines or to limit, suspend or terminate Ashford University's Title IV participation. In the event that the office of Federal Student Aid assessed any monetary liabilities or commenced an administrative action, Ashford University would pursue fully its administrative remedies. Because of the ongoing nature of the OIG audit, we cannot predict the ultimate extent of the draft or final audit findings or the potential liability or remedial actions that might result. The possible effects of a regulatory violation are described below in "—Potential effect of regulatory noncompliance."

Administrative capability

              U.S. Department of Education regulations specify extensive criteria by which an institution must establish that it has the requisite administrative capability to participate in Title IV programs. To meet the administrative capability standards, an institution must, among other things:

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  comply with all applicable Title IV program requirements;

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  have an adequate number of qualified personnel to administer Title IV programs;

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  have acceptable standards for measuring the satisfactory academic progress of its students;

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  have procedures in place for awarding, disbursing and safeguarding Title IV funds and for maintaining required records;

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  administer Title IV programs with adequate checks and balances in its system of internal control over financial reporting;

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  not be, and not have any principal or affiliate who is, debarred or suspended from federal contracting or engaging in activity that is cause for debarment or suspension;

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  provide financial aid counseling to its students;

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  refer to the OIG any credible information indicating that any student, parent, employee, third-party servicer or other agent of the institution has engaged in any fraud or other illegal conduct involving Title IV programs;

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  timely submit all required reports and financial statements; and

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  not otherwise appear to lack administrative capability.

Financial responsibility

              The Higher Education Act and U.S. Department of Education regulations establish standards of financial responsibility which an institution must satisfy to participate in Title IV programs. The U.S. Department of Education evaluates compliance with these standards annually upon receipt of an institution's annual audited financial statements and also when an institution applies to the U.S. Department of Education to reestablish its eligibility to participate in Title IV programs following a change in ownership. One financial responsibility standard is based on the institution's composite score, which is derived from a formula established by the U.S. Department of Education that is a weighted average of three financial ratios:

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  equity ratio, which measures the institution's capital resources, financial viability and ability to borrow;

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  primary reserve ratio, which measures the institution's ability to support current operations from expendable resources; and

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  net income ratio, which measures the institution's ability to operate at a profit or within its means.

              The formula defines each of the three ratios and assigns a strength factor and weighting percentage to each ratio. The weighted scores for the three ratios are then added to produce a composite score for the institution. The composite score is a number between negative 1.0 and positive 3.0. It must be at least 1.5 for the institution to be deemed financially responsible without the need for further U.S. Department of Education financial oversight. In addition to having an acceptable composite score, an institution must, among other things, provide the administrative resources necessary to comply with Title IV program requirements, meet all of its financial obligations (including required refunds to students and any Title IV liabilities and debts), be current in its debt payments and not receive an adverse, qualified or disclaimed opinion by its accountants in its audited financial statements.

              For the year ended December 31, 2007, Ashford University's composite score of 0.6 did not meet the 1.5 standard prescribed by the U.S. Department of Education. The composite scores for the University of the Rockies for years ended July 31, 2006 and July 31, 2007 also did not meet the 1.5 standard. As a result, each of our institutions was required to participate in the Title IV programs under provisional certification, to post a letter of credit in favor of the U.S. Department of Education and to receive Title IV program funds pursuant to the heightened cash management level one method. As a result, (i) we may not draw down Title IV funds until the day we disburse them to our students, (ii) Ashford University posted a letter of credit in the amount of $12.1 million, which was scheduled to remain in effect through September 30, 2009 and (iii) the University of the Rockies posted a letter of credit in the amount of $0.7 million, which was scheduled to remain in effect through June 30, 2009.

              In July 2009, the U.S. Department of Education notified us that the University of the Rockies received a composite score of 1.7 for the fiscal year ended December 31, 2008, which satisfied the composite score requirement of the financial responsibility test under Title IV for such year. Accordingly, the University of the Rockies was released from the requirement to post a letter of credit in favor of the U.S. Department of Education and the requirement to conform to the regulations of the heightened cash monitoring level one method of payment.

              In August 2009, the U.S. Department of Education notified us that Ashford University received a composite score of 1.6 for the fiscal year ended December 31, 2008, which satisfied the composite score requirement of the financial responsibility test under Title IV for such year. Accordingly, Ashford University was released from the requirement to post a letter of credit in favor of the U.S. Department of Education and the requirement to conform to the regulations of the heightened cash monitoring level one method of payment.

Return of Title IV funds for students who withdraw

              If a student who has received Title IV funds withdraws, the institution must determine the amount of Title IV program funds the student has earned, pursuant to applicable regulations. If the student withdraws during the first 60% of any payment period (which, for our online students, typically is a 20-week term consisting of four five-week courses and, for our ground students, is a 16-week semester), the amount of Title IV funds that the student has earned is equal to a pro rata portion of the funds the student received or for which the student would otherwise be eligible for the payment period. If the student withdraws after the 60% threshold, then the student is deemed to have earned 100% of the Title IV funds received. If the student has not earned all of the Title IV funds disbursed, the institution must return the unearned funds to the appropriate lender or the U.S. Department of Education in a timely manner, which is generally no later than 45 days after the date the institution determined that the student withdrew. If an institution's annual financial aid compliance audit in either of its two most recently completed fiscal years determines that 5% or more of such returns were not timely made, the institution must submit a letter of credit in favor of the U.S. Department of Education equal to 25% of the Title IV funds that the institution should have returned for withdrawn students in its most recently completed fiscal year.

              For the year ended December 31, 2007, Ashford University exceeded the 5% threshold for late refunds sampled due to human error. As a result, Ashford University was subject to the requirement to post a letter of credit in favor of the U.S. Department of Education equal to 25% of the total refunds in 2007. Ashford University notified the U.S. Department of Education of its intention to post this letter of credit, but was advised by the U.S. Department of Education that such posting was unnecessary because we had already posted a letter of credit due to our composite score which was in excess of the amount required for late funds. Although we have taken steps to reduce late refunds, we cannot ensure that such steps will be sufficient to address this issue.

The "90/10 rule"

              Pursuant to a provision of the Higher Education Act, as reauthorized in August 2008, a for-profit institution loses its eligibility to participate in Title IV programs if the institution derives more than 90% of its revenues (calculated on a cash basis in accordance with applicable U.S. Department of Education regulations) from Title IV program funds for two consecutive fiscal years, commencing with the institution's first fiscal year that ends after the new law's effective date of August 14, 2008. This rule is commonly referred to as the "90/10 rule." Any institution that violates the 90/10 rule becomes ineligible to participate in Title IV programs for at least two fiscal years. In addition, an institution whose rate exceeds 90% for any single year will be placed on provisional certification and may be subject to other enforcement measures. We are currently assessing what impact, if any, the U.S. Department of Education's revised formula and other changes in federal law will have on our 90/10 calculation.

              In the years ended December 31, 2007 and 2008, Ashford University derived 83.9% and 86.8%, respectively, and the University of the Rockies derived 61.9% and 80.8%, respectively, of their respective revenues (calculated on a cash basis in accordance with applicable U.S. Department of Education regulations) from Title IV funds. In connection with the change by the University of the Rockies to a December 31 fiscal year end date, the U.S. Department of Education required the University of the Rockies to calculate its compliance with the 90/10 rule for the fiscal year ending July 31, 2008 and for the 5-month period ending December 31, 2008 and those percentages are 74.3% and 80.8%, respectively.

              Recent changes in federal law that increased Title IV grant and loan limits, and any additional increases in the future, may result in an increase in the revenues we receive from Title IV programs, which could make it more difficult for us to satisfy the 90/10 rule. However, such effects may be mitigated, at least on a temporary basis, by another provision in the rule that allows institutions to exclude (for three years) from their Title IV revenues when calculating their compliance the additional $2,000 per student in certain annual federal student loan amounts that became available starting in July 2008. Additionally, recent changes permit institutions to include in their calculation as non-Title IV revenues certain non-cash revenues, such as institutional loan proceeds under certain circumstances.

              To help comply with the 90/10 rule in the future, we are exploring a number of options to increase the amount of revenues our institutions derive from non-Title IV sources. For example, we are considering a program for the University of the Rockies in which the institution would provide direct loans to students. If this program is implemented, we expect initially that the total number of students receiving these loans during 2009 would be approximately 125 and the total amount of the loans would be approximately $1.5 million. We have no current plans to implement a similar program for Ashford University.

Student loan defaults

              Under the Higher Education Act, as in effect prior to its August 2008 reauthorization, an educational institution may lose its eligibility to participate in some or all Title IV programs if defaults by its students on the repayment of student loans exceed certain levels. For each federal fiscal year, the U.S. Department of Education calculates a rate of student defaults for each institution which is known as a "cohort default rate." An institution's cohort default rate for a federal fiscal year is calculated by determining the rate at which students who became subject to a repayment obligation in that federal fiscal year defaulted on such obligation by the end of the following federal fiscal year.

              If the U.S. Department of Education notifies an institution that its cohort default rates for each of the three most recent federal fiscal years are 25% or greater, the institution's participation in the FFEL, Direct Loan and Pell grant programs ends 30 days after that notification, unless the institution appeals that determination on specified grounds and according to specified procedures. In addition, an institution's participation in the FFEL and Direct Loan programs ends 30 days after notification by the U.S. Department of Education that its cohort default rate in its most recent fiscal year is greater than 40%, unless the institution timely appeals that determination on specified grounds and according to specified procedures. An institution whose participation ends under either of these provisions may not participate in the relevant Title IV programs for the remainder of the fiscal year in which the institution receives the notification and for the next two fiscal years. If an institution's cohort default rate equals or exceeds 25% in any single year, the institution may be placed on provisional certification status.

              Ashford University's cohort default rates for the 2004, 2005 and 2006 federal fiscal years, the three most recent years for which information is available, were 2.4%, 4.1% and 4.1%, respectively. The cohort default rates for the University of the Rockies for the 2004, 2005 and 2006 federal fiscal years, the three most recent years for which information is available, were 5.5%, 0% and 0%, respectively. The draft cohort default rate for Ashford University for the 2007 federal fiscal year is 13.2%. Management believes possible factors that may have contributed to this increased draft cohort default rate include (i) a greater number of online students entering repayment and (ii) deteriorating economic conditions which made repayment of loans more difficult for our students. The draft cohort default rate for University of the Rockies for the 2007 federal fiscal year is 0%. These rates are subject to change prior to the issuance of the U.S. Department of Education's final report. Because Ashford University's draft cohort default rate for the 2007 federal fiscal year exceeds 10%, it would no longer be exempt from the 30-day disbursement delay rule for first-year, first-time undergraduate student borrowers once the official rate is published by the U.S. Department of Education, which is expected to take place in September 2009, if the official rate is equal to or greater than 10%. The loss of this exemption would result in a delay in Ashford University receiving Title IV funds for such students and, accordingly, would negatively affect our cash flows, to the extent we would have otherwise been able to receive such funds sooner.

              The August 2008 reauthorization of the Higher Education Act includes significant revisions to the requirements concerning cohort default rates. Under the revised law, the period for which students' defaults on their loans are included in the calculation of an institution's cohort default rate has been extended by one additional year, which is expected to increase the cohort default rates for most institutions. That change will be effective with the calculation of institutions' cohort default rates for the federal fiscal year ending September 30, 2009, which rates are expected to be calculated and issued by the U.S. Department of Education in 2012. The U.S. Department of Education will not impose sanctions based on rates calculated under this new methodology until three consecutive years of rates have been calculated, which is expected to occur in 2014. Until that time, the U.S. Department of Education will continue to calculate rates under the old calculation method and impose sanctions based on those rates. The revised law also increases the threshold for ending an institution's participation in the relevant Title IV programs from 25% to 30%, effective in the federal fiscal year 2012.

Incentive compensation rule

              An institution that participates in Title IV programs may not provide any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruitment, admissions or financial aid awarding activity. The U.S. Department of Education's regulations set forth 12 "safe harbors" which describe compensation arrangements that do not violate the incentive compensation rule, including the payment and adjustment of salaries and bonuses under certain conditions. The regulations clarify that the safe harbors are not a complete list of permissible practices under this law. The law and regulations do not establish clear criteria for compliance in all circumstances, and the U.S. Department of Education no longer reviews and approves compensation plans prior to their implementation. Although we cannot provide any assurances that the U.S. Department of Education would not find deficiencies in our compensation plans, we believe that our compensation policies comply with applicable law and regulations.

Potential effect of regulatory noncompliance

              The U.S. Department of Education can impose sanctions for violating the statutory and regulatory requirements of Title IV programs, including:

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  transferring an institution from the advance method or the heightened cash monitoring level one method of Title IV payment, which permit the institution to receive Title IV funds before or concurrently with disbursing them to students, to the heightened cash monitoring level two method of payment or to the reimbursement method of payment, which delay an institution's receipt of Title IV funds until student eligibility has been verified;

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  requiring an institution to post a letter of credit in favor of the U.S. Department of Education as a condition for continued Title IV certification;

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  imposing a monetary liability against an institution in an amount equal to any funds determined to have been improperly disbursed;

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  initiating proceedings to impose a fine or to limit, suspend or terminate an institution's participation in Title IV programs;

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  taking emergency action to suspend an institution's participation in Title IV programs without prior notice or a prior opportunity for a hearing;

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  failing to grant an institution's application for renewal of its certification to participate in Title IV programs; or

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  referring a matter for possible civil or criminal prosecution.

              In addition, the agencies that guarantee Title IV private lender loans for our students could initiate proceedings to limit, suspend or terminate our ability to obtain guarantees of our students' loans through that agency.

              If sanctions were imposed resulting in a substantial curtailment or termination of our participation in Title IV programs, our enrollments, revenues and results of operations would be materially and adversely affected. If we lost our eligibility to participate in Title IV programs, or if the amount of available Title IV program funds were reduced, we would seek to arrange or provide alternative sources of financial aid for students. We believe that one or more private organizations would be willing to provide financial assistance to our students, but there is no assurance of that. Additionally, the interest rate and other terms of such financial aid would likely not be as favorable as those for Title IV program funds, and we might be required to guarantee all or part of such alternative assistance or might incur other additional costs in connection with securing such alternative assistance. It is unlikely that we would be able to arrange alternative funding to replace all the Title IV funding our students receive. Accordingly, our loss of eligibility to participate in Title IV programs, or a reduction in the amount of available Title IV program funding for our students, would be expected to have a material adverse effect on our enrollments, revenues and results of operations, even if we could arrange or provide alternative sources of student financial aid.

              In addition to the actions that may be brought against us as a result of our participation in Title IV programs, we are also subject to complaints and lawsuits relating to regulatory compliance brought not only by our regulatory agencies but also by other government agencies and third parties, such as current or former students or employees and other members of the public, including lawsuits filed pursuant to the federal False Claims Act.

Uncertainties, increased oversight and changes in student loan environment

              During 2007 and 2008, student loan programs, including Title IV programs, came under increased scrutiny by the U.S. Department of Education, Congress, state attorneys general and other parties. Issues that have received extensive attention include allegations of conflicts of interest between some institutions or their employees and lenders that provide Title IV loans, inappropriate incentives given by lenders to some schools and school employees and allegations of deceptive practices in the marketing of student loans and in schools encouraging students to use certain lenders.

              The practices of numerous schools and lenders have been examined by government agencies at the federal and state level. Several of them have been cited for these problems and have paid several million dollars in the aggregate to settle those claims without admitting wrongdoing. As a result of this activity, Congress has passed new laws, the U.S. Department of Education has enacted regulations and several states have adopted codes of conduct or enacted state laws that further regulate the conduct of lenders, schools and school personnel. These new laws and regulations, among other things:

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  limit schools' relationships with lenders;

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  restrict the types of services that schools may receive from lenders;

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  prohibit lenders from providing other types of funding to schools in exchange for Title IV loan volume;

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  require schools to provide additional information to students concerning institutionally preferred lenders; and

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  reduce the amount of federal payments to lenders who participate in Title IV loan programs.

              The cumulative impact of these developments and conditions, combined with market conditions affecting the availability of credit generally, have caused some lenders, including some lenders that have previously provided Title IV loans to our students, to cease providing Title IV loans to students. Other lenders have reduced the benefits and increased the fees associated with the Title IV loans they provide. In addition, the new regulatory refinements may result in higher administrative costs for schools, including us. If Congress increases interest rates on Title IV loans, or if private loan interest rates rise, our students would have to pay higher interest rates on their loans. Any future increase in interest rates will result in a corresponding increase in educational costs to our existing and prospective students.

              In May 2008, new federal legislation was enacted to attempt to ensure that all eligible students would be able to obtain Title IV loans and that a sufficient number of lenders will continue to provide Title IV loans. Among other things, the new legislation:

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  increases the maximum annual amount of certain student loans by $2,000;

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  authorizes the U.S. Department of Education to purchase Title IV loans from lenders, thereby providing capital to the lenders to enable them to continue making Title IV loans to students; and

  •
  permits the U.S. Department of Education to designate institutions eligible to participate in a "lender of last resort" program, under which federally recognized student loan guaranty agencies will be required to make Title IV loans to all otherwise eligible students at those institutions.

              We cannot predict whether this legislation will be effective in ensuring students' access to Title IV loan funding through private lenders. In February 2009, President Barack Obama released a budget blueprint that proposes that all Title IV loans be originated through the Federal Direct Loan Program rather through the Federal Family Education Loan Program beginning in the 2010 federal fiscal year. The proposal has not been passed by Congress and is subject to further review and amendment. If the proposal passes, our institutions would be required to certify loans through the Federal Direct Loan Program (for which we are eligible to participate) rather than through the Federal Family Education Loan Program.

Adding teaching locations and implementing new educational programs

              The requirements and standards of accrediting agencies, state education agencies and the U.S. Department of Education limit our ability in certain instances to establish additional teaching locations or implement new educational programs. The Higher Learning Commission, the Colorado Commission on Higher Education and other state education agencies that may authorize or accredit us or our programs generally require institutions to notify them in advance of adding new locations or implementing new programs, and upon notification may undertake a review of the quality of the facility or the program and the financial, academic and other qualifications of the institution.

              If an institution participating in Title IV programs plans to add a new location or educational program, the institution must generally apply to the U.S. Department of Education to have the additional location or educational program designated as within the scope of the institution's Title IV eligibility. However, degree-granting institutions are not required to obtain the U.S. Department of Education's approval of additional programs that lead to a degree at the same or lower degree level as degree programs previously approved by the U.S. Department of Education. Similarly, an institution is not required to obtain advance approval for new programs that prepare students for gainful employment in the same or a related recognized occupation as an educational program that has previously been designated by the U.S. Department of Education as an eligible program at that institution if the program meets certain minimum-length requirements. If an institution that is required to obtain the U.S. Department of Education's advance approval for the addition of a new program or new location fails to do so, the institution may be liable for repayment of Title IV program funds received by the institution or by students in connection with that program or enrolled at that location.

Acquiring other schools

              If we were to seek to acquire an existing accredited institution participating in Title IV programs, we would need to obtain the approval of the state education agency that authorizes the school being acquired, any accrediting agency that accredits the school being acquired and the U.S. Department of Education. The level of review varies by individual state and by individual accrediting commission, with some requiring approval of such an acquisition before it occurs and with others only considering approval after the acquisition has occurred. The approval of the applicable state education agencies and accrediting agencies is a necessary prerequisite to the U.S. Department of Education's certifying the acquired school to participate in Title IV programs. In addition, the U.S. Department of Education's certification of a school following a change in ownership and control is always a provisional certification. The restrictions imposed by any of the applicable regulatory agencies could delay or prevent our acquisition of other schools in some circumstances.

Change in ownership resulting in a change of control

              The U.S. Department of Education and most state and accrediting agencies require institutions of higher education to report or obtain approval of certain changes of control and changes in other aspects of institutional organization or operations. Transactions or events that constitute a change of control may include significant acquisitions or dispositions of an institution's common stock and significant changes in the composition of an institution's board. The types of thresholds for such reporting and approval vary among the states and among accrediting agencies. The Higher Learning Commission issued amended policies in June 2009 which, among other provisions, provide that a disposition of stock by a holder that reduces the holder's ownership below 25% of the outstanding stock of a publicly traded company is a change of control requiring the prior approval of the Higher Learning Commission. The amended policies also provide that a sale of more than 10% and less than 25% of the outstanding common stock of a publicly traded company must be reported to the staff of the Higher Learning Commission, which may determine in some cases that such sale requires prior approval, or additional monitoring, by the Higher Learning Commission. The U.S. Department of Education regulations provide that a change of control occurs for a publicly traded corporation if either (i) a person acquires such ownership and control of the corporation so that the corporation is required to file a current report on Form 8-K with the SEC disclosing a change of control, or (ii) the corporation's largest stockholder who owns at least 25% of the total outstanding voting stock of the corporation, ceases to own at least 25% of such stock or ceases to be the largest stockholder. A significant purchase or disposition of our voting stock, including a disposition of voting stock by Warburg Pincus, could be determined by the U.S. Department of Education to be a change of control under this standard. In such event, the regulatory procedures applicable to a change in ownership and control would have to be followed in connection with the transaction. Similarly if such a disposition were deemed a change of control by the Higher Learning Commission or applicable state educational licensing agency, any required regulatory notifications and approvals would have to be made or obtained.

              After giving effect to this offering, we expect Warburg Pincus' beneficial ownership of our common stock to decrease from 64.9% to            %, or            % in the event the underwriters exercise their overallotment option in full. The U.S. Department of Education confirmed that our initial public offering did not constitute a change of control under its regulations. This offering also will not constitute a change of control under U.S. Department of Education regulations. The Higher Learning

Commission determined that our initial public offering constituted a change of control under its standards. The Higher Learning Commission approved Ashford University's and the University of the Rockies' applications seeking permission to proceed with the initial public offering and informed us that the Higher Learning Commission would conduct separate on-site focused visits to both institutions within six months following our initial public offering to verify their compliance with the Higher Learning Commission's requirements. These site visits are scheduled to occur in November 2009. Pursuant to its June 2009 amended policies, we provided the staff of the Higher Learning Commission with the requisite notification of this offering and its impact on Warburg Pincus' beneficial ownership of our common stock, and requested confirmation that pre-approval of this offering is not required. On September 3, 2009, we received a letter from the Higher Learning Commission confirming that it will not need to provide prior review or approval of this offering.

Privacy of student records

              The Family Educational Rights and Privacy Act of 1974, or FERPA, and the U.S. Department of Education's FERPA regulations require educational institutions to protect the privacy of students' educational records by limiting an institution's disclosure of a student's personally identifiable information without the student's prior written consent. FERPA also requires institutions to allow students to review and request changes to their educational records maintained by the institution, to notify students at least annually of this inspection right and to maintain records in each student's file listing requests for access to and disclosures of personally identifiable information and the interest of such party in that information. If an institution fails to comply with FERPA, the U.S. Department of Education may require corrective actions by the institution or may terminate an institution's receipt of further federal funds. In addition, educational institutions are obligated to safeguard student information pursuant to the Gramm-Leach-Bliley Act, or GLBA, a federal law designed to protect consumers' personal financial information held by financial institutions and other entities that provide financial services to consumers. GLBA and the applicable GLBA regulations require an institution to, among other things, develop and maintain a comprehensive, written information security program designed to protect against the unauthorized disclosure of personally identifiable financial information of students, parents or other individuals with whom such institution has a customer relationship. If an institution fails to comply with the applicable GLBA requirements, it may be required to take corrective actions, be subject to monitoring and oversight by the Federal Trade Commission, or FTC, and be subject to fines or penalties imposed by the FTC. For-profit educational institutions are also subject to the general deceptive practices jurisdiction of the FTC with respect to their collection, use and disclosure of student information.

State Education Licensure and Regulation

Iowa and Colorado

              Ashford University's campus is located in Iowa, and the institution is exempt from having to register as a postsecondary school in the state of Iowa. The University of the Rockies' campus is located in Colorado. The institution is licensed and authorized to deliver educational programs and to grant degrees and other credentials by the Colorado Commission on Higher Education. We do not have campuses in any states other than Iowa and Colorado. The Higher Education Act requires Ashford University to maintain its exemption from registration in Iowa (or become registered in its absence) and requires the University of Rockies to maintain its authorization from the Colorado Commission on Higher Education in order to participate in Title IV programs. To maintain our Colorado authorization, we must continuously meet standards relating to, among other things, educational programs, facilities, instructional and administrative staff, marketing and recruitment, financial operations, addition of new locations and educational programs and various operational and administrative procedures. Failure to maintain our Iowa exemption or our Colorado Commission on

Higher Education authorization would cause Ashford University or the University of the Rockies, respectively, to lose their authorization to deliver educational programs and to grant degrees and other credentials and lose their eligibility to participate in Title IV programs.

Additional state regulation

              Most state education agencies impose regulatory requirements on educational institutions operating within their boundaries. Some states have sought to assert jurisdiction over out-of-state educational institutions offering online programs that have no physical location or other presence in the state but that have some activity in the state, such as enrolling or offering educational services to students who reside in the state, employing faculty who reside in the state or advertising to or recruiting prospective students in the state. In addition to Iowa and Colorado, we have determined that our activities in certain states constitute a presence requiring licensure or authorization under the requirements of the state education agency in those states, and in other states we have obtained state education agency approvals as we have determined necessary in connection with our marketing and recruiting activities. We review state licensure requirements when appropriate to determine whether our activities in those states constitute a presence or otherwise require licensure or authorization. Because we enroll students from all 50 states and from the District of Columbia, we may have to seek licensure or authorization in additional states in the future. State regulatory requirements for online education vary among the states, are not well developed in many states, are imprecise or unclear in some states and are subject to change. Consequently, a state education agency could disagree with our conclusion that we are not required to obtain a license or authorization in the state and could restrict one or more of our business activities in the state, including the ability to recruit or enroll students in that state or to continue providing services or advertising in that state. If we fail to comply with state licensing or authorization requirements for any state, we may be subject to the loss of state licensure or authorization by that state, or be subject to other sanctions, including restrictions on our activities in that state, fines and penalties. The loss of any required license or authorization in states other than Iowa and Colorado could prohibit us from recruiting prospective students or from offering services to current students in those states.

MANAGEMENT

Directors and Executive Officers

              Our directors and executive officers and their ages and positions are as follows:

Name	Age	Position
Andrew S. Clark	44	CEO and President and Director
Daniel J. Devine	45	Chief Financial Officer
Christopher L. Spohn	49	Senior Vice President/Chief Admissions Officer
Jane McAuliffe	42	Senior Vice President/Chief Academic Officer
Rodney T. Sheng	43	Senior Vice President/Chief Administrative Officer
Ross L. Woodard	43	Senior Vice President/Chief Marketing Officer
Charlene Dackerman	49	Senior Vice President of Human Resources
Thomas Ashbrook	44	Senior Vice President/Chief Information Officer
Diane L. Thompson	53	Senior Vice President, Secretary and General Counsel
Ryan Craig	37	Director
Dale Crandall	68	Director
Patrick T. Hackett	48	Chairman of the Board and Director
Robert Hartman	61	Director
Adarsh Sarma	35	Director

              Andrew S. Clark has served as our Chief Executive Officer and a director since November 2003 and as our President since February 2009. Mr. Clark also served from March 2005 to December 2008 on the Board of Trustees for Ashford University and currently serves on the University of the Rockies Board of Trustees, which he joined in September 2007. Prior to joining us in November 2003, Mr. Clark consulted with several private equity firms examining the postsecondary education sector. Prior to 2003, Mr. Clark worked for Career Education Corporation as Divisional Vice President of Operations and Chief Operating Officer for American InterContinental University in 2002. From 1992 to 2001, Mr. Clark worked for Apollo Group, Inc. (University of Phoenix), where he served in various management roles, culminating in his position as Regional Vice President for the Mid-West region from 1999 to 2001. Mr. Clark earned an M.B.A. from the University of Phoenix and a B.A. from Pacific Lutheran University.

              Daniel J. Devine has served as our Chief Financial Officer since January 2004 and has over 20 years of senior finance experience. From March 2002 to December 2003, Mr. Devine served as the Chief Financial Officer of A-Life Medical. From 1994 to 2000, Mr. Devine served in various management roles for Mitchell International culminating in his position as Chief Financial Officer from 1998 to 2000. From 1987 to 1993, Mr. Devine served in various management roles for Foster Wheeler Corporation, culminating in his position of divisional Chief Financial Officer from 1990 to 1993. Mr. Devine earned a B.A. from Drexel University and is a certified public accountant.

              Christopher L. Spohn joined us in January 2004 as the Vice President of Admissions and has served as our Senior Vice President/Chief Admissions Officer since October 2008. From 2002 to 2003, Mr. Spohn served as the Vice President of Marketing and Admissions for the University Division of Career Education Corporation. From 1996 to 2001, Mr. Spohn served in various management roles for Apollo Group, Inc. (University of Phoenix), culminating in his position as Senior Director of Enrollment for the Southern California Campus from 1999 to 2002. Mr. Spohn earned a B.S. from Azusa Pacific University.

              Jane McAuliffe joined us in July 2005 and has served as Chancellor/President of Ashford University since that time. She also served as our Vice President of Academic Affairs from September 2007 until November 2008 at which time she assumed the title of Senior Vice President/Chief Academic Officer. From 2003 to 2005, Dr. McAuliffe served as President of Argosy University/Sarasota Campus in Sarasota, Florida. Prior to 2003, Dr. McAuliffe served in various management roles including Vice President for Academic Affairs at American InterContinental University in 2002, and prior to that Dean, Associate Dean and Program Director in the College of Education at the University of Phoenix from 1996 to 2002. Dr. McAuliffe earned a Ph.D., M.A. and B.A. from Arizona State University.

              Rodney T. Sheng joined us in January 2004 and has served as our Senior Vice President/Chief Administrative Officer since November 2008. From January 2004 to November 2008, Mr. Sheng served as our Vice President of Operations. Mr. Sheng has 18 years of experience in the postsecondary sector, during which time he has worked for four different colleges and universities and served in a variety of management roles. From 1995 to 2003, Mr. Sheng worked for Apollo Group, Inc. (University of Phoenix). From 2000 to 2002, Mr. Sheng served as Vice President/Campus Director and opened two campuses for the University of Phoenix in the state of Ohio. In 2002, Mr. Sheng was responsible for the marketing and recruitment for 12 learning centers throughout the Los Angeles metropolitan area. Mr. Sheng earned an M.A. from the University of Phoenix and a B.A. from San Diego State University.

              Ross L. Woodard joined us in June 2004 and has served as our Senior Vice President/Chief Marketing Officer since November 2008. From June 2004 to February 2005, Mr. Woodard served as our Director of E-Commerce and from March 2005 to October 2008 he served as our Vice President of Marketing. From June 1992 to May 2004, Mr. Woodard held multiple senior management positions with Road Runner Sports. From 1998 to 2004, Mr. Woodard served as Director of E-Commerce for Road Runner Sports and was responsible for the internet sales and marketing channel. From 1992 through 1997, Mr. Woodard served in various management roles with Road Runner Sports, including Director of Sales. From 1989 to 1992, he served as a Regional Manager for Nike, Inc. in San Diego. Mr. Woodard earned a B.A. from San Diego State University.

              Charlene Dackerman joined us in September 2004 and has served as our Senior Vice President of Human Resources since November 2008. From September 2004 to December 2005, Ms. Dackerman served as our Director of Human Resources, and from January 2006 to October 2008, she served as our Vice President of Human Resources. Ms. Dackerman has worked in the postsecondary sector for over 18 years. From 1986 to 2002, Ms. Dackerman served in various management roles for Kelsey Jenney College, including College Director, Campus Director, Dean and Director of Admissions. Ms. Dackerman earned an M.S. from National University and a B.S. from Humboldt State University.

              Thomas Ashbrook joined us in November 2008 and has served as our Senior Vice President/Chief Information Officer since that time. From March 2005 to March 2008, Mr. Ashbrook served as the Divisional Information Officer for Fremont Investment & Loan, a California industrial bank and lending institution, where he led information technology strategy for the residential business. From 2001 to 2005, Mr. Ashbrook served as the Senior Vice President of Technology Solutions for Fidelity National Information Solutions, a subsidiary of Fidelity National Financial. Mr. Ashbrook earned a B.S. from California State University, Long Beach.

              Diane L. Thompson joined us in December 2008 and has served as our Senior Vice President, Secretary and General Counsel since that time. From September 1997 to November 2008, Ms. Thompson served in various management roles for Apollo Group, Inc. (University of Phoenix). From November 2000 to February 2006, Ms. Thompson served as Vice President/Counsel for Apollo Group, Inc. (University of Phoenix) and from March 2006 to November 2008, Ms. Thompson served as Chief Human Resources Officer. From October 1992 to July 1996, Ms. Thompson served as an attorney in the Pima County Attorney's Office in Tucson Arizona. Ms. Thompson earned a B.A. from St. Cloud University, an M.A. from Antioch University and a J.D. from the University of Arizona College of Law.

              Ryan Craig has served as a director of our company since November 2003. Mr. Craig is the Founder and President of Wellspring, an organization providing treatment programs for overweight and obese adolescents. From 2001 to 2004, Mr. Craig was an Associate at Warburg Pincus LLC in the education sector. From 1999 to 2001, Mr. Craig served as Vice President Business Development for Fathom, a consortium of universities, museums and libraries. From 1994 to 1996, he worked as a consultant with McKinsey & Company. Mr. Craig earned a B.A. from Yale University and a J.D. from Yale Law School.

              Dale Crandall has served as a director of our company since December 2008. Mr. Crandall founded Piedmont Corporate Advisors, Inc., a private financial consulting firm, in 2003 and currently serves as its President. From March 2000 to June 2002, Mr. Crandall served as the President and Chief Operating Officer of Kaiser Foundation Health Plan Inc. and Kaiser Foundation Hospitals. From June 1998 to March 2000, Mr. Crandall served as the Senior Vice President and Chief Financial Officer of Kaiser Foundation Health Plan Inc. and Kaiser Foundation Hospitals. Mr. Crandall also serves as a director for Ansell Limited, Coventry Health Care, Inc., Metavante Technologies, Inc. and as a Trustee for The Dodge & Cox Mutual Funds. Mr. Crandall earned a B.A. from Claremont McKenna College, an M.B.A. from the University of California, Berkeley and is a certified public accountant.

              Patrick T. Hackett has served as a director of our company since March 2008 and as Chairman of the Board since February 2009. Mr. Hackett is a Managing Director and co-head of the Technology, Media and Telecommunications group at Warburg Pincus LLC, which he joined in 1990. Mr. Hackett also serves as a director of Nuance Communications, Inc. and four privately-held companies. Mr. Hackett earned a B.A. from the University of Pennsylvania and a B.S. from the Wharton School of Business at the University of Pennsylvania.

              Robert Hartman has served as a director of our company since November 2006. Mr. Hartman is currently a private investor. From 1979 to September 2005, Mr. Hartman served in various management roles for Universal Technical Institute, including President, Chief Executive Officer and Chairman of the Board. During the 1980's, Mr. Hartman served as Chairman of the Arizona State Board for Private Postsecondary Education and was Founder and Chairman of the Western Council of Private Career Schools. Mr. Hartman earned an M.B.A. from DePaul University and a B.A. from Michigan State University.

              Adarsh Sarma has served as a director of our company since July 2005. Mr. Sarma is a Managing Director in the Technology, Media and Telecommunication group at Warburg Pincus LLC, which he joined as a Principal in 2005. From 2002 to early 2005, Mr. Sarma was a Principal at Chryscapital, a private equity firm. Mr. Sarma also serves as a director of Metavante Technologies, Inc. and one privately-held company. Mr. Sarma earned a B.A. from Knox College and an M.B.A. from the University of Chicago.

              In June 2003, Mr. Clark acquired and subsequently hired the management to operate Foundation College, an education provider which conducted campus-based training programs through the California Employment Training Panel. From November 2003 to August 2004, Ms. Dackerman served as President and Chief Financial Officer of Foundation College. Due to a significant decrease in state funding, the business filed for bankruptcy in December 2005.

Board Composition

              Our board of directors consists of six members. Our bylaws provide that the number of directors will be fixed from time to time by resolution of the board.

              All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. We have divided the terms of office of the directors into three classes:

  •
  Class I, whose term will expire at the annual meeting of stockholders to be held in 2010;

  •
  Class II, whose term will expire at the annual meeting of stockholders to be held in 2011; and

  •
  Class III, whose term will expire at the annual meeting of stockholders to be held in 2012.

              Class I consists of Messrs. Craig and Hartman, Class II consists of Messrs. Crandall and Sarma and Class III consists of Messrs. Clark and Hackett. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms then expire will serve from the time of election and qualification until the third annual meeting following election and until their successors are duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors.

Director Independence

              Our board of directors has determined that Messrs. Craig, Crandall, Hackett, Hartman and Sarma are independent for purposes of NYSE rules.

              There are no family relationships between any of our directors and executive officers.

Board Committees

              We have an audit committee, a compensation committee and a nominating and governance committee. Our board generally meets at least quarterly, and the committees usually meet on a similar schedule.

Audit Committee

              Our audit committee consists of three directors, Messrs. Crandall, Craig and Hartman. The chair of the audit committee is Mr. Crandall, whom the board of directors has determined is an audit committee financial expert. The functions of this committee include:

  •
  selecting and overseeing the engagement of a firm to serve as an independent registered public accounting firm;

  •
  helping to ensure the independence of our independent registered public accounting firm;

  •
  overseeing the integrity of our financial statements;

  •
  preparing an audit committee report as required by the SEC to be included in our annual proxy statement; and

  •
  overseeing our compliance with legal and regulatory requirements.

              We believe the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee will comply with, applicable NYSE and SEC rules, including the requirement that the audit committee have at least one qualified financial expert. All members of our audit committee are independent for purposes of NYSE and SEC rules applicable to audit committees.

Compensation Committee

              Our compensation committee consists of four directors, Messrs. Craig, Crandall, Hackett and Sarma, all of whom are independent directors. The chair of the compensation committee is Mr. Hackett. The functions of this committee include:

  •
  evaluating and approving all compensation plans, policies and programs as they affect the CEO and President and other executive officers; and

  •
  producing an annual report on executive compensation for our annual proxy statement or annual report.

              We believe that the composition of our compensation committee meets the criteria for independence under, and the functioning of our compensation committee will comply with, applicable NYSE and SEC rules.

Nominating and Governance Committee

              Our nominating and governance committee consists of three directors, Messrs. Craig, Hartman and Sarma, all of whom are independent directors. The chair of the nominating and governance committee is Mr. Sarma. The functions of this committee include:

  •
  identifying, evaluating and recommending nominees to our board of directors and committees of our board of directors;

  •
  evaluating the performance and independence of our board of directors and of individual directors;

  •
  reviewing developments in corporate governance practices; and

  •
  evaluating the adequacy of our corporate governance practices.

              We believe that the composition of our nominating and governance committee meets the criteria for independence under, and the functioning of our nominating and governance committee will comply with applicable NYSE and SEC rules.

Code of Ethics

              We have adopted a written code of ethics applicable to our board of directors, officers and employees in accordance with the rules of the NYSE and the SEC. Our code of ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct,

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that we will file with the SEC and in our other public communications;

  •
  compliance with applicable laws, rules and regulations, including insider trading compliance; and

  •
  accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

Compensation Committee Interlocks and Insider Participation

              In 2008 and in 2009 through the date of this prospectus, none of the members of our compensation committee had a relationship with us other than as directors and stockholders and they were not (i) one of our officers or employees, (ii) a participant in a "related person" transaction or (iii) an executive officer of another entity where one of our executive officers serves on the board of directors.

Compensation of Directors

              For 2008 and in 2009 through the date of this prospectus, no non-employee director received any compensation for their services as a director other than as discussed below. Directors who are one of our employees, such as Mr. Clark, do not receive any compensation for their services as our directors. Directors are reimbursed for travel and other expenses directly related to activities as directors. Directors are also entitled to the protection provided by the indemnification provisions in our certificate of incorporation and bylaws and indemnification agreements.

              The following table provides compensation information for the non-employee directors for 2008:

Name	Fees earned or paid in cash	Stock Awards(1)	Option Awards(1)	All Other Compensation	Total
Robert Hartman(2)			$2,513	$30,000	$32,513
Dale Crandall(3)					$—
Patrick Hackett(4)					$—
Ryan Craig(5)		$1,593,721			$1,593,721
Adarsh Sarma					$—

(1)
The amounts in these columns are the expenses recorded in our financial statements, excluding any assumed forfeitures, for the year ended December 31, 2008 according to Statement of Financial Accounting Standards No. 123(R) (SFAS 123R). Assumptions used to calculate these amounts are included in Note 11, "Stock-Based Compensation," to our annual consolidated financial statements, which are included elsewhere in this prospectus.

(2)
Mr. Hartman entered into an independent consulting agreement with us in November 2006, which was amended in January 2008. The agreement provided for an original one year term with one year automatic extensions unless either party gave notice that it did not want to so extend the agreement. The agreement was terminated in March 2009. His services included providing operational and strategic planning. The original agreement provided that Mr. Hartman was entitled to a fee of $20,000 per year, which could be reduced if he worked only a portion of the year. The January 2008 amendment increased this amount to $30,000 per year effective in 2008. On February 28, 2007, Mr. Hartman was awarded a time-based vesting nonqualified stock option to purchase up to 44,114 common shares at a per share exercise price of $0.41 which was equal to the fair market value of one of our common shares on the date of grant. This award had a grant date fair value of $7,941 under SFAS 123R. Mr. Hartman's option vests as follows: (i) 25% of the option vests on the first anniversary of the vesting commencement date, (ii) an additional 2% of the option vests on each monthly anniversary of the vesting commencement date for the thirty-three months following the first anniversary of the vesting commencement date and (iii) an additional 3% of the option vests on each of the 46th, 47th and 48th monthly anniversaries of the vesting commencement date. In addition, upon termination of Mr. Hartman's services by us without cause or due to termination of services because of death or disability, the vesting of the option will accelerate as if service had terminated twelve months later in time. In addition, the outstanding unvested portion of the option will become fully vested upon a change of control of us if the option is not assumed or replaced. No dividend equivalent payments will be provided on the stock option if we were to pay dividends on our common stock.

(3)
Mr. Crandall was appointed to our board of directors on December 11, 2008. We entered into an agreement with Mr. Crandall to serve as a member of our board and also to serve as the chair of our audit committee.

(4)
Mr. Hackett was appointed to our board of directors on March 11, 2008.

(5)
Mr. Craig entered into an agreement with Warburg Pincus in August 2004 to serve on our board of directors and to serve as a consultant in 2004 to us on behalf of Warburg Pincus. This agreement was amended in December 2008. Under this agreement, Warburg Pincus agreed to compensate Mr. Craig from its equity ownership of us. For his director services from August 2004 to August 2008, Mr. Craig earned the right to receive 44,114 shares of our common stock from Warburg Pincus. In his role as a consultant to us in 2004, Mr. Craig earned the right to receive 67,962 shares of our common stock from Warburg Pincus. In January 2009, Mr. Craig received the sum total of 112,076 of our common shares for his services. See Note 15, "Related Party Transactions—Director Agreement," to our annual consolidated financial statements, which are included elsewhere in this prospectus.

              The below table reflects the aggregate number of stock option awards held by each of the non-employee directors as of December 31, 2008. No stock awards have been granted to the non-employee directors by us.

Name	Time-Based Vesting Nonqualified Stock Options (#)	Grant Date	Per Share Exercise Price	Expiration Date
Robert Hartman	44,114	2/28/07	$0.41	9/15/16
Dale Crandall	—
Patrick Hackett	—
Ryan Craig	—
Adarsh Sarma	—

              In March 2009, our board of directors unanimously adopted a compensation program for non-employee directors in connection with our initial public offering, which program became effective in 2009.

              The following table presents our non-employee director compensation program:

Position	Annual retainer	Annual Stock Option Award
Continuing Director	$20,000	$35,000
Audit Committee Chair	$10,000	—
Compensation Committee Chair	$5,000	—
Nominating and Governance Committee Chair	$5,000	—
Audit Committee Member	$5,000	—
Compensation Committee Member	$3,000	—
Nominating and Governance Committee Member	$3,000	—

              In addition to the annual stock option award referenced in the above table, a newly elected director will receive a special one-time stock option grant, with an exercise price of $60,000, in connection with such director's commencement of service on the board of directors. This stock option award will vest as follows: (i) 25% of the shares subject to the option vests on the first anniversary of the grant date, (ii) an additional 2% of the shares subject to the option vests on each monthly anniversary of the grant date for the thirty-three months following the first anniversary of the grant date and (iii) an additional 3% of the shares subject to the option vests on each of the 46th, 47th and 48th monthly anniversaries of the grant date.

              The annual cash retainers will be paid in equal installments on a quarterly basis, beginning on January 1, 2009 for Messrs. Craig and Hartman and beginning on April 1, 2009 for Messrs. Hackett and Sarma. The number of shares subject to the stock option awards shall be calculated by dividing its dollar value by the Black-Scholes option value at the time of grant. The annual stock option award for continuing directors will fully vest on the first anniversary of grant subject to continued service.

              In addition, upon a "change of control," as defined in the stock option agreement, 50% of the director's stock options will become additionally vested and the remaining unvested portion of the director's stock options will continue to vest pursuant to the original vesting schedule but at 50% of the original rate of vesting over the vesting period. If, within the 12 month period following a change of control, the director is no longer serving as a voting member of the board of directors of Bridgepoint's acquiring or surviving entity due to either (i) the director being asked to resign (other than for cause) from the board of directors or (ii) the director not being re-elected to a new term on the board of directors, then the outstanding unvested portions of the director's stock options will become fully vested upon the termination of his service as a director. Additionally, if the shares of Bridgepoint's acquiring or surviving entity are not publicly traded and the director resigns from the board of directors within the 12 month period following a change of control, then the outstanding unvested portions of the director's stock options will become fully vested upon the termination of his service as a director.

              In connection with our initial public offering and as set forth in the above table, the non-employee directors each received option grants on April 14, 2009 with a per share exercise price of $10.50, which is equal to the price at which shares were offered to the public in our initial public offering. Mr. Crandall received option grants as both a newly elected director and a continuing director while the other non-employee directors received continuing director option grants. We expect that the next annual stock option grants will be issued to directors on the date of our annual meeting of stockholders in 2010.

              Our compensation committee will review director compensation annually, including fees, retainers and equity compensation, as well as total compensation and make recommendations to the board of directors.

COMPENSATION DISCUSSION AND ANALYSIS

              The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that are paid or awarded to, or earned by, our "named executive officers," who consist of our principal executive officer, principal financial officer, and the three other most highly compensated executive officers. For 2008, the named executive officers were:

  •
  Andrew S. Clark, CEO and President;

  •
  Daniel J. Devine, Chief Financial Officer;

  •
  Christopher L. Spohn, Senior Vice President/Chief Admissions Officer;

  •
  Rodney T. Sheng, Senior Vice President/Chief Administrative Officer; and

  •
  Ross L. Woodard, Senior Vice President/Chief Marketing Officer.

              This compensation discussion and analysis section addresses and explains the compensation practices that were followed in 2008, the numerical and related information contained in the summary compensation and related tables presented below and actions taken regarding executive compensation since December 31, 2008, that could reflect a fair understanding of a named executive officer's compensation during 2008.

Historical Compensation Decisions

              Prior to our initial public offering in April 2009, we were a privately-held company with a relatively small number of stockholders, including our principal investor, Warburg Pincus. Accordingly, we were not subject to stock exchange listing or SEC rules requiring a majority of our board of directors to be independent or relating to the formation and functioning of board committees, including audit, compensation and nominating committees. Most, if not all, of our prior compensation policies and determinations, including those made for 2008, were the product of negotiations between the named executive officers and our compensation committee, although the compensation committee did discuss the compensation for other executive officers with Mr. Clark (who is also a director).

Overview, Objectives and Compensation Philosophy

              Our compensation committee is responsible for determining the compensation of the named executive officers. The committee oversees the compensation programs for these officers to ensure consistency with our corporate goals and objectives and is responsible for designing and executing our compensation program with respect to the named executive officers.

              The compensation committee reviews overall company and individual performance in connection with the review and determination of each named executive officer's compensation. For company performance, historically the focus has been principally on achievement of annual revenue and EBITDA levels. See "Selected Consolidated Financial and Other Data" for details on our recent financial performance. As an emerging growth company, the compensation committee believes that increasing revenue and profitability are the most direct ways to enhance stockholder value and therefore has specifically linked incentive compensation with company performance in these two fundamental financial areas. For individual performance, the compensation committee also reviews an executive's achievement of non-financial objectives and considers the recommendations of Mr. Clark (who is also a director).

              We believe that we have assembled an outstanding management team which has produced excellent results from 2004 to the present. There has been no turnover in any of our named executive officers since their commencement of employment with us. We believe our growth and management team retention demonstrate the success and effectiveness of our compensation policies.

              Our annual revenue of $218.3 million in 2008 was $132.6 million more than our annual revenue of $85.7 million in 2007 and $189.7 million more than our annual revenue in 2006. Our net income of $26.4 million in 2008 was $23.1 million more than our net income of $3.3 million in 2007. We believe that the compensation amounts paid to our named executive officers for their services in 2008 were reasonable, appropriate and in our best interests.

Peer Group Information and Compensation Consultants Reports

              In 2007, the compensation committee engaged an independent outside compensation consultant, Pearl Meyer & Partners, or Pearl, to construct a peer group of companies, provide marketplace information, provide advice on competitive market practices and also support specific decisions regarding compensation for the named executive officers. Pearl had not previously and has not subsequently provided any other services to us. In 2008, the compensation committee engaged Mercer, LLC, or Mercer, to assess our executive organizational structure and job titles, construct a peer group of companies, provide marketplace information, provide advice on competitive market practices and support specific decisions regarding long-term equity incentive compensation for the named executive officers. Mercer had not previously provided any services to us. Mercer has also been providing overall compensation analysis and position leveling analysis to assist us in our 2009 compensation analysis.

              In 2007 Pearl selected the following publicly-held postsecondary education companies to be the peer group for purposes of examining our executive compensation programs:

  •
  Apollo Group, Inc.;

  •
  Capella Education Co.;

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  Career Education Corp.;

  •
  Corinthian Colleges, Inc.;

  •
  DeVry, Inc.;

  •
  ITT Educational Services, Inc.;

  •
  Laureate Education, Inc.;

  •
  Lincoln Educational Services Corp.;

  •
  Strayer Education, Inc.; and

  •
  Universal Technical Institute, Inc.

              Pearl selected publicly-held companies due to the greater availability of compensation data. Pearl performed a regression analysis to better calibrate market pay levels for a company of our current and projected size. Pearl also utilized the following general industry survey information for purposes of evaluating compensation comparisons:

  •
  Mercer (subsidiary of Marsh & McLennan Companies, Inc.)—2006 Executive Benchmark Database;

  •
  Watson Wyatt Worldwide, Inc.—2006 Top Management Report;

  •
  Watson Wyatt Worldwide, Inc.—2006/7 Survey Report on College & University Personnel Compensation;

  •
  Private Survey—2005 Executive Total Direct Compensation Survey; and

  •
  Private Survey—2006 Executive Compensation Databank.

              In addition to surveying external compensation information, Pearl examined the named executive officers' employment agreements and interviewed each of the named executive officers and one of our board members in order to better understand the internal perception of our business objectives and compensation arrangements. Pearl provided the compensation committee with a written report that summarized its findings and contained Pearl's compensation recommendations. The findings of the Pearl report were one factor that the compensation committee considered, but it was not the predominant basis for the compensation committee's executive compensation decisions, in part because the surveyed peer group companies were publicly traded entities whereas we were a privately-held company at that time.

              In 2008, the compensation committee engaged an independent outside compensation consultant, Mercer, to construct a peer group and review and assess our compensation levels, organizational structure and long-term equity incentive plan features. Mercer selected a peer group of similarly-sized public for-profit education companies for purposes of conducting its review, which was similar to the peer group selected by Pearl (identified above), except that it excluded Apollo Group, Inc., Laureate Education, Inc. and Career Education Corp. and instead included:

  •
  Nobel Learning Communities;

  •
  Learning Tree International; and

  •
  Princeton Review.

              Mercer also utilized the following general industry survey information for purposes of its assessment:

  •
  2008 Presidio Pay Advisors' Initial Public Offering Executive Compensation Survey;

  •
  Publicly-filed proxy statements for the peer group companies; and

  •
  Mercer, 2008/2009 U.S. Compensation Planning Survey for Executives in the education Industry.

              In addition to surveying external compensation information, Mercer examined our compensation program, the Pearl report and the valuation of our equity compensation. Mercer also interviewed our senior executives for purposes of better understanding the long-term incentive/equity strategy. Mercer provided the compensation committee with a written report that summarized its findings.

Tax and Accounting Considerations

              In 2008, while the compensation committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers during such fiscal year.

Components of Executive Compensation

              The compensation of the named executive officers has three primary components:

  •
  an annual base salary;

  •
  an annual incentive bonus opportunity; and

  •
  long-term equity-based compensation.

              Perquisites, and benefits generally available to other employees, represent only a minor portion of the total compensation of the named executive officers.

Annual Base Salary and Annual Bonus

              The compensation committee sets base salaries primarily based on the abilities, performance and experience of the named executive officers. The compensation committee also reviews their past compensation and compensation data for comparable positions in the postsecondary education industry. The compensation committee seeks to set base salaries for the named executive officers at competitive levels.

              The compensation committee believes it is important to provide the named executive officers with an annual performance-based cash incentive bonus plan in order to further motivate the officers and provide compensation that is directly linked to achievement of corporate goals and objectives. As discussed further in the "Executive Employment Agreements" section, four of the five named executive officers are a party to an employment agreement with us, each of which provides that the named executive officer will be eligible for an annual discretionary incentive bonus based on attainment of company performance criteria. Each of the employment agreements also specifies an annual target bonus amount as a percentage of annual salary and that the actual bonus paid may be more or less than the target amount. In 2008, for each named executive officer with an employment agreement, their annual bonus was based on achievement of annual revenue and EBITDA goals with revenue receiving 65% of the weighting and EBITDA receiving the remaining 35%.

              Mr. Woodard is the only named executive officer who is not a party to an employment agreement with us. In November 2007, the compensation committee established Mr. Woodard's base salary and target annual bonus for 2008. The compensation committee used the same criteria it used for the named executive officers with employment agreements (described above) in order to determine Mr. Woodard's actual annual bonus amount for 2008.

              The annual bonus arrangements for 2008 are further described in the "Grants of Plan-Based Awards—2008" table below.

Amended and Restated 2005 Stock Incentive Plan

              We provide long-term equity incentive compensation to retain our named executive officers and to provide for a significant portion of their compensation to be at risk and linked directly with the appreciation of stockholder value. Long-term compensation has been generally provided through equity awards in the form of stock options with time and performance-based vesting conditions and under the terms and conditions of our Amended and Restated 2005 Stock Incentive Plan, which we refer to as the 2005 Plan.

              The 2005 Plan was last amended and approved by our stockholders in November 2007 and is scheduled to expire in January 2016 unless terminated earlier by us. Effective with our initial public offering, we no longer make any new grants under the 2005 Plan and instead issue equity compensation awards under our 2009 Stock Incentive Plan, which we refer to as the 2009 Plan, as discussed below.

              The 2005 Plan is administered by the compensation committee, which has the authority, among other things, to:

  •
  determine eligibility to receive awards;

  •
  determine the types and number of shares of stock subject to awards;

  •
  determine the price and terms of awards and the acceleration or waiver of any vesting;

  •
  determine performance or forfeiture restrictions and other terms and conditions; and

  •
  construe and interpret the terms of the plan, award agreements, and other related documents.

              The 2005 Plan provides that we may grant awards to our employees, non-employee directors or consultants or those of our affiliates. We may award these individuals with either stock options and/or stock purchase rights.

              Stock options may be granted under the 2005 Plan, including incentive stock options, as defined under Section 422 of the Internal Revenue Code, as amended, or the Code, and nonqualified stock options. While we may grant incentive stock options only to employees, we may grant nonstatutory stock options or restricted stock purchase rights to any eligible participant. The option exercise price of all stock options granted under the 2005 Plan is determined by the compensation committee, except that any incentive stock option will not be granted at a price that is less than 100% of the fair market value of the stock on the date of grant. Stock options may be exercised as determined by the compensation committee, but in no event after the tenth anniversary of the date of grant. A stock purchase right award is the grant of shares of our common stock at a price determined by the compensation committee (including zero), that is nontransferable and is subject to a right of repurchase. No stock purchase rights have been awarded to any of the named executive officers.

              The named executive officers will not receive dividend equivalent payments on outstanding stock options granted under the 2005 Plan if we were to pay dividends on our common stock. The stock option grant agreements also generally provide for some or all of the unvested options to vest immediately when certain events occur, including a change of control of the company, the officer's death or disability and qualifying involuntary terminations of employment. The term "change of control" under the 2005 Plan is generally defined to include (i) the acquisition of at least 50% of our voting securities by any person other than an affiliate of ours or Warburg Pincus that holds our equity securities; or (ii) the sale or conveyance of all or substantially all of the company assets to a person who is not an affiliate of ours or Warburg Pincus. Unvested stock options are subject to forfeiture for non-qualifying terminations of employment.

              In 2008, the compensation committee granted no stock options under the 2005 Plan to the named executive officers. Details on previously granted awards under this 2005 Plan to the named executive officers are provided in the "Outstanding Equity Awards At Fiscal Year End—2008" table below.

              In March 2009, our board of directors unanimously approved the 2009 Plan to replace the 2005 Plan such that, effective as of our initial public offering, we no longer make any new grants under the 2005 Plan. Further details of the 2009 Plan are provided below under "2009 Compensation Decisions." As of August 15, 2009, there were 8,647,360 shares subject to outstanding options awarded under the 2005 Plan.

Timing of Stock Option Grants

              All stock option grants to named executive officers are granted with an exercise price equal to or above the fair market value of the underlying stock on the date of grant. We do not grant stock options, or any other form of equity compensation, in anticipation of the release of material non-public information. Similarly, we do not time the release of material non-public information based on stock option or other equity award grant dates.

Employee Benefits and Perquisites

              We do not offer extensive or elaborate benefits to the named executive officers. We seek to compensate our named executive officers at levels that eliminate the need for perquisites and enable each individual officer to provide for his own needs. We offer other employee benefits to the named executive officers for the purpose of meeting current and future health and security needs for the officers and their families. These benefits, which are generally offered to all eligible employees, include medical, dental, and life insurance benefits; short-term disability pay; long-term disability insurance;

flexible spending accounts for medical expense reimbursements; and a 401(k) retirement savings plan. The 401(k) retirement savings plan is a defined contribution plan established in accordance with Section 401(a) of the Code. Employees may make pre-tax contributions into the plan, expressed as a percentage of compensation, up to annual limits prescribed by the Internal Revenue Service and we may make matching contributions. Beginning on July 1, 2009, we began making matching contributions under the 401(k) plan.

Senior Management Benefit Plan

              We have a Senior Management Benefit Plan, which we refer to as the Benefit Plan, in which members of our senior management, including named executive officers, are eligible to participate.

              The Benefit Plan provides an annual benefit of up to $100,000 per participant (including the participant's eligible dependents) for unreimbursed medical expenses during a calendar year that are not covered by our major medical plan. The unreimbursed medical expenses covered under the Benefit Plan include deductibles, coinsurance amounts, special health equipment, annual physicals, dental care and vision care, among others. Additionally, the Benefit Plan provides worldwide medical assistance services, including locating the nearest medical facility, finding an attorney and making arrangements for emergency medical evacuation.

Change of Control and Severance

              In 2008, only the named executive officers that were a party to an employment agreement were eligible to have received contractually-provided severance benefits. These severance benefits were generally intended to match what is provided by our competitors and also intended to provide compensation while the officer searches for new employment after experiencing an involuntary termination of employment from us. We believe that providing severance protection for these named executive officers upon their involuntary termination of employment is an important retention tool that is necessary in the competitive marketplace for talented executives. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable. We have not historically taken into account any amounts that may be received by a named executive officer following termination of employment when establishing current compensation levels. Our stock option grant agreements with each of the named executive officers also generally provide for some or all of the unvested options to vest immediately when certain events occur, including a change of control of the company, the officer's death or disability and qualifying involuntary terminations of employment.

Compensation of the CEO and President and Other Named Executive Officers

              The base salary, bonus and equity compensation for each of the named executive officers for 2008 is reported below under the "Summary Compensation Table." In addition, as four of the five named executive officers are a party to an employment agreement with us, additional information regarding their compensation is described below under the "Executive Employment Agreements" section.

              The compensation of the CEO and President is greater than the other named executive officers' compensation because his responsibilities for the management and strategic direction of the company are significantly greater and he has substantial additional obligations as the CEO and President. As our Chief Executive Officer and a board member, Mr. Clark has been our primary guiding force for several years. The difference between his and the other named executive officers' compensation is primarily derived from stock option awards that will only create value for Mr. Clark if our share value appreciates. The compensation committee believes it is desirable to provide a significant amount of at-risk, performance-based compensation to the CEO and President to continue to encourage and reward him for superior accomplishments.

              The compensation committee uses the same criteria to set compensation among each of the other named executive officers. The compensation committee's objective in setting their compensation is to provide them with an equitable level of compensation, taking into account (i) their performance, (ii) their responsibilities, (iii) their past compensation, (iv) their compensation relative to each other, (v) compensation levels at companies in the peer group and (vi) compensation levels of the next tier of management, as well as the recommendations of the CEO and President. In general, the base salaries, bonus opportunities and long-term equity compensation awards of the other officers are substantially similar.

2008 Compensation Decisions

              In November 2007, in addition to setting salaries of our named executive officers for 2008, the compensation committee set the 2008 target annual bonuses for each of our named executive officers. As described above in "Annual Base Salary and Annual Bonus," four of the five named executive officers are a party to an employment agreement with us, which specifies an annual target bonus amount as a percentage of annual salary; however, the actual bonus amount paid to these named executive officers may be or more or less than the target amount provided in their employment agreements. For 2008, each named executive officer with an employment agreement was eligible to earn a fiscal year performance-based cash bonus pursuant to the target bonus amount set forth in his employment agreement. For Mr. Woodard, who is not a party to an employment agreement, the compensation committee determined his target bonus amount for 2008. For 2008, Mr. Clark's target percentage of his annual base salary was 70%, and for the other named executive officers, their target percentage of their annual base salary was 50%. The following table sets forth the threshold, target and maximum bonus amounts that our named executive officers were eligible to earn with respect to their fiscal 2008 annual cash bonuses:

Name	Threshold ($)	Target ($)	Maximum ($)
Andrew S. Clark	$227,500	$227,500	$875,500
Daniel J. Devine	$110,000	$110,000	$325,000
Christopher L. Spohn	$113,500	$113,500	$323,500
Rodney T. Sheng	$113,500	$113,500	$323,500
Ross L. Woodard(1)	$108,000	$108,000	$291,000

(1)
Mr. Woodard did not have a specific threshold or maximum amount for his fiscal 2008 annual cash bonus and the actual bonus amount could have been less than or greater than the target, depending on the degree of attainment of company performance criteria.

              For the fiscal 2008 annual cash bonuses, the compensation committee determined in November 2007 that the bonuses would be paid depending on the degree of attainment of company performance criteria. Specifically, the performance criteria was weighted as to 65% for achievement of applicable revenue targets and as to 35% of applicable EBITDA targets. For fiscal 2008, this equated to a revenue target of $165.0 million and an EBITDA target of $15.8 million. The compensation committee believes these measures provided an accurate and comprehensive picture of our annual performance that the executives, stockholders and other parties could clearly understand.

              In addition, the compensation committee decided in November 2007 to create further incentives for our named executive officers for fiscal 2008 by establishing a special overachievement bonus. The compensation committee determined that the special overachievement bonus would be based on a discretionary pool of $1.0 million for achievement of EBITDA at 150% of the target of $15.8 million and an additional discretionary bonus pool equal to $10,000 for every percentage point improvement of EBITDA above 150% of the target $15.8 million. The compensation committee later adjusted the fiscal 2008 EBITDA target to exclude the stock-based compensation expense of $1.6 million related to stock transferred from Warburg Pincus to Ryan Craig, a director, in payment for certain consulting and director services rendered to us from 2004-2008 pursuant to an agreement between Warburg Pincus and Mr. Craig, which expense (i) the compensation committee did not contemplate when determining the EBITDA performance target for fiscal 2008 and (ii) the compensation committee felt was appropriate to exclude from EBITDA for fiscal 2008 because the compensation related in large part to services rendered from 2004-2007. The compensation committee does not anticipate awarding special overachievement bonuses to management in the future.

              Following the completion of fiscal 2008, the compensation committee compared the actual performance of the Company to the previously established performance targets for the year to determine the bonuses payable to the named executive officers, if any. In making such comparisons and determinations, the compensation committee reviewed our financial results for fiscal 2008 to determine whether the financial performance goals had been met. Additionally, with respect to the discretionary bonus pool for the special overachievement bonuses, the compensation committee determined that our actual performance resulted in a bonus pool equal to $1.9 million. In order to determine the individual payouts from the discretionary bonus pool for the special overachievement bonuses, the compensation committee considered recommendations from Mr. Clark as to the portions of the discretionary bonus pool to allocate to the other named executive officers and members of senior management.

              The following table sets forth the actual amounts earned for 2008 by the named executive officers for both their fiscal 2008 annual cash bonuses and their portion of the discretionary bonus pool for the special overachievement bonuses:

Name	Fiscal 2008 Annual Cash Bonus	Special Overachievement Bonus
Andrew S. Clark	$227,500	$648,000
Daniel J. Devine	$110,000	$215,000
Christopher L. Spohn	$113,500	$210,000
Rodney T. Sheng	$113,500	$210,000
Ross L. Woodard	$108,000	$183,000

              In addition to the fiscal 2008 annual cash bonus and the special overachievement bonus, Mr. Spohn was also eligible for an additional bonus based on attainment of annual revenue. The compensation committee determined that Mr. Spohn did not earn any portion of this additional bonus opportunity for 2008.

              In November 2008, the compensation committee also approved increases in the named executive officers' salaries effective January 1, 2009, to reward them for their contributions to the many years of successful financial performance. In setting the 2009 salaries, the compensation committee also reviewed and considered the Mercer compensation survey report. The following table provides the salaries for each of the named executive officers for 2008 and 2009:

Name	FY08 Salary	FY09 Salary
Andrew S. Clark	$325,000	$375,000
Daniel J. Devine	$220,000	$250,000
Christopher L. Spohn	$227,000	$250,000
Rodney T. Sheng	$227,000	$250,000
Ross L. Woodard	$216,000	$230,000

2009 Compensation Decisions

              In February 2009, our board of directors unanimously approved an Executive Severance Plan and a Policy on Recoupment of Compensation. Additionally, for the four named executive officers who were previously a party to an employment agreement, our compensation committee approved new employment agreements for such four executives to replace their prior employment agreements that had been effective during 2008. See "Executive Employment Agreements." Mr. Woodard, the only named executive officer who is not a party to an employment agreement, will be offered the opportunity to participate in the Executive Severance Plan. In March 2009, our board of directors unanimously adopted, and our stockholders approved, the 2009 Plan and an Employee Stock Purchase Plan. Set forth below is information concerning these recently adopted plans and policies.

              In March 2009, our board of directors unanimously approved new stock option grants and the compensation committee approved a 2009 performance-based bonus compensation program for the named executive officers. The compensation committee also approved an amendment to outstanding stock options. Set forth below is information describing these new compensation arrangements and the stock option amendment.

2009 Stock Option Grants to Named Executive Officers

              In March 2009, the board of directors, with input from the independent compensation consultant, Mercer, LLC, unanimously decided to award stock options to our employees including the named executive officers. The board of directors wanted to provide further equity retention and incentive compensation for the named executive officers particularly since their outstanding equity awards were largely vested. These stock options were granted under the 2009 Plan to the named executive officers on April 14, 2009. The options have a per share exercise price equal to $10.50, the price at which shares were offered to the public in our initial public offering and contain time-based vesting conditions that are generally as described in footnote 4 to the "Outstanding Equity Awards at Fiscal Year End-2008" table and subject to acceleration of vesting as described below under "Executive Severance Plan" and the description of the 2009 employment agreements under "Executive Employment Agreements." The number of shares subject to these option grants is shown in the following table:

Number of Shares Subject to Option
Andrew S. Clark	666,666
Daniel J. Devine	222,222
Christopher L. Spohn	266,666
Rodney T. Sheng	266,666
Ross L. Woodard	222,222

2009 Performance-Based Bonus Program

              In March 2009, the compensation committee, with input from its independent compensation consultant, Mercer, LLC, adopted an annual cash bonus compensation program for 2009 for our employees including the named executive officers. Bonuses for the named executive officers will be based on achievement of annual revenue goals in 2009, EBITDA goals in 2009 and quality/customer satisfaction goals, with revenue receiving 25% of the weighting, EBITDA receiving 50% of the weighting and quality/customer satisfaction receiving the remaining 25%. The bonus targets will require a significant increase in revenue and EBITDA over our performance in 2008. In order for a named executive officer to receive any bonus, we must achieve at least threshold performance as defined under the bonus program.

              The threshold, target and maximum bonuses that can be earned by the named executive officers for 2009 under this performance-based program is shown in the following table:

	Threshold	Target	Maximum
Andrew S. Clark	$187,500	$375,000	$750,000
Daniel J. Devine	$62,500	$125,000	$250,000
Christopher L. Spohn	$62,500	$125,000	$250,000
Rodney T. Sheng	$75,000	$150,000	$300,000
Ross L. Woodard	$57,500	$115,000	$230,000

              The compensation committee may in its discretion award bonus amounts that fall in between the figures expressed in the table above for attainment of performance that falls in between the specified goals.

Stock Option Amendment

              In 2006 and 2007, stock options, portions of which included vesting conditions based upon qualifying change of control or liquidity event transactions, referred to as "exit options," were granted to the named executive officers. Under the original terms of the exit options, full vesting of all the exit options would not occur until our principal investor, Warburg Pincus, had completed the sale of all of its ownership in us. The primary purpose of the exit options was to provide an additional incentive to such individuals to build a successful business which would achieve an attractive return on the investment made by all stockholders. Our board of directors, including the Warburg Pincus representatives, determined that the purpose of the exit options had been achieved and that it was therefore appropriate to vest the outstanding exit options upon the closing of our initial public offering, rather than wait for full vesting to occur if and when Warburg Pincus sold its shares. Accordingly, in March 2009, the compensation committee approved an amendment to the exit options such that the exit options vested in full on April 20, 2009. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability—Acceleration of Exit Options." Further details on the exit options and their vesting criteria is provided below in footnote 7 to the "Outstanding Equity Awards at Fiscal Year End—2008" table.

Executive Severance Plan

              In February 2009, we established the Executive Severance Plan to provide severance pay and other benefits to certain eligible management or highly compensated employees. Our board of directors may amend or terminate the Executive Severance Plan. However, the Executive Severance Plan cannot be amended to reduce benefits, except as may be required by law, without providing 12 months advance written notice to the covered employees.

              The compensation committee determines which employees are eligible to participate in the Executive Severance Plan. Currently, Mr. Woodard is the only named executive officer eligible to participate in the Executive Severance Plan.

              If Mr. Woodard's employment is terminated by us without "cause" or by him for "good reason" (as defined in the Executive Severance Plan), he will be eligible to receive severance benefits under the Executive Severance Plan including (a) severance pay equal to six months of his base salary; and (b) company-paid medical insurance premiums after termination for up to six months. If Mr. Woodard's employment is terminated by us without "cause" or by Mr. Woodard for "good reason" within 24 months after a "change of control" (as defined in the Executive Severance Plan), then all of Mr. Woodard's unvested stock option awards will fully vest as of the termination date, in addition to receiving (a) and (b) described in the preceding sentence. We will condition the payment of such severance benefits upon Mr. Woodard providing us with a release of claims against us, our affiliates and related parties.

Policy on Recoupment of Compensation

              In February 2009, our board of directors adopted a Policy on Recoupment of Compensation, which we refer to as the Recoupment Policy, pursuant to which certain members of management, including all of the named executive officers, may be directed to return to us performance-based compensation that the officer had previously received if either:

                  (i)          there is a restatement of any of our financial statements, previously filed with the Securities and Exchange Commission (regardless of whether there was any misconduct committed by an executive), other than those due to changes in accounting policy, and the restated financial results would have resulted in a lesser amount of performance-based compensation being paid to the named executive officer; or

                  (ii)         the named executive officer's intentional misconduct, gross negligence or failure to report intentional misconduct or gross negligence by one of our employees (or service providers) either: (x) was a contributing factor or partial factor to having to restate any of our financial statements previously filed with the Securities and Exchange Commission or (y) constituted fraud, bribery or any other unlawful act (or contributed to another person's fraud, bribery or other unlawful act) which in each case adversely impacted our finances, business and/or reputation.

              In the event of a restatement of our financial statements, the compensation committee will review performance-based compensation awarded or paid to the named executive officers that was attributable to performance during the applicable time periods. To the extent permitted by applicable law, the compensation committee will make a determination as to whether, and how much, compensation is to be recouped by us on an individual basis. If there has been no misconduct (as described in clause (ii) above), any recoupment of compensation will be limited to a three-year lookback period from the date the financial or accounting irregularity was discovered by us.

              Moreover, if the compensation committee determines that one of the named executive officers has engaged in misconduct, the compensation committee may take such actions with respect to such executive as it deems to be in our best interests and necessary to remedy the misconduct and prevent its recurrence. To the extent permitted by applicable law, such actions can include, among other things, recoupment of compensation (which would not be limited to the three-year lookback period) and/or disciplinary actions up to and including termination of employment. The compensation committee's power to determine the appropriate remedy is in addition to, and not in replacement of, remedies imposed by law enforcement agencies, regulators or other authorities.

2009 Stock Incentive Plan

              We adopted the 2009 Plan in connection with our initial public offering. The 2009 Plan replaced the 2005 Plan for all equity-based awards to the named executive officers. The board of directors adopted the 2009 Plan because it believed the new plan was appropriate to facilitate implementation of our future compensation programs as a public company. The 2009 Plan was approved by the board of directors with a view toward providing our compensation committee with maximum flexibility to structure an executive compensation program that provides a wider range of potential incentive awards to our named executive officers, and employees generally, on a going-forward basis.

              The 2009 Plan is administered by our compensation committee. The committee has the exclusive authority, among other things, to:

  •
  determine eligibility to receive awards;

  •
  determine the types and number of shares of stock subject to awards;

  •
  determine the price and terms of awards and the acceleration or waiver of any vesting;

  •
  determine performance or forfeiture restrictions and other terms and conditions; and

  •
  construe and interpret the terms of the plan, award agreements and other related documents.

              Any of our employees, directors, non-employee directors, and consultants, as determined by the compensation committee, may be selected to participate in the 2009 Plan. We may award these individuals with one or more of the following types of awards and all awards will be evidenced by an executed agreement between us and the grantee:

  •
  stock options;

  •
  stock appreciation rights;

  •
  stock awards; or

  •
  stock units.

              Stock options may be granted under the 2009 Plan, including incentive stock options, as defined under Section 422 of the Code, and nonstatutory stock options. The exercise price of all stock options granted under the 2009 Plan will be determined by the compensation committee except that all options must have an exercise price that is not less than 100% of the fair market value of the underlying shares on the date of grant. The compensation committee may, in its discretion, subsequently reduce the exercise price of an option to the then-fair market value of the underlying shares as of the date of such price reduction. Stock options may be exercised as determined by the compensation committee, but in no event after the tenth anniversary of the date of grant.

              Stock appreciation rights entitle a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the stock appreciation right over the exercise price of the stock appreciation rights. We may pay that amount in cash, in shares of our common stock, or in a combination of both. The exercise price of all stock appreciation rights granted under the 2009 Plan will be determined by the compensation committee except that all stock appreciation rights must have an exercise price that is not less than 100% of the fair market value of the underlying shares on the date of grant. The compensation committee may, in its discretion, subsequently reduce the exercise price of a stock appreciation right to the then-fair market value of the underlying shares as of the date of such price reduction.

              A stock award is the grant of shares of our common stock at a price determined by the compensation committee (including zero), and which may be subject to a substantial risk of forfeiture until specific conditions or goals are met. Conditions may be based on continuing employment or achieving performance goals. During the period of vesting, participants holding shares of restricted stock generally will have full voting and dividend rights with respect to such shares.

              A stock unit is a bookkeeping entry that represents the equivalent of a share of our common stock. A stock unit is similar to a restricted stock award except that participants holding stock units do not have any stockholder rights until the stock unit is settled with shares. Stock units represent an unfunded and unsecured obligation for us and a holder of a stock unit has no rights other than those of a general creditor.

              Subject to certain adjustments in the event of a change in capitalization or similar transaction, we may issue a maximum of 5,000,000 shares of our common stock under the 2009 Plan. Additionally, the maximum number of shares available for issuance under the 2009 Plan will automatically increase, without the need for further approval by our stockholders, on January 1, 2010 and on each subsequent January 1 through and including January 1, 2019, by a number of shares equal to the lesser of (i) 2% of the number of shares issued and outstanding on the immediately preceding December 31,

(ii) 1,300,000 shares or (iii) an amount determined by our board of directors. Shares subject to awards that expire or are canceled will again become available for issuance under the 2009 Plan.

              To the extent that an award is intended to qualify as performance-based compensation under Code Section 162(m), then the maximum number of shares of common stock issuable in the form of each type of award under the 2009 Plan to any one participant during a fiscal year shall not exceed 750,000 shares, in each case with such limit increased to 1,500,000 shares for grants occurring in a participant's year of hire. Additionally, no participant shall receive in excess of the aggregate amount of 750,000 shares pursuant to all awards issued under the 2009 Plan during any fiscal year, with such aggregate limit increased to 1,500,000 shares for awards occurring in a participant's year of hire.

              The 2009 Plan provides that in the event there is a change of control and the applicable agreement of merger or reorganization provides for assumption or continuation of the awards, no acceleration of vesting shall occur. In the event that a change of control occurs with respect to us and there is no assumption or continuation of awards, all awards shall vest and become exercisable as of immediately before such change of control. The term "change of control" under the 2009 Plan is generally defined to include: (i) the acquisition of more than 50% of our voting securities by any person other than Warburg Pincus or its affiliates, (ii) the sale of all or substantially all of our assets or (iii) certain changes in the majority of the board members.

              The board of directors may terminate, amend or modify the 2009 Plan at any time; however, stockholder approval will be obtained for any amendment to the extent necessary to comply with any applicable law, regulation or stock exchange rule. Unless terminated earlier, the 2009 Plan will terminate on March 3, 2019.

Employee Stock Purchase Plan (ESPP)

              Under the ESPP, our employees will have an opportunity to acquire our common shares at a specified discount from the fair market value as permitted by Section 423 of the Code. The compensation committee will administer the ESPP and the board of directors may amend or terminate the ESPP subject to obtaining any required stockholder approval. The ESPP is intended to comply with the requirements of Section 423 of the Code.

              We have authorized and reserved a total of 1,000,000 shares of our common stock for issuance under the ESPP. Additionally, the maximum number of shares available for issuance under the ESPP will automatically increase, without the need for further approval by our stockholders, on January 1, 2010 and on each subsequent January 1 through and including January 1, 2019, by a number of shares equal to the lesser of (i) 1% of the number of shares issued and outstanding on the immediately preceding December 31, (ii) 400,000 shares or (iii) an amount determined by our board of directors. We will make appropriate adjustments to the number of authorized shares and to outstanding purchase rights to prevent dilution or enlargement of participants' rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are canceled will again become available for issuance under the ESPP.

              The compensation committee has preliminarily decided that there will be three month offering periods with a 5% discount from the fair market value of a share on the date of purchase when the ESPP commences its offering of shares to eligible employees. Under the ESPP, the compensation committee and board of directors retain the ability to change the offering periods and purchase price. Our employees, and the employees of any future parent or subsidiary corporation or other affiliated entity, will be eligible to participate in the ESPP if they are employed by us. As required by Section 423 of the Code, participants in the ESPP will generally all have the same rights and privileges. However, we may exclude certain employees from being participants as permitted by Section 423 of the Code. In this regard, the compensation committee has determined that the named executive officers will not be participants in the ESPP when the ESPP commences its offering of shares to eligible employees. The compensation committee currently believes that the named executive officers should receive their equity compensation through the stock incentive plans which do not provide a discount from the option exercise price.

              The board of directors may terminate, amend or extend the ESPP at any time; however, stockholder approval will be obtained for any amendment to the extent necessary to comply with any applicable law, regulation or stock exchange rule. Unless terminated earlier, the ESPP will terminate on March 3, 2029.

Executive Compensation

              Our executive officers are appointed by, and serve at the discretion of, our board of directors.

              The following tables provide information on compensation for the services of the named executive officers for 2008.

Summary Compensation Table—2008

Name and Principal Position	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Andrew S. Clark,	2008	$325,000	$35,989	$875,500	$13,412	$1,249,901
CEO and President	2007	$227,936	$44,901	$227,000	$5,255	$505,092
Daniel J. Devine,	2008	$220,000	$13,230	$325,000	$4,236	$562,466
Chief Financial Officer	2007	$205,817	$11,771	$154,500	$5,588	$377,676
Christopher L. Spohn,	2008	$227,000	$13,230	$323,500	$11,785	$575,515
Senior Vice President/Chief Admissions Officer	2007	$200,403	$11,771	$170,000	$5,528	$387,702
Rodney T. Sheng,	2008	$227,000	$13,230	$323,500	$6,358	$570,088
Senior Vice President/Chief Administrative Officer	2007	$200,403	$11,771	$100,000	$3,156	$315,330
Ross L. Woodard,	2008	$216,000	$26,406	$291,000	$12,690	$546,096
Senior Vice President/Chief Marketing Officer

(1)
Represents the expense recorded in our financial statements, excluding any assumed forfeitures, for the year ended December 31, 2008, according to SFAS 123R. Assumptions used to calculate these amounts are included in Note 11, "Stock-Based Compensation," to our annual consolidated financial statements for the year ended December 31, 2008, which are included elsewhere in this prospectus.

(2)
Represents the annual discretionary cash incentive bonus awards paid to each named executive officer as further described in the "Grants of Plan-Based Awards-2008" table. The table below shows the amounts earned for 2008 under the basic annual discretionary bonus opportunity and a special overachievement bonus, respectively.

2008	Annual Discretionary Bonus	Special Overachievement Bonus
Andrew S. Clark	$227,500	$648,000
Daniel J. Devine	$110,000	$215,000
Christopher L. Spohn	$113,500	$210,000
Rodney T. Sheng	$113,500	$210,000
Ross L. Woodard	$108,000	$183,000
(3)
Represents our payments for the named executive officer's medical and health insurance.

              The following table provides information on cash-based performance awards granted in 2008 to the named executive officers:

Grants of Plan-Based Awards—2008

		Estimated future payouts under Non-equity incentive plan awards
	Grant date
Name		Threshold	Target(1)	Maximum
Andrew S. Clark	(2)	$227,500	$227,500	$875,500
Daniel J. Devine	(2)	$110,000	$110,000	$325,000
Christopher L. Spohn	(2)	$113,500	$113,500	$323,500
	(3)	$170,250	$170,250	$340,500
Rodney T. Sheng	(2)	$113,500	$113,500	$323,500
Ross L. Woodard	(4)	$108,000	$108,000	$291,000

(1)
This column shows the target amount for the annual discretionary cash incentive bonus award set for each of the named executive officers for 2008 by the compensation committee. Such target bonus amount is determined as a percentage of annual salary with Mr. Clark's percentage set at 70% of salary and the other named executive officers set at 50% of salary.

(2)
Each of the named executive officers was eligible to earn a fiscal year performance-based cash bonus pursuant to his employment agreement, as discussed below. The actual annual bonus payment could have been less than or greater than the target, specified in footnote 1 to this table, depending upon the degree of attainment of company performance criteria, which were weighted as to 65% for achievement of applicable revenue targets and as to 35% of applicable EBITDA targets. For the fiscal 2008 annual cash bonus, these targets were a fiscal 2008 revenue target of $165.0 million and a fiscal 2008 EBITDA of $15.8 million. In addition, the named executive officers were eligible to earn a special overachievement bonus for fiscal 2008. The overachievement bonus amount was determined by having a discretionary bonus pool of $1.0 million for achievement of EBITDA of 150% of the target and an additional discretionary bonus pool equal to $10,000 for every percentage point improvement of EBITDA above 150% of the target prior to the adjustment to account for the expense related to Mr. Craig's stock award expense of $1.6 million. The total distribution bonus pool was $1.9 million. The compensation committee, after considering recommendations from the CEO and President, then allocated portions of the bonus pool to the named executive officers. The amount of actual bonuses that were paid to the named executive officers for 2008 are reported in footnote 2 to the Summary Compensation Table.

(3)
As described in the Executive Employment Agreements section below, Mr. Spohn was eligible for an additional bonus based on attainment of annual revenue. No portion of this additional bonus opportunity was earned for 2008.

(4)
Mr. Woodard was eligible to earn a fiscal year performance-based cash bonus. There was no specific threshold or maximum and the actual fiscal year performance-based cash payment could have been less than or greater than the target (specified in footnote 1 to this table) depending upon the degree of attainment of company performance criteria, which were weighted the same as for the other four named executive officers described in footnote 2 to this table. Additionally, Mr. Woodard was also eligible to earn a special overachievement bonus for 2008. The determination and allocation of the special overachievement bonus amount was the same as that for the other four named executive officers described in footnote 2 to this table. The amount of the actual bonuses paid to Mr. Woodard for 2008 is reported in footnote 2 to the Summary Compensation Table.

Executive Employment Agreements

              We had previously entered into employment agreements with four of the five named executive officers which were effective during 2008. In March 2009, we entered into new employment agreements to replace the prior employment agreements. Each of these employment agreements are on substantially similar terms and conditions with certain differences reflected in the two tables below.

              Mr. Woodard was not a party to an employment agreement during 2008 and he is not a party to an employment agreement at this point in time. Mr. Woodard will instead be subject to, and may receive benefits from, our Executive Severance Plan, as described above.

              Andrew S. Clark, CEO and President.    We entered into an employment agreement with Mr. Clark in November 2003, which was later amended in January 2006. In February 2009, we adopted a new employment agreement to replace the prior employment agreement. The new agreement provides that Mr. Clark will serve as Chief Executive Officer. Additionally, we have agreed to nominate him for election to our board at each annual meeting of stockholders. The term of the agreement extends through March 4, 2013.

              Daniel J. Devine, Chief Financial Officer.    We entered into an employment agreement with Mr. Devine in December 2003, which was later amended in January 2006. In February 2009, we adopted a new employment agreement to replace the prior employment agreement. The new agreement provides that Mr. Devine will serve as Chief Financial Officer. The term of the new agreement extends through March 9, 2011.

              Christopher L. Spohn, Senior Vice President/Chief Admissions Officer.    We entered into an employment agreement with Mr. Spohn in December 2003, which was later amended in January 2006. In February 2009, we adopted a new employment agreement to replace the prior employment agreement. The new agreement provides that Mr. Spohn will serve as Senior Vice President/Chief Admissions Officer. The term of the new agreement extends through March 3, 2011.

              Rodney T. Sheng, Senior Vice President/Chief Administrative Officer.    We entered into an employment agreement with Mr. Sheng in December 2003, which was later amended in January 2006. In February 2009, we adopted a new employment agreement to replace the prior employment agreement. The new agreement provides that Mr. Sheng will serve as Senior Vice President/Chief Administrative Officer. The term of the new agreement extends through March 4, 2011.

              Each of the employment agreements that were effective during 2008 provided for time and performance-based stock options awards to the named executive officer in connection with their hire. Additionally, each of the employment agreements that was effective during 2008 provided that the named executive officer is entitled to participate in health, insurance, retirement and other benefits which are provided to our senior executives.

              The following table highlights certain items contained in the employment agreements that were effective during 2008:

	Initial Term of Employment Agreement	Base Salary(1); Annual Target Bonus(2)	Acceleration of Vesting of Stock Options upon Death or "Disability"	Acceleration of Vesting of Stock Options in connection with a Change in Control	Severance Payments upon termination without "Cause"		Other
Andrew S. Clark	4 years	$200,000; 50%	(3)	(4)	12 months	(5)	(6)
Daniel J. Devine	2 years	$185,000; 50%	(3)	(4)	6 months	(5)	(7)
Christopher L. Spohn	2 years	$175,000; 50%	(3)	(4)	6 months	(5)	(7)
Rodney T. Sheng	2 years	$175,000; 25%	(3)	(4)	5 months	(5)	(7)

(1)
Each employment agreement provided that the annual base salary will not be less than the amount listed in this column.

(2)
Each employment agreement provided that the named executive officer will be eligible for an annual discretionary incentive bonus based on attainment of company performance criteria. Each employment agreement provided for a target bonus amount as a percentage of annual salary with such target percentage reflected in this column. The actual bonus paid may be more or less than the target amount. For each named executive officer, the employment agreement provided that the annual bonus will be based on achievement of annual revenue and EBITDA goals with revenue receiving 65% of the weighting and EBITDA receiving the remaining 35%. In addition to being a participant in our regular annual discretionary bonus plan, Mr. Spohn's agreement provided that he will be eligible for an additional annual bonus which had a target bonus amount of 75% of his annual salary although the actual bonus paid may be less or more than the target amount up to a maximum of two times the target amount. Mr. Spohn's additional bonus opportunity was based on attaining annual revenue in excess of the budgeted target.

(3)
If the named executive officer's employment was terminated due to his death or disability then (i) his time-based stock options would vest as if his termination date had occurred 12 months later and (ii) the portion of his performance-based stock options that were scheduled to vest in the year of his termination would vest provided that the applicable performance criteria was satisfied for such year of termination of employment.

(4)
Due to the change of control of our company, the named executive officer's exit options vest to the extent Warburg Pincus received proceeds from the transaction that were equal to or greater than four times their aggregate purchase price paid for our equity securities. If the named executive officer were subject to an involuntary termination within 12 months after a change of control, then the named executive officer's time-vested options would fully vest and become exercisable on the date of the involuntary termination.

(5)
If we terminated the named executive officer's employment without cause (and in the case of Mr. Clark, if he is not re-elected to the board by stockholders), then the named executive officer would have received (a) continuation of base salary for the number of months reflected in this column and (b) company-paid COBRA health insurance benefits after termination for up to the number of months reflected in this column, as long as the named executive officer is eligible for and elects to continue his COBRA health insurance following the date of termination and (c) an acceleration of the vesting of his time-based options as if service terminated 12 months later. We were allowed to condition the payment of the severance benefits upon the named executive officer providing a release of claims against us, our affiliates and related parties. Additionally, Mr. Clark's employment agreement stated that he would have no obligation to mitigate any post-employment amounts that are owed to him nor will such amounts be subject to offset.

(6)
We were obligated to provide Mr. Clark with life insurance with a face amount of at least twice his annual base salary.

(7)
Each of the named executive officers was eligible to receive relocation expense reimbursements in connection with their hire. Mr. Sheng was provided with a reimbursement in connection with the early termination of his employment from his previous employer.

              The following table highlights certain items contained in the new employment agreements that were adopted in February 2009. Additionally, each of the new employment agreements provide that the named executive officer is entitled to participate in health, insurance, retirement and other benefits which are provided to our senior executives. The term of each of the new employment agreements will automatically extend for an additional year upon the end of the initial term and thereafter on each anniversary unless either party timely gives notice that such party does want to so extend the agreement.

	Initial Term of New Employment Agreement	Base Salary(1); Annual Target Bonus(2)	Severance Payments upon Death	Severance Payments upon "Disability"	Severance Payments upon termination within the Change in Control Period	Severance Payments upon termination without "Cause" or "Good Reason"	Other
Andrew S. Clark	4 years	$375,000; 100%	(3)	(4)	(5)	(7)	(9)(10)
Daniel J. Devine	2 years	$250,000; 50%	(3)	(4)	(6)	(8)	(10)
Christopher L. Spohn	2 years	$250,000; 50%	(3)	(4)	(6)	(8)	(10)
Rodney T. Sheng	2 years	$250,000; 60%	(3)	(4)	(6)	(8)	(10)

(1)
This column shows the annual base salary set forth in the respective employment agreements for the named executive officers, which salaries may be periodically reviewed and increased by our board of directors in its discretion.

(2)
Each employment agreement provides that the named executive officer will be eligible for an annual discretionary incentive bonus based on attainment of performance criteria. Each employment agreement provides for a target bonus amount as a percentage of annual salary with such target percentage reflected in this column. The actual bonus paid may be more or less than the target amount. In addition, upon any termination of Mr. Clark's employment other than for "cause" (as defined in the employment agreement), Mr. Clark will be eligible to be paid a pro-rata bonus for the fiscal year of termination based on the percentage of time he was employed in such fiscal year.

(3)
If a named executive officer's employment is terminated due to his death then (i) his outstanding unvested time-based stock options would vest as if his termination date had occurred 12 months later; (ii) 25% of his then outstanding unvested performance-based stock options would vest; (iii) his estate would receive an additional six months base salary; and (iv) his dependents will receive an additional six months of medical benefits. We will condition the payment of the severance benefits upon the estate of the named executive officer providing a release of claims against us, our affiliates and related parties.

(4)
If a named executive officer's employment is terminated due to his "disability" (as defined in the employment agreement) then (i) his outstanding unvested time-based stock options would vest as if his termination date had occurred 12 months later, and (ii) 25% of his then outstanding unvested performance-based stock options would vest. We will condition the payment of the severance benefits upon the named executive officer providing a release of claims against us, our affiliates and related parties.

(5)
If Mr. Clark's employment is terminated by us without "cause" or by Mr. Clark for "good reason" within 24 months after a "change of control," in each case as defined in the employment agreement, then Mr. Clark will receive: (a) cash payments equal in the aggregate to 24 months of his base salary; (b) cash payments equal to two times Mr. Clark's annual target bonus, irrespective of achievement of performance goals; (c) company-paid medical insurance premiums after termination for up to 24 months; (d) all unvested stock option awards will fully vest as of the termination date; (e) a pro-rata bonus for the fiscal year of termination based on the percentage of time he was employed in such fiscal year; and (f) his annual bonus for the completed fiscal year prior to the year of termination, if not already paid. We will condition the payment of the severance benefits upon Mr. Clark providing a release of claims against us, our affiliates and related parties.

(6)
If the named executive officer's employment is terminated by us without "cause" or by the named executive officer for "good reason" within 24 months after a "change of control," in each case as defined in the employment agreement, then the named executive officer will receive: (a) cash payments equal in the aggregate to 12 months of his base salary; (b) cash payments equal to the named executive officer's annual target bonus, irrespective of achievement of performance goals; (c) company-paid medical insurance premiums after termination for up to 12 months; (d) all unvested stock option awards will fully vest as of the termination date; and (e) his annual bonus for the completed fiscal year prior to the year of termination, if not already paid. We will condition the payment of the severance benefits upon the named executive officer providing a release of claims against us, our affiliates and related parties.

(7)
If Mr. Clark's employment is terminated by us without "cause" or by Mr. Clark for "good reason," in each case as defined in the employment agreement, then Mr. Clark will receive (a) cash payments equal in the aggregate to 24 months of his base salary; (b) cash payments equal to two times Mr. Clark's annual target bonus, irrespective of achievement of performance goals; (c) company-paid medical and life insurance premiums after termination for up to 24 months; (d) the vesting of time-based options will accelerate as if service had terminated 12 months later; (e) a pro-rata bonus for the fiscal year of termination based on the percentage of time he was employed in such fiscal year; and (f) his annual bonus for the completed fiscal year prior to the year of termination, if not already paid. We will condition the payment of the severance benefits upon Mr. Clark providing a release of claims against us, our affiliates and related parties.

(8)
If the named executive officer's employment is terminated by us without "cause" or by the named executive officer for "good reason," in each case as defined in the employment agreement, then the named executive officer will receive (a) cash payments equal in the aggregate to 12 months of his base salary; (b) cash payments equal to the named executive officer's annual target bonus, irrespective of achievement of performance goals; (c) company-paid medical and life insurance premiums after termination for up to 12 months; (d) the vesting of time-based options will accelerate as if service had terminated 12 months later; and (e) his annual bonus for the completed fiscal year prior to the year of termination, if not already paid. We will condition the payment of the severance benefits upon the named executive officer providing a release of claims against us, our affiliates and related parties.

(9)
We are obligated to provide Mr. Clark with life insurance with a face amount of at least twice his annual base salary. In addition, Mr. Clark is eligible to receive up to $15,000 in legal fees he incurs in connection with the execution of his new employment agreement.

(10)
In the event the named executive officer has received payments that are subject to golden parachute excise taxes, then such payments will be reduced to a level that would not subject the named executive officer to golden parachute excise taxes unless, after comparing the value of the payments on an after-tax basis (including the golden parachute excise tax), the named executive officer would be in a better economic position by receiving all payments. In addition, upon the consummation of a "change of control," as defined in the employment agreements, 50% of the named executive officer's unvested time-based stock options and performance-based stock options will become additionally vested, and the remaining unvested portion of the named executive officer's stock options will continue to vest pursuant to the original vesting schedule but at 50% of the original rate of vesting over the vesting period.

Equity Awards

              The following table shows the number of shares of our common stock covered by options held by the named executive officers as of December 31, 2008. No named executive officer held any unvested restricted shares of our common stock or restricted stock units as of December 31, 2008.

 Outstanding Equity Awards at Fiscal Year End—2008

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Andrew S. Clark	864,409	—	0.32	4/1/2014	(1)(4)
	864,409	—	0.32	4/1/2014	(1)(5)
	—	1,252,586	0.32	4/1/2014	(1)(7)
	19,499	52,723	0.59	11/27/2017	(2)(4)
	18,055	54,167	0.59	11/27/2017	(2)(6)
	—	144,444	0.59	11/27/2017	(2)(7)
Daniel J. Devine	223,554	—	0.32	4/1/2014	(1)(4)
	223,554	—	0.32	4/1/2014	(1)(5)
	—	59,646	0.32	4/1/2014	(1)(7)
	7,499	20,278	0.59	11/27/2017	(2)(4)
	6,944	20,833	0.59	11/27/2017	(2)(6)
	—	83,333	0.59	11/27/2017	(2)(7)
Christopher L. Spohn	223,554	—	0.32	4/1/2014	(1)(4)
	223,554	—	0.32	4/1/2014	(1)(5)
	—	149,117	0.32	4/1/2014	(1)(7)
	7,499	20,278	0.59	11/27/2017	(2)(4)
	6,944	20,833	0.59	11/27/2017	(2)(6)
	—	83,333	0.59	11/27/2017	(2)(7)
Rodney T. Sheng	223,554	—	0.32	4/1/2014	(1)(4)
	223,554	—	0.32	4/1/2014	(1)(5)
	—	149,117	0.32	4/1/2014	(1)(7)
	7,499	20,278	0.59	11/27/2017	(2)(4)
	6,944	20,833	0.59	11/27/2017	(2)(6)
	—	83,333	0.59	11/27/2017	(2)(7)
Ross L. Woodard	123,401	55,442	0.32	2/15/2016	(3)(4)
	178,843	—	0.32	2/15/2016	(3)(5)
	—	119,294	0.32	2/15/2016	(3)(7)
	12,749	34,473	0.59	11/27/2017	(2)(4)
	11,805	35,417	0.59	11/27/2017	(2)(6)
	—	83,333	0.59	11/27/2017	(2)(7)

(1)
These options were granted under the 2005 Plan on February 15, 2006, with an exercise price equal to the fair market value of one of our common shares on the date of grant. The vesting commencement date was April 1, 2004.

(2)
These options were granted under the 2005 Plan on November 27, 2007, with an exercise price equal to the fair market value of one of our common shares on the date of grant. The vesting commencement date was November 27, 2007.

(3)
These options were granted under the 2005 Plan on February 15, 2006, with an exercise price equal to the fair market value of one of our common shares on the date of grant. The vesting commencement date was February 15, 2006.

(4)
These time-based options vest as follows: (i) 25% of the option vests on the first anniversary of the vesting commencement date, (ii) an additional 2% of the option vests on each monthly anniversary of the vesting commencement date for the 33 months following the first anniversary of the vesting commencement date and (iii) an additional 3% of the option vests on each of the 46th, 47th and 48th monthly anniversaries of the vesting commencement date. In addition, upon termination of employment by us without "cause" as defined in the 2005 Plan or due to termination of employment because of death or disability, the vesting of the option will accelerate as if service had terminated 12 months later in time. In addition, upon a "change of control," as defined in the stock option agreement, 50% of the named executive officer's unvested time-based stock options will vest and the remaining unvested portion of the named executive officer's stock options will continue to vest pursuant to the original vesting schedule but at 50% of the original rate of vesting over the vesting period. Further, the outstanding unvested portion of the option will become fully vested upon an involuntary termination of the named executive officer's employment within the 12 month period following a "change of control," as defined in the stock option agreement. Further, in the event of a corporate reorganization, merger, liquidation, spinoff, or agreement for the sale of substantially all of our assets and property in which the named executive officer's options are not substituted or assumed, then the named executive officer's time-based options shall fully vest and become exercisable on the date that immediately proceeds the effective date of such event.

(5)
These performance-based options vest as follows: (i) beginning with fiscal year 2005 and ending with fiscal year 2008, 25% of the option vests for each fiscal year in which our performance targets (as defined in the stock option award) based on our annual revenue and annual EBITDA are achieved, (ii) for any fiscal year in which the annual performance targets are not achieved, such portion will vest if in any subsequent fiscal year the cumulative revenue and EBITDA targets are achieved (the cumulative targets are defined in the stock option award). In addition, upon termination of the named executive officer's employment because of death or disability, the portion of the option eligible to vest in the year of termination will vest to the extent the performance targets were achieved in the year in which termination occurs. In addition, upon a "change of control," as defined in the stock option agreement, 50% of the named executive officer's performance-based stock options will vest and the remaining unvested portion of the named executive officer's stock options will continue to vest pursuant to the original vesting schedule but at 50% of the original rate of vesting over the vesting period. Further, in the event of a corporate reorganization, merger, liquidation, spinoff, or agreement for the sale of substantially all of our assets and property in which the named executive officer's options are not substituted or assumed, then the named executive officer's the performance-based options will vest to the extent that the applicable performance targets have been satisfied. The targets for fiscal 2005 through fiscal 2008 were as shown in the below table:

	Fiscal Year 2005		Fiscal Year 2006		Fiscal Year 2007	Fiscal Year 2008
Annual EBITDA	$(7,430,000 or greater	)	$(238,000 or greater	)	$3,920,000	$5,880,000
Annual Revenue	$7,871,000		$21,808,000		$39,879,000	$49,000,000
Cumulative EBITDA	$(7,430,000 or greater	)	$(7,668,000 or greater	)	$(3,748,000)	$2,132,000
Cumulative Revenue	$7,871,000		$29,679,000		$69,558,000	$118,558,000
(6)
These performance-based options vest as follows: (i) beginning with fiscal year 2008 (shown in the following sentence) and ending with fiscal year 2011, 25% of the option vests for each fiscal year in which our performance targets (defined in the stock option award) based on our annual revenue and annual EBITDA are achieved, (ii) for any fiscal year in which the annual performance targets are not achieved, such portion will vest if in any subsequent fiscal year the cumulative revenue and EBITDA targets are achieved (the cumulative targets are defined in the stock option award). The target for fiscal year 2008 were: Annual EBITDA: $5,880,000; Annual Revenue: $49,000,000; Cumulative EBITDA: $5,880,000; and Cumulative Revenue: $49,000,000. The targets for fiscal year 2009 through fiscal year 2011 require significant yearly growth in revenue and EBITDA and will be challenging objectives for us to achieve. In addition, upon termination of the named executive officer's employment because of death or disability, the portion of the option eligible to vest in the year of termination will vest to the extent the performance targets were achieved in the year in which termination occurs. Further, in the event of a corporate reorganization, merger, liquidation, spinoff, or agreement for the sale of substantially all of our assets and property in which the named executive officer's options are not substituted or assumed, then the named executive officer's the performance-based options will vest to the extent that the applicable performance targets have been satisfied.

(7)
All exit options vested in full on April 20, 2009. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability—Acceleration of Exit Options."

              No stock options were exercised by the named executive officers in 2008 and none of the named executive officers had any restricted stock that vested in 2008.

Potential Payments Upon Termination or Change of Control

Payments made upon resignation or termination for cause

              If a named executive officer resigns his employment or is terminated by us for cause, the named executive officer will be entitled only to any accrued and unpaid salary and vested benefits and no severance.

Payments made upon involuntary termination by us without cause or by employee for good reason or due to death, disability, or change of control of company

              If a named executive officer's employment is involuntarily terminated either without cause by us (or by the employee due to a specified good reason), or due to death or disability, the named executive officer will generally be entitled to continuation of base salary and/or health benefits for a specified number of months and/or accelerated vesting of at least a portion of his unvested stock options as described above in the "Executive Employment Agreements" section. In the event of a change of control of the company, the exit options held by the named executive officers would vest depending on whether the applicable performance conditions were attained as described above in the "Outstanding Equity Awards at Fiscal Year End—2008" table. All exit options vested in full on April 20, 2009. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability—Acceleration of Exit Options."

              For purposes of these events, the following definitions are generally applicable:

    "Change of Control," as defined in the stock option agreements, means: (i) an acquisition of at least 50% of our voting securities by any person other than Warburg Pincus or its affiliates; or (ii) a transfer of all or substantially all of our total assets to a person who is not an affiliate of ours or Warburg Pincus.

    "Cause," as defined in the employment agreements, generally means any of the following acts committed by the executive:

  •
  failure, neglect or refusal to perform his duties under his employment agreement;

  •
  willful or intentional act(s) that has the effect of materially injuring our reputation or business;

  •
  public or consistent drunkenness or illegal use of narcotics which is or could be materially injurious to our reputation or business;

  •
  arrest for the commission of a felony or a crime involving moral turpitude;

  •
  commission of an act of fraud, embezzlement or other material dishonesty, or misappropriation of our funds or property;

  •
  conviction of, or plea of guilty or nolo contendere to, any crime involving monies, property or regulations applicable to our business;

  •
  material breach of a fiduciary duty to us or any provision of a confidentiality agreement with us; or

  •
  aid to one of our competitors.

    "Disability," as defined in the employment agreements, means any physical or mental disability or infirmity that prevents the performance of the named executive officer's duties for a period of either (i) 90 consecutive days or (ii) 120 non-consecutive days during any 12 month period.

    "Involuntary Termination by Employee for Good Reason," as defined in the option agreements, means any of the following occurring without the employee's consent: (i) a material adverse change in the employee's title or responsibilities, (ii) a material reduction in salary or bonus opportunity or (iii) notice of relocation of workplace by more than 50 miles.

Hypothetical potential payment estimates

              The table below provides estimates for compensation payable to each named executive officer under hypothetical termination of employment and change of control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. The amounts shown in the table are estimates and assume the hypothetical involuntary termination, death or disability or change of control occurred on December 31, 2008, applying the provisions of the agreements that were in effect as of such date. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ.

              For purposes of the hypothetical payment estimates shown in the below table, some of the important assumptions were:

  •
  Officer's base salary for fiscal year 2008;

  •
  Cash out of all stock options (whose vesting is accelerated) at their then intrinsic value;

  •
  No acceleration of performance-based options applicable because fiscal 2008 performance targets are assumed to have already been achieved as of December 31, 2008;

  •
  Cash severance and health insurance continuation as provided under the officer's employment agreement;

  •
  Value for payment of health insurance continuation premiums, including dental, for 12 months assumed to be $18,000;

  •
  Change of control of the company occurring on December 31, 2008, in which Warburg Pincus would have sold all of its ownership interest in us;

  •
  Termination of officer's employment occurring on December 31, 2008;

  •
  December 31, 2008 share price of $14.22; and

  •
  The officers' employment agreements in effect as of December 31, 2008 were utilized.

	Change of Control of Company	Involuntary Termination by Company without Cause	Involuntary Termination by Company without Cause within 12 Months of a Change of Control of Company	Involuntary Termination by Employee for Good Reason within 12 Months of a Change of Control of Company	Death or Disability
Andrew S. Clark
Base Salary Continuation	$—	$325,000	$325,000	$—	$—
Continuation of Health Insurance Benefits	$—	$18,000	$18,000	$—	$—
Acceleration of Vesting of Time-Based Stock Options	$—	$236,340	$718,868	$718,868	$236,340
Acceleration of Vesting of Performance-Based Stock Options	$—	$—	$—	$—	$—
Acceleration of Vesting of Exit Stock Options(1)	$19,386,718	$—	$19,386,718	$19,386,718	$—

Total	$19,386,718	$579,340	$20,448,586	$20,105,586	$236,340

Daniel J. Devine
Base Salary Continuation	$—	$110,000	$110,000	$—	$—
Continuation of Health Insurance Benefits	$—	$9,000	$9,000	$—	$—
Acceleration of Vesting of Time-Based Stock Options	$—	$90,900	$276,488	$276,488	$90,900
Acceleration of Vesting of Performance-Based Stock Options	$—	$—	$—	$—	$—
Acceleration of Vesting of Exit Stock Options(1)	$1,965,640	$—	$1,965,640	$1,965,640	$—

Total	$1,965,640	$209,900	$2,361,128	$2,242,128	$90,900

Christopher L. Spohn
Base Salary Continuation	$—	$113,500	$113,500	$—	$—
Continuation of Health Insurance Benefits	$—	$9,000	$9,000	$—	$—
Acceleration of Vesting of Time-Based Stock Options	$—	$90,900	$276,488	$276,488	$90,900
Acceleration of Vesting of Performance-Based Stock Options	$—	$—	$—	$—	$—
Acceleration of Vesting of Exit Stock Options(1)	$3,209,730	$—	$3,209,730	$3,209,730	$—

Total	$3,209,730	$213,400	$3,608,718	$3,486,218	$90,900

	Change of Control of Company	Involuntary Termination by Company without Cause	Involuntary Termination by Company without Cause within 12 Months of a Change of Control of Company	Involuntary Termination by Employee for Good Reason within 12 Months of a Change of Control of Company	Death or Disability
Rodney T. Sheng
Base Salary Continuation	$—	$94,583	$94,583	$—	$—
Continuation of Health Insurance Benefits	$—	$7,500	$7,500	$—	$—
Acceleration of Vesting of Time-Based Stock Options	$—	$90,900	$276,488	$276,488	$90,900
Acceleration of Vesting of Performance-Based Stock Options	$—	$—	$—	$—	$—
Acceleration of Vesting of Exit Stock Options(1)	$3,209,730	$—	$3,209,730	$3,209,730	$—

Total	$3,209,730	$192,983	$3,588,301	$3,486,218	$90,900

Ross L. Woodard
Base Salary Continuation	$—	$—	$—	$—	$—
Continuation of Health Insurance Benefits	$—	$—	$—	$—	$—
Acceleration of Vesting of Time-Based Stock Options	$—	$776,234	$1,240,940	$1,240,940	$776,234
Acceleration of Vesting of Performance-Based Stock Options	$—	$—	$—	$—	$—
Acceleration of Vesting of Exit Stock Options(1)	$2,795,033	$—	$2,795,033	$2,795,033	$—

Total	$2,795,033	$776,234	$4,035,973	$4,035,973	$776,234

(1)
Based on an assumed change of control on December 31, 2008 with a price of $14.22 per share, Warburg Pincus would have received proceeds from such change of control that are equal to or greater than four times the aggregate purchase price it paid for our equity securities and the named executive officers' exit options would therefore have fully vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

              The following is a description of transactions since January 1, 2006, to which we have been a party, in which the amount involved exceeds $120,000 in any year and in which any of our directors, executive officers or holders of more than five percent of our common stock, on an as-converted basis, or any member of the immediate family of any of the foregoing persons has had or will have a direct or indirect material interest. This description does not cover (i) compensation arising from our executive officers' employment relationships or transactions or compensation to directors (including consulting fees) which are described elsewhere in this prospectus under "Management—Compensation of Directors" and "Compensation Discussion and Analysis" or (ii) compensation approved by our compensation committee that is earned by executive officers that are not named executive officers.

              It is our policy that all related party transactions must be reviewed and approved by our audit committee. When evaluating such transactions, our audit committee focuses on whether the terms of such transactions are at least as favorable to us as terms we would receive on an arm's-length basis from an unaffiliated third party. The policies and procedures for approving related party transactions will be set forth in our audit committee charter.

Second Amended and Restated Registration Rights Agreement

              We are a party to a Second Amended and Restated Registration Rights Agreement with Warburg Pincus, Andrew S. Clark, Daniel J. Devine, Christopher L. Spohn, Jane McAuliffe, Rodney T. Sheng, Ross L. Woodard, Charlene Dackerman, Ryan Craig and certain other security holders. Under this agreement, security holders are entitled to registration rights with respect to their shares of common stock under certain circumstances (including shares of common stock issuable upon the exercise of certain options and warrants). For additional information, see "Description of Capital Stock—Registration Rights."

Indemnification Agreements

              Our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Additionally, as permitted by Delaware law, we have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify such persons, to the fullest extent authorized or permitted under Delaware law, against any and all costs and expenses (including attorneys', witness or other professional fees) actually and reasonably incurred by such persons in connection with the investigation, defense, settlement or appeal of any action, hearing, suit or other proceeding, whether pending, threatened or completed, to which any such person may be made a witness or a party by reason of (a) the fact that such person is or was a director, officer, employee or agent of our company or its subsidiaries, whether serving in such capacity or otherwise acting at the request of our company or its subsidiaries and (b) anything done or not done, or alleged to have been done or not done, by such person in that capacity. The indemnification agreements also require us to advance expenses incurred by directors and executive officers within 20 days after receipt of a written request, provided that such persons undertake to repay such amounts if it is ultimately determined that they are not entitled to indemnification. Additionally, the agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder, including a presumption that directors and executive officers are entitled to indemnification under the agreements and that we have the burden of proof to overcome that presumption in reaching any contrary determination. We are not required to provide indemnification under the agreements for certain matters, including: (1) indemnification beyond that permitted by Delaware law; (2) indemnification for liabilities for which the executive officer or director is reimbursed pursuant to such insurance as may exist for such person's benefit; (3) indemnification related to disgorgement of profits under Section 16(b) of the Securities Exchange Act of 1934; (4) in connection with certain proceedings initiated against us by the director or executive officer; or (5) indemnification for settlements the director or executive officer enters into without our written consent. The indemnification agreements require us to maintain directors' and executive officers' insurance in full force and effect while any director or executive officer continues to serve in such capacity and so long as any such person may incur costs and expenses related to indemnified legal proceedings.

Stockholders Agreement and Nominating Agreement

              In December 2003, we entered into a stockholders agreement with Warburg Pincus, Andrew S. Clark and all other holders of our common stock at that time. We subsequently added additional parties as they became holders of our common stock. The stockholders agreement, as amended, contained agreements among the parties with respect to the election of our directors and restrictions on the issuance or transfer of shares, including certain corporate governance provisions. Each of our current directors was appointed pursuant to the terms of the stockholders agreement. The stockholders agreement terminated upon the closing of our initial public offering.

              In February 2009, we entered into a nominating agreement with Warburg Pincus. Under the nominating agreement, as long as Warburg Pincus beneficially owns at least 15% of the outstanding shares of common stock after the closing of this offering, we agree, subject to our fiduciary obligations, to nominate and recommend to our stockholders that two individuals designated by Warburg Pincus be elected to the board. If at any time, Warburg Pincus beneficially owns less than 15% but more than 5% of the outstanding shares of common stock, we agree, subject to our fiduciary obligations, to nominate and recommend to our stockholders that one individual designated by Warburg Pincus be elected to the board.

Line of Credit with Warburg Pincus

              In March 2007, we entered into a line of credit with Warburg Pincus under which we could borrow up to $3.0 million in principal at any time prior to March 2008. Under the line of credit, interest accrued at the prime rate plus 1.50%. During 2007, we borrowed a total of $2.0 million under the line of credit. As of December 31, 2007, all amounts were repaid and the line of credit was cancelled. We paid a total of $0.1 million in interest under the line of credit before it was cancelled.

Warburg Pincus Guarantee

              In May 2004, Warburg Pincus entered into a guarantee in favor of a postsecondary college in the Connecticut state college system pursuant to which it agreed to guarantee our obligations to such college arising from an agreement we entered into with such college in May 2004. No amounts have been paid under the guarantee. The maximum amount payable under the guarantee was $1.0 million from May 2004 to June 2006 and $0.5 million from July 2006 to December 2006. Since January 2007, the maximum amount payable under the guarantee has been $0.1 million.

November 2003 Loan from Warburg Pincus to Andrew Clark

              In November 2003, Warburg Pincus loaned $75,000 to Andrew Clark to finance Mr. Clark's purchase of 75,000 shares of Series A Convertible Preferred Stock from us. In connection with such loan, Mr. Clark entered into a Secured Recourse Promissory Note and Pledge Agreement with Warburg Pincus which provided that the principal amount due under the note would accrue simple interest at a rate of 8% per year until November 26, 2005, the maturity date, after which time interest would accrue at a penalty rate of 16% per year, compounded monthly. The loan was secured by 75,000 shares of Series A Convertible Preferred Stock held by Mr. Clark. Mr. Clark repaid the loan in full on March 10, 2009, at which time the amount due under the note was $146,740 (including accrued interest of $71,740).

 PRINCIPAL AND SELLING STOCKHOLDERS

              The following table sets forth information regarding the beneficial ownership of our common stock as of August 15, 2009, and as adjusted to reflect the sale of common stock being offered in this offering, for:

  •
  each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock;

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each selling stockholder.

              The information in the following table has been presented in accordance with SEC rules. Under these rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any options, warrants or other rights. Shares subject to options, warrants or other rights are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated below and under applicable community property laws, we believe that the beneficial owners identified in this table have sole voting and investment power with respect to all shares shown.

              Unless otherwise indicated below, the address for each named director and executive officer is c/o Bridgepoint Education Inc., 13500 Evening Creek Drive North, Suite 600, San Diego California, 92128.

	Shares Beneficially Owned Prior to this Offering		Number of Shares to Be Sold in this Offering	Shares Beneficially Owned After this Offering			Shares Beneficially Owned After Overallotment
						Number of Shares to Be Sold in Overallotment
Name of Beneficial Owner	Number	%		Number	%		Number	%
Principal Stockholders
Warburg Pincus Private Equity VIII, L.P.(1) c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017	34,589,220	64.9%
Directors and Executive Officers
Andrew S. Clark(2)	3,121,237	5.5%
Ryan Craig	112,076	*
Daniel J. Devine(3)	701,770	1.3%
Patrick T. Hackett(4) c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017	34,589,220	64.9%
Robert Hartman(5)	39,192	*
Jane McAuliffe(6)	528,701	1.0%
Adarsh Sarma(7) c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017	34,589,220	64.9%
Rodney T. Sheng(8)	833,265	1.5%
Christopher L. Spohn(9)	776,177	1.4%
Ross Woodard(10)	556,146	1.0%
Charlene Dackerman(11)	155,508	*
Dale Crandall	11,400	*
Diane Thompson	—	*
Thomas Ashbrook	—	*
All Directors and Executive Officers as a Group (14 Persons)	41,424,692	76.7%
Additional Selling Stockholders
Total:			11,000,000			1,650,000

*
Represents beneficial ownership of less than 1%.

(1)
The stockholder is Warburg Pincus Private Equity VIII, L.P. ("WP VIII"). Warburg Pincus Partners, LLC ("WP Partners"), a direct subsidiary of Warburg Pincus & Co. ("WP"), is the sole general partner of WP VIII. WP is the managing member of WP Partners. WP VIII is managed by Warburg Pincus LLC ("WP LLC"). WP VIII, WP Partners, WP and WP LLC are collectively referred to as the "Warburg Pincus Entities." Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities. Each of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy have shared voting and investment control of all of the shares of stock referenced above. Each of Mr. Kaye, Mr. Landy, WP VIII, WP Partners, WP and WP LLC disclaims beneficial ownership of the stock except to the extent of any indirect pecuniary interest therein. The address of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy is 450 Lexington Avenue, New York, New York 10017.

(2)
Consists of (i) 100 shares of common stock and (ii) 3,121,137 shares of common stock underlying options that are exercisable within 60 days of August 15, 2009. The sale of shares of common stock in this offering by Mr. Clark will result in short-swing trading liability under Section 16(b) of the Exchange Act with respect to the 100 shares that he bought for $10.50 per share at the time of our initial public offering in connection with a ceremony marking the commencement of trading of our shares on the New York Stock Exchange. At the closing of this offering, Mr. Clark intends to divest any profit that he obtains as a result of such short-swing transaction by paying to us the difference between the sale price of 100 shares sold in this offering, less the original purchase price for the 100 shares purchased at the time of our initial public offering.

(3)
Consists of (i) 92,238 shares of common stock and (ii) 609,532 shares of common stock underlying options that are exercisable within 60 days of August 15, 2009.

(4)
Mr. Hackett is a partner of WP and a Managing Director and member of WP LLC. All shares indicated as owned by Mr. Hackett are included because of his affiliation with the Warburg Pincus Entities. See footnote 1 above for more information. Mr. Hackett disclaims beneficial ownership of all shares owned by the Warburg Pincus Entities except to the extent of any indirect pecuniary interest therein.

(5)
Consists of (i) 11,400 shares of common stock and (ii) 27,792 shares of common stock underlying options that are exercisable within 60 days of August 15, 2009.

(6)
Consists of 528,701 shares of common stock underlying options that are exercisable within 60 days of August 15, 2009.

(7)
Mr. Sarma is a Managing Director and member of WP LLC. All shares indicated as owned by Mr. Sarma are included because of his affiliation with the Warburg Pincus Entities. See footnote 1 above for more information. Mr. Sarma disclaims beneficial ownership of all shares owned by the Warburg Pincus Entities except to the extent of any indirect pecuniary interest therein.

(8)
Consists of (i) 134,262 shares of common stock and (ii) 699,003 shares of common stock underlying options that are exercisable within 60 days of August 15, 2009.

(9)
Consists of (i) 77,174 shares of common stock and (ii) 699,003 shares of common stock underlying options that are exercisable within 60 days of August 15, 2009.

(10)
Consists of 556,146 shares of common stock underlying options that are exercisable within 60 days of August 15, 2009.

(11)
Consists of 155,508 shares of common stock underlying options that are exercisable within 60 days of August 15, 2009.

DESCRIPTION OF CAPITAL STOCK

General

              The following description of our capital stock summarizes certain provisions of our certificate of incorporation and our bylaws. As of the date of this prospectus, our authorized capital consists of 300,000,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of undesignated preferred stock, $0.01 par value per share.

              The following description of the material provisions of our capital stock and our certificate of incorporation, bylaws and other agreements with and among our stockholders is only a summary, does not purport to be complete and is qualified by applicable law and the full provisions of our certificate of incorporation, bylaws and other agreements. You should refer to our certificate of incorporation, bylaws and related agreements, which are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

              As of August 15, 2009, there were 53,333,361 shares of common stock outstanding, held of record by 31 stockholders, including the Depository Trust Company, which holds shares on behalf of an indeterminate number of beneficial owners.

Voting Rights

              Holders of common stock are entitled to one vote per share on any matter to be voted upon by stockholders. All shares of common stock rank equally as to voting and all other matters. The shares of common stock have no preemptive or conversion rights, no redemption or sinking fund provisions, are not liable for further call or assessment and are not entitled to cumulative voting rights.

Dividend Rights

              The holders of common stock are entitled to receive ratably any dividends when and as declared from time to time by the board of directors out of funds legally available for dividends. We have never declared or paid cash dividends. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future.

Liquidation Rights

              Upon a liquidation or dissolution of our company, whether voluntary or involuntary, creditors with preferential liquidation rights will be paid before any distribution to holders of our common stock. After such distribution, holders of common stock are entitled to receive a pro rata distribution per share of any excess amount.

Undesignated Preferred Stock

              The board of directors has the authority to issue undesignated preferred stock without stockholder approval, subject to applicable law and listing exchange standards. The board of directors may also determine or alter for each class of preferred stock the voting powers, designations, preferences and special rights, qualifications, limitations or restrictions as permitted by law. The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock.

Options and Warrants to Purchase Common Stock

              As of August 15, 2009, we had 11,374,418 shares of common stock subject to options we have issued to our directors, officers, employees and consultants. As of August 15, 2009, we also had 666,676 shares of common stock subject to outstanding warrants, all of which are immediately exercisable.

Registration Rights

              In November 2003, we entered into a Registration Rights Agreement with Warburg Pincus, Andrew S. Clark and certain other security holders. The Registration Rights Agreement was amended and restated pursuant to the Amended and Restated Registration Rights Agreemend dated January 7, 2009, as further amended on March 29, 2009, April 3, 2009 and April 9, 2009, primarily (i) to grant registration rights to certain additional security holders, including all holders of Series A Convertible Preferred Stock, and (ii) to determine the registration rights of the members of our management team with respect to the initial public offering.

              On August 26, 2009, we and Warburg Pincus entered into a Second Amended and Restated Registration Rights Agreement, which amended and restated in full the Amended and Restated Registration Rights Agreement dated January 7, 2009, as amended. The primary purpose of the Second Amended and Restated Registration Rights Agreement is to determine the rights of the various parties to such agreement with respect to this offering and related underwriting, as follows:

  •
  holders of registration rights that are members of the "Company Management Team" (as defined below) may request to sell in the underwriting up to a number of shares of common stock equal to 10% of their respective vested equity holdings as of August 1, 2009 (including shares of common stock issuable upon the exercise of stock options);

  •
  holders of registration rights that are not members of the Company Management Team, including Warburg Pincus, may request to sell in the underwriting up to a number of shares of common stock equal to the product of (1) the number of "registrable securities" (as defined in the agreement) held by such holder, multiplied by (2) a fraction, the numerator of which is the number of registrable securities held by such holder and the denominator of which is the number of registrable securities held by all holders other than the Company Management Team, subject to proportional increase in the event that one or more holders decline to request to sell in the underwriting the maximum number of shares available to them such holder or holders; and

  •
  if the size of this offering is reduced due to market conditions, the number of shares of common stock to be sold in this offering by each holder of registration rights participating in this offering, including those held by Warburg Pincus and members of the Company Management Team, would be reduced pro rata based on the number of shares of common stock requested to be included in the underwriting by such holder relative to the number of shares of common stock requested to be included in the underwriting by all such holders.

The members of the "Company Management Team" are Andrew S. Clark, Charlene Dackerman, Daniel J. Devine, Richard K. Gessner, Todd Irwin, Steve Isbister, Jane McAuliffe, Rodney T. Sheng, Christopher L. Spohn and Ross L. Woodard.

              Under the Second Amended and Restated Registration Rights Agreement, the holders of (i) 37,144,883 shares of common stock, and (ii) 591,017 shares of common stock issuable upon the exercise of certain warrants possess certain rights with respect to the registration of these shares under the Securities Act, in each case immediately prior to this offering.

Demand Registration Rights

              If we are eligible to file a registration statement, Warburg Pincus may request we effect such registration at any time, provided that anticipated aggregate public offering prices (before any underwriting discounts and commissions) will not be less than $7.5 million. On August 20, 2009, Warburg Pincus submitted to us a written request to effect a registration under the Securities Act for this offering, which is anticipated to raise gross proceeds greater than $7.5 million. We filed a registration statement on Form S-1 for this offering, of which this prospectus forms a part, on August 26, 2009. Accordingly, following this offering, we will only be required to effect one more such registration for Warburg Pincus. We may postpone the filing of any such registration statement for up to 90 days once in any 12-month period. If during that 90 day period we file a registration statement and we are actively employing in good faith all reasonable efforts to cause such registration statement to become effective, then we may further postpone any demand registration until 180 days after the effective date of the currently filed registration statement. We may also postpone the filing of any such registration statement for up to 180 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our stockholders or us.

Piggyback Registration Rights

              If we register any shares of common stock under the Securities Act in connection with a public offering, the stockholders with piggyback registration rights have the right to include in the registration shares of common stock held by them or which they can obtain upon the exercise or conversion of another security, subject to specified exceptions. The underwriters of any offering have the right to limit the number of shares registered by these stockholders due to marketing reasons. If the total amount of shares of common stock these stockholders wish to include exceeds the total amount of shares which the underwriters determine the stockholders may sell in the offering, the shares to be included in the registration will be subject to cutbacks as specified in the agreement.

Form S-3 Registration Rights

              If we are eligible to file a registration statement on Form S-3, Warburg Pincus may request that we register their shares of common stock for resale on a Form S-3 registration statement, provided that the total price of the shares to be offered is more than $5.0 million and that the request is not made within 180 days of the effective date of our most recent Form S-3 registration statement in which the securities held by the requesting stockholder could have been included for sale or distribution. We are also not obligated to file a Form S-3 registration statement in any jurisdiction where we would be required to execute a general consent to service of process in effecting the such registration, qualification or compliance, subject to certain restrictions. Warburg Pincus has the right to request an unlimited number of registrations on Form S-3.

Termination of Registration Rights

              Registration rights will be unavailable for any stockholder with respect to any registration if: (i) in the opinion of our counsel, all of the "registrable securities" then owned by such stockholder could be sold in any 90-day period pursuant to Rule 144 (without giving effect to the provisions of Rule 144(b)(1) for non-affiliates); or (ii) all of the "registrable securities" held by such stockholder have been sold in a registration pursuant to the Securities Act or pursuant to Rule 144.

Provisions of Delaware Law and our Certificate of Incorporation and Amended and Restated Bylaws with Anti-Takeover Implications

              Certain provisions of Delaware law, our certificate of incorporation and bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the Delaware General Corporation Law

              We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation's voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

  •
  at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

              A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change of control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaw Provisions

              Our certificate of incorporation and bylaws contain some provisions that may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholder's best interest. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

              Board Composition and Filling Vacancies.    We have a classified board of directors. See "Management—Board Composition." It will take at least two annual meetings of stockholders to elect a majority of the board of directors given our classified board. As a result, it may discourage third-party proxy contests, tender offers or attempts to obtain control of us even if such changes would be beneficial to us and our stockholders.

              Our bylaws provide that, subject to the rights, if any, of holders of preferred stock, directors may be removed only for cause by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock entitled to vote. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. We have also entered into a nominating agreement with Warburg Pincus regarding the election of directors. See "Certain Relationships and Related Transactions—Stockholders Agreement and Nominating Agreement."

              No Stockholder Action by Written Consent.    Our certificate of incorporation and bylaws provide that, subject to the rights of any holders of preferred stock to act by written consent instead of a meeting, stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent instead of a meeting, unless the action to be taken by written consent of stockholders and the taking of this action by written consent has been expressly approved in advance by the board of directors, except that if Warburg Pincus holds at least 50% of our outstanding capital stock on a fully diluted basis, whenever the vote of stockholders is required at a meeting for any corporate action, the meeting and vote of stockholders may be dispensed with, and the action taken without such meeting and vote, if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at the meeting of stockholders. Notwithstanding the foregoing, we will hold an annual meeting of stockholders in accordance with NYSE rules, for so long as our shares are listed on the NYSE, and as otherwise required by the bylaws. Failure to satisfy any of the requirements for a stockholder meeting could delay, prevent or invalidate stockholder action.

              Meetings of Stockholders.    Our bylaws provide that only a majority of the members of our board of directors then in office or the Chief Executive Officer may call special meetings of the stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws will limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

              Advance Notice Requirements.    Our bylaws provide that stockholders must follow an advance notice procedure to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the stockholder's intention to do so. To be timely, the stockholder's notice must be delivered to or mailed and received by us not later than the 60th day nor earlier than the 90th day prior to the anniversary date of the preceding annual meeting, except that if the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, we must receive the notice not earlier than the 90th day prior to such annual meeting and not later than the 60th day prior to such annual meeting. If a public announcement of the date of such annual meeting is made fewer than 70 days prior to the date of such annual meeting, then notice must be received by us no later than the tenth day following the public announcement of the date of the meeting. The notice must include the following information:

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  the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated or the nature of the business to be proposed;

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  a representation that the stockholder is a holder of record of our capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or to introduce the business specified in the notice;

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  if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the stockholder;

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  such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed under the SEC's proxy rules if the nominee had been nominated, or intended to be nominated, or the matter had been proposed, or intended to be proposed, by the board of directors;

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  if applicable, the consent of each nominee to serve as a director if elected; and

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  such other information that the board of directors may request in its discretion.

              Amendment to Bylaws and Certificate of Incorporation.    As required by Delaware law, any amendment to our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law or our certificate of incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws, without further stockholder action.

              Blank Check Preferred Stock.    The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. Issuing preferred stock provides flexibility in connection with possible acquisitions and other corporate purposes, but could also, among other things, have the effect of delaying, deferring or preventing a change of control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock.

Limitations of Director Liability and Indemnification Directors, Officers and Employees

              As permitted by Delaware law, provisions in our certificate of incorporation and bylaws limit or eliminate the personal liability of our directors. Consequently, directors will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

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  any breach of the director's duty of loyalty to us or our stockholders;

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  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

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  any transaction from which the director derived an improper personal benefit.

              These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.

              Our certificate of incorporation and bylaws also require us to indemnify our directors and officers to the fullest extent permitted by Delaware law and, as described under "Certain Relationships and Related Transactions," we have entered into indemnification agreements with each of our directors and officers.

              These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

              At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

New York Stock Exchange

              Our common stock is listed on the New York Stock Exchange under the symbol "BPI."

Transfer Agent and Registrar

              The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

SHARES ELIGIBLE FOR FUTURE SALE

              Upon the closing of this offering we estimate that we will have                        shares of our common stock outstanding. Of these shares,                shares of our common stock will be freely tradable without restriction under the Securities Act, except for any shares of our common stock purchased by our "affiliates," as the term is defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below.

              As a result of the contractual restrictions described below and the provisions of Rule 144, the restricted shares will be available for sale in the public market as follows:

  •
  shares will be eligible for sale, without restriction, upon the closing of this offering;

  •
  an additional                shares will be eligible for sale upon the expiration of the lock-up agreements that were executed in connection with our initial public offering, beginning on October 12, 2009, which is subject to extension in some circumstances; and

  •
  an additional                shares will be eligible for sale upon the expiration of the lock-up agreements that are executed in connection with this offering, beginning 90 days after the date of this prospectus, which is subject to extension in some circumstances,                 shares of which may be sold without restriction and                shares of which are held by non-affiliates for less than one year or by affiliates and accordingly will be subject to volume and other limitations under Rule 144.

              In addition, upon the closing of this offering, we will have outstanding options to purchase an aggregate of                shares of common stock and outstanding warrants to purchase an aggregate of                shares of common stock.

Rule 144

              In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

              In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately 533,000 shares immediately after this offering; or

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  The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

              Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Registration on Form S-8

              We filed a registration statement on Form S-8 under the Securities Act to register shares of common stock under our equity incentive plans on May 13, 2009. Accordingly, shares registered under such registration statement are available for resale in the public market, unless such shares are subject to vesting restrictions by us or are otherwise subject to the lock-up agreements or the manner of sale and notice requirements that apply to our affiliates under Rule 144.

Registration Rights

              For a description of registration rights with respect to our common stock, see "Description of Capital Stock—Registration Rights."

 MATERIAL U.S. FEDERAL TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF COMMON STOCK

              The following is a general discussion of the material U.S. federal income and estate tax consequences to non-U.S. Holders with respect to the acquisition, ownership and disposition of our common stock. In general, a "Non-U.S. Holder" is any holder of our common stock other than the following:

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  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under section 7701(b)(3) of the Internal Revenue Code;

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  a corporation (or an entity treated as a corporation) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

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  a partnership;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial decisions of the trust, or certain other trusts that have a valid election to be treated as a U.S. person pursuant to the applicable Treasury Regulations.

              This discussion is based on current provisions of the Internal Revenue Code, Treasury Regulations, judicial opinions, published positions of the Internal Revenue Service ("IRS"), and all other applicable administrative and judicial authorities, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation or any aspects of state, local, or non-U.S. taxation, nor does it consider any specific facts or circumstances that may apply to particular Non-U.S. Holders that may be subject to special treatment under the U.S. federal income tax laws including, but not limited to, insurance companies, tax-exempt organizations, pass-through entities, financial institutions, brokers, dealers in securities and U.S. expatriates. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. This discussion assumes that the Non-U.S. Holder will hold our common stock as a capital asset, which generally is property held for investment.

              Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state and local, and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of common stock.

Dividends

              In general, dividends paid to a Non-U.S. Holder (to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles) will be subject to U.S. withholding tax at a rate equal to 30% of the gross amount of the dividend, or a lower rate prescribed by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States. Any distribution not constituting a dividend will be treated first as reducing the Non-U.S. Holder's basis in its shares of common stock, and to the extent it exceeds the Non-U.S. Holders basis, as capital gain.

              Under applicable Treasury Regulations, a Non-U.S. Holder will be required to satisfy certain certification requirements, generally on IRS Form W-8BEN, directly or through an intermediary, in order to claim a reduced rate of withholding under an applicable income tax treaty. If tax is withheld in an amount in excess of the amount applicable under an income tax treaty, a refund of the excess amount may generally be obtained by filing an appropriate claim for refund with the IRS.

              Dividends that are effectively connected with such a U.S. trade or business generally will not be subject to U.S. withholding tax if the Non-U.S. Holder files the required forms, including IRS Form W-8ECI, or any successor form, with the payor of the dividend, but instead generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the United States. A corporate Non-U.S. Holder that receives effectively connected dividends may be subject to an additional branch profits tax at a rate of 30%, or a lower rate prescribed by an applicable income tax treaty, on the repatriation from the United States of its "effectively connected earnings and profits," subject to adjustments.

Gain on Sale or Other Disposition of Common Stock

              In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of the Non-U.S. Holder's shares of common stock unless:

  •
  the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holders), in which case such gain generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the United States, and the branch profits tax may also apply if the Non-U.S. Holder is a corporation;

  •
  the Non-U.S. Holder is an individual who holds shares of common stock as capital assets and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes and the Non-U.S. Holder holds or has held, directly or indirectly, at any time within the shorter of the five year period preceding the disposition or the Non-U.S. Holder's holding period, more than 5% of the common stock.

              We believe that we are not, and we do not anticipate that we will become, a U.S. real property holding corporation.

Information Reporting and Backup Withholding

              Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the recipient. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced by an applicable income tax treaty. Under income tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

              Dividends paid to a Non-U.S. Holder that is not an exempt recipient generally will be subject to backup withholding, currently at a rate of 28% of the gross proceeds, unless a Non-U.S. Holder certifies as to its foreign status, which certification may be made on IRS Form W-8BEN.

              Proceeds from the sale or other disposition of common stock by a Non-U.S. Holder effected by or through a U.S. office of a broker will be subject to information reporting and backup withholding, currently at a rate of 28% of the gross proceeds, unless the Non-U.S. Holder certifies to the payor under penalties of perjury as to, among other things, its name, address and status as a Non-U.S. Holder or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the transaction is effected outside the United States by or through a non-U.S. office. However, if the broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person who derives 50% or more of its gross income for specified periods from the conduct of a U.S. trade or business, specified U.S. branches of foreign banks or foreign insurance companies or a foreign partnership with various connections to the United States, information reporting but not backup withholding will apply unless:

  •
  the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and certain other conditions are met; or

  •
  the holder otherwise establishes an exemption.

              Backup withholding is not an additional tax. Rather, the amount of tax withheld is generally applied as a credit to the U.S. federal income tax liability of persons subject to backup withholding. If backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained, provided the required documents are timely filed with the IRS.

Estate Tax

              Our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
J.P. Morgan Securities Inc.

Total	11,000,000

              Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

              We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $            per share to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, to the selling stockholders, before expenses	$	$	$

              The expenses of the offering, not including the underwriting discount, are estimated at $1.0 million and are payable by us. The expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and our legal fees, are being paid by us. The selling stockholders will bear all discounts, commissions or other amounts payable to underwriters, brokers, dealers or agents.

Overallotment Option

              The selling stockholders have granted an option to the underwriters to purchase up to 1,650,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We and the selling stockholders, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

  •
  offer, pledge, sell or contract to sell any common stock,

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock,

  •
  lend or otherwise dispose of or transfer any common stock,

  •
  request or demand that we file a registration statement related to the common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (i) during the last 17 days of lock-up period referred to above, we issue an earnings release or material news or a material event relating to our company occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

              The shares are listed on the New York Stock Exchange under the symbol "BPI."

Price Stabilization and Short Positions

              Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or slowing a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, each underwriter may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Each underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by each underwriter. Other than the prospectus in electronic format, the information on such underwriter's web site is not part of this prospectus.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Notice to Prospective Investors in the European Economic Area

              In relation to each Member State of the European Economic Area ("EEA") which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

    (a)
    to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

    (b)
    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

    (c)
    by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

    (d)
    in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

              Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

              For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

              Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

    (a)
    it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

    (b)
    in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in Switzerland

              This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with this offering and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

              This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may become illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

LEGAL MATTERS

              The validity of the shares of common stock offered by this prospectus and other legal matters will be passed upon for us by Wilson Sonsini Goodrich & Rosati, PC, San Diego, California. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

              The consolidated financial statements as of December 31, 2007 and 2008 and for each of the three years in the period ended December 31, 2008, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND MORE INFORMATION

              We are subject to information and periodic reporting requirements of the Exchange Act and we file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 (File No. 333-161549), which includes amendments and exhibits, under the Securities Act and the rules and regulations under the Securities Act for the registration of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules. Certain portions of the registration statement have been omitted as allowed by the rules and regulations of the SEC. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. You may read and copy the registration statement, including exhibits and schedules filed with it, and reports or other information we may file with the SEC at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, the registration statement and other public filings can be obtained from the SEC's Internet site at http://www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

BRIDGEPOINT EDUCATION, INC. AND SUBSIDIARIES

Page
Annual Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2007 and 2008	F-3
Consolidated Statements of Operations for the years ended December 31, 2006, 2007 and 2008	F-4
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit) for the years ended December 31, 2006, 2007 and 2008	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2007 and 2008	F-6
Notes to Annual Consolidated Financial Statements	F-7
Interim Condensed Financial Statements:
Condensed Consolidated Balance Sheets as of December 31, 2008 and June 30, 2009	F-38
Condensed Consolidated Statements of Income for the six months ended June 30, 2008 and 2009	F-39
Condensed Consolidated Statement of Redeemable Convertible Preferred Stock and Stockholders' Equity for the six months ended June 30, 2009	F-40
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2008 and 2009	F-41
Notes to Interim Condensed Consolidated Financial Statements	F-42

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Bridgepoint Education, Inc.:

              In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Bridgepoint Education, Inc. and its subsidiaries (the "Company") at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
San Diego, California
March 19, 2009, except for Note 19, "Subsequent Events: Reverse Stock Split," which is as of March 31, 2009 and Note 19, "Subsequent Events: Office of Inspector General Audit," which is as of
    September 4, 2009.

Bridgepoint Education, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,
	2007	2008
ASSETS
Current assets:
Cash and cash equivalents	$7,351	$56,483
Restricted cash	—	666
Accounts receivable, net of allowance for doubtful accounts of $6,016 and $18,246 at December 31, 2007 and 2008, respectively	14,630	28,946
Inventories	194	288
Loans receivable	277	—
Current portion of deferred income taxes	—	2,734
Prepaid expenses and other current assets	561	6,773

Total current assets	23,013	95,890
Property and equipment, net	13,240	27,715
Goodwill	76	76
Intangibles	1,821	1,821
Deferred income taxes	—	2,366
Other long term assets	907	1,378

Total assets	$39,057	$129,246

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,721	$4,705
Accrued liabilities	6,036	16,543
Deferred revenue and student deposits	16,817	67,425
Other liabilities	75	40
Current portion of leases payable	133	142
Current maturities of notes payable	1,580	74
U.S. Governmental refundable loan funds	221	—

Total current liabilities	27,583	88,929
Leases payable, less current maturities	415	308
Notes payable, less current portion	3,545	160
Deferred tax liability	556	—
Other long term liabilities	—	2,740
Rent liability	2,045	3,938

Total liabilities	34,144	96,075

Commitments and contingencies (see Note 17)
Redeemable convertible preferred stock:
Series A convertible preferred stock, $0.01 par value:
19,850,000 shares authorized, 19,778,333 shares issued and outstanding at December 31, 2007 and December 31, 2008	25,056	27,062
Stockholders' equity (deficit):
Common stock, $0.01 par value:
300,000,000 shares authorized, 3,335,096 and 3,335,089 shares issued and outstanding at December 31, 2007 and 2008, respectively	33	33
Additional paid-in capital	—	1,703
Retained earnings (accumulated deficit)	(20,176)	4,373

Total stockholders' equity (deficit)	(20,143)	6,109

Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$39,057	$129,246

The accompanying notes are an integral part of these consolidated financial statements.

Bridgepoint Education, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended December 31,
	2006	2007	2008
Revenue	$28,619	$85,709	$218,290
Costs and expenses:
Instructional costs and services	12,510	29,837	62,822
Marketing and promotional	12,214	35,997	81,036
General and administrative	8,704	15,892	41,012

Total costs and expenses	33,428	81,726	184,870
Operating income (loss)	(4,809)	3,983	33,420
Interest income	(10)	(12)	(322)
Interest expense	351	544	240

Income (loss) before income taxes	(5,150)	3,451	33,502
Income tax expense	—	164	7,071

Net income (loss)	(5,150)	3,287	26,431
Accretion of preferred dividends	1,718	1,856	2,006

Net income available (loss attributable) to common stockholders	$(6,868)	$1,431	$24,425

Earnings (loss) per common share:
Basic	$(2.15)	$0.01	$0.38

Diluted	$(2.15)	$0.01	$0.16

Weighted average common shares outstanding used in computing earnings (loss) per common share:
Basic	3,197	3,311	3,335

Diluted	3,197	4,446	7,757

The accompanying notes are an integral part of these consolidated financial statements.

Bridgepoint Education, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and
Stockholders' Equity (Deficit)

(In thousands, except share data)

	Series A Convertible Preferred Stock
			Common Stock			Retained Earnings/ (Accumulated Deficit)
					Additional Paid-in Capital
	Shares	Amount	Shares	Par Value			Total
Balance at December 31, 2005	19,778,333	$21,482	3,141,552	$31	$1,816	$(17,044)	$(15,197)
Issuance of common stock	—	—	156,881	2	48	—	50
Stock-based compensation	—	—	—	—	323	—	323
Accretion of preferred dividends	—	1,718	—	—	(1,718)	—	(1,718)
Net loss	—	—	—	—	—	(5,150)	(5,150)

Balance at December 31, 2006	19,778,333	$23,200	3,298,433	33	469	(22,194)	(21,692)
Issuance of common stock	—	—	36,663	—	12	—	12
Stock-based compensation	—	—	—	—	106	—	106
Accretion of preferred dividends	—	1,856	—	—	(587)	(1,269)	(1,856)
Net income	—	—	—	—	—	3,287	3,287

Balance at December 31, 2007	19,778,333	$25,056	3,335,096	33	—	(20,176)	(20,143)
Adjustment for fractional shares from reverse stock split	—	—	(7)	—	—	—	—
Stock-based compensation	—	—	—	—	1,827	—	1,827
Accretion of preferred dividends	—	2,006	—	—	(124)	(1,882)	(2,006)
Net income	—	—	—	—	—	26,431	26,431

Balance at December 31, 2008	19,778,333	$27,062	3,335,089	$33	$1,703	$4,373	$6,109

The accompanying notes are an integral part of these consolidated financial statements.

Bridgepoint Education, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2006	2007	2008
Cash flows from operating activities
Net income (loss)	$(5,150)	$3,287	$26,431
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for bad debts	960	4,082	13,431
Depreciation and amortization	735	1,236	2,452
Deferred income taxes	—	—	(3,264)
Stock-based compensation	323	106	1,827
Gain on disposal of fixed assets	(3)	—	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(4,183)	(13,563)	(27,747)
Inventories	(88)	16	(94)
Prepaid expenses and other current assets	(252)	(203)	(6,212)
Loans receivable	(5)	—	277
Other long-term assets	(147)	(150)	(471)
Accounts payable	484	1,389	1,019
Accrued liabilities	2,063	3,018	10,506
Deferred revenue and student deposits	3,893	11,270	50,608
U.S. Governmental refundable loan funds	4	—	(221)
Other liabilities	284	(121)	2,206

Net cash provided by (used in) operating activities	(1,082)	10,367	70,748
Cash flows from investing activities
Capital expenditures	(1,381)	(3,571)	(15,884)
Proceeds from the sale of fixed assets	8	—	—
Restricted cash	—	—	(666)
Acquisitions, net of cash acquired	—	635	—

Net cash used in investing activities	(1,373)	(2,936)	(16,550)
Cash flows from financing activities
Proceeds from the exercise of stock options	50	12	—
Payments on leases payable	(160)	(170)	(175)
Net borrowings on line of credit	623	414	—
Payments on notes payable	(167)	(390)	(4,891)

Net cash provided by (used in) financing activities	346	(134)	(5,066)

Net increase (decrease) in cash and cash equivalents	(2,109)	7,297	49,132
Cash and cash equivalents at beginning of period	2,163	54	7,351

Cash and cash equivalents at end of period	$54	$7,351	$56,483

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$353	$544	$240

Income taxes	$—	$—	$10,704

Supplemental disclosure of non-cash investing and financing activities:
Purchase of property and equipment through capital lease obligations	$119	$1,580	$77
Non-cash purchases of property and equipment	$201	$361	$965

The accompanying notes are an integral part of these consolidated financial statements.

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements

1. Nature of Business

              Bridgepoint Education, Inc. (together with its subsidiaries, the "Company"), incorporated in 1999, is a regionally accredited provider of postsecondary education services. Its wholly-owned subsidiaries, Ashford University and the University of the Rockies, offer associate's, bachelor's, master's and doctoral programs in the disciplines of business, education, psychology, social sciences and health sciences. The Company delivers programs online as well as at its traditional campuses located in Clinton, Iowa and Colorado Springs, Colorado.

              In March 2005, the Company acquired the assets of The Franciscan University of the Prairies and renamed it Ashford University. Founded in 1918 by the Sisters of St. Francis, a non-profit organization, The Franciscan University of the Prairies originally provided postsecondary education to individuals seeking to become teachers and later expanded to offer a broader portfolio of programs.

              In September 2007, the Company acquired the assets of the Colorado School of Professional Psychology and renamed it the University of the Rockies. Founded as a non-profit organization in 1998 by faculty from Chapman University, the school offers master's and doctoral programs primarily in psychology.

2. Summary of Significant Accounting Policies

Principles of Consolidation

              The consolidated financial statements include the accounts of Bridgepoint Education, Inc. and its wholly-owned subsidiaries. The results of operations for the years ended December 31, 2006, 2007 and 2008 include the results of operations of Ashford University and the results of operations of the University of the Rockies commencing on September 13, 2007. Intercompany transactions have been eliminated in consolidation.

Use of Estimates

              The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States, or GAAP, requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

              The Company invests cash in excess of current operating requirements in short term certificates of deposit and money market accounts. The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Restricted Cash

              The Company has $0.7 million in cash restricted in relation to the letter of credit issued on behalf of the University of the Rockies.

Accounts Receivable and Allowance for Doubtful Accounts

              Accounts receivable consists of student accounts receivable, which represent amounts due for tuition, technology fees and other fees from currently enrolled and former students. Students generally

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

fund their education through grants and/or loans under various Title IV programs, tuition assistance from their military and corporate employers or personal funds. Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is estimated by management based on an assessment of individual accounts receivable over a specific aging and amount, and all other balances on a pooled basis based on historical collection experience, consideration of the nature of the receivable accounts and potential changes in the economic environment. The provision for bad debts is recorded within the instructional costs and services line in the consolidated statements of operations.

Inventory

              Inventory consists of text books and school supplies and is stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis.

Property and Equipment

              Property and equipment are recognized at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on estimated useful lives of the related assets as follows:

Buildings	39 years
Furniture, office equipment and software	3 - 7 years
Vehicles	5 years

              Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Upon the retirement or disposition of property and equipment, the related costs and accumulated depreciation is removed and a gain or loss is recorded in the consolidated statements of operations. Repairs and maintenance costs are expensed in the period incurred.

Leases

              The Company accounts for its leases and subsequent amendments under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 13, Accounting for Leases, which requires that leases be evaluated and classified as operating or capital leases for financial reporting purposes. Leased property and equipment meeting certain criteria are capitalized, and the present value of the related lease payments are recognized as a liability on the consolidated balance sheets. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease or the life of the related asset, whichever is shorter.

              In connection with a lease of office space, the Company received tenant allowances from the lessor for certain improvements made to the leased property. In accordance with Financial Accounting Standards Board ("FASB") Technical Bulletin No. 88-1, these allowances were capitalized as leasehold improvements and a long-term liability was established. The leasehold improvements and the long-term liability are amortized on a straight-line basis over the corresponding lease term. In accordance with the FASB Technical Bulletin No. 85-3, Accounting for Operating Leases with Scheduled Rent Increases, the Company records rent expense on a straight-line basis over the initial term of a lease. The difference between the rent payment and the straight-line rent expense is recorded as a long-term liability.

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

Goodwill and Other Intangible Assets

              The Company accounts for goodwill and other intangible assets in accordance with SFAS No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets. SFAS 142 requires that goodwill and other identifiable intangible assets with indefinite useful lives be tested for impairment at least annually. The Company tests goodwill and indefinite-lived intangible assets for impairment annually, in the fourth quarter of each fiscal year, or more frequently if events and circumstances warrant. There have been no impairment losses recorded by the Company to date.

              In evaluating the impairment of goodwill and indefinite-lived intangible assets, such assets are allocated to the carrying value of each of Ashford University and the University of the Rockies, which institutions are considered as separate reporting units. Determining the fair value of a reporting unit or an indefinite-lived purchased intangible asset is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions and determination of appropriate market comparables. We base our fair value estimates on assumptions we believe to be reasonable but which are unpredictable and inherently uncertain. Actual future results may differ from those estimates.

Impairment of Long-Lived Assets

              The Company accounts for long-lived assets in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. The Company assesses potential impairment to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recorded when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds fair value and is recorded as a reduction in the carrying value of the related asset and an expense to operating results. There have been no impairment losses recognized by the Company to date.

Revenue and Deferred Revenue

              The Company's revenue consists of tuition, technology fees and other miscellaneous fees.

              Tuition revenue is deferred and recognized on a straight-line basis over the applicable period of instruction net of scholarships and expected refunds. The Company's online students generally enroll in a program that encompasses a series of five to six week courses which are taken consecutively over the length of the program, and the Company's ground students enroll in a program that encompasses a series of 16 week courses. Students are billed on a course-by-course basis when the student first attends a class, or at the beginning of each semester for ground students.

              If a student's attendance in a class precedes the receipt of cash from the student's source of funding, the Company establishes an account receivable and corresponding deferred revenue in the amount of the tuition due for that class. Cash received either directly from the student or from the student's source of funding reduces the balance of accounts receivable due from the student. The Company's universities bill enrolled online students for tuition on a course by course basis as they

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

initiate attendance in each course. Financial aid from sources such as the federal government's Title IV programs pertains to the online student's award year and is generally divided into two disbursement periods. As such, each disbursement period may contain funding for up to four courses. Financial aid disbursements are typically received during the student's attendance in the first or second course. Since the majority of disbursements cover more courses than have been billed, the amount received in excess of billings effectively represents a prepayment from the student for up to four courses. Cash received either directly from the student or from the student's source of funding that is in excess of amounts billed is recorded as a student deposit and applied to future classes and recognized as revenue when earned. The balance of accounts receivable that have been recognized for services that have not yet been provided and deferred revenue that has not yet been received in cash as of December 31, 2007 and 2008 was $2.1 million and $4.0 million, respectively. The balance of student deposits as of December 31, 2007 and 2008 was $10.6 million and $54.6 million, respectively.

              If a student withdraws from a program prior to a specified date, a portion of such student's tuition is refunded. The Company records a provision for expected refunds and reduces revenue to the amount that is not expected to be subsequently refunded. Provisions for expected refunds have not been material to any period presented.

              Technology fees are one-time start up fees charged to each new undergraduate online student. Technology fee revenue is recognized ratably over the average expected term of a student. Other miscellaneous fees include fees for textbooks and other services, such as commencements, and are recognized upon delivery of the goods or when the related service is performed.

Income Taxes

              The Company accounts for its income taxes using the liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the bases used for financial reporting and income tax reporting purposes. Deferred income taxes are provided based on the enacted tax rates expected to be in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize those tax assets through future operations.

              On January 1, 2008, the Company adopted FASB Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken, or expected to be taken, in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The standard requires the Company to accrue for the estimated amount of taxes for uncertain tax positions if it is more likely than not that the Company would be required to pay such additional taxes. An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained.

Stock-Based Compensation

              Effective January 1, 2006, the Company adopted the provisions of SFAS 123R ("SFAS 123R"), Share-Based Payment. SFAS 123R, which is a revision of SFAS 123, Accounting for Stock-Based Compensation, replaces the Company's previous accounting for share-based awards under Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. The Company previously accounted for stock-based compensation using the intrinsic value method as defined in

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

APB 25. Prior to January 1, 2006, no stock-based employee compensation cost was recorded under APB 25.

              The Company adopted SFAS 123R using the prospective method. Under this transition method, compensation expense recorded includes the cost for all stock options granted or modified after January 1, 2006. The expense for all stock-based awards granted subsequent to January 1, 2006 represents the grant-date fair value that was estimated, in accordance with the provisions of SFAS 123R. The cost for all share-based awards granted prior to January 1, 2006 and modified after January 1, 2006 was calculated based upon the increase in fair value of the options from the original grant date to the modification date. Outstanding stock options at January 1, 2006 that were measured at intrinsic value under APB 25 and that have not been modified shall continue to be measured at intrinsic value, until they are settled or modified. Compensation expense for options is recorded in the consolidated statement of operations, net of estimated forfeitures, using the graded vesting method over the requisite service period. Stock-based compensation expense totaled $323,000, $106,000 and $1.8 million for the years ended December 31, 2006, 2007 and 2008, respectively.

Comprehensive Income (Loss)

              There are no comprehensive income (loss) items other than net income (loss). Comprehensive income equals net income (loss) for all of the periods presented.

Instructional Costs and Services

              Instructional costs and services consist primarily of costs related to the administration and delivery of the Company's educational programs. This expense category includes compensation for faculty and administrative personnel, costs associated with online faculty, curriculum and new program development costs, bad debt expense, financial aid processing costs, technology license costs and costs associated with other support groups that provide services directly to the students. Instructional costs and services also include an allocation of facility and depreciation costs.

Marketing and Promotional

              Marketing and promotional expenses include compensation of personnel engaged in marketing and recruitment, as well as costs associated with purchasing leads and producing marketing materials. The Company's marketing and promotional expenses are generally affected by the cost of advertising media and leads, the efficiency of its marketing and recruiting efforts, compensation for its enrollment personnel and expenditures on advertising initiatives for new and existing academic programs. Marketing and promotional expenses also include an allocation of facility and depreciation costs.

              Advertising costs are expensed as incurred. Advertising costs, which include marketing leads, events and promotional materials for the years ended December 31, 2006, 2007 and 2008 were $5.0 million, $15.1 million and $26.9 million, respectively.

General and Administrative

              General and administrative expenses include compensation of employees engaged in corporate management, finance, human resources, information technology, compliance and other corporate

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

functions. General and administrative expenses also include professional services fees, travel and entertainment expenses and an allocation of facility and depreciation costs.

Earnings Per Share

              In accordance with SFAS No. 128, Computation of Earnings Per Share ("SFAS 128"), and EITF Issue 03-06, Participating Securities and the Two-Class Method under FASB Statement No. 128, basic earnings (loss) per common share is calculated by dividing net income available (loss attributable) to common stockholders by the weighted average number of common shares outstanding for the period using the two-class method. Under the two-class method, net income is allocated between common shares and other participating securities based on their participating rights. Diluted earnings (loss) per common share is calculated by dividing net income available (loss attributable) to common stockholders by the weighted average number of common and potential dilutive securities outstanding during the period if the effect is dilutive. The numerator of diluted earnings per share is calculated by starting with income allocated to common shares under the two-class method and adding back income attributable to preferred shares to the extent they are dilutive. Potential common shares consist of incremental shares of common stock issuable upon the exercise of the stock options and warrants and upon conversion of preferred stock.

Segment Information

              The Company operates in one reportable segment as a single educational delivery operation using a core infrastructure that serves the curriculum and educational delivery needs of both its ground and online students regardless of geography. The Company's chief operating decision maker, its CEO and President, manages the Company's operations as a whole, and no revenue, expense or operating income information is evaluated by the chief operating decision maker on any component level.

Recent Accounting Pronouncements

              In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"), which defines fair value, establishes a framework for measuring fair value and requires additional disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position ("FSP") FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Pronouncements that Address Fair Value Measurements for Purpose of Lease Classification or Measurement under Statement 13, which amends SFAS 157 to exclude accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS 13, Accounting for Leases. In February 2008, the FASB also issued FSP FAS 157-2 Effective Date of FASB Statement No. 157, which delays the effective date of SFAS 157 until the first quarter of 2009 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. The Company adopted SFAS 157 for financial assets and liabilities on January 1, 2008, and such adoption did not have a material impact on its consolidated financial statements. The Company does not expect the adoption of SFAS 157 for non-financial assets and liabilities to have a material impact on its consolidated financial statements.

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

              In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 ("SFAS 159"). SFAS 159 expands the use of fair value in accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. If elected, SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company adopted SFAS 159 on January 1, 2008, and such adoption did not have a material impact on its consolidated financial statements.

              In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations ("SFAS 141R"). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its consolidated financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective for fiscal years beginning after December 15, 2008. The Company does not believe the adoption of SFAS 141R will have a material impact on its consolidated financial statements.

              In June 2008, the FASB ratified EITF Issue 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock ("EITF 07-5"). Paragraph 11(a) of SFAS No. 133 ("SFAS 133"), Accounting for Derivatives and Hedging Activities, specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to such company's own stock and (b) classified in stockholders' equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer's own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. EITF 07-5 will be effective for the first annual reporting period beginning after December 15, 2008, and early adoption is prohibited. The Company does not believe the adoption of EITF 07-5 will have a material impact on its consolidated financial statements.

              In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities ("FSP EITF 03-6-1"). FSP EITF 03-6-1 clarifies that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common stockholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008. The Company does not expect FSP EITF 03-6-1 to have a significant impact on its historical grants of share-based payment awards as such awards do not participate in undistributed earnings with common stockholders. The Company is currently assessing the impact of FSP EITF 03-6-1 on future grants on its earnings per share.

3. Business Combinations

Colorado School of Professional Psychology

              On September 13, 2007, the Company acquired all of the assets and assumed certain liabilities of the Colorado School of Professional Psychology for approximately $0.9 million and subsequently renamed it the University of the Rockies. The acquisition was accounted for as a purchase and, accordingly, the results of operations are included in the consolidated financial statements beginning

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

3. Business Combinations—(Continued)

September 13, 2007, the effective date of the acquisition. The acquisition was funded by the issuance of a note payable to the seller.

              The purchase agreement allowed for an adjustment to the purchase price based on any cash shortfall experienced by the Company as a result of the operations of the University of the Rockies from the date of purchase through December 31, 2007. A cash shortfall of $0.6 million was experienced and the purchase price was adjusted to $0.3 million.

              The purchase price was allocated to the acquired assets and assumed liabilities on the basis of their estimated fair values as of the date of acquisition, as summarized below (in thousands):

Cash	$636
Accounts receivable, net	60
Prepaid expenses and other current assets	48
Property and equipment	287
Security deposits and other assets	32
Intangible assets—accreditation and Title IV program participation rights	419
Goodwill	76

Total assets acquired	1,558

Other current liabilities	(391)
Current leases payable	(55)
Debt assumed	(791)

Total liabilities assumed	(1,237)

Purchase price (note payable to seller)	$321

              Pro forma results of operations for the acquisition have not been presented because the effects of the acquisition were not material to our consolidated financial statements.

Goodwill and Intangible Assets

              As a result of the purchase of the University of the Rockies, the Company recognized $76,000 in goodwill. Intangible assets acquired in the purchase of the University of the Rockies in 2007 consist of accreditation and Title IV program participation rights ("accreditation") and are considered to have indefinite useful lives. These assets were determined to have indefinite useful lives in accordance with SFAS 142 because the accreditation may be renewed indefinitely at little cost to the Company and the Company intends to renew the accreditation indefinitely. Intangible assets totaled $1.4 million, $1.8 million and $1.8 million at December 31, 2006, 2007 and 2008, respectively. The $1.8 million at December 31, 2007 and 2008 is comprised of $1.4 million relating to Ashford University and $0.4 million relating to the University of the Rockies.

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

4. Prepaid and Other Current Assets

              Prepaid and other current assets, consist of the following (in thousands):

	As of December 31,
	2007	2008
Prepaid expenses	$261	$3,407
Prepaid licenses	153	1,798
Income tax receivable	—	1,118
Prepaid insurance	12	73
Other current assets	135	377

Total prepaid and other current assets	$561	$6,773

              Included in prepaid expenses as of December 31, 2008 are capitalizable expenses relating to the Company's potential initial public offering. Included in prepaid licenses are the license fee and annual software maintenance costs relating to Blackboard and CampusVue software. Other current assets include certain short term rent deposits and employee advances.

5. Property and Equipment

              Property and equipment, net, consist of the following (in thousands):

	As of December 31,
	2007	2008
Land	$327	$327
Buildings	6,109	6,109
Furniture, office equipment and software	6,768	17,420
Leasehold improvements	2,543	8,819
Vehicles	43	43

Total depreciable property and equipment	15,790	32,718
Less accumulated depreciation and amortization	(2,550)	(5,003)

Property and equipment, net	$13,240	$27,715

              Depreciation and amortization expense associated with property and equipment, including assets under capital lease, totaled $0.7 million, $1.2 million and $2.5 million for the years ended December 31, 2006, 2007 and 2008, respectively.

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

6. Accrued Liabilities

              Accrued liabilities consist of the following (in thousands):

	As of December 31,
	2007	2008
Accrued salaries and wages	$2,097	$6,995
Accrued vacation	585	1,342
Accrued expenses	3,190	8,206
Accrued income taxes payable	164	—

Total accrued liabilities	$6,036	$16,543

7. Notes Payable and Long-Term Debt

              In April 2004, the Company entered into a credit agreement ("Credit Agreement") with Comerica Bank that provides for a revolving credit facility ("Revolving Credit Facility") of $6.0 million, which includes a letter of credit sub-limit ("LC Sub-limit") of $3.7 million. The Credit Agreement also provides for an equipment line of credit ("Equipment Line") not to exceed $200,000 and allows the Company to borrow up to $3.0 million from the Company's majority stockholder.

              In March 2005, pursuant to the terms of the Credit Agreement, the Company obtained a term loan ("Term Loan") of $3.5 million with a maturity date of March 9, 2008. Borrowings under the Term Loan require 36 monthly principal installments of $14,000, with the balance due at maturity. The Term Loan bears interest, payable monthly, at a rate equal to 1.00% above the prime rate.

              In March 2008, the Credit Agreement was amended to (i) reduce the maximum available borrowing capacity under the Revolving Credit Facility from $6.0 million to $5.0 million and reduce the LC Sub-limit from $3.7 million to $2.1 million, (ii) extend the maturity date for the Revolving Credit Facility from March 9, 2008 to March 1, 2011 and (iii) require principal payments on outstanding borrowings under the Term Loan as of the date of the amendment to be made in 36 monthly installments based on a ten-year amortization schedule, with the balance due at maturity.

              In June 2008, the Credit Agreement was further amended to (i) increase the LC Sub-limit from $2.1 million to $5.0 million and (ii) extend the maturity date of the LC Sub-limit from June 12, 2008 to June 12, 2010.

              In October 2008, the Credit Agreement was further amended to (i) increase the maximum available borrowing capacity under the Revolving Credit Facility from $5.0 million to $15.0 million, (ii) increase the LC Sub-limit from $5.0 million to $14.2 million and (iii) modify the maturity date of the LC Sub-limit from June 12, 2010 to October 31, 2009. The Company obtained a letter of credit from a separate bank in the amount of $0.7 million, which is secured by a cash deposit included in the restricted cash balance at December 31, 2008.

              As of December 31, 2007 and 2008, the Company had borrowings outstanding under the Revolving Credit Facility of $1.0 million and $0, respectively. The Company caused its banks to issue letters of credit aggregating to $14.9 million as of December 31, 2008. As of December 31, 2007 and 2008, the Company had borrowings outstanding under the Equipment Line of $114,000 and $0, respectively.

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

7. Notes Payable and Long-Term Debt—(Continued)

              The Company had outstanding borrowings under the Term Loan of $3.1 million as of December 31, 2007. As of December 31, 2008, the Company had repaid the Term Loan in full.

              Under the Credit Agreement, the Company is subject to certain limitations including limitations on its ability to incur additional debt, make certain investments or acquisitions and enter into certain merger and consolidation transactions, among other restrictions. The Credit Agreement also contains a material adverse change clause, and we are required to maintain compliance with a minimum tangible net worth financial covenant. As of December 31, 2007 and 2008, the Company was in compliance with all financial covenants in its Credit Agreement. If we fail to comply with any of the covenants or experience a material adverse change, the lenders could elect to prevent us from borrowing or issuing letters of credit and declare the indebtedness to be immediately due and payable.

              As security for the letter of credit facility under the Credit Agreement, the Company is obligated to maintain an amount equal to the aggregate face amount of all issued and outstanding letters of credit in compensating balances in deposit with the counterparty which amounted to $14.2 million at December 31, 2008. Because the compensating balance is not restricted as to withdrawal, it is not classified as restricted cash in our consolidated balance sheets. If the cash amount maintained with the counterparty drops below the aggregate amount of all issued and outstanding letters of credit, the difference will be treated as a borrowing under our line of credit with assessed interest.

              On September 13, 2007, in connection with the acquisition of the Colorado School of Professional Psychology, the Company entered into a non-interest bearing note payable agreement. The agreement provided for a note payable to the sellers in a principal amount of $0.9 million. In addition, the agreement allowed for an adjustment to the consideration paid based upon a projected cash flow shortfall on a dollar for dollar basis from the date of purchase through December 31, 2007. A cash shortfall was experienced of $0.6 million and the purchase price and resulting note were adjusted to $0.3 million. The note is to be paid monthly in equal installments over a 4-year term. The outstanding balances as of December 31, 2007 and 2008 were $321,000 and $234,000, respectively. At December 31, 2008 there is no material difference between the fair value and the carrying amount of the Company's note payable and long-term debt.

              As of December 31, 2008, future annual principal payments of outstanding debt obligations are as follows (in thousands):

Year Ending December 31,
2009	$74
2010	80
2011	80

234
Less: current portion	(74)

$160

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

8. Lease Obligations

              The Company leases certain office facilities and office equipment under non-cancelable operating lease arrangements that expire at various dates through July 2018. The office leases contain certain renewal options. Rent expense under non-cancelable operating lease arrangements is accounted for on a straight-line basis and totaled $0.9 million, $3.0 million and $6.1 million for the years ended December 31, 2006, 2007 and 2008, respectively.

              The following table summarizes the appropriate future minimum rental payments under non-cancelable operating lease arrangements in effect at December 31, 2008 (in thousands):

Year Ending December 31,
2009	$13,450
2010	20,142
2011	21,667
2012	23,395
2013	25,146
Thereafter	142,376

Total minimum payments	$246,176

              The Company has also financed office equipment under capital leases expiring in various years through September 2018. The assets are included in property and equipment and totaled $0.9 million and $0.6 million as of December 31, 2007 and 2008, respectively. Accumulated depreciation on these assets totaled $0.4 million and $0.2 million at December 31, 2007 and 2008, respectively.

              Future minimum lease payments under capital leases at December 31, 2008 are as follows (in thousands):

Year Ending December 31,
2009	$179
2010	137
2011	99
2012	69
2013	2
Thereafter	—

Total minimum payments	$486
Less: Amount representing interest	(36)

Present value of minimum lease payments	$450

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

9. Earnings Per Share

              The following table sets forth the computation of the basic and diluted earnings per share for the periods indicated (in thousands, except share and per share data):

	Year Ended December 31,
	2006	2007	2008
Numerator:
Net income (loss)	$(5,150)	$3,287	$26,431
Effect of accretion of preferred dividends	(1,718)	(1,856)	(2,006)

Net income available (loss attributable) to common stockholders	$(6,868)	$1,431	$24,425
Denominator:
Weighted average common shares outstanding	3,197	3,311	3,335
Effect of dilutive options	—	1,135	3,283
Effect of dilutive warrants	—	—	1,139

Diluted weighted average common shares outstanding	3,197	4,446	7,757
Earnings (loss) per share:
Basic	$(2.15)	$0.01	$0.38
Diluted	$(2.15)	$0.01	$0.16

              Diluted earnings per share and diluted shares outstanding previously reported for 2008 of $0.13 and 10,005, respectively, have been corrected above as a result of an immaterial clerical error.

              The computation of dilutive shares outstanding excludes the following securities:

              (a)    Redeemable convertible preferred stock:    The computation of dilutive shares outstanding excludes the equivalent common shares that would be related to both the accreted value and the optional conversion feature of the redeemable convertible preferred stock for the periods indicated as the Company was in a period of loss or the effect of applying the two-class method was anti-dilutive.

	Year Ended December 31,
	2006	2007	2008
Redeemable convertible preferred stock	113,002	98,272	60,446

              (b)    Options and warrants:    The computation of dilutive shares outstanding excludes stock options and warrants to purchase shares of common stock for the periods indicated as the Company was either in a period of loss or as the exercise prices were greater than the average market price of our common stock and therefore the effect would be anti-dilutive.

	Year Ended December 31,
	2006	2007	2008
Options	3,530	—	—
Warrants	1,578	1,578	39

              The Company calculated earnings per share using the two-class method under the guidelines of FAS 128 to reflect the participation rights of each class and series of stock. Under FAS 128, basic net income is computed for common stock outstanding during the period by dividing net income allocated

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

9. Earnings Per Share—(Continued)

to the participation rights of each class by the weighted average number of common shares outstanding during the period.

              The following presents the net income allocated to each class of common stock in the calculation of basic earnings per share for the years ended December 31, 2007 and 2008:

	December 31,
	2007	2008
Net income attributable to common stock	$1,431	$24,425
Income allocated to redeemable convertible preferred stock	1,856	2,006

Net income	$3,287	$26,431

	December 31, 2007
	Weighted Avg Shares	Income Allocation
Common stock	3,311	$47
Redeemable convertible preferred stock	98,272	1,384

Total		$1,431

	December 31, 2008
	Weighted Avg Shares	Income Allocation
Common stock	3,335	$1,276
Redeemable convertible preferred stock	60,446	23,149

Total		$24,425

              The numerator of diluted earnings per share is computed by starting with the numerator of basic earnings per share and adding back income attributable to the participation rights of redeemable convertible preferred stock to the extent such shares are dilutive.

              The denominator of diluted earnings per share includes the incremental potential common shares issuable upon the following events to the extent their effect is dilutive:

                       (i)  Exercise of stock options and warrants;

                      (ii)  Optional conversion of all outstanding shares of Series A Convertible Preferred Stock with each share of Series A Convertible Preferred Stock being converted into 2.265380093 shares of Common Stock; and

                    (iii)  Issuance of shares of common stock at fair value in payment of the accreted value of $27.1 million of the redeemable convertible preferred stock to the holders of Series A Convertible Preferred Stock.

              There was no difference between income allocated to the participation rights of the various classes in computing basic and diluted earnings per share as all potential common shares of redeemable convertible preferred stock were anti-dilutive.

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

10. Redeemable Convertible Preferred Stock (Series A Convertible Preferred Stock)

              The Company's certificate of incorporation, which includes the terms of the redeemable convertible preferred stock, was last amended July 29, 2005. The discussion below reflects the terms of redeemable convertible preferred stock set forth in the most recent amendment.

Ranking

              The redeemable convertible preferred stock ranks senior to all common stock and any other future class of junior preferred stock.

Dividends

              The holders of redeemable convertible preferred stock shall not be entitled to any dividends except in the event that the Company shall declare, set aside or pay any dividend on the common stock (other than dividends payable solely in additional shares of common stock), in which case holders of the redeemable convertible preferred stock will participate in any such dividends on a per share as-converted basis.

              Such dividends are payable when and as declared by the Company's board of directors. No preferred stock dividends have been declared by the Company's board of directors at December 31, 2006, 2007 or 2008. See "Preferred Dividends" below for payments upon liquidation, dissolution or winding up of the Company and payments upon optional conversion.

Voting Rights

              Each issued and outstanding share of redeemable convertible preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which each such share of redeemable convertible preferred stock is convertible with respect to matters presented to the stockholders of the Company for their action or consideration.

Optional Conversion Feature

              Each share of redeemable convertible preferred stock is convertible, at the option of the holder, at any time into shares of common stock at a conversion rate of 2.265380093 shares of common stock per share of redeemable convertible preferred stock. The applicable conversion rate is subject to adjustment from time to time. As of December 31, 2007 and 2008, 44,805,437 shares of common stock would be issued upon optional conversion of all outstanding shares of redeemable convertible preferred stock.

              Upon an optional conversion, the holder is entitled to receive shares of common stock as discussed above in addition to the payments discussed below under "Preferred Dividends—(b) Payments upon optional conversion." The right of the holders of redeemable convertible preferred stock to elect to receive both shares of common stock and the accreted value under the optional conversion feature resulted in fair value in excess of the invested amount, which resulted in a beneficial conversion feature to such preferred stockholders. This beneficial conversion feature was recorded as a deemed dividend on the date of the issuance of the redeemable convertible preferred stock because there is no stated redemption date (maturity date) and the optional conversion feature is immediately exercisable. The beneficial conversion feature is recognized on the consolidated balance sheet as an increase in additional paid-in capital to allocate a portion of the proceeds from the issuance to the

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

10. Redeemable Convertible Preferred Stock (Series A Convertible Preferred Stock)—(Continued)

beneficial conversion feature and a decrease to additional paid-in capital for the deemed dividend. This beneficial conversion feature was measured as the excess of the fair value of the common shares into which the preferred shares are convertible over the accounting conversion price as determined in accordance with EITF Issue 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and EITF Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. The Company has not issued redeemable convertible preferred stock since 2005. As of December 31, 2008, the Company had recorded $14.1 million of deemed dividends related to the beneficial conversion feature associated with redeemable convertible preferred stock issued prior to 2006.

Preferred Dividends

(a)         Payments upon liquidation, dissolution or winding up of the Company:

              Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of redeemable convertible preferred stock are entitled to receive an amount equal to the sum of (i) the "accreted value" (as defined below) of the shares of redeemable convertible preferred stock plus (ii) any dividends declared but unpaid on the shares of redeemable convertible preferred stock. The term "accreted value" means an amount equal to the sum of (i) the "stated value" (as defined below) for a share of redeemable convertible preferred stock plus (ii) 8% per year of the stated value, compounding annually and commencing on the date of issuance of such share. The term "stated value" means $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to the redeemable convertible preferred stock. The amount by which the accreted value exceeds the stated value for any share of redeemable convertible preferred stock is referred to as the "accreted dividend" for such share. At the option of the holder, the accreted value may be paid in cash or shares of common stock valued at current fair market value.

              With respect to the payment of amounts described in the preceding paragraph, each of the following events is deemed to be a "liquidation, dissolution or winding up" of the Company: (i) the consolidation with or into another corporation in which the stockholders of record of the Company own less than 50% of the voting securities of the surviving corporation; (ii) the sale of substantially all the assets of the Company; (iii) the sale of securities of the Company representing more than 50% of the voting securities (other than a qualified public offering); and (iv) a sale to Warburg Pincus, the majority stockholder of the Company, or its successors or assigns.

(b)         Payments upon optional conversion:

              Upon an optional conversion of shares of redeemable convertible preferred stock, the holder of such shares is entitled to receive (in addition to the common stock acquirable upon conversion of such shares) an amount equal to (i) the accreted value of such shares plus (ii) any dividends declared but unpaid on such shares. At the option of the holder, the accreted value may be paid in cash or shares of common stock valued at current fair market value.

              The Company has recorded preferred dividends of $1.7 million, $1.9 million and $2.0 million for the years ended 2006, 2007 and 2008, respectively. At December 31, 2007 and 2008, the amount of the accreted dividends was $5.3 million and $7.3 million, respectively. At December 31, 2007 and 2008, the accreted value (carrying value) of the redeemable convertible preferred stock was $25.0 million and $27.1 million, respectively.

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

10. Redeemable Convertible Preferred Stock (Series A Convertible Preferred Stock)—(Continued)

Mandatory Conversion

              If not earlier converted pursuant to the optional conversion feature, each share of the redeemable convertible preferred stock will automatically convert into shares of common stock at its then effective conversion rate (2.265380093 shares of common stock per share of redeemable convertible preferred stock at December 31, 2007 and 2008), upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 in which the net proceeds to the Company are not less than $25.0 million and the shares of common stock are designated for trading on the New York Stock Exchange, the Nasdaq National Market or the American Stock Exchange, or at any time upon the vote to so convert of the holders of at least a majority of the redeemable convertible preferred stock.

Redemption

              If, after seven years of the initial issuance of the redeemable convertible preferred stock, the Company has not consummated a liquidity event or a qualified public offering and the optional conversion feature has not been exercised, the holders of a majority of the redeemable convertible preferred stock will have the right to require the Company to redeem any or all of their redeemable convertible preferred stock at a price in cash equal to the accreted value, plus any declared, but unpaid dividends.

11. Stock-Based Compensation

              In January 2006, the Company adopted its 2005 Stock Incentive Plan ("2005 Plan") pursuant to which it may award stock options and other stock-based awards. The board of directors of the Company determines eligibility, vesting schedules and exercise prices for options granted under the 2005 Plan. The exercise price of options granted under the 2005 Plan is equal to the fair market value of the Company's common stock as of the date of grant or modification. Options are typically exercisable for a period of ten years after the date of grant, subject to continuing service to the Company.

              With respect to vesting:

  •
  Stock options issued to founders of the Company ("founders' options") become exercisable ratably over a two-year period from the date of grant.

  •
  Time vested options become exercisable as follows: 25% on the first anniversary of the grant date, 2% on each monthly anniversary from months 13 through 45, and 3% on each monthly anniversary from months 46 through 48.

  •
  Performance vested options become exercisable 25% in each year over a four year period if certain performance targets are met by the Company.

  •
  Exit vested options become exercisable only if an "exit event" or "change of control", as defined by the option agreements, occurs.

              All options granted in 2006 and 2007 were pursuant to the 2005 Plan, except for options to purchase an aggregate of 65,566 shares of common stock granted to certain members of management in February 2006. There were no options granted during 2008.

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

11. Stock-Based Compensation—(Continued)

              The Company has recorded $323,000, $106,000 and $1.8 million of compensation expense related to stock options and the modification of a stock-based award for the years ended December 31, 2006, 2007 and 2008, respectively, in accordance with SFAS 123R. As of December 31, 2007 and 2008, there was $146,000 and $57,000, respectively, of unrecognized compensation costs related to time vested options. As of December 31, 2007 and 2008, there was $252,000 and $98,000, respectively, of unrecognized compensation costs related to performance vested options. As of December 31, 2007 and 2008, there was $365,000 and $365,000, respectively, of unrecognized compensation costs related to exit vested options. Unearned stock-based compensation is being amortized over the vesting term using an accelerated graded method in accordance with FASB Interpretation No. 28 (FIN 28). These costs are expected to be recognized over a weighted average period of 2.90 and 2.82 years, at December 31, 2007 and 2008, respectively.

              Stock option activity is summarized as follows:

	Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Balance at December 31, 2006	6,928,514	$0.31
Granted	1,995,226	$0.59
Exercised	(36,663)	$0.32
Forfeitures	(52,759)	$0.32

Balance at December 31, 2007	8,834,318	$0.37	7.34	$1,453,351

Granted	—	$—
Exercised	—	$—
Forfeitures	(6,667)	$0.59
Fractional shares due to reverse stock split	(66)

Balance at December 31, 2008	8,827,585	$0.37	6.33	$122,219,518

Vested and expected to vest at December 31, 2007	8,675,028	$0.36	5.21	$1,433,503

Exercisable at December 31, 2007	3,524,653	$0.32	6.51	$791,737

Vested and expected to vest at December 31, 2008	8,701,205	$0.37	6.04	$120,474,683

Exercisable at December 31, 2008	4,612,783	$0.33	5.78	$64,058,353

              The fair value of the options vested at December 31, 2007 and 2008 is $1.9 million and $65.6 million, respectively.

              The weighted average grant-date estimated fair value of options granted during the year ended December 31, 2006 and 2007 was $0.18 and $0.23 per share, respectively. No options were granted during the year ended December 31, 2008. As of December 31, 2008 no options issued under the plan have expired.

              During 2006 and 2007, 118,430 and 25,485 time vested options and 38,451 and 11,178 performance vested options, respectively, were exercised. These options had a total intrinsic value at

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

11. Stock-Based Compensation—(Continued)

the time of exercise of $14,000 and $8,000 in 2006 and 2007, respectively. The Company received $12,000 in cash from the exercise of options as of December 31, 2007. No options were exercised in the year ended December 31, 2008. During 2007 and 2008, respectively, 52,759 and 6,667, time and performance vested options were forfeited.

              The Company has reserved 9,862,965 shares of common stock for the exercise of existing stock options and stock options available for grant as of both December 31, 2007 and 2008.

              The fair value of each option award granted during the years ended December 31, 2006 and 2007 was estimated on the date of grant using the Black-Scholes option pricing model. The Company's determination of the fair value of share-based awards is affected by the Company's common stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the expected life of the awards and actual and projected employee stock option exercise behavior with the following weighted average assumptions:

	2006	2007
Risk-free interest rate	4.65%	3.55%
Expected dividend yield	—	—
Expected volatility	48.14%	40.72%
Expected life (in years)	6.1	6.1

              The risk-free interest rate is based on the currently available rate on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option converted into a continuously compounded rate. The expected volatility of stock options is based on an average of expected option terms disclosed by a peer group of publicly traded companies comparable to the Company. In evaluating comparability, the Company considered factors such as industry, stage of life cycle and size. The expected life of the Company's options is based on management's estimate. The dividend yield reflects the fact that the Company has never declared or paid any cash dividends and does not currently anticipate paying cash dividends in the future.

              During 2006, the Company modified certain option awards granted in previous years to 15 individuals by reducing the exercise price from $1.13 to $0.32. No other terms of the awards were modified. The fair value of each option award modified during the year ended December 31, 2006 was estimated on the date of modification based upon the increase in fair value from the original grant date, as calculated using the Black-Scholes option pricing model. The total incremental compensation cost recorded as a result of the modification was $228,000 and $52,000 for the years ended December 31, 2006 and 2007, respectively.

Award Modification

              As discussed in Note 15, "Related Party Transactions," Ryan Craig, a director of the Company, entered into an agreement with Warburg Pincus in August 2004 to serve on the Company's board of directors and to serve as a consultant in 2004 to the Company on behalf of Warburg Pincus. Under this agreement, Mr. Craig was to receive a portion of the proceeds from Warburg Pincus upon a liquidity event in an amount to be determined based on proceeds to Warburg Pincus from their holdings of the Company's common and preferred stock. This agreement was superseded by a new arrangement in

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

11. Stock-Based Compensation—(Continued)

December 2008 under which Mr. Craig received 112,076 shares of the Company's common stock from Warburg Pincus in January 2009. Under the new arrangement, Mr. Craig will receive no further cash payment upon a liquidity event. Because the consideration to be received by Mr. Craig is based on the fair value of the Company's stock and was earned by providing services to the Company, the Company has recognized the transaction as stock-based compensation expense and a capital contribution from Warburg Pincus. The new arrangement in December 2008 was accounted for as an improbable-to-probable modification of vesting conditions in accordance with SFAS 123R. The incremental stock-based compensation expense resulting from the modification, based on the fair value of the Company's common stock at December 31, 2008, was $1.6 million. As the award was for past services, the stock-based compensation expense was recorded at the time of the modification in December 2008.

Common Stock Valuations

              The exercise prices of stock options granted prior to January 2008 were determined by the Company's board of directors based on the estimated fair value of the underlying common stock. The common stock valuations were based on the combination of an income approach and a market value approach, which were used to estimate the total value of the company. The income approach is an estimate of the present value of the future monetary benefits expected to flow to the owners of a business. It requires a projection of the cash flows that the business is expected to generate. These cash flows are converted to a present value, using a rate of return that accounts for the time value of money after factoring in certain risks inherent in the business. Under the market approach, the value of the Company is estimated by comparing our business to similar businesses whose securities are actively traded in public markets. Valuation multiples are derived from the prices at which the securities trade in public markets and the companies' underlying financial metrics. The valuation multiples are then applied to the equivalent financial metrics of our business. Valuation multiples may be adjusted to account for differences between our company and similar companies for such factors as company size, growth prospects or diversification of operations. The Company then used that enterprise value to estimate the fair value of its common stock in the context of the capital structure as of each valuation date. The valuations were based on estimates and assumptions. If different estimates and assumptions had been used, the valuations could have been different.

              During 2006 and 2007, the Company granted options to purchase the Company's common stock on dates that generally fell on or near the dates of the valuations.

12. Warrants

              From time to time, the Company has issued warrants to purchase common stock to various consultants, licensors and lenders. Each warrant represents the right to purchase one share of common stock. No warrants were granted during the years ended December 31, 2006, 2007 or 2008.

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

12. Warrants—(Continued)

              The following table summarizes information with respect to all warrants outstanding as of December 31, 2007 and 2008:

Exercise Price	Warrants outstanding	Expiration Date
$1.125	738,819	2013 - 2015
$2.250	289,452	2013
$2.835	305,554	2013
$2.925	38,888	2013
$4.500	166,666	2013
$9.000	38,511	2013

              As of December 31, 2007 and 2008, all 1,577,890 outstanding warrants were exercisable.

13. Income Taxes

              Under SFAS No. 109, Accounting for Income Taxes, the asset and liability method is used in accounting for taxes. Under this method, deferred income tax assets and liabilities result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in tax and deductions in future years.

              The components of income tax expense are as follows (in thousands):

	Year Ended December 31,
	2006	2007	2008
Current:
Federal	—	$123	$9,837
State	—	41	2,892

	—	$164	$12,729

Deferred:
Federal	—	$—	$(4,292)
State	—	—	(1,366)

	—	—	$(5,658)

Total	—	$164	$7,071

              There were no deferred items in income tax expense for the year ended December 31, 2007. No current or deferred provision was recorded for the year ended December 31, 2006 due to the net operating loss in that year.

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

13. Income Taxes—(Continued)

              Deferred tax assets and liabilities are comprised of the following (in thousands):

	As of December 31,
	2006	2007	2008
Deferred tax assets:
Net operating loss	$7,495	$5,072	$838
Fixed assets	371	225	—
Bad debt	377	616	2,943
Vacation accrual	70	230	527
Stock-based compensation	125	172	879
Deferred rent	151	804	1,263
State tax	—	—	904
Tax credits	—	150	8
Contribution carry forward	12	—	—
Other	3	14	3

Total deferred tax assets	8,604	7,283	7,365
Valuation allowance	(8,604)	(7,283)	—
Net deferred tax assets	—	—	7,365

Deferred tax liabilities:
Fixed assets and intangibles	(543)	(556)	(2,265)

Total net deferred tax assets	$(543)	$(556)	$5,100

              The Company periodically assesses the likelihood that it will be able to recover its deferred tax assets. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible profits. At December 31, 2007, principally because of the lack of consistent earnings history, the Company had concluded that it was more-likely-than-not that its net deferred tax assets would not be realized. However, based upon the earnings results at March 31, 2008, as well as the projected income for the remainder of 2008 and 2009, the Company concluded that it is more-likely-than-not that its net deferred tax assets will be realized. Accordingly, the total valuation allowance of $7.3 million at December 31, 2007 was fully reversed by December 31, 2008, primarily as a reduction to income tax expense.

              At December 31, 2008, the Company had federal net operating loss carry forwards of $1.0 million and state net operating loss carry forwards of $8.5 million, which are available to offset future taxable income. The federal net operating loss carry forwards will begin to expire in 2020. The state net operating loss carry forwards will begin to expire in 2016. During 2008, the State of California enacted legislation which limits the use of operating loss and tax credit carryforwards to offset income for years 2008 and 2009.

              Pursuant to Internal Code Section 382, use of our net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period. We have performed a Section 382 analysis through December 31, 2008 and have determined that there is no material effect on our net operating loss carryforwards.

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

13. Income Taxes—(Continued)

              A reconciliation of the income tax (benefit) expense computed using the U.S. federal statutory tax rate (34%, 34% and 35% for the years ended December 31, 2006, 2007 and 2008) and the Company's provision for income taxes follows (in thousands):

	As of December 31,
	2006	2007	2008
Computed expected federal tax (benefit) expense	$(1,751)	$1,174	$11,725
State taxes, net of federal benefit	(244)	184	1,803
Permanent differences	50	149	121
Other	39	(24)	150
Valuation allowance	1,906	(1,319)	(6,728)

	$—	$164	$7,071

              In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions.

              The accrual for uncertain tax positions can result in a difference between the estimated benefit recorded in the Company's financial statements and the benefit taken or expected to be taken in the Company's income tax returns. This difference is generally referred to as an "unrecognized tax benefit."

              The Company is subject to the provisions of FIN 48 as of January 1, 2008, and has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. Upon adoption, the Company had no material additions to its accrual for uncertain tax positions as a result of the implementation of FIN 48.

              A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Unrecognized tax benefits at January 1, 2008	$—
Gross increases—tax positions in prior period	—
Gross decreases—tax positions in prior period	—
Gross increases—current period tax positions	2,743
Settlements	—
Lapse of statute of limitations	—

Unrecognized tax benefits balance at December 31, 2008	$2,743

              Included in the amount of unrecognized tax benefits at December 31, 2008 is $0.3 million of tax benefits that, if recognized, would affect the Company's effective tax rate. Also included in the balance of unrecognized tax benefits at December 31, 2008 is $2.4 million of tax benefits that, if recognized, would result in adjustments to other tax accounts, primarily deferred tax assets. These amounts represent positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred income tax

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

13. Income Taxes—(Continued)

accounting, other than for interest, the disallowance of the shorter deductibility period would not affect the effective income tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

              The Company recognizes interest related to uncertain tax positions in income tax expense. As of January 1, 2008 and December 31, 2008, the Company had approximately $0 and $0.2 million of accrued interest, before any tax benefit, related to uncertain tax positions, respectively.

              The tax years 2003-2008 remains open to examination by major taxing jurisdictions to which the Company is subject. The Company expects that as much as $2.2 million of the unrecognized tax benefits for uncertain positions taken in previous years may decrease within the next twelve months. However, this decrease is not expected to impact the effective tax rate.

              The Company's continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

14. Regulatory

              The Company is subject to extensive regulation by federal and state governmental agencies and accrediting bodies. In particular, the Higher Education Act and the regulations promulgated thereunder by the Department of Education subject the Company to significant regulatory scrutiny on the basis of numerous standards that schools must satisfy in order to participate in the various federal student financial assistance programs under Title IV of the Higher Education Act.

              To participate in Title IV programs, an institution must be authorized to offer its programs of instruction by the relevant agency of the state in which it is located, accredited by an accrediting agency recognized by the Department of Education and certified as eligible by the Department of Education. The Department of Education will certify an institution to participate in Title IV programs only after the institution has demonstrated compliance with the Higher Education Act and the Department of Education's extensive regulations regarding institutional eligibility. An institution must also demonstrate its compliance to the Department of Education on an ongoing basis. As of December 31, 2007 and 2008, management believes the Company is in compliance with the applicable regulations in all material respects.

              The Higher Education Act requires accrediting agencies to review many aspects of an institution's operations in order to ensure that the education offered is of sufficiently high quality to achieve satisfactory outcomes and that the institution is complying with accrediting standards. Failure to demonstrate compliance with accrediting standards may result in the imposition of probation, the requirements to provide periodic reports, the loss of accreditation or other penalties if deficiencies are not remediated.

              For each federal fiscal year, the Department of Education calculates a rate of student defaults for each educational institution which is known as a "cohort default rate." An institution may lose its eligibility to participate in some or all Title IV programs if, for each of the three most recent federal fiscal years, 25% or more of its students who became subject to a repayment obligation in that federal fiscal year defaulted on such obligation by the end of the following federal fiscal year. In addition, an institution may lose its eligibility to participate in some or all Title IV programs if its cohort default rate exceeds 40% in the most recent federal fiscal year for which default rates have been calculated by the Department of Education. Ashford University's cohort default rates for the 2004, 2005 and 2006

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

14. Regulatory—(Continued)

federal fiscal years, the three most recent years for which information is available, were 2.4%, 4.1% and 4.1%, respectively. The cohort default rates for the University of the Rockies for the 2004, 2005 and 2006 federal fiscal years, the three most recent years for which information is available, were 5.5%, 0.0% and 0.0%, respectively.

              The Department of Education calculates the institution's composite score for financial responsibility based on its (i) equity ratio, which measures the institution's capital resources, ability to borrow and financial viability; (ii) primary reserve ratio, which measures the institution's ability to support current operations from expendable resources; and (iii) net income ratio, which measures the institution's ability to operate at a profit. An institution that does not meet the Department of Education's minimum composite score may demonstrate its financial responsibility by posting a letter of credit in favor of the Department of Education and possibly accepting other conditions on its participation in the Title IV programs.

              As of and for the year ended December 31, 2007, Ashford University did not meet the composite score standard prescribed by the Department of Education and was required to post a letter of credit in favor of the Department of Education equal to 10% of total Title IV funds received in 2007, to accept provisional certification to participate in Title IV programs and to conform to the requirements of the heightened cash monitoring level one method of payment. Under the heightened cash monitoring level one method of payment, the Company may not draw down Title IV funds until they are disbursed to students. Ashford University posted the required letter of credit in the amount of $12.1 million, which was scheduled to remain in effect through September 30, 2009.

              For the fiscal year ended July 31, 2007, the University of the Rockies did not meet the composite score standard prescribed by the Department of Education and was required to post a letter of credit in favor of the Department of Education equal to 30% of total Title IV funds received in the fiscal year ending July 31, 2007, to accept provisional certification to participate in Title IV programs and to conform to the regulations of heightened cash monitoring level one method of payment. The University of the Rockies posted the required letter of credit in the amount of $0.7 million, which was scheduled to remain in effect through June 30, 2009.

              Pursuant to a provision of the Higher Education Act, a for-profit institution loses its eligibility to participate in Title IV programs if the institution derives more than 90% of its revenues form Title IV program funds. In 2007 and 2008, Ashford University derived 83.9% and 86.8%, respectively, and the University of the Rockies derived 61.9% and 80.8%, respectively, of their respective revenues (in each case calculated on a cash basis in accordance with applicable Department of Education regulations) from Title IV programs.

              An institution participating in Title IV programs must correctly calculate the amount of unearned Title IV program funds that have been disbursed to students who withdraw from their educational programs before completion and must return those unearned funds in a timely manner, generally within 45 days of the date the school determines that the student has withdrawn. Under Department of Education regulations, failure to make timely returns of Title IV program funds for 5% or more of students sampled on the institution's annual compliance audit can result in an institution having to post a letter of credit in an amount equal to 25% of its prior year Title IV returns. If unearned funds are not properly calculated and returned in a timely manner, an institution is also subject to monetary liabilities or an action to impose a fine or to limit, suspend or terminate its participation in Title IV programs.

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

14. Regulatory—(Continued)

              For the year ended December 31, 2007, Ashford University exceeded the threshold of 5% for late refunds sampled due to human error. As a result, the Company was required to post a letter of credit in favor of the Department of Education equal to 25% of the total refunds in 2007. Ashford University notified the Department of Education of its intention to post this letter of credit, but was advised by the Department of Education that such posting was unnecessary because the letter of credit in place due to our composite score noted above was in excess of the amount required for late refunds.

              Because the Company operates in a highly regulated industry, it, like other industry participants, may be subject from time to time to investigations, claims of noncompliance or lawsuits by governmental agencies or third parties, which allege statutory violations, regulatory infractions or common law causes of action. While there can be no assurance that regulatory agencies or third parties will not undertake investigations or make claims against the Company, or that such claims, if made, will not have a material adverse effect on the Company's business, results of operations or financial condition, management believes it has materially complied with all regulatory requirements.

15. Related Party Transactions

Director Agreement

              As discussed further under Award Modification in Note 11, "Stock-Based Compensation," Ryan Craig, a director of the Company, entered into an agreement with Warburg Pincus in August 2004 to serve on the Company's board of directors and to serve as a consultant in 2004 to the Company on behalf of Warburg Pincus. Under this agreement, Warburg Pincus agreed to compensate Mr. Craig from its equity ownership in the Company upon a liquidity event, which was deemed not to be probable. This agreement was amended in December 2008. For his director services from August 2004 to August 2008, Mr. Craig earned the right to receive 44,114 shares of the Company's common stock from Warburg Pincus. In his role as a consultant to the Company in 2004, Mr. Craig earned the right to receive 67,962 shares of the Company's common stock from Warburg Pincus. Mr. Craig received an aggregate amount of 112,076 shares of the Company's common stock in January 2009 from Warburg Pincus. Based on the fair value of the Company's common stock on December 31, 2008, the Company recorded stock-based compensation expense of $1.6 million for the fair value of these shares.

November 2003 Loan from Warburg Pincus to the Company's CEO and President

              In November 2003, Warburg Pincus loaned $75,000 to Andrew Clark the Company's CEO and President to finance Mr. Clark's purchase of 75,000 shares of redeemable convertible preferred stock from the Company. In connection with such loan, Mr. Clark entered into a Secured Recourse Promissory Note and Pledge Agreement with Warburg Pincus which provided that the principal amount due under the note would accrue simple interest at a rate of 8% per year until November 26, 2005, the maturity date, after which time interest would accrue at a penalty rate of 16% per year, compounded monthly. The loan was secured by 75,000 shares of Series A Convertible Preferred Stock held by Mr. Clark. Mr. Clark repaid the loan in full on March 10, 2009, at which time the amount due under the note was $146,740 (including accrued interest of $71,740).

Line of Credit with Warburg Pincus

              In March 2007, the Company entered into a line of credit with Warburg Pincus under which we could borrow and repay up to $3.0 million in principal at any time prior to March 2008. Under the line

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

15. Related Party Transactions—(Continued)

of credit, interest accrued at the prime rate plus 1.50% per annum. During 2007, the Company borrowed a total of $2.0 million under the line of credit. As of December 31, 2007, all amounts were repaid and the line of credit was cancelled. The Company paid a total of $98,000 in interest under the line of credit before it was cancelled.

Warburg Pincus Guarantee

              In May 2004, Warburg Pincus entered into a guarantee in favor of a postsecondary college in the Connecticut state college system pursuant to which it agreed to guarantee the Company's obligations to such college arising from an agreement the Company entered into with such college in May 2004. No amounts have been paid under the guarantee. The maximum amount payable under the guarantee was $1.0 million from May 2004 to June 2006 and $500,000 from June 2006 to December 2006. Since January 2007, the maximum amount payable under the guarantee is $100,000. The Company has not recognized a liability for this guarantee as of December 31, 2007 or 2008.

Indemnification Agreements

              The Company's certificate of incorporation and bylaws require the Company to indemnify its directors and executive officers to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with each of its directors and executive officers.

16. Qualified Retirement Plan

              The Company maintains an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the savings plan, participating employees may contribute a portion of their pre-tax earnings up to the Internal Revenue Service annual contribution limit. Additionally, the Company may elect to make matching contributions into the savings plan at its sole discretion. The Company's total contributions to the 401(k) plan were $110,000, $119,000 and $23,000 for the years ended December 31, 2006, 2007 and 2008, respectively.

17. Commitments and Contingencies

              From time to time, the Company is a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. As of December 31, 2008, the Company is not a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. When the Company becomes aware of a claim or potential claim, it assesses the likelihood of any loss or exposure. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, the Company records a liability for the loss. If the loss is not probable or the amount of the loss cannot be reasonably estimated, the Company discloses the nature of the specific claim if the likelihood of a potential loss is reasonably possible and the amount involved is material.

18. Concentration of Risk

Concentration of Credit Risk

              In 2008, Ashford University derived 86.8% and the University of the Rockies derived 80.8% of their respective revenues (in each case calculated on a cash basis in accordance with applicable

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

18. Concentration of Risk—(Continued)

Department of Education regulations) from Title IV programs. Title IV programs are subject to political and budgetary considerations and are subject to extensive and complex regulations. The Company's administration of these programs is periodically reviewed by various regulatory agencies. Any regulatory violation could be the basis for the initiation of potentially adverse actions including a suspension, limitation, or termination proceeding, which could have a material adverse effect on the Company's enrollments, revenues and results of operations.

              Students obtain access to federal student financial aid through a Department of Education prescribed application and eligibility certification process. Student financial aid funds are generally made available to students at prescribed intervals throughout their predetermined expected length of study. Students typically apply the funds received from the federal financial aid programs first to pay their tuition and fees. Any remaining funds are distributed directly to the student.

              The Company maintains its cash and cash equivalents accounts in financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Company performs ongoing evaluations of these institutions to limit its concentrations risk exposure.

Concentration of Sources of Supply

              The Company is dependent on a third party provider for its online platform, which includes a learning management system, which stores, manages and delivers course content, enables assignment uploading, provides interactive communication between students and faculty and supplies online assessment tools. The partial or complete loss of this source may have a material adverse effect on the Company's consolidated financial statements.

19. Subsequent Events

Stockholder Dispute

              Two holders of the Company's common stock asserted in February 2009 that the Company took various actions in violation of their legal rights which resulted in an unfair dilution of their interests as holders of shares of common stock. The Company is engaged in discussions with the stockholders, through counsel, in an effort to resolve the concerns of the stockholders without litigation. While the Company believes the claims of the stockholders are without merit and intends to defend vigorously any litigation that is commenced, no assurance can be given that this matter will not have a material adverse effect on the Company's financial condition, results of operation or cash flows. The Company currently believes that a loss contingency from the purported stockholder action is neither remote nor probable and the amount of potential loss cannot be reliably estimated at this time. Therefore the Company has not recorded any related loss contingency amounts as of December 31, 2008.

Reverse Stock Split

              On March 31, 2009, the Company's board of directors approved a 1-for-4.5 reverse stock split of the Company's common stock, par value $0.01 per share, which was effective as of that date. As a result of the reverse stock split, every 4.5 shares of the Company's common stock were combined into one share of common stock and any fractional shares created by the reverse stock split were rounded down to the nearest whole share. The Company did not reduce the number of shares it is authorized to

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

19. Subsequent Events—(Continued)

issue or change the par value of the common stock. The reverse stock split affected all of the Company's common stock, options and warrants to purchase common stock, outstanding immediately prior to the effective date of the reverse stock split. Common stock, additional paid-in capital, retained earnings (accumulated deficit) and share and per share data for prior periods have been retroactively restated to reflect the reverse stock split as if it had occurred at the beginning of the earliest period presented.

Office of Inspector General Audit

              The U.S Department of Education's Office of Inspector General (OIG) audit services division commenced a compliance audit of Ashford University in May 2008, covering the period March 10, 2005 through June 30, 2009. The scope of the audit covers Ashford University's administration of Title IV program funds, including compliance with regulations governing institutional and student eligibility, awards and disbursements of Title IV program funds, verification of awards, returns of unearned funds and compensation of financial aid and recruiting personnel.

              On September 2, 2009, the OIG notified Ashford University of its completion of field work and informed Ashford University that its tentative findings include certain instances of noncompliance with provisions of the Higher Education Act and regulations governing Ashford University's administration of Title IV programs. Specifically, the OIG preliminarily identified the following areas of noncompliance: compensation policies and practices with respect to enrollment advisors; calculation of returns of Title IV program funds; timeliness of returns of Title IV program funds; student authorizations to retain credit balances; disbursements of unearned Title IV program funds; and maintenance of supporting documentation for students' leaves of absence. The OIG's findings are preliminary and remain under review by the staff of the OIG. The OIG expects to issue its findings in a draft audit report at the end of September 2009.

              Because of the ongoing nature of the OIG audit, the Company cannot predict the ultimate extent of the draft or final audit findings or the potential liability or remedial actions that might result. Such findings and related remedial action may have a material adverse impact on the Company's reputation in the industry, its cash flows and results of operations, its ability to recruit students and its business.

20. Subsequent Events (Unaudited)

Acceleration of Exit Options

              Certain members of the Company's management team have been awarded "exit options" to purchase an aggregate of 2,637,938 shares of common stock. Under their original terms, the exit options are scheduled to vest upon (i) a change of control of the Company (as defined in the option agreement) or (ii) a "liquidity event" (as defined in the option agreement), subject in each case to the optionee's continued service through the date of the change of control or liquidity event. Additionally, for vesting to occur, Warburg Pincus must receive proceeds from such change of control or liquidity event that are equal to or greater than, as of the date of the transaction, four times the aggregate purchase price that Warburg Pincus paid for the equity securities being sold. Under the original terms of the options, the portion of the exit options scheduled to vest upon a liquidity event is determined by multiplying the number of shares underlying the exit option by the relative percentage of our equity securities that Warburg Pincus sells in connection with the liquidity event.

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

20. Subsequent Events (Unaudited)—(Continued)

              On March 28, 2009, the Company's board of directors amended the exit options to add an additional vesting condition so that the number of shares underlying the options that would not have vested upon the closing of the Company's initial public offering, under the original terms of the options, vest in full upon the closing of such offering. This additional vesting condition constitutes a modification under SFAS 123R. To the extent the exit option vested under the original vesting conditions, the original grant date fair value was recorded on the vesting date; and to the extent the exit option vests under the additional vesting condition, the modification date fair value was recorded on the vesting date.

              The compensation expense that has been recorded for the exit options upon completion of the initial public offering is $30.4 million in the aggregate ($0.1 million related to the portion of the exit options vesting under the original vesting conditions and $30.3 million related to the portion of the exit options vesting under the additional vesting condition), reflecting the sale by Warburg Pincus of 20.8% of its ownership of the Company's common stock (as-converted) in the Company's initial public offering. Such compensation expense has been allocated to the expense category in which the optionee's regular compensation is recorded.

Settlement of Stockholder Dispute

              As discussed in Note 19, "Subsequent Events—Stockholder Dispute," in February 2009, certain holders of common stock and warrants to purchase common stock asserted various claims against the Company, its directors and officers and Warburg Pincus based primarily on allegations of breach of fiduciary duty and violations of corporate governance requirements involving amendments to the Company's certificate of incorporation made in connection with financings in 2005 and by certain stock options granted by the Company to its employees. On March 29, 2009, the Company reached a settlement with the claimants regarding these claims. The terms of the settlement were approved by the Company's board of directors upon the recommendation of a special committee comprised of independent directors not affiliated with Warburg Pincus.

              In exchange for a general release of claims against the Company, its directors and officers and Warburg Pincus, the Company and Warburg Pincus signed settlement agreements with the claimants pursuant to which the Company agreed:

  •
  to issue an aggregate of 710,097 shares of common stock to the holders of common stock as of July 27, 2005, of which the claimants held approximately 90%;

  •
  to make a cash payment to holders of warrants to purchase common stock as of July 27, 2005 (other than holders who have been the Company's employees, or related to the Company's employees) in an amount equal to $0.63 per share of common stock underlying each such warrant, resulting in a total cash payment of $433,000, of which the claimants would receive approximately 59%;

  •
  to amend the Amended and Restated Registration Rights Agreement dated January 9, 2009 (Registration Rights Agreement), among the Company, Warburg Pincus and certain other security holders, to provide that the shares of common stock to be sold in the Company's initial public offering would be allocated (i) first, to the Company, (ii) second, to members of the Company's management team (in an amount not to exceed 10% of each member's vested holdings as of April 30, 2009, assuming the vesting in full of all exit options held by such members as of that date), (iii) third, to all holders of common stock and warrants that

Bridgepoint Education, Inc.

Notes to Annual Consolidated Financial Statements—(Continued)

20. Subsequent Events (Unaudited)—(Continued)

    are parties to the Registration Rights Agreement except Warburg Pincus (in an amount not to exceed 50% of the "Registrable Securities" held by such holders) and (iv) fourth, to Warburg Pincus; and

  •
  to pay the reasonable fees and expenses of counsel to the security holders, not to exceed $50,000.

              The settlement did not constitute an admission of guilt or liability on the Company's part or on the part of Warburg Pincus or any of the Company's officers or directors.

              The Company recorded a total expense of $11.1 million in the first quarter of 2009 related to the stockholder dispute. The amount recorded included a non-cash expense of approximately $10.6 million related to the issuance of 710,097 shares of common stock (638,093 shares to claimants that have signed settlement agreements and 72,004 shares to the remaining common stockholders of record or their transferees as of July 27, 2005) based on the estimated fair value of the Company's common stock on the date of settlement.

              After settling with the claimants, we notified the other holders of common stock and other holders of warrants to purchase shares of common stock, in each case as of July 27, 2005, regarding these claims, the settlement terms and their ability to participate in the settlement. In April 2009, we reached settlement with all of the remaining holders of the common stock and of the shares subject to warrants outstanding, in each case as of July 27, 2005, at which time we ceased to be a potential obligor related to the claims asserted by these security holders. No additional expense was recorded in connection with this further settlement.

2009 Stock Incentive Plan and Employee Stock Purchase Plan

              In March 2009, the Company's board of directors approved a 2009 Stock Incentive Plan ("2009 Plan") and an Employee Stock Purchase Plan ("ESPP"). The Company may issue a maximum of 5,000,000 shares of common stock under the 2009 Plan. The maximum number of shares available for issuance under the 2009 Plan will automatically increase in future years in accordance with the terms of such plan. Under the ESPP, 1,000,000 shares of common stock have been authorized and reserved for issuance. The maximum number of shares available for issuance under the ESPP will automatically increase in future years in accordance with the terms of such plan.

              In March 2009, the Company's board of directors awarded stock options to be granted from the 2009 Plan, the number of which are contingent upon the Company's initial public offering.

              In March 2009, the Company's board of directors adopted an annual cash bonus compensation program for 2009 for its employees based upon various targets.

Initial Public Offering

              On April 20, 2009, the Company closed its initial public offering of common stock, in which 15.5 million shares of common stock were sold to the public at an offering price of $10.50 per share. The offering included 3.5 million shares sold by the Company and 12.0 million shares sold by selling stockholders. The net proceeds to the Company from the offering were $28.8 million, after deducting underwriting discounts and commissions and offering expenses. The Company used the proceeds from the offering primarily to pay the accreted value of the redeemable convertible preferred stock ($27.7 million) upon the optional conversion of all outstanding shares of redeemable convertible preferred stock into 44.7 million shares of common stock at the closing of the offering.

BRIDGEPOINT EDUCATION, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except par value)

	As of December 31, 2008	As of June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$56,483	$111,864
Restricted cash	666	691
Marketable securities	—	10,000
Accounts receivable, net of allowance of $18,246 at December 31, 2008 and $27,336 at June 30, 2009	28,946	42,400
Inventories	288	350
Current portion of deferred income taxes	2,734	2,734
Prepaid expenses and other current assets	6,773	5,611

Total current assets	95,890	173,650
Property and equipment, net	27,715	38,110
Goodwill and intangibles	1,897	3,361
Deferred income taxes	2,366	14,255
Other long term assets	1,378	1,331

Total assets	$129,246	$230,707

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,705	$4,843
Accrued liabilities	16,543	21,736
Deferred revenue and student deposits	67,425	110,104
Current portion of leases payable	142	150
Current maturities of notes payable	74	74
Other liabilities	40	34

Total current liabilities	88,929	136,941
Leases payable, less current portion	308	226
Notes payable, less current maturities	160	134
Other long term liabilities	2,740	3,222
Rent liability	3,938	6,772

Total liabilities	96,075	147,295
Commitments and contingencies (see Note 12)	—	—
Redeemable convertible preferred stock: $0.01 par value: Authorized shares—19,850 at December 31, 2008 and 20,000 at June 30, 2009; Issued and outstanding shares—19,778 at December 31, 2008 and zero at June 30, 2009	27,062	—
Stockholders' equity:
Common stock, $0.01 par value: Authorized shares—300,000 at December 31, 2008 and June 30, 2009; Issued and outstanding shares—3,335 at December 31, 2008 and 53,141 at June 30, 2009	33	531
Additional paid-in capital	1,703	74,006
Retained earnings	4,373	8,875

Total stockholders' equity	6,109	83,412

Total liabilities, redeemable convertible preferred stock and stockholders' equity	$129,246	$230,707

The accompanying notes are an integral part of these condensed consolidated financial statements.

BRIDGEPOINT EDUCATION, INC.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Six Months Ended June 30,
	2008	2009
Revenue	$88,890	$195,183
Costs and expenses:
Instructional costs and services	25,682	50,491
Marketing and promotional	33,432	68,760
General and administrative	15,135	66,976

Total costs and expenses	74,249	186,227

Operating income	14,641	8,956
Other income (expense), net	(92)	116

Income before income taxes	14,549	9,072
Income tax expense	2,522	3,925

Net income	12,027	5,147
Accretion of preferred dividends	1,002	645

Net income available to common stockholders	$11,025	$4,502

Earnings per common share:
Basic	$0.17	$0.08

Diluted	$0.08	$0.07

Weighted average common shares outstanding used in computing earnings per common share:
Basic	3,335	24,938

Diluted	7,403	30,280

The accompanying notes are an integral part of these condensed consolidated financial statements.

BRIDGEPOINT EDUCATION, INC.

Condensed Consolidated Statement of Redeemable Convertible Preferred Stock
and Stockholders' Equity

(Unaudited)

(In thousands)

	Series A Convertible Preferred Stock
			Common Stock
					Additional Paid-in Capital	Retained Earnings
	Shares	Amount	Shares	Par Value			Total
Balance at December 31, 2008	19,778	$27,062	3,335	$33	$1,703	$4,373	$6,109
Stock-based compensation	—	—	—	—	32,007	—	32,007
Accretion of preferred dividends	—	645	—	—	—	(645)	(645)
Stockholder settlement	—	—	710	7	10,570	—	10,577
Preferred stock conversion	(19,778)	(27,707)	44,805	448	(448)	—	—
Exercise of options	—	—	104	1	37	—	38
Excess tax benefit of option exercises	—	—	—	—	429	—	429
Exercise of warrants	—	—	687	7	966	—	973
Stock issued in initial public offering, net of issuance costs of $8.0 million	—	—	3,500	35	28,742	—	28,777
Net income	—	—	—	—	—	5,147	5,147

Balance at June 30, 2009	—	$—	53,141	$531	$74,006	$8,875	$83,412

The accompanying notes are an integral part of these condensed consolidated financial statements.

BRIDGEPOINT EDUCATION, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2008	2009
Cash flows from operating activities
Net income	$12,027	$5,147
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	5,294	9,097
Depreciation and amortization	975	2,467
Deferred income taxes	(3,943)	(11,889)
Stock-based compensation	84	32,007
Stockholder settlement	—	10,577
Loss on disposal of fixed assets	—	42
Changes in operating assets and liabilities:
Accounts receivable	(12,850)	(22,551)
Inventories	(122)	(62)
Prepaid expenses and other current assets	(1,286)	1,162
Other long term assets	484	47
Accounts payable and accrued liabilities	9,807	4,478
Deferred revenue and student deposits	12,940	42,679
Other liabilities	(189)	3,310

Net cash provided by operating activities	23,221	76,511

Cash flows from investing activities
Capital expenditures	(1,849)	(12,015)
Purchase of marketable securities	—	(10,000)
Business acquisition	—	(1,500)
Restricted cash	(666)	(25)

Net cash used in investing activities	(2,515)	(23,540)

Cash flows from financing activities
Proceeds from the issuance of common stock, net of issuance costs of $8.0 million	—	28,777
Proceeds from exercise of stock options	—	38
Excess tax benefit of option exercises	—	429
Proceeds from exercise of warrants	—	973
Payments of notes payable	(2,884)	(26)
Payments on conversion of preferred stock	—	(27,707)
Payments of capital lease obligations	(75)	(74)

Net cash provided by (used in) financing activities	(2,959)	2,410

Net increase in cash and cash equivalents	17,747	55,381
Cash and cash equivalents at beginning of period	7,351	56,483

Cash and cash equivalents at end of period	$25,098	$111,864

Supplemental disclosure of non-cash transactions:
Purchase of equipment included in accounts payable and accrued liabilities	$330	$853

The accompanying notes are an integral part of these condensed consolidated financial statements.

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements

(Unaudited)

1. Nature of Business

              Bridgepoint Education, Inc. (together with its subsidiaries, the "Company"), incorporated in 1999, is a regionally accredited provider of postsecondary education services. Its wholly-owned subsidiaries, Ashford University and the University of the Rockies, offer associate's, bachelor's, master's and doctoral programs in the disciplines of business, education, psychology, social sciences and health sciences. The Company delivers programs online as well as at its traditional campuses located in Clinton, Iowa and Colorado Springs, Colorado.

              In March 2005, the Company acquired the assets of The Franciscan University of the Prairies and renamed it Ashford University. Founded in 1918 by the Sisters of St. Francis, a non-profit organization, The Franciscan University of the Prairies originally provided postsecondary education to individuals seeking to become teachers and later expanded to offer a broader portfolio of programs.

              In September 2007, the Company acquired the assets of the Colorado School of Professional Psychology and renamed it the University of the Rockies. Founded as a non-profit organization in 1998 by faculty from Chapman University, the school offers master's and doctoral programs primarily in psychology.

2. Summary of Significant Accounting Policies

Principles of Consolidation

              The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all intercompany accounts and transactions.

Unaudited Interim Financial Information

              The condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the annual consolidated financial statements included in this prospectus. In the opinion of management, these financial statements include all adjustments (consisting of normal recurring adjustments) considered necessary to present a fair statement of the Company's condensed consolidated balance sheets as of December 31, 2008 and June 30, 2009, the condensed consolidated statements of income for the six months ended June 30, 2008 and 2009, the condensed consolidated statement of redeemable convertible preferred stock and stockholders' equity for the six months ended June 30, 2009, and the condensed consolidated statements of cash flows for the six months ended June 30, 2008 and 2009.

              Operating results for any interim period are not necessarily indicative of the results that may be expected for the full year. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP for complete financial statements.

              The Company initially evaluated subsequent events through August 11, 2009, the date on which the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 was filed with the Securities and Exchange Commission and subsequently through September 4, 2009, the date on which

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

2. Summary of Significant Accounting Policies—(Continued)

the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission.

Use of Estimates

              The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the condensed consolidated financial statements. Actual results could differ from those estimates.

Restricted Cash

              The Company had $0.7 million in restricted cash as of December 31, 2008 and June 30, 2009, primarily related to the letter of credit issued on behalf of the University of the Rockies.

Marketable Securities

              As of June 30, 2009, the Company maintained $10.0 million in marketable securities which primarily consisted of various corporate obligations. These securities are stated at fair market value using recently quoted market prices. The Company's investments are denominated in U.S. dollars, are investment grade and highly liquid. The Company's portfolio is invested solely in short-term securities, with maturities of less than one year.

              The Company has classified its portfolio as available-for-sale and considers as current assets those investments which will mature or are likely to be sold in less than one year. At June 30, 2009, the cost approximated the fair value of the investments.

              The Company regularly monitors and evaluates the realizable value of its marketable securities. If events and circumstances indicate that a decline in the value of these assets has occurred and is other-than-temporary, the Company would record a charge to other income (expense), net, in the consolidated statements of income.

Stock-Based Compensation

              The Company accounts for stock-based compensation under the provisions of Statement of Financial Accounting Standards ("SFAS") 123R, Share-Based Payment ("SFAS 123R"). The expense for all stock-based awards granted represents the grant-date fair value that was estimated, in accordance with the provisions of SFAS 123R. Compensation expense for options is recorded in the condensed consolidated statement of income, net of estimated forfeitures, using the graded vesting method over the requisite service period. Stock-based compensation expense totaled $84,000 and $32.0 million for the six months ended June 30, 2008 and 2009, respectively.

Comprehensive Income

              There are no comprehensive income items other than net income. Comprehensive income equals net income for all of the periods presented.

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

2. Summary of Significant Accounting Policies—(Continued)

Marketing and Promotional

              Advertising costs are expensed as incurred. Advertising costs, which include marketing leads, events and promotional materials, for the six months ended June 30, 2008 and 2009 were $11.8 million and $18.3 million, respectively.

Segment Information

              The Company operates in one reportable segment as a single educational delivery operation using a core infrastructure that serves the curriculum and educational delivery needs of both its ground and online students regardless of geography. The Company's chief operating decision maker, the CEO and President, manages its operations as a whole, and no expense or operating income information is evaluated by its chief operating decision maker on any component level.

Reverse Stock Split

              On March 31, 2009, the Company's board of directors approved a 1-for-4.5 reverse stock split of the Company's common stock, par value $0.01 per share, which was effective as of that date. As a result of the reverse stock split, every 4.5 shares of the Company's common stock were combined into one share of common stock and any fractional shares created by the reverse stock split were rounded down to the nearest whole share. The Company did not reduce the number of shares of common stock it is authorized to issue or change the par value of the common stock. The reverse stock split affected all of the common stock and options and warrants to purchase common stock that were outstanding on the effective date of the reverse stock split. Common stock, additional paid-in capital, retained earnings and share and per share data for prior periods have been retroactively restated to reflect the reverse stock split as if it had occurred at the beginning of the earliest period presented.

Recent Accounting Pronouncements

              In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 157, Fair Value Measurements ("SFAS 157"), which defines fair value, establishes a framework for measuring fair value and requires additional disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position ("FSP") FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Pronouncements that Address Fair Value Measurements for Purpose of Lease Classification or Measurement under Statement 13, which amends SFAS 157 to exclude accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS No. 13, Accounting for Leases. In February 2008, the FASB also issued FSP FAS 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS 157 until the first quarter of 2009 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the condensed consolidated financial statements on a recurring basis (at least annually). SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. In April 2009, the FASB further issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly ("FSP FAS 157-4"). FSP FAS 157-4 is effective for interim and annual periods ending after

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

2. Summary of Significant Accounting Policies—(Continued)

June 15, 2009, with early adoption permitted. The Company adopted SFAS 157 and related Staff Positions and such adoption did not have a material impact on its consolidated financial statements.

              In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities ("FSP EITF 03-6-1"). FSP EITF 03-6-1 clarified that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common stockholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. The Company adopted FSP EITF 03-6-1 and such adoption did not have a material impact on its consolidated financial statements.

              In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments ("FSP FAS 115-2 and FAS 124-2"), which change existing guidance for determining whether an impairment is other-than-temporary to debt securities. This guidance also requires an entity to present the total other-than-temporary impairment in the statement of earnings with an offset for the amount recognized in other comprehensive income. When adopting FSP FAS 115-2 and FAS 124-2, an entity is required to record a cumulative- effect adjustment as of the beginning of the period of adoption to reclassify the noncredit component of a previously recognized other-than-temporary impairment from retained earnings to accumulated other comprehensive income if the entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery. FSP FAS 115-2 and FAS 124-2 are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted. The Company adopted FSP FAS 115-2 or FAS 124-2 and such adoption did not have a material impact on its consolidated financial statements.

              In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments ("FSP FAS 107-1 and APB 28-1"). This staff position also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. Under this staff position, a publicly-traded company is required to include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. In addition, an entity is required to disclose in the body or in the accompanying notes of its summarized financial information for interim reporting periods and in its financial statements for annual reporting periods the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized in the statement of financial position, as required by SFAS 107. FSP FAS 107-1 and APB 28-1 is effective for interim periods ending after June 15, 2009, with early adoption permitted. The Company adopted FSP FAS 107-1 and APB 28-1 and such adoption did not have a material impact on its consolidated financial statements.

              In April 2009, the Securities and Exchange Commission's ("SEC") Office of the Chief Accountant and Division of Corporation Finance issued SEC Staff Accounting Bulletin ("SAB") 111 ("SAB 111"). SAB 111 amends and replaces SAB Topic 5M, Miscellaneous Accounting—Other Than Temporary Impairment of Certain Investments in Equity Securities, to reflect FSP FAS 115-2 and FAS 124-2. This FSP provides guidance for assessing whether an impairment of a debt security is other than temporary, as well as how such impairments are presented and disclosed in the financial statements. The amended SAB Topic 5M maintains the prior staff views related to equity securities but

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

2. Summary of Significant Accounting Policies—(Continued)

has been amended to exclude debt securities from its scope. SAB 111 is effective upon the adoption of FSP FAS 115-2 and FAS 124-2. The Company adopted SAB 111 and such adoption did not have a material impact on its consolidated financial statements.

              In May 2009, the FASB issued SFAS No. 165, Subsequent Events ("SFAS 165"). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. The Company adopted SFAS 165 and such adoption did not have a material impact on its consolidated financial statements.

              In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets ("SFAS 166"). SFAS 166 is a revision to SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and will require more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a "qualifying special-purpose entity," changes the requirements for derecognizing financial assets, and requires additional disclosures. SFAS 166 is effective for annual periods beginning after November 15, 2009. The Company does not believe the adoption of SFAS 166 will have a material impact on its consolidated financial statements.

              In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) ("SFAS 167"). SFAS 167 is a revision to FASB Interpretation No. ("FIN") 46 (Revised December 2003), Consolidation of Variable Interest Entities, and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity's purpose and design and the reporting entity's ability to direct the activities of the other entity that most significantly impact the other entity's economic performance. SFAS 167 is effective for annual periods beginning after November 15, 2009. The Company does not believe the adoption of SFAS 167 will have a material impact on its consolidated financial statements.

              In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—A Replacement of FASB Statement No. 162 ("SFAS 168"). The FASB Accounting Standards Codification ("Codification") will become the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of SFAS 168, the Codification will supersede all non-SEC accounting and reporting standards in effect at that time. Accordingly, all accounting literature that is not included in the Codification, other than certain grandfathered accounting literature and SEC rules and interpretative releases, will cease to be authoritative on the effective date of SFAS 168. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company does not believe the adoption of SFAS 168 will have a material impact on the preparation of its consolidated financial statements.

              In June 2009, the SEC Staff issued SAB No. 112 ("SAB 112"). SAB 112 amends or rescinds portions of the SEC Staff's interpretive guidance included in the Staff Accounting Bulletin Series in

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

2. Summary of Significant Accounting Policies—(Continued)

order to make the relevant interpretive guidance consistent with SFAS 141-R and SFAS 160. The Company does not believe that the adoption of SAB 112 will have a material impact on its consolidated financial statements.

3. Earnings Per Common Share

              In accordance with SFAS No. 128, Computation of Earnings Per Share ("SFAS 128"), and Emerging Issues Task Force ("EITF") Issue 03-06, Participating Securities and the Two-Class Method under FASB Statement No. 128, basic earnings per common share is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period using the two-class method. Under the two-class method, net income is allocated between common shares and other participating securities based on their participating rights.

              Diluted earnings per common share is calculated by dividing net income available to common stockholders by the weighted average number of common and potentially dilutive securities outstanding during the period if the effect is dilutive (the dilutive effects of options, warrants and redeemable convertible preferred stock). The numerator of diluted earnings per common share is calculated by starting with income allocated to common shares under the two-class method and adding back income attributable to preferred shares to the extent such an adjustment would be dilutive. Potentially dilutive common shares for the six months ended June 30, 2008 and 2009 consisted of incremental shares of common stock issuable upon the exercise of options and warrants and upon the conversion of preferred stock.

              The following table sets forth the computation of the basic and diluted earnings per common share for the periods indicated (in thousands, except per share data):

	Six Months Ended June 30,
	2008	2009
Numerator:
Net income	$12,027	$5,147
Accretion of preferred dividends	(1,002)	(645)

Net income available to common stockholders	$11,025	$4,502

Denominator:
Weighted average shares outstanding	3,335	24,938
Effect of dilutive options	3,189	4,348
Effect of dilutive warrants	879	994

Diluted weighted average common shares outstanding	7,403	30,280

Basic earnings per common share	$0.17	$0.08

Diluted earnings per common share	$0.08	$0.07

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

3. Earnings Per Common Share—(Continued)

              The computation of dilutive common shares outstanding excludes the following securities:

(a)
Redeemable convertible preferred stock:

              The computation of dilutive common shares outstanding excludes the equivalent common shares that would be related to both the accreted value and the optional conversion feature of the redeemable convertible preferred stock for the periods indicated because the effect of applying the if-converted method would be anti-dilutive.

	Six Months Ended June 30,
	2008	2009
Redeemable convertible preferred stock	60,446	29,066
(b)
Options and warrants:

              The computation of dilutive common shares outstanding excludes certain stock options and warrants to purchase shares of common stock for the periods indicated because the exercise prices exceeded the average market price of the Company's common stock during such periods or the sum of assumed proceeds exceeded the average market price, and therefore the effect would be anti-dilutive.

	Six Months Ended June 30,
	2008	2009
Options	—	1,183
Warrants	39	—

              The Company calculated basic earnings per common share using the two-class method under the guidelines of SFAS 128 to reflect the participation rights of each class and series of stock. Under SFAS 128, basic net income is computed for common stock outstanding during the period by dividing net income allocated to the participation rights of each class by the weighted average number of common shares outstanding during the period.

              The following presents the net income allocated to each class of common stock in the calculation of basic earnings per common share for the six months ended June 30, 2008 and 2009:

	Six Months Ended June 30,
	2008	2009
Net income available to common stockholders	$11,025	$4,502
Net income allocated to redeemable convertible preferred stock	1,002	645

Net income	$12,027	$5,147

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

3. Earnings Per Common Share—(Continued)

	Six Months Ended June 30, 2008
	Weighted Avg Shares	Income Allocation
Common stock	3,335	$576
Redeemable convertible preferred stock	60,446	11,451

Total		$12,027

	Six Months Ended June 30, 2009
	Weighted Avg Shares	Income Allocation
Common stock	24,938	$2,080
Redeemable convertible preferred stock	29,066	3,067

Total		$5,147

              The numerator of diluted earnings per common share is computed by starting with the numerator of basic earnings per common share and adding back income attributable to the participation rights of redeemable convertible preferred stock, to the extent such an adjustment would be dilutive.

              The denominator of diluted earnings per common share includes the incremental potential common shares issuable upon the following events, to the extent their effect is dilutive:

  (i)
  Exercise of stock options and warrants;

  (ii)
  Optional conversion of all outstanding shares of redeemable convertible preferred stock with each share of redeemable convertible preferred stock being converted into 2.265380093 shares of common stock; and

  (iii)
  Issuance of shares of common stock at fair value in payment of the accreted value of the redeemable convertible preferred stock to the holders of redeemable convertible preferred stock.

              The numerator for diluted earnings per share was not adjusted from the basic earnings per share calculation for the impact of redeemable convertible preferred stock because all potential common shares of redeemable convertible preferred stock were anti-dilutive.

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

4. Significant Balance Sheet Accounts

Prepaid Expenses and Other Current Assets

              Prepaid expense and other current assets consist of the following (in thousands):

	As of December 31, 2008	As of June 30, 2009
Prepaid expenses	$3,407	$1,329
Prepaid licenses	1,798	2,826
Income tax receivable	1,118	—
Prepaid insurance	73	668
Other current assets	377	788

	$6,773	$5,611

Property and Equipment, Net

              Property and equipment, net consist of the following (in thousands):

	As of December 31, 2008	As of June 30, 2009
Land	$327	$368
Buildings	6,109	7,494
Furniture, office equipment and software	17,420	27,363
Leasehold improvements	8,819	9,856
Vehicles	43	67

Total property and equipment	32,718	45,148
Less accumulated depreciation and amortization	(5,003)	(7,038)

Property and equipment, net	$27,715	$38,110

Accrued Liabilities

              Accrued liabilities consist of the following (in thousands):

	As of December 31, 2008	As of June 30, 2009
Accrued salaries and wages	$3,813	$6,089
Accrued bonus	3,182	2,250
Accrued vacation	1,342	1,633
Income tax payable	—	3,289
Accrued expenses	8,206	8,475

	$16,543	$21,736

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

5. Fair Value Measurements

              The Company accounts for marketable securities under the provisions of SFAS 157. SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

              Marketable securities at June 30, 2009, measured at fair value on a recurring basis subject to the disclosure requirements of SFAS 157, consisted only of certificates of deposit in the amount of $10.0 million, and are valued based on third-party quotations of similar assets in active markets. The certificates of deposits were classified as Level 2 instruments.

6. Notes Payable and Long-Term Debt

              In April 2004, the Company entered into a senior secured credit agreement ("Credit Agreement") with Comerica Bank (the "Bank"). The Credit Agreement provides for a revolving credit facility ("Revolving Credit Facility") which includes a letter of credit sub-limit ("LC Sub-limit"). The Credit Agreement also provides for an equipment line of credit ("Equipment Line") and a term loan facility ("Term Loan"), and also allows the Company to borrow subordinated debt from the Company's majority stockholder.

              In October 2008, the Credit Agreement was amended to (i) increase the maximum available borrowing capacity to $15.0 million, (ii) increase the maximum available borrowing capacity under the Revolving Credit Facility to $15.0 million, (iii) increase the LC Sub-limit to $14.2 million and (iv) extend the maturity date to October 31, 2009. In May 2009, the Credit Agreement was amended again to increase the LC Sub-limit to $15.0 million, retroactively to January 1, 2009.

              As of June 30, 2009, the Company had no borrowings outstanding under the Revolving Credit Facility. The Company used the availability under its Revolving Credit Facility to issue letters of credit aggregating $14.3 million as of June 30, 2009.

              As of June 30, 2009, the Company had no borrowings outstanding under the Equipment Line or the Term Loan.

              As part of the Credit Agreement, the Company is subject to certain limitations, including limitations on its ability to incur additional debt, make certain investments or acquisitions and enter into certain merger and consolidation transactions, among other restrictions. The Credit Agreement also contains a material adverse change clause, and the Company is required to maintain compliance with minimum profitability and minimum liquidity ratios. As of June 30, 2009, the Company was in compliance with all financial covenants in the Credit Agreement.

              Under the Credit Agreement, the Company is required to maintain an amount equal to the aggregate face amount of all issued and outstanding letters of credit in compensating balances in deposit with the Bank, which amounted to $14.3 million at June 30, 2009. Because the compensating balance is not restricted as to withdrawal, it is not classified as restricted cash in the accompanying condensed consolidated balance sheets. If the cash amount maintained with the Bank drops below the

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

6. Notes Payable and Long-Term Debt—(Continued)

aggregate amount of all issued and outstanding letters of credit, the difference would be treated as a borrowing under its Revolving Credit Facility with assessed interest.

              The Company has a letter of credit from a credit union in the amount of $0.7 million, which is secured by a cash deposit. This amount is included in the restricted cash balance at June 30, 2009.

              As part of its normal business operations, the Company is required to provide surety bonds in certain states in which the Company does business. In that regard, in May 2009, the Company entered into a surety bond facility with an insurance company to provide such bonds when applicable. As of June 30, 2009, the total available surety bond facility was $1.5 million and the Company had issued surety bonds totaling $45,000.

              In connection with the acquisition of the Colorado School of Professional Psychology in 2007, the Company entered into a non-interest bearing note payable agreement. The outstanding balance as of June 30, 2009 was $208,000. The outstanding balance of the note is to be paid monthly in equal installments. At June 30, 2009 there is no material difference between the fair value and the carrying amount of the Company's note payable and long-term debt.

7. Redeemable Convertible Preferred Stock

              The following discussion reflects the terms of the redeemable convertible preferred stock (Series A Convertible Preferred Stock) set forth in the Company's Fourth Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on July 29, 2005. All shares of redeemable convertible preferred stock were optionally converted into common stock immediately prior to the closing of the Company's initial public offering on April 20, 2009. (See Note 13, "Initial Public Offering").

              The redeemable convertible preferred stock ranked senior to all common stock.

              The holders of redeemable convertible preferred stock were not entitled to any dividends except in the event that the Company declared, set aside or paid any dividend on the common stock (other than dividends payable solely in additional shares of common stock), in which case holders of the redeemable convertible preferred stock could participate in any such dividends on a per share as-converted basis. Such dividends were payable when and as declared by the Company's board of directors. No preferred stock dividends were declared during the six months ended June 30, 2009. See "Preferred Dividends" below for payments upon liquidation, dissolution or winding up of the Company and payments upon optional conversion.

              Each issued and outstanding share of redeemable convertible preferred stock was entitled to the number of votes equal to the number of shares of common stock into which each such share of redeemable convertible preferred stock was convertible with respect to matters presented to the stockholders of the Company for their action or consideration.

Optional Conversion Feature

              Each share of redeemable convertible preferred stock was convertible, at the option of the holder, at any time into shares of common stock at a conversion rate of 2.265380093 shares of common stock per share. As of June 30, 2009, there were no outstanding shares of redeemable convertible

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

7. Redeemable Convertible Preferred Stock—(Continued)

preferred stock. At December 31, 2008, there were 44.8 million shares of common stock that would be issued upon optional conversion of all outstanding shares of redeemable convertible preferred stock.

              Upon an optional conversion, the holder was entitled to receive shares of common stock as discussed above, in addition to the payments discussed below under "Payments upon optional conversion." The right of the holders of redeemable convertible preferred stock to elect to receive both shares of common stock and the accreted value under the optional conversion feature resulted in fair value in excess of the invested amount, which resulted in a beneficial conversion feature to such preferred stockholders. This beneficial conversion feature was recorded as a deemed dividend on the date of the issuance of the redeemable convertible preferred stock because there was no stated redemption date (maturity date) and the optional conversion feature was immediately exercisable. The beneficial conversion feature is recognized on the condensed consolidated balance sheet as an increase in additional paid-in capital to allocate a portion of the proceeds from the issuance to the beneficial conversion feature and a decrease to additional paid-in capital for the deemed dividend. This beneficial conversion feature was measured as the excess of the fair value of the common shares into which the preferred shares are convertible over the accounting conversion price as determined in accordance with EITF Issue 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. The Company has not issued redeemable convertible preferred stock since 2005. As of December 31, 2008 and June 30, 2009, the Company had recorded $14.1 million of deemed dividends related to the beneficial conversion feature associated with redeemable convertible preferred stock issued prior to 2006.

Preferred Dividends

(a)
Payments upon liquidation, dissolution or winding up of the Company:

              Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of redeemable convertible preferred stock were entitled to receive an amount equal to the sum of (i) the "accreted value" (as defined below) of the shares of redeemable convertible preferred stock plus (ii) any dividends declared but unpaid on the shares of redeemable convertible preferred stock. The term "accreted value" was defined as an amount equal to the sum of (i) the "stated value" (as defined below) for a share of redeemable convertible preferred stock plus (ii) 8% per year of the stated value, compounding annually and commencing on the date of issuance of such share. The term "stated value" was defined as $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to the redeemable convertible preferred stock. The amount by which the accreted value exceeded the stated value for any share of redeemable convertible preferred stock was referred to as the "accreted dividend" for such share. At the option of the holder, the accreted value could have been paid in cash or shares of common stock valued at current fair market value.

              With respect to the payment of amounts described in the preceding paragraph, each of the following events was deemed to be a "liquidation, dissolution or winding up" of the Company: (i) the consolidation with or into another corporation in which the stockholders of record of the Company owned less than 50% of the voting securities of the surviving corporation; (ii) the sale of substantially all the assets of the Company; (iii) the sale of securities of the Company representing more than 50%

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

7. Redeemable Convertible Preferred Stock—(Continued)

of the voting securities (other than a qualified public offering); and (iv) a sale to Warburg Pincus, the majority stockholder of the Company, or its successors or assigns.

(b)
Payments upon optional conversion:

              Upon an optional conversion of shares of redeemable convertible preferred stock, the holder of such shares was entitled to receive (in addition to the common stock acquirable upon conversion of such shares) an amount equal to (i) the accreted value of such shares plus (ii) any dividends declared but unpaid on such shares. At the option of the holder, the accreted value could have been paid in cash or shares of common stock valued at current fair market value.

              During the six months ended June 30, 2009, the Company used the proceeds from its initial public offering to pay the accreted value (carrying value) of the redeemable convertible preferred stock. The accreted value at the time of payment (April 20, 2009) was $27.7 million, of which $7.9 million was accreted dividends. At December 31, 2008, the accreted value was $27.1 million, of which $7.3 million was accreted dividends.

Mandatory Conversion

              If not earlier converted pursuant to the optional conversion feature, each share of the redeemable convertible preferred stock would have automatically converted into shares of common stock at its then effective conversion rate (2.265380093 shares of common stock per share of redeemable convertible preferred stock) (i) upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 in which the net proceeds to the Company were not less than $25.0 million and the shares of common stock were designated for trading on the New York Stock Exchange, the Nasdaq National Market or the American Stock Exchange, or (ii) at any time upon the vote to so convert of the holders of at least a majority of the redeemable convertible preferred stock.

Redemption

              If, after seven years of the initial issuance of the redeemable convertible preferred stock, the Company had not consummated a liquidity event or a qualified public offering and the optional conversion feature had not been exercised, the holders of a majority of the redeemable convertible preferred stock would have had the right to require the Company to redeem any or all of their redeemable convertible preferred stock at a price in cash equal to the accreted value, plus any declared, but unpaid dividends.

8. Stock-Based Compensation

              In March 2009, the Company adopted its 2009 Stock Incentive Plan ("2009 Plan") pursuant to which it may award stock options and other stock-based awards. The compensation committee of the board of directors of the Company determines eligibility, vesting schedules and exercise prices for options granted. Subject to certain adjustments in the event of a change in capitalization or similar transaction, the Company may initially issue a maximum of 5,000,000 shares of its common stock under the 2009 Plan. Unless terminated earlier, the 2009 Plan will terminate on March 3, 2019. All options granted in 2009 are pursuant to the 2009 Plan.

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

8. Stock-Based Compensation—(Continued)

              Before the adoption of the 2009 Plan, the Company awarded options pursuant to the Company's Amended and Restated 2005 Stock Incentive Plan ("2005 Plan"). Effective upon the closing of the Company's initial public offering, the Company was no longer able to make grants under the 2005 Plan. The Company has also awarded options outside of the 2005 Plan and the 2009 Plan from time to time.

	Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Balance at December 31, 2008	8,827,585	$0.37	6.33	$122,219,518
Granted	2,765,822	$10.50
Exercised	(103,559)	$0.36
Forfeitures	(107,678)	$3.44

Balance at June 30, 2009	11,382,170	$2.81	8.03	$161,553,660

Vested and expected to vest at June 30, 2009	11,192,845	$2.70	8.01	$160,013,542

Exercisable at June 30, 2009	7,826,247	$0.35	7.40	$130,270,646

              The Company recorded $84,000 and $32.0 million of compensation expense related to options for the six months ended June 30, 2008 and 2009, respectively, in accordance with SFAS 123R. The related income tax benefit was $33,000 and $12.4 million for the six months ended June 30, 2008 and 2009, respectively.

              As of June 30, 2009, there was $12.2 million of unrecognized compensation costs related to time-vested options and $74,000 of unrecognized compensation costs related to performance-vested options.

              The Company amortizes unearned stock-based compensation over the vesting term using an accelerated graded method in accordance with FIN 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (An Interpretation of APB Opinions No. 15 and 25) ("FIN 28"). These costs are expected to be recognized over a weighted average period of 1.9 years at June 30, 2009.

              The Company granted options to purchase 2.8 million shares of common stock during the six months ended June 30, 2009 in connection with the Company's initial public offering. These options vest over a four-year period, commencing the date of grant, and have an exercise price of $10.50 per share, which is equal to the price at which shares were sold to the public in the Company's initial public offering. The aggregate grant date fair value of these options was $14.1 million.

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

8. Stock-Based Compensation—(Continued)

              The following assumptions were used to estimate the fair value of the options granted during the six months ended June 30, 2009 using the Black-Scholes model:

Risk free interest rate	1.9%
Expected dividend yield	—
Expected volatility	48.0%
Expected life (in years)	6.25

              No options expired during the six months ended June 30, 2009. There were options to purchase 103,559 shares of common stock exercised during the six months ended June 30, 2009. The intrinsic value of the options exercised during the six months ended June 30, 2009 was $1.1 million. The Company received cash of $38,000 from exercised options during the six months ended June 30, 2009. The actual tax benefit related to exercised options was $0.4 million.

              The Company reserved 9.9 million and 14.8 million shares of common stock for the exercise of existing stock options and stock options available for grant as of December 31, 2008 and June 30, 2009, respectively.

Acceleration of Exit Options

              On March 28, 2009, the Company's board of directors amended the exit options for certain members of the Company's management team (10 individuals) to add an additional vesting condition so that the number of shares underlying the options that would not have vested upon the closing of the Company's initial public offering, under the original terms of the options, would vest in full upon the closing of such offering. This additional vesting condition constituted a modification under SFAS 123R. Accordingly, to the extent the exit option vested under the original vesting conditions, the original grant date fair value was recorded on the vesting date; and to the extent each exit option vested under the additional vesting condition, the modification date fair value would be recorded on the vesting date.

              The compensation expense that was recorded for the exit options during the six months ended 2009 was $30.4 million in the aggregate ($0.1 million related to the portion of the exit options vesting under the original vesting conditions and $30.3 million related to the portion of the exit options vesting under the additional vesting condition), which was based upon the sale by Warburg Pincus of 20.8% of its ownership of the Company's common stock (as-converted) in the Company's initial public offering. The incremental compensation cost resulting from the modification was $30.0 million. The compensation expense was calculated using the Black Scholes model, including a fair value of common stock of $14.91, an exercise price of either $0.07 or $0.13 based on the respective options, an estimated life of three years, a zero dividend yield, volatility of 65% and a risk free interest rate of 1.28%. This compensation expense was recorded in accordance with where the related optionee's regular compensation is recorded.

9. Warrants

              From time to time, the Company has issued warrants to purchase common stock to various consultants, licensors and lenders. Each warrant represents the right to purchase one share of common stock. No warrants were issued during the six month period ended June 30, 2009.

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

9. Warrants—(Continued)

              The following table summarizes information with respect to all warrants outstanding as of December 31, 2008 and June 30, 2009. During the six months ended June 30, 2009, 711,215 warrants were exercised. As of December 31, 2008 and June 30, 2009, all outstanding warrants were exercisable.

Exercise Price	December 31, 2008	June 30, 2009	Expiration Date
$1.125	738,819	329,435	2013-2015
$2.250	289,452	140,286	2013
$2.835	305,554	172,222	2013
$2.925	38,888	19,555	2013
$4.500	166,666	166,666	2013
$9.000	38,511	38,511	2013

10. Income Taxes

              The Company's current estimated annual effective income tax rate that has been applied to normal, recurring operations for the six months ended June 30, 2009 was 43.7%. The Company's effective income tax expense rate was 43.3% for the six months ended June 30, 2009. The effective tax rate for the six months ended June 30, 2009 differed from the Company's estimated annual effective tax rate due to the impact of discrete items on the Company's income before the provision for income taxes. These discrete items related to interest accrued on unrecognized tax benefits discussed below.

              On January 1, 2008, the Company adopted FASB Interpretation ("FIN") 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). As a result of the implementation of FIN 48, the Company had no material additions to reserves for uncertain tax positions. At December 31, 2008 and June 30, 2009, the Company had $2.7 million and $3.2 million of gross unrecognized tax benefits respectively, of which $0.3 million and $0.8 million, respectively, would impact its effective income tax rate if recognized.

              The Company expects an increase in the FIN 48 liability for unrecognized tax benefits in the next 12 months of approximately $2.3 million, the majority of which will affect its operating results. The Company is subject to U.S. federal income tax and multiple state tax jurisdictions. The 2003 through 2008 tax years remain open to examination by major taxing jurisdictions to which the Company is subject.

              The Company's continuing practice is to recognize interest and penalties related to uncertain tax positions in income tax expense. Accrued interest and penalties related to uncertain tax positions as of December 31, 2008 and June 30, 2009 was $0.2 million and $0.2 million, respectively.

11. Regulatory

              The Company is subject to extensive regulation by federal and state governmental agencies and accrediting bodies. In particular, the Higher Education Act and the regulations promulgated thereunder by the U.S. Department of Education subject the Company to significant regulatory scrutiny on the basis of numerous standards that schools must satisfy in order to participate in the various federal student financial assistance programs under Title IV of the Higher Education Act.

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

11. Regulatory—(Continued)

              To participate in Title IV programs, an institution must be authorized to offer its programs of instruction by the relevant agency of the state in which it is located, accredited by an accrediting agency recognized by the U.S. Department of Education and certified as eligible by the U.S. Department of Education. The U.S. Department of Education will certify an institution to participate in Title IV programs only after the institution has demonstrated compliance with the Higher Education Act and the U.S. Department of Education's extensive regulations regarding institutional eligibility. An institution must also demonstrate its compliance to the U.S. Department of Education on an ongoing basis. As of December 31, 2008 and June 30, 2009, management believes the Company is in compliance with the applicable regulations in all material respects.

              The Higher Education Act requires accrediting agencies to review many aspects of an institution's operations in order to ensure that the education offered is of sufficiently high quality to achieve satisfactory outcomes and that the institution is complying with accrediting standards. Failure to demonstrate compliance with accrediting standards may result in the imposition of probation, the requirements to provide periodic reports, the loss of accreditation or other penalties if deficiencies are not remediated.

Student Default Rate

              For each federal fiscal year, the U.S. Department of Education calculates a rate of student defaults for each educational institution which is known as a "cohort default rate." An institution may lose its eligibility to participate in some or all Title IV programs if, for each of the three most recent federal fiscal years, 25% or more of its students who became subject to a repayment obligation in that federal fiscal year defaulted on such obligation by the end of the following federal fiscal year. In addition, an institution may lose its eligibility to participate in some or all Title IV programs if its cohort default rate exceeds 40% in the most recent federal fiscal year for which default rates have been calculated by the U.S. Department of Education. Ashford University's cohort default rates for the 2005 and 2006 federal fiscal years, the two most recent years for which information is available, were 4.1% and 4.1%, respectively. The cohort default rates for the University of the Rockies for the 2005 and 2006 federal fiscal years, the two most recent years for which information is available, were 0.0% and 0.0%, respectively.

              The August 2008 reauthorization of the Higher Education Act includes significant revisions to the requirements concerning cohort default rates. Under the revised law, the period for which students' defaults on their loans are included in the calculation of an institution's cohort default rate has been extended by one additional year, which is expected to increase the cohort default rates for most institutions. That change will be effective with the calculation of institutions' cohort default rates for the federal fiscal year ending September 30, 2009, which rates are expected to be calculated and issued by the U.S. Department of Education in 2012. The U.S. Department of Education will not impose sanctions based on rates calculated under this new methodology until three consecutive years of rates have been calculated, which is expected to occur in 2014. Until that time, the U.S. Department of Education will continue to calculate rates under the old calculation method and impose sanctions based on those rates. The revised law also increases the threshold for ending an institution's participation in the relevant Title IV programs from 25% to 30%, effective in the federal fiscal year 2012. Ineligibility

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

11. Regulatory—(Continued)

to participate in Title IV programs would have a material adverse effect on the Company's enrollments, revenue and results of operations.

Financial Responsibility

              The U.S. Department of Education calculates an institution's composite score for financial responsibility based on its (i) equity ratio, which measures the institution's capital resources, ability to borrow and financial viability; (ii) primary reserve ratio, which measures the institution's ability to support current operations from expendable resources; and (iii) net income ratio, which measures the institution's ability to operate at a profit. An institution that does not meet the U.S. Department of Education's minimum composite score may demonstrate its financial responsibility by posting a letter of credit in favor of the U.S. Department of Education and possibly accepting other conditions on its participation in the Title IV programs.

              As of and for the year ended December 31, 2007, Ashford University did not meet the composite score standard prescribed by the U.S. Department of Education and was required to post a letter of credit in favor of the U.S. Department of Education equal to 10% of total Title IV funds received in 2007, to accept provisional certification to participate in Title IV programs and to conform to the requirements of the heightened cash monitoring level one method of payment. Under the heightened cash monitoring level one method of payment, the Company may not draw down Title IV funds until they are disbursed to students. Ashford University posted the required letter of credit in the amount of $12.1 million, which was scheduled to remain in effect through September 30, 2009.

              In August 2009, the U.S. Department of Education notified us that Ashford University received a composite score of 1.6 for the fiscal year ended December 31, 2008, which satisfied the composite score requirement of the financial responsibility test under Title IV for such year. Accordingly, Ashford University was released from the requirement to post a letter of credit in favor of the U.S. Department of Education and the requirement to conform to the regulations of the heightened cash monitoring level one method of payment.

              For the fiscal year ended July 31, 2007, the University of the Rockies did not meet the composite score standard prescribed by the U.S. Department of Education and was required to post a letter of credit in favor of the U.S. Department of Education equal to 30% of total Title IV funds received in the fiscal year ending July 31, 2007, to accept provisional certification to participate in Title IV programs and to conform to the regulations of heightened cash monitoring level one method of payment. The University of the Rockies posted the required letter of credit in the amount of $0.7 million, which was scheduled to remain in effect through June 30, 2009.

              In July 2009, the U.S. Department of Education notified the Company that the University of the Rockies received a composite score of 1.7 for the fiscal year ended December 31, 2008, which satisfied the composite score requirement of the financial responsibility test under Title IV for such year. Accordingly, the University of the Rockies was released from the requirement to post a letter of credit in favor of the U.S. Department of Education and the requirement to conform to the regulations of the heightened cash monitoring level one method of payment.

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

11. Regulatory—(Continued)

The "90/10 rule"

              Pursuant to a provision of the Higher Education Act, as reauthorized in August 2008, a for-profit institution loses its eligibility to participate in Title IV programs if the institution derives more than 90% of its revenue (calculated on a cash basis in accordance with applicable U.S. Department of Education regulations) from Title IV funds for two consecutive fiscal years, commencing with the institution's first fiscal year that ends after the new law's effective date of August 14, 2008. This rule is commonly referred to as the "90/10 rule." Any institution that violates the 90/10 rule becomes ineligible to participate in Title IV programs for at least two fiscal years. In addition, an institution whose rate exceeds 90% for any single year will be placed on provisional certification and may be subject to other enforcement measures. The Company is currently assessing what impact, if any, the U.S. Department of Education's revised formula and other changes in federal law will have on its 90/10 calculation.

              In May 2008, the Ensuring Continued Access to Student Loans Act increased the annual loan limits on federal unsubsidized student loans by $2,000 for the majority of the Company's students enrolled in associates and bachelors degree programs, and also increased the aggregate loan limits (over the course of a student's education) on total federal student loans for certain students. This increase in student loan limits, together with increases in Pell grants, has increased the amount of Title IV program funds used by students to satisfy tuition, fees and other costs, which has increased the proportion of the Company's revenue deemed to be from Title IV programs. The Higher Education Opportunity Act provides temporary relief from the impact of these loan limit increases by allowing any amounts received between July 1, 2008 and July 1, 2011 that are attributable to the increased annual loan limits to be excluded from the 90/10 rule calculation. The implementing regulations for this temporary relief and other aspects of the 90/10 rule are being developed by the U.S. Department of Education and are expected to be published in final form by November 1, 2009. There remains uncertainty about the manner in which the temporary relief will be implemented. The Company continues to monitor the rulemaking process, as the resolution of interpretive issues will impact the benefit it derives from the temporary relief.

              In 2007 and 2008, Ashford University derived 83.9% and 86.8%, respectively, and the University of the Rockies derived 61.9% and 80.8%, respectively, of their respective revenue (calculated on a cash basis in accordance with applicable U.S. Department of Education regulations) from Title IV funds. In connection with the change by the University of the Rockies to a December 31 fiscal year end date, the U.S. Department of Education required the University of the Rockies to calculate its compliance with the 90/10 rule for the fiscal year ending July 31, 2008 and for the 5-month period ending December 31, 2008, and those percentages were 74.3% and 80.8%, respectively.

Return of Title IV Funds

              An institution participating in Title IV programs must correctly calculate the amount of unearned Title IV program funds that have been disbursed to students who withdraw from their educational programs before completion and must return those unearned funds in a timely manner, generally within 45 days of the date the school determines that the student has withdrawn. Under U.S. Department of Education regulations, failure to make timely returns of Title IV program funds for 5% or more of students sampled on the institution's annual compliance audit can result in an institution

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

11. Regulatory—(Continued)

having to post a letter of credit in an amount equal to 25% of its prior year returns of Title IV program funds. If unearned funds are not properly calculated and returned in a timely manner, an institution is also subject to monetary liabilities or an action to impose a fine or to limit, suspend or terminate its participation in Title IV programs.

              For the year ended December 31, 2007, Ashford University exceeded the 5% threshold for late refunds sampled, due to human error. As a result, the Company was subject to the requirement to post a letter of credit in favor of the U.S. Department of Education equal to 25% of the total refunds in 2007. Ashford University notified the U.S. Department of Education of its intention to post this letter of credit, but was advised by the U.S. Department of Education that such posting was unnecessary because the Company had already posted a letter of credit due to its failure to meet the composite score standard for the year ended December 31, 2007, which letter of credit was in excess of the amount required for late refunds. Although the Company has taken steps to reduce late refunds, it cannot ensure that such steps will be sufficient to address this issue.

              Because the Company operates in a highly regulated industry, it, like other industry participants, may be subject from time to time to investigations, claims of noncompliance or lawsuits by governmental agencies or third parties, which allege statutory violations, regulatory infractions or common law causes of action. While there can be no assurance that regulatory agencies or third parties will not undertake investigations or make claims against the Company, or that such claims, if made, will not have a material adverse effect on the Company's business, results of operations or financial condition, management believes it has materially complied with all regulatory requirements.

12. Commitments and Contingencies

              In the ordinary conduct of business, the Company is also subject to various lawsuits and claims covering a wide range of matters, including, but not limited to, claims involving students or graduates and routine employment matters. The Company does not believe that the outcome of any pending claims will have a material adverse impact on its consolidated financial position, results of operations or cash flows.

Settlement of Stockholder Dispute

              In February 2009, certain holders of common stock and warrants to purchase common stock asserted various claims against the Company, its directors and officers and Warburg Pincus regarding amendments to the Company's certificate of incorporation made in connection with financings in 2005 and certain stock options granted by the Company to its employees. The claimants represented 90% of the holders of common stock and 59% of the shares of common stock subject to warrants outstanding, in each case as of July 27, 2005. In March 2009, the Company reached a settlement with the claimants regarding these claims and recorded a total expense of $11.1 million related to the settlement during the six months ended June 30, 2009, of which $10.6 million was a non-cash expense. After settling with the claimants, the Company notified the other holders of common stock and other holders of warrants to purchase shares of common stock, in each case as of July 27, 2005, regarding these claims, the settlement terms and their ability to participate in the settlement. In April 2009, the Company reached settlement with the holders of 100% of the common stock and 100% of the shares subject to warrants outstanding, in each case as of July 27, 2005, at which time the Company ceased to be a potential

Bridgepoint Education, Inc.

Notes to Interim Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

12. Commitments and Contingencies—(Continued)

obligor related to the claims asserted by these security holders. No additional expense was recorded in connection with the further settlement.

13. Initial Public Offering

              On April 20, 2009, the Company closed its initial public offering of common stock, in which 15.5 million shares of common stock were sold to the public at an offering price of $10.50 per share. The offering included 3.5 million shares sold by the Company and 12.0 million shares sold by selling stockholders. The net proceeds to the Company from this offering were $28.8 million, after deducting underwriting discounts and commissions and offering expenses. The Company used the proceeds from the offering primarily to pay the accreted value of the redeemable convertible preferred stock ($27.7 million) upon the optional conversion of all outstanding shares of redeemable convertible preferred stock into 44.7 million shares of common stock at the closing of the offering.

14. Subsequent Event

              The U.S Department of Education's Office of Inspector General (OIG) audit services division commenced a compliance audit of Ashford University in May 2008, covering the period March 10, 2005 through June 30, 2009. The scope of the audit covers Ashford University's administration of Title IV program funds, including compliance with regulations governing institutional and student eligibility, awards and disbursements of Title IV program funds, verification of awards, returns of unearned funds and compensation of financial aid and recruiting personnel.

              On September 2, 2009, the OIG notified Ashford University of its completion of field work and informed Ashford University that its tentative findings include certain instances of noncompliance with provisions of the Higher Education Act and regulations governing Ashford University's administration of Title IV programs. Specifically, the OIG preliminarily identified the following areas of noncompliance: compensation policies and practices with respect to enrollment advisors; calculation of returns of Title IV program funds; timeliness of returns of Title IV program funds; student authorizations to retain credit balances; disbursements of unearned Title IV program funds; and maintenance of supporting documentation for students' leaves of absence. The OIG's findings are preliminary and remain under review by the staff of the OIG. The OIG expects to issue its findings in a draft audit report at the end of September 2009.

              Because of the ongoing nature of the OIG audit, the Company cannot predict the ultimate extent of the draft or final audit findings or the potential liability or remedial actions that might result. Such findings and related remedial action may have a material adverse impact on the Company's reputation in the industry, its cash flows and results of operations, its ability to recruit students and its business.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

              The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$15,035
FINRA filing fee	27,444
Transfer agent's fees and expenses	7,300
Legal fees and expenses	400,000
Printing fees and expenses	325,000
Accounting fees and expenses	200,000
Miscellaneous fees and expenses	25,000

Total	$999,779

Item 14.    Indemnification of Directors and Officers

              Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The registrant's certificate of incorporation and bylaws require the registrant to indemnify its directors and officers to the fullest extent permitted by Delaware law.

              Additionally, as permitted by Delaware law, the registrant has entered into indemnification agreements with each of its directors and officers that require the registrant to indemnify such persons, to the fullest extent authorized or permitted under Delaware law, against any and all costs and expenses (including attorneys', witness or other professional fees) actually and reasonably incurred by such persons in connection with the investigation, defense, settlement or appeal of any action, hearing, suit or other proceeding, whether pending, threatened or completed, to which any such person may be made a witness or a party by reason of (1) the fact that such person is or was a director, officer, employee or agent of the registrant or its subsidiaries, whether serving in such capacity or otherwise acting at the request of the registrant or its subsidiaries and (2) anything done or not done, or alleged to have been done or not done, by such person in that capacity. The indemnification agreements also require the registrant to advance expenses incurred by directors and officers within 20 days after receipt of a written request, provided that such persons undertake to repay such amounts if it is ultimately determined that they are not entitled to indemnification. Additionally, the agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder, including a presumption that directors and officers are entitled to indemnification under the agreements, and that the registrant has the burden of proof to overcome that presumption in reaching any contrary determination. The registrant is not required to provide indemnification under the agreements for certain matters, including: (1) indemnification beyond that permitted by Delaware law; (2) indemnification for liabilities for which the officer or director is reimbursed pursuant to such insurance as may exist for such person's benefit; (3) indemnification related to disgorgement of profits under Section 16(b) of the Securities Exchange Act of 1934; (4) in connection with certain proceedings initiated against the registrant by the director or officer; or (5) indemnification for settlements the director or officer enters into without the registrant's written consent. The indemnification agreements require the registrant to maintain directors' and officers' insurance in full force and effect while any director or officer continues to serve in such capacity, and so long as any such person may incur costs and expenses related to legal proceedings as described above.

Item 15.    Recent Sales of Unregistered Securities

              Set forth below is information regarding securities sold by the registrant in the past three years which were not registered under the Securities Act.

              In January 2009, the registrant issued an aggregate of 112,076 shares of common stock to Warburg Pincus upon the conversion of 49,473.38 shares of Series A Convertible Preferred Stock. The shares were offered and sold without registration under the Securities Act in reliance upon the exemption provided by Section 3(a)(9) thereunder.

              In February 2009, the registrant issued to William C. Turner, Trustee of the Turner Trust dated 1/7/82, as amended, 55,555 shares of common stock upon the exercise of a warrant at an exercise price of $1.13 per share. The registrant concluded the investor qualified as an accredited investor under Rule 501(a) based on representations made by the investor at the time of sale. The shares were offered and sold in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

              In March 2009, pursuant to a settlement agreement, the registrant agreed to issue to certain existing investors an aggregate of 710,097 shares of common stock in exchange for a release of claims against the registrant, all of which shares were issued by April 2009. The registrant concluded each investor qualified as an accredited investor under Rule 501(a) based on representations made by the investors in the settlement agreement. The shares were offered and sold in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

              On April 20, 2009, in connection with the closing of the registrant's initial public offering:

  •
  The registrant issued an aggregate of 44,693,361 shares of common stock to ten investors upon the optional conversion of 19,728,859.62 shares of Series A Convertible Preferred Stock. The shares were offered and sold without registration under the Securities Act in reliance upon the exemption provided by Section 3(a)(9) thereunder.

  •
  The registrant issued 102,963 shares of common stock upon the exercise of options by six selling stockholders with a weighted average exercise price of $0.36 per share for total proceeds to the registrant of $37,083. The shares were offered and sold without registration under the Securities Act in reliance upon the exemption provided by Rule 701 under the Securities Act.

  •
  The registrant issued 426,217 shares of common stock upon the exercise of warrants by eight selling stockholders with a weighted average exercise price of $2.14 per share for total proceeds to the registrant of $910,103. The shares were offered and sold without registration under the Securities Act in reliance upon the exemption provided by (i) for compensatory warrants, Rule 701 under the Securities Act, and (ii) for non-compensatory warrants, Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. The registrant concluded that each investor exercising a non-compensatory warrant qualified as an accredited investor under Rule 501(a) based on representations made by the investor at the time of sale.

  •
  The registrant issued an aggregate of 204,361 shares of common stock upon the conversion by four selling stockholders of warrants to purchase an aggregate of 228,887 shares of common stock at a weighted average exercise price of $1.125 per share. Pursuant to the cashless net exercise feature of the warrants, the warrants could be converted, in lieu of cash exercise, into a number of shares of common stock determined by multiplying the number of shares purchasable under the warrant by the difference between the fair market value of the common stock on the date of conversion and the warrant exercise price, and dividing such product by the fair market value of the common stock on the date of conversion. The fair market value of the common stock determined in accordance with the warrants on the date of conversion was $10.50 per share. The shares were issued in reliance upon the exemption provided by Section 3(a)(9) of the Securities Act.

              On July 1, 2009, the registrant issued an aggregate of 186,763 shares of common stock to three investors upon the conversion of warrants to purchase an aggregate of 199,999 shares of common stock at a weighted average exercise price of $1.125 per share. Pursuant to the cashless net exercise feature of the warrants, the warrants could be converted, in lieu of cash exercise, into a number of shares of common stock determined by multiplying the number of shares purchasable under the warrant by the difference between the fair market value of the common stock on the date of conversion and the warrant exercise price, and dividing such product by the fair market value of the common stock on the date of conversion. The fair market value of the common stock determined in accordance with the warrants on the date of conversion was $17.00 per share. The shares were issued in reliance upon the exemption provided by Section 3(a)(9) of the Securities Act.

Stock Option Awards

  •
  As of April 14, 2009, the date of effectiveness of the Form S-1 registration statement relating to the registrant's initial public offering, under its Amended and Restated 2005 Stock Incentive Plan, or 2005 Plan, the registrant had outstanding stock options to directors, officers, employees and consultants to purchase an aggregate of 8,762,019 shares of common stock with a weighted average exercise price of $0.38 per share and had issued 193,543 shares of common stock for an aggregate purchase price of $60,966 upon exercise of options awarded under the 2005 Plan. The stock option grants and the common stock issuances described in this paragraph were made pursuant to written compensatory plans or agreements in reliance on the exemption provided by Rule 701 promulgated under the Securities Act.

  •
  As of April 14, 2009, the date of effectiveness of the Form S-1 registration statement relating to the registrant's initial public offering, the registrant had outstanding stock options issued outside of the 2005 Plan to certain employees to purchase an aggregate of 65,566 shares of common stock with an exercise price of $0.32 per share. The registrant concluded each of such employees qualified as an accredited investor under Rule 501(a) of Regulation D promulgated under the Securities Act based on representations made by the employees at the time of award. The stock option grants were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

With respect to the stock option grants that were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder: (i) no underwriters were involved in the issuances of securities; (ii) each security holder represented to us in connection with the grant of stock options that the security holder was acquiring the securities for investment and not distribution, that security holders could bear the risks of the investment and could hold the securities for an indefinite period of time; (iii) the security holders received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration; and (iv) the issuance of these securities were made without general solicitation or advertising.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits.

		Incorporation by Reference
Exhibit Number	Description of Document	Filed Herewith	Filed Previously	Form	Exhibit No.	Date Filed
1.1	Form of Underwriting Agreement.		X
2.1	Purchase and Sale Agreement dated December 3, 2004, as amended, among The Franciscan University of the Prairies, the Sisters of St. Francis and the registrant.			S-1	2.1	February 17, 2009
2.2	Asset Purchase and Sale Agreement dated September 12, 2007 between the Colorado School of Professional Psychology and the registrant.			S-1	2.2	February 17, 2009
3.1	Fifth Amended and Restated Certificate of Incorporation.			10-Q	3.1	May 21, 2009
3.2	Second Amended and Restated Bylaws of the registrant.			S-1	3.4	March 20, 2009
4.1	Specimen of Stock Certificate.			S-1	4.1	March 30, 2009
4.2	Registration Rights Agreement dated November 26, 2003 among Warburg Pincus, Andrew S. Clark, the registrant and other persons named therein.			S-1	4.2	December 22, 2008
4.3	Stockholders' Agreement dated November 26, 2003, as amended to date, among Warburg Pincus, Andrew S. Clark, the registrant and other persons named therein.			S-1	4.3	April 13, 2009
4.4	Second Amended and Restated Registration Rights Agreement dated August 26, 2009 among the registrant and the other persons named therein.	X
4.5	Form of Warrant A.			S-1	4.5	March 20, 2009
4.6	Form of Warrant B.			S-1	4.6	March 20, 2009
4.7	Form of Warrant C.			S-1	4.7	March 20, 2009
4.8	Form of Warrant D.			S-1	4.8	March 20, 2009
4.9	Form of Warrant E.			S-1	4.9	March 20, 2009
4.10	Form of Warrant F.			S-1	4.10	March 20, 2009
4.11	Form of Warrant G.			S-1	4.11	March 20, 2009
4.12	Table of Warrants Granted.			S-1	4.12	March 20, 2009
4.13	Limited Waiver of Underwriting Agreement dated August 19, 2009.			8-K	4.2	September 4, 2009
4.14	Limited Waiver of Lock-Up Agreement for Registration Rights Demand dated August 19, 2009.			8-K	4.2	August 26, 2009
4.15	Limited Waiver of Lock-Up Agreement dated August 31, 2009.			8-K	4.3	September 4, 2009
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, PC		X
5.2	Opinion of Richards, Layton & Finger P.A.		X
10.1	Amended and Restated 2005 Stock Incentive Plan.			S-1	10.1	December 22, 2008
10.2	2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Founders.			S-1	10.2	February 17, 2009

		Incorporation by Reference
Exhibit Number	Description of Document	Filed Herewith	Filed Previously	Form	Exhibit No.	Date Filed
10.3	2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Charlene Dackerman, Jane McAuliffe, Ross Woodard and other non-executive employees.			S-1	10.3	February 17, 2009
10.4	2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Andrew S. Clark, Daniel J. Devine, Rodney T. Sheng and Christopher L. Spohn.			S-1	10.4	February 17, 2009
10.5	Amended and Restated 2009 Stock Incentive Plan.			S-1	10.5	April 1, 2009
10.6	Amended and Restated Employee Stock Purchase Plan.			S-1	10.6	April 1, 2009
10.7	Independent Contractor Agreement, as amended, between Robert Hartman and the registrant.			S-1	10.7	December 22, 2008
10.8	Form of Indemnification Agreement.			S-1	10.8	December 22, 2008
10.9	Loan and Security Agreement dated April 12, 2004, as amended, between Comerica Bank, Bridgepoint Education Real Estate Holdings, LLC and the registrant.			S-1	10.9	March 20, 2009
10.10	Grid Note dated March 12, 2007 between Warburg Pincus Private Equity VIII, L.P. and the registrant.			S-1	10.10	December 22, 2008
10.11	Nominating Agreement between Warburg Pincus and the registrant.			S-1	10.11	February 17, 2009
10.12	2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Robert Hartman.			S-1	10.12	February 17, 2009
10.13†	Amended and Restated 2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Charlene Dackerman, Jane McAuliffe, Ross Woodard and other non-executive employees.			S-1	10.13	March 2, 2009
10.14†	Amended and Restated 2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Andrew S. Clark, Daniel J. Devine, Rodney T. Sheng and Christopher L. Spohn.			S-1	10.14	March 2, 2009
10.15†	Office Lease dated January 31, 2008 between Kilroy Realty, L.P. and the registrant related to the premises located at 13480 Evening Creek, San Diego, California.			S-1	10.15	April 13, 2009
10.16†	Office Lease and Sublease Agreements related to the premises located at 13500 Evening Creek, San Diego, California.			S-1	10.16	April 13, 2009
10.17†	Standard Form Modified Gross Office Lease dated October 22, 2008, and addendum, between Sunroad Centrum Office I, L.P. and the registrant related to the premises located at 8620 Spectrum Center Lane, San Diego, California.			S-1	10.17	March 2, 2009
10.18†	Office Lease and Amendments related to the University of the Rockies Campus located in Colorado Springs, Colorado.			S-1	10.18	March 2, 2009
10.19†	Commercial Net Lease dated January 26, 2007, as amended, between Frye Development, Inc. and Center Leaf Partners, LLC.			S-1	10.19	March 2, 2009

		Incorporation by Reference
Exhibit Number	Description of Document	Filed Herewith	Filed Previously	Form	Exhibit No.	Date Filed
10.20†	Blackboard License and Services Agreement dated December 23, 2003, as amended, between Blackboard, Inc. and Ashford University, LLC.			S-1	10.20	March 30, 2009
10.21†	Software License Agreement and Campuscare Support Agreement between Campus Management Corp. and the registrant.			S-1	10.21	March 30, 2009
10.22†	General Services Agreement dated January 1, 2009 between Affiliated Computer Services, Inc. and Ashford University, LLC.			S-1	10.22	April 13, 2009
10.23†	General Services Agreement dated January 1, 2009 between Affiliated Computer Services, Inc. and University of the Rockies, LLC.			S-1	10.23	April 13, 2009
10.24	Employment Agreement between Andrew S. Clark and the registrant.			S-1	10.24	March 20, 2009
10.25	Employment Agreement between Daniel J. Devine and the registrant.			S-1	10.25	March 20, 2009
10.26	Employment Agreement between Christopher L. Spohn and the registrant.			S-1	10.26	March 20, 2009
10.27	Employment Agreement between Rodney T. Sheng and the registrant.			S-1	10.27	March 20, 2009
10.28	Offer Letter to Diane Thompson.			S-1	10.28	March 20, 2009
10.29	Offer Letter to Thomas Ashbrook.			S-1	10.29	March 20, 2009
10.30	Offer Letter to Dale Crandall.			S-1	10.30	March 20, 2009
10.31	Executive Severance Plan.			S-1	10.31	March 20, 2009
10.32	Form of Severance Agreement under the Executive Severance Plan.			S-1	10.32	March 20, 2009
10.33	Amendment to Stock Option Award under Amended and Restated 2005 Stock Incentive Plan.			S-1	10.33	March 30, 2009
10.34†	Office Lease dated June 26, 2009 with Kilroy Realty, L.P. related to the premises located at 13520 Evening Creek, San Diego, California.			10-Q	10.1	August 11, 2009
10.35	Ninth Amendment to Loan and Security Agreement with Comerica Bank dated May 1, 2009.			10-Q	10.2	August 11, 2009
10.36	Tenth Amendment to Loan and Security Agreement with Comerica Bank dated June 22, 2009.			10-Q	10.3	August 11, 2009
10.37†	Addenda to Software License Agreement with Campus Management Corp. dated June 29, 2009.			10-Q	10.4	August 11, 2009
21.1	List of subsidiaries of the registrant.		X
23.1	Consent of Wilson Sonsini Goodrich & Rosati, PC (included in Exhibit 5.1).		X
23.2	Consent of Independent Registered Public Accounting Firm.	X
24.1	Power of Attorney (included on signature page).		X

†
Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the non-public information has been filed separately with the SEC.

(b)
Financial Statement Schedules.

              Below is Schedule II—Valuation and Qualifying Accounts. All other consolidated financial statement schedules are omitted because they are not applicable or the information is included in the consolidated financial statements or related notes.

Report of Independent Registered Public Accounting Firm on Financial Statement Schedule

To the Board of Directors and Stockholders of Bridgepoint Education, Inc.:

              Our audits of the consolidated financial statements referred to in our report dated March 19, 2009, except for Note 19, "Subsequent Events: Reverse Stock Split," which is as of March 31, 2009 and Note 19, "Subsequent Events: Office of Inspector General Audit," which is as of September 4, 2009, appearing in this registration statement on Amendment No. 1 to Form S-1 of Bridgepoint Education, Inc. also included an audit of the financial statement schedule listed in Schedule II of this registration statement on Amendment No. 1 to Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP
San Diego, California
March 19, 2009, except for Note 19, "Subsequent Events: Reverse Stock Split," which is as of March 31, 2009 and Note 19, "Subsequent Events: Office of Inspector General Audit," which is as of September 4, 2009.

SCHEDULE II

Valuation and Qualifying Accounts

	Balance at Beginning of Year	Expense	Deductions(1)	Balance at End of Year
	(In thousands)
Allowance for doubtful accounts receivable:
Year ended December 31, 2006	$973	971	(11)	$1,933
Year ended December 31, 2007	$1,933	4,731	(648)	$6,016
Year ended December 31, 2008	$6,016	13,431	(1,201)	$18,246
Valuation allowance for deferred tax assets:
Year ended December 31, 2006	$6,697	1,907	—	$8,604
Year ended December 31, 2007	$8,604	—	(1,321)	$7,283
Year ended December 31, 2008	$7,283	—	(7,283)	—

(1)
Deductions represent accounts written off, net of recoveries or reversals of the allowance for deferred tax assets.

Item 17.    Undertakings

              The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

              The undersigned registrant hereby undertakes that:

    (1)
    for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

    (2)
    for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on September 4, 2009.

BRIDGEPOINT EDUCATION, INC.
By:	/s/ ANDREW S. CLARK Andrew S. Clark CEO and President

              Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ ANDREW S. CLARK Andrew S. Clark	CEO and President (Principal Executive Officer) and a Director	September 4, 2009
/s/ DANIEL J. DEVINE Daniel J. Devine	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 4, 2009

Directors:

Ryan Craig
Dale Crandall
Patrick T. Hackett
Robert Hartman
Adarsh Sarma

By:	/s/ ANDREW S. CLARK	September 4, 2009
Andrew S. Clark Attorney-in-Fact

INDEX TO EXHIBITS

		Incorporation by Reference
Exhibit Number	Description of Document	Filed Herewith	Filed Previously	Form	Exhibit No.	Date Filed
1.1	Form of Underwriting Agreement.		X
2.1	Purchase and Sale Agreement dated December 3, 2004, as amended, among The Franciscan University of the Prairies, the Sisters of St. Francis and the registrant.			S-1	2.1	February 17, 2009
2.2	Asset Purchase and Sale Agreement dated September 12, 2007 between the Colorado School of Professional Psychology and the registrant.			S-1	2.2	February 17, 2009
3.1	Fifth Amended and Restated Certificate of Incorporation.			10-Q	3.1	May 21, 2009
3.2	Second Amended and Restated Bylaws of the registrant.			S-1	3.4	March 20, 2009
4.1	Specimen of Stock Certificate.			S-1	4.1	March 30, 2009
4.2	Registration Rights Agreement dated November 26, 2003 among Warburg Pincus, Andrew S. Clark, the registrant and other persons named therein.			S-1	4.2	December 22, 2008
4.3	Stockholders Agreement dated November 26, 2003, as amended to date, among Warburg Pincus, Andrew S. Clark, the registrant and other persons named therein.			S-1	4.3	April 13, 2009
4.4	Second Amended and Restated Registration Rights Agreement dated August 26, 2009 among the registrant and the other persons named therein.	X
4.5	Form of Warrant A.			S-1	4.5	March 20, 2009
4.6	Form of Warrant B.			S-1	4.6	March 20, 2009
4.7	Form of Warrant C.			S-1	4.7	March 20, 2009
4.8	Form of Warrant D.			S-1	4.8	March 20, 2009
4.9	Form of Warrant E.			S-1	4.9	March 20, 2009
4.10	Form of Warrant F.			S-1	4.10	March 20, 2009
4.11	Form of Warrant G.			S-1	4.11	March 20, 2009
4.12	Table of Warrants Granted.			S-1	4.12	March 20, 2009
4.13	Limited Waiver of Underwriting Agreement dated August 19, 2009.			8-K	4.2	September 4, 2009
4.14	Limited Waiver of Lock-Up Agreement for Registration Rights Demand dated August 19, 2009.			8-K	4.2	August 26, 2009
4.15	Limited Waiver of Lock-Up Agreement dated August 31, 2009.			8-K	4.3	September 4, 2009
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, PC		X
5.2	Opinion of Richards, Layton & Finger P.A.		X
10.1	Amended and Restated 2005 Stock Incentive Plan.			S-1	10.1	December 22, 2008
10.2	2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Founders.			S-1	10.2	February 17, 2009
10.3	2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Charlene Dackerman, Jane McAuliffe, Ross Woodard and other non-executive employees.			S-1	10.3	February 17, 2009

		Incorporation by Reference
Exhibit Number	Description of Document	Filed Herewith	Filed Previously	Form	Exhibit No.	Date Filed
10.4	2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Andrew S. Clark, Daniel J. Devine, Rodney T. Sheng and Christopher L. Spohn.			S-1	10.4	February 17, 2009
10.5	Amended and Restated 2009 Stock Incentive Plan.			S-1	10.5	April 1, 2009
10.6	Amended and Restated Employee Stock Purchase Plan.			S-1	10.6	April 1, 2009
10.7	Independent Contractor Agreement, as amended, between Robert Hartman and the registrant.			S-1	10.7	December 22, 2008
10.8	Form of Indemnification Agreement.			S-1	10.8	December 22, 2008
10.9	Loan and Security Agreement dated April 12, 2004, as amended, between Comerica Bank, Bridgepoint Education Real Estate Holdings, LLC and the registrant.			S-1	10.9	March 20, 2009
10.10	Grid Note dated March 12, 2007 between Warburg Pincus Private Equity VIII, L.P. and the registrant.			S-1	10.10	December 22, 2008
10.11	Nominating Agreement between Warburg Pincus and the registrant.			S-1	10.11	February 17, 2009
10.12	2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Robert Hartman.			S-1	10.12	February 17, 2009
10.13†	Amended and Restated 2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Charlene Dackerman, Jane McAuliffe, Ross Woodard and other non-executive employees.			S-1	10.13	March 2, 2009
10.14†	Amended and Restated 2005 Stock Incentive Plan—Form of Stock Option Agreement and Notice of Option Grant for Andrew S. Clark, Daniel J. Devine, Rodney T. Sheng and Christopher L. Spohn.			S-1	10.14	March 2, 2009
10.15†	Office Lease dated January 31, 2008 between Kilroy Realty, L.P. and the registrant related to the premises located at 13480 Evening Creek, San Diego, California.			S-1	10.15	April 13, 2009
10.16†	Office Lease and Sublease Agreements related to the premises located at 13500 Evening Creek, San Diego, California.			S-1	10.16	April 13, 2009
10.17†	Standard Form Modified Gross Office Lease dated October 22, 2008, and addendum, between Sunroad Centrum Office I, L.P. and the registrant related to the premises located at 8620 Spectrum Center Lane, San Diego, California.			S-1	10.17	March 2, 2009
10.18†	Office Lease and Amendments related to the University of the Rockies Campus located in Colorado Springs, Colorado.			S-1	10.18	March 2, 2009
10.19†	Commercial Net Lease dated January 26, 2007, as amended, between Frye Development, Inc. and Center Leaf Partners, LLC.			S-1	10.19	March 2, 2009
10.20†	Blackboard License and Services Agreement dated December 23, 2003, as amended, between Blackboard, Inc. and Ashford University, LLC.			S-1	10.20	March 30, 2009
10.21†	Software License Agreement and Campuscare Support Agreement between Campus Management Corp. and the registrant.			S-1	10.21	March 30, 2009

		Incorporation by Reference
Exhibit Number	Description of Document	Filed Herewith	Filed Previously	Form	Exhibit No.	Date Filed
10.22†	General Services Agreement dated January 1, 2009 between Affiliated Computer Services, Inc. and Ashford University, LLC.			S-1	10.22	April 13, 2009
10.23†	General Services Agreement dated January 1, 2009 between Affiliated Computer Services, Inc. and University of the Rockies, LLC.			S-1	10.23	April 13, 2009
10.24	Employment Agreement between Andrew S. Clark and the registrant.			S-1	10.24	March 20, 2009
10.25	Employment Agreement between Daniel J. Devine and the registrant.			S-1	10.25	March 20, 2009
10.26	Employment Agreement between Christopher L. Spohn and the registrant.			S-1	10.26	March 20, 2009
10.27	Employment Agreement between Rodney T. Sheng and the registrant.			S-1	10.27	March 20, 2009
10.28	Offer Letter to Diane Thompson.			S-1	10.28	March 20, 2009
10.29	Offer Letter to Thomas Ashbrook.			S-1	10.29	March 20, 2009
10.30	Offer Letter to Dale Crandall.			S-1	10.30	March 20, 2009
10.31	Executive Severance Plan.			S-1	10.31	March 20, 2009
10.32	Form of Severance Agreement under the Executive Severance Plan.			S-1	10.32	March 20, 2009
10.33	Amendment to Stock Option Award under Amended and Restated 2005 Stock Incentive Plan.			S-1	10.33	March 30, 2009
10.34†	Office Lease dated June 26, 2009 with Kilroy Realty, L.P. related to the premises located at 13520 Evening Creek North, San Diego, California.			10-Q	10.1	August 11, 2009
10.35†	Second Amendment to Office Lease dated June 3, 2009 with Kilroy Realty L.P. related to the premises located at 13480 Evening Creek Drive North, Sand Diego, California.			10-Q	10.2	August 11, 2009
10.36	Ninth Amendment to Loan and Security Agreement with Comerica Bank dated May 1, 2009.			10-Q	10.3	August 11, 2009
10.37	Tenth Amendment to Loan and Security Agreement with Comerica Bank dated June 22, 2009.			10-Q	10.4	August 11, 2009
10.38†	Addenda to Software License Agreement with Campus Management Corp. dated June 29, 2009.			10-Q	10.5	August 11, 2009
21.1	List of subsidiaries of the registrant.		X
23.1	Consent of Wilson Sonsini Goodrich & Rosati, PC (included in Exhibit 5.1).		X
23.2	Consent of Independent Registered Public Accounting Firm.	X
24.1	Power of Attorney (included on signature page).		X

†
Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the non-public information has been filed separately with the SEC.